As filed with the Securities and Exchange Commission on February 27, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCISPARC LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 Raul Wallenberg Street, Tower A,	Puglisi & Associates
Tel Aviv 6971916, Israel	850 Library Ave., Suite 204, Newark, DE 19711
Tel: (+972) (3) 610-3100	Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Dr. Shachar Hadar, Adv.
Howard Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 27, 2024

Up to 5,402,887 Ordinary Shares

SciSparc Ltd.

This prospectus relates to the offer and sale of up to 5,402,887 of our ordinary shares, no par value, or the Ordinary Shares, by YA II PN, LTD., a Cayman Islands exempt limited partnership, or YA or the Selling Shareholder. The Selling Shareholder is a fund managed by Yorkville Advisors Global, LP.

On January 21, 2024, we entered into a Standby Equity Purchase Agreement, as amended on February 26, 2024, or the SEPA, with the Selling Shareholder, which provided for the sale of up to $20.0 million of our Ordinary Shares. Of the $20.0 million eligible to be sold pursuant to the SEPA, or the Commitment Amount, to date we have not sold any Ordinary Shares. In connection with the SEPA, we may request pre-paid advances of the Commitment Amount, in an amount up to $5.0 million, each a Pre-Paid Advance. Each Pre-Paid Advance will be evidenced by a promissory note, each, a Promissory Note. Each Promissory Note will fully mature 24-months following its issuance and shall accrue interest on the outstanding principal balance thereon at a rate of 5% per annum, increasing to 18% per annum upon an Event of Default (as defined in the Promissory Note). Beginning 150 days after the issuance of a Promissory Note, we shall pay to YA a monthly installment payment of 10% of the original principal amount of the Promissory Note and accrued interest, payable in cash or by submitting an Advance Notice, where YA will offset the amount due to be paid to us under such notice against an equal amount of the monthly installment amount, at our option. If we elect to pay in cash, the installment amount shall also include a payment premium in the amount of 5% of the principal amount of the installment payment. The Promissory Note contains our customary representations and warranties and Events of Default.

The Ordinary Shares being offered by the Selling Shareholder may be issued pursuant to the SEPA. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Ordinary Shares by the Selling Shareholder. However, we may receive up to $20.0 million in aggregate gross proceeds from sales of our Ordinary Shares to the Selling Shareholder that we may make under the SEPA, from time to time after the date of this prospectus. Pursuant to the SEPA, we have issued to the Selling Shareholder an aggregate of 55,293 of our Ordinary Shares, or the Commitment Shares, in satisfaction of payment of the commitment fee of $200,000. The additional shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder pursuant to the SEPA at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to the Selling Shareholder.

The Selling Shareholder may sell the Ordinary Shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Ordinary Shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred to register under the Securities Act the offer and sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SPRC”. On February 26, 2024, the last reported sale price of our Ordinary Shares on Nasdaq was $3.74 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with information that is different. The Selling Shareholder is offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “SciSparc” refer to SciSparc Ltd. and its consolidated subsidiaries.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

On September 28, 2023, we completed a reverse split of our share capital in the ratio of 26:1, or the Reverse Split. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Reverse Split.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report financial information under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board and none of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the sections titled “Risk Factors.” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Our Company

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, we are currently engaged in developing and testing pharmaceutical compositions comprised of N-acylethanolamines and cannabinoids such as Palmitoylethanolamide, or PEA, and/or Δ9-tetrahydrocannabinol, or THC, and/or non-psychoactive cannabidiol, or CBD, and/or other cannabinoid receptor agonists, from which we have derived three main proprietary combinations: SCI-110 for the treatment of Tourette syndrome and Alzheimer’s disease and agitation; SCI-160 for the treatment of pain; and SCI-210 for the treatment of Autism Spectrum Disorder, or ASD. We hold a 50.86% controlling stake in our subsidiary SciSparc Nutraceuticals Inc., which focuses on the sale of hemp-based products on Amazon Marketplace.

SCI-110 is a proprietary drug candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary Palmitoylethanolamide, or PEA, formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a reaction known as the “sparing effect,” which has strong potential to treat various diseases such as TS and Alzheimer’s disease and agitation.

SCI-210 is a proprietary drug candidate based on two components: (1) CBD, and (2) CannAmide™. We believe that the combination of CBD and PEA may also induce a sparing effect reaction, which has strong potential to treat various diseases such as ASD and SE.

SCI-160 is a novel pharmaceutical preparation containing a cannabinoid receptor type 2, or CB2 receptor, agonist for the treatment of pain. This innovative CB2 receptor agonist was synthesized by Raphael Mechoulam, Ph.D., Professor of Medicinal Chemistry at the Hebrew University, a member of the SciSparc Scientific Advisory Board. We believe that modulating CB2 receptor activity by selective CB2 receptor agonists holds unique therapeutic potential for addressing pain conditions.

We believe that modulating CB2 receptor activity by selective CB2 receptor agonists holds unique therapeutic potential for addressing pain conditions.

Pursuant to the positive results obtained in a phase IIa TS study conducted at Yale School of Medicine, we developed a regulatory dossier that was submitted to the German Federal Institute for Drugs and Medical Devices, or BfArM, and the Israeli Ministry of Health, or MoH, for our SCI-110 program for TS. Both agencies approved the program. We plan to submit this regulatory dossier to the U.S. Food and Drug Administration, or the FDA.

In June 2023, we announced positive topline results from our Phase IIa clinical trial of SCI-110 in patients with Alzheimer’s disease and agitation at the Israeli Medical Center for Alzheimer’s, suggesting that SCI-110 is safe and tolerable while significantly improving agitation symptoms over time in the elderly population with Alzheimer’s disease. This Phase IIa clinical trial was an open label study, which included 18 patients diagnosed with Alzheimer’s disease and agitation, to evaluate the safety, tolerability and efficacy trends of twice daily oral administration of SCI-110. Results showed that the clinical trial met its primary endpoints of the number of drop-out subjects due to poor tolerability and the number of clinical trial treatment-related adverse events, with no SCI-110 related safety issues observed and no dropouts from the clinical trial due to clinical trial medication. Specifically, SCI-110 did not cause delirium, oversedation, hypotension or falls. In addition, analysis of the clinical trial results showed that the clinical trial also met its secondary end point of change from baseline to end of treatment in agitation measured by the Cohen Mansfield Agitation Inventory where out of the fifteen patients treated with SCI-110 at least two consecutive times during the trial, thirteen of them at doses ranging between 7.5mg-12.5mg/day showed amelioration in agitation with no need to use rescue medication to control agitation. Although not significant, in the exploratory endpoints, eleven patients reduced food intake and showed feeding difficulties, as measured by the Edinburgh Feeding Evaluation in Dementia scale. There was not an effect observed resulting from the treatment on cognition and sleep quality, as measured by the Mini Mental State Examination and by the Sleep Order Inventory, respectively.

On August 8, 2022, we announced that we have received approval from the MoH and Ethics Committee of Soroka Medical Center to conduct our clinical trial for SCI-210 in patients suffering ASD. Our regulatory request to carry out this clinical trial was granted by the Israeli Medical Cannabis Agency, or IMCA, on July 10, 2023. On January 9, 2023, we signed an agreement with Soroka Medical Center to conduct the clinical trial pediatric patients suffering from ASD. This randomized, double blind placebo-controlled clinical trial to evaluate the potential efficacy, safety and tolerability of SCI-210 in treating patients with ASD was initiated in July 2023. We initiated patient enrollment for the clinical trial in January 2024. In February 2024, we announced that we had successfully completed the manufacturing of the SCI-210 treatment for the clinical trial.

For our proprietary SCI-160, in August 2021, we announced positive top-line results for a controlled pre-clinical trial on neuropathic and post-operative pain. The study “An evaluation of SCI-160 on neuropathic pain in the rat spared nerve injury (SNI) model and post-surgical pain in the rat hind paw incision model,” was designed to help assess the potential of SCI-160. Key findings from the pre-clinical trial are that SCI-160 significantly alleviates pain up to six hours after injection as compared with vehicle-treated animals. Daily SCI-160 injections significantly alleviate subject pain from mechanical stimuli as compared with vehicle-treated animals, for up to seven days after surgery. Daily injections of SCI-160 significantly alleviate pain in a hind paw incision model of post-surgical pain up to four days post-surgery as compared with vehicle treated animals, and SCI-160 analgesic effects are prolonged in the presence of PEA. Collectively, the results indicated that treatment with SCI-160 significantly alleviates both chronic and acute pain. Based on the positive results, we have decided to continue the development of SCI-160 towards a first in-human clinical study.

Standby Equity Purchase Agreement with YA

On January 21, 2024, we entered into the SEPA with YA, as amended on February 26, 2024. Pursuant to the SEPA, we will be able to sell up to $20.0 million of our Ordinary Shares, at our sole option, any time during the three-year period following the execution date of the SEPA. Of the Commitment Amount, to date we have not sold any Ordinary Shares. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA, or the Advance Price. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations, including that YA is not permitted to purchase any Ordinary Shares that would result in it owning more than 9.99% of our Ordinary Shares.

Subject to certain conditions precedent as described in the SEPA, we may request Pre-Paid Advances. Each Pre-Paid Advance will be evidenced by a Promissory Note. Each Promissory Note will fully mature 24-months following its issuance and shall accrue interest on the outstanding principal balance thereon at a rate of 5% per annum, increasing to 18% per annum upon an Event of Default (as defined in the Promissory Note). Beginning 150 days after the issuance of a Promissory Note, we shall pay to YA a monthly installment payment of 10% of the original principal amount of the Promissory Note and accrued interest, payable in cash or by submitting an Advance Notice, where YA will offset the amount due to be paid to us under such notice against an equal amount of the monthly installment amount, at the our option. If we elect to pay in cash, the installment amount shall also include a payment premium in the amount of 5% of the principal amount of the installment payment. The Promissory Note contains our customary representations and warranties and Events of Default.

We are not obligated to utilize any of the $20.0 million available under the SEPA and there are no minimum commitments or minimum use penalties. The total amount of funds that ultimately can be raised under the SEPA over the three-year term will depend on the market price for the Ordinary Shares and the number of Ordinary Shares actually sold. The SEPA does not impose any restrictions on our operating activities. During the term of the SEPA, YA, and its affiliates, are prohibited from engaging in any short selling or hedging transactions related to the Ordinary Shares.

In addition, we also agreed to pay YA a commitment fee equal to $200,000, or 1.0% of the aggregate amount available to be sold under the SEPA, as consideration for its irrevocable commitment to purchase our Ordinary Shares under the SEPA, payable in an amount of our Ordinary Shares equal to $200,000 divided by the daily volume-weighted average price of the Ordinary Shares on the trading day immediately prior to the SEPA and also agreed to pay to YA a structuring fee in the amount of $10,000. As satisfaction of the commitment fee, we issued 55,293 of our Ordinary Shares as the Commitment Shares to YA.

Pursuant to the SEPA, we were required to register resales of the Ordinary Shares eligible to be sold pursuant to the SEPA and Commitment Shares, collectively referred to as the Registrable Shares. We agreed to file a registration statement and shall not have the ability to request any advances under the SEPA until the registration statement, of which this prospectus forms a part, is declared effective.

Corporate Information

We were incorporated under the laws of the State of Israel on August 23, 2004. Our principal executive office is located at 20 Raul Wallenberg Street, Tower A, Second Floor, Tel Aviv 6971916, Israel. Our telephone number in Israel is: +972 (3) 610-3100. Our website address is by http://www.scisparc.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

Summary Risk Factors

The risk factors described below are a summary of the principal risk factors associated with an investment in us. These are not the only risks we face. You should carefully consider these risk factors, together with the risk factors set forth in the section “Risk Factors” beginning on page 7 of this prospectus and the other reports and documents filed by us with the SEC.

Risks Related to Our Financial Condition and Capital Requirements

●	We are a specialty clinical-stage pharmaceutical company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our product candidates.

●	We have not generated any revenue from the sale of our current product candidates and may never be profitable.

●	We expect that we will need to raise substantial additional funding before we can expect to become profitable from sales of our product candidates. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product candidate development efforts or other operations.

●	The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Risks Related to the Discovery and Development of Our Pharmaceutical Product Candidates

●	We are heavily dependent on the success of our pharmaceutical product candidates, which are in the late stages of pre-clinical development or early stages of clinical development. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

●	Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results. We may also find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our pharmaceutical product candidates.

●	If the FDA does not conclude that our pharmaceutical product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for our pharmaceutical product candidates under Section 505(b)(2) are not as we expect, the approval pathway would likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated and in either case may not be successful.

●	In respect of our pharmaceutical product candidates targeting rare indications, orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our pharmaceutical product candidates in those indications during that period of exclusivity.

Risks Related to Our Reliance on Third Parties

●	We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our pharmaceutical product candidates and our business could be substantially harmed.

●	We will rely on third parties to manufacture our active pharmaceutical ingredient, or API, and formulations. Our business could be harmed if those third parties fail to provide us with sufficient quantities of our needed supplies or fail to do so at acceptable quality levels or prices.

Risks Related to Commercialization of Our Pharmaceutical Product Candidates

●	If the market opportunities for our pharmaceutical product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

●	We face intense competition and rapid technological change and the possibility that our competitors may discover, develop or commercialize therapies that are similar, more advanced or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our pharmaceutical product candidates.

Risks Related to Our Intellectual Property

●	If we are unable to obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively in our markets. Further, if we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

●	We may not be able to identify infringements of our patents and accordingly the enforcement of our intellectual property rights may be difficult.

Risks Related to Our Pharmaceutical Business Operations

●	From time to time, we may sign letters of intent and/or enter into term sheets or other similar arrangements that are subject to negotiation of definitive agreements. There can be no assurance that we will enter into any such definitive agreements. Similarly, we may strategically invest in transactions from time to time, and there can be no assurance that the value of our investment will increase or that it will not fluctuate.

●	We may strategically invest in transactions from time to time, and there can be no assurance that the value of our investment will increase or that it will not fluctuate or that we will be able to successfully integrate or operate any new business we acquire.

●	We will need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

Risks Related to our Intended Corporate Restructuring Plan

●	The intended restructuring plan, or Restructuring Plan, which may involve transferring our pharmaceutical activities to NewCo may not be completed in accordance with the expected plans or anticipated timeline, or at all, and may not achieve the expected results.

Risks Related to Our Subsidiary’s eCommerce Operations

●	We may be unable to successfully integrate or execute our new subsidiary’s eCommerce operations business.

●	Our subsidiary’s eCommerce operations rely on the Amazon.com marketplace and fulfillment by Amazon.com and changes to the Amazon.com marketplace, Amazon’s services and their terms of use may harm our business.

Risks Related to the Ownership of Our Securities

●	We will need additional capital in the future. Raising additional capital by issuing securities may cause dilution to existing shareholders.

●	We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result it may be difficult for you to sell your Ordinary Shares

Risks Related to Israeli Law and Our Operations in Israel

●	Provisions of Israeli law may make it easy for our shareholders to demand that we convene a shareholders meeting, and/or allow shareholders to convene a shareholder meeting without the consent of our management, which may disrupt our management’s ability to run our company.

●	Our principal executive offices, most of our research and development activities and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including (i) the recent attack by Hamas and other terrorist organizations from the Gaza Strip and elsewhere in the region and Israel’s war against them as well as the war’s potential impact on our business and operations and (ii) military hostilities with Hezbollah on the northern border of Israel.

THE OFFERING

Issuer	SciSparc Ltd.

Securities offered by the Selling Shareholder	Up to 5,402,887 Ordinary Shares consisting of: (i) 55,293 Commitment Shares and (ii) up to 5,347,594 Ordinary Shares that we may sell to YA under the SEPA from time to time.

Ordinary Shares issued and outstanding prior to the offering	1,095,784 Ordinary Shares.

Ordinary Shares to be outstanding after this offering (1)	6,443,378 Ordinary Shares, assuming the sale of a total 5,347,594 Ordinary Shares to YA pursuant to the SEPA (at an assumed price per share of $3.74, which is the last reported sales price of our Ordinary Shares on Nasdaq on February 26, 2024).

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. We may receive up to $20.0 million aggregate gross proceeds under the SEPA from sales of the Ordinary Shares that we elect to make to YA pursuant to the SEPA, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the SEPA and market prices at the times of such sales. In connection with the SEPA, we may request Pre-Paid Advances of the Commitment Amount in an amount up to $5.0 million. Any proceeds that we receive from sales of our Ordinary Shares to YA or Pre-Paid Advances under the SEPA will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 7 of this prospectus, for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Nasdaq symbol:	Our Ordinary Shares are listed on Nasdaq under the symbol “SPRC”.

(1)	The number of the Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 1,095,784 Ordinary Shares outstanding as of February 26, 2024. This number excludes:

●	7,049 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $6.38 per share;

●	6,687 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan;

●	364,694 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $68.38 to $637.0 per Ordinary Share; and

●	3,359,468 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with exercise prices ranging from $0.001 to $0.026 per Ordinary Share.

RISK FACTORS

Investing in our Ordinary Shares involves risks. Before making an investment decision, you should carefully consider the risk factors described below. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment. You should be able to bear a complete loss of your investment.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On January 21, 2024, we entered into the SEPA with YA, pursuant to which YA has committed to purchase up to $20.0 million of our Ordinary Shares, subject to certain limitations and conditions set forth in the SEPA. Of the Commitment Amount, to date we have not sold any Ordinary Shares (other than the Commitment Shares). The Ordinary Shares that may be issued under the SEPA may be sold by us to YA at our discretion from time to time over an approximately 36-month period commencing on the date of the SEPA.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to YA under the SEPA. Sales of our Ordinary Shares, if any, to YA under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the Ordinary Shares that may be available for us to sell to YA pursuant to the SEPA.

Because the purchase price per share to be paid by YA for the Ordinary Shares that we may elect to sell to YA under the SEPA, if any, will fluctuate based on the market prices of Ordinary Shares during the applicable purchase valuation period for each purchase made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Ordinary Shares that we will sell to YA under the SEPA, the purchase price per share that YA will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by YA under the SEPA, if any.

Moreover, although the SEPA provides that we may sell up to an aggregate of $20.0 million of our Ordinary Shares to YA, other than the Commitment Shares only 5,347,594 Ordinary Shares are being registered hereunder that we may elect to sell to YA, in our sole discretion, from time to time from and after the date of, and pursuant to, the SEPA. Even if we elect to sell to YA all of the Ordinary Shares being registered for resale under this prospectus, depending on the market prices of our Ordinary Shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million total commitment under the SEPA, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the SEPA more than the 5,347,594 Ordinary Shares being registered for resale under this prospectus, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional Ordinary Shares and the SEC would have to declare such registration statement or statements effective before we could sell additional shares.

Any issuance and sale by us under the SEPA of a substantial number of Ordinary Shares in addition to the Ordinary Shares being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for sale by YA is dependent upon the number of Ordinary Shares, if any, we ultimately sell to YA under the SEPA.

Further, the resale by YA of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell Ordinary Shares to YA pursuant to the SEPA, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our Ordinary Shares, our ability to meet the conditions necessary to deliver advance notices under the SEPA and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the SEPA, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total commitment of $20.0 million, of which to date we have not sold any Ordinary Shares (other than the Commitment Shares), under the SEPA we will still need additional capital to fully implement our business plan.

Future sales and issuances of our Ordinary Shares or other securities might result in significant dilution and could cause the price of our Ordinary Shares to decline.

To raise capital, we may sell Ordinary Shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the SEPA, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of Ordinary Shares in the public market or the perception that these sales might occur could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares. In addition, the sale of substantial numbers of our Ordinary Shares could adversely impact their price.

Management will have broad discretion as to the use of the proceeds from the SEPA or any potential Pre-Paid Advance and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds or potential Pre-Paid Advance from the SEPA to be used for any particular purpose, our management will have broad discretion as to the application of such proceeds. Our management may use the proceeds for working capital and general corporate purposes that may not improve our financial condition or advance our business objectives.

Risks Related to Our Financial Condition and Capital Requirements

We are a specialty clinical-stage pharmaceutical company and have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our product candidates.

We have historically incurred substantial net losses; including net losses of approximately $2.6 million for the year ended December 31, 2022, net losses of approximately $5.8 million in 2021, and net losses of approximately $2.9 million for the six months ended June 30, 2023. As of the year ended December 31, 2022 and the six months ended June 30, 2023, we had accumulated deficits of approximately $63.6 million and $66 million, respectively.

We have devoted substantially all of our financial resources to develop our product candidates, and more recently, to a lesser degree, we have been searching for strategic transactions. We have financed our operations primarily through the issuance of equity securities. The amount of our future net losses will depend, in part, on completing the development of our product candidates, the demand for our product candidates, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are in the late stages of preclinical and at the early stages of clinical development for our product candidates, we have not yet commenced pivotal clinical studies for any product candidate. Although we have begun early commercialization efforts for our proprietary PEA oral tablets formulation, CannAmide™, which we expect will be marketed to pharmacies and other retail outlets across Canada following our entering into a distribution agreement(s), it may be several years, if ever, before we complete pivotal clinical studies and have our lead product candidate approved for commercialization. Even if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of the markets for which our product candidates may receive approval and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors and adequate market share for our product candidates in those markets.

We expect to continue to incur significant losses until we are able to commercialize our main pharmaceutical product candidates, which we may not be successful in achieving. We anticipate that our expenses will increase substantially if and as we:

●	continue the research and development of our product candidates;

●	expand the scope of our current clinical studies for our product candidates;

●	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

●	establish a sales, marketing and distribution infrastructure to commercialize our product candidates;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidates;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel; and

●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts.

We have not generated any revenue from the sale of our current pharmaceutical product candidates and may never be profitable.

We have not yet commercialized any of our pharmaceutical product candidates and have not generated any revenue from sales of our pharmaceutical product candidates since the date of our inception. Although we have begun early commercialization efforts for our proprietary PEA oral tablets formulation. CannAmide™, we do not currently expect the sale of CannAmide to result in material revenues, nor is CannAmide™ our lead pharmaceutical product candidate. We do not know whether or when we will become profitable. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of, and to commercialize, our pharmaceutical product candidates and on the demand for our pharmaceutical product candidates. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of our pharmaceutical product candidates. Our ability to generate future revenue from pharmaceutical product candidate sales depends heavily on our success in many areas, including but not limited to:

●	completing research and preclinical and clinical development of our pharmaceutical product candidates;

●	obtaining regulatory and marketing approvals for pharmaceutical product candidates for which we complete clinical studies;

●	establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) pharmaceutical products to support market demand for our pharmaceutical product candidates, if approved;

●	launching and commercializing pharmaceutical product candidates if and when we obtain regulatory and marketing approval, either directly or with a collaborator or distributor;

●	obtaining market acceptance of our pharmaceutical product candidates as viable treatment options;

●	addressing any competing pharmaceutical or biotechnological and market developments;

●	identifying, assessing, acquiring and/or developing new pharmaceutical product candidates;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

●	attracting, hiring and retaining qualified personnel.

Even if one or more of the pharmaceutical product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved pharmaceutical product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency, or the EMA, or other regulatory agencies, domestic or foreign, to perform clinical, nonclinical or other types of studies in addition to those that we currently anticipate. In cases where we are successful in obtaining regulatory approvals to market one or more of our pharmaceutical product candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the pharmaceutical product candidate, the ability to get reimbursement at an acceptable price and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the reasonably expected population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such pharmaceutical product candidates, even if approved. Additionally, if we are not able to generate revenue from the sale of any approved pharmaceutical product candidates, we may be forced to cease operations.

We expect that we will need to raise substantial additional funding before we can expect to become profitable from sales of our pharmaceutical product candidates. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our pharmaceutical product candidate development efforts or other operations.

As of December 31, 2022, our cash was approximately $3.6 million, other accounts receivable was approximately $0.2 million, we had a negative working capital of approximately $131 thousand and an accumulated deficit of approximately $63.6 million. As of the six months ended June 30, 2023, our cash was approximately $2.1 million, other accounts receivable was approximately $815,000, we had working capital of approximately $529,000 and an accumulated deficit of approximately $66 million. Based upon our currently expected level of operating expenditures, we do not expect that our existing cash will be sufficient to fund operations for at least the next 12 months. We expect that we will require substantial additional capital to commercialize our pharmaceutical product candidates. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

●	the scope, rate of progress, results and cost of pharmaceutical product development, clinical studies, preclinical testing, and other related activities;

●	the cost, timing and outcomes of regulatory approvals;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our pharmaceutical product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Ordinary Shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or pharmaceutical product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any pharmaceutical product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

The report of our independent registered public accounting firm on our audited consolidated financial statements for the period ended December 31, 2022 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Further reports on our consolidated financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to the Discovery and Development of Our Pharmaceutical Product Candidates

We are heavily dependent on the success of our pharmaceutical product candidates, which are in the late stages of pre-clinical development or early stages of clinical development. We cannot give any assurance that any of our pharmaceutical product candidates will receive regulatory approval, which is necessary before they can be commercialized.

To date, we have invested substantially all of our efforts and financial resources to design and develop our pharmaceutical product candidates, including conducting preclinical studies and providing general and administrative support for these operations. Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize one or more pharmaceutical product candidates. We currently generate no revenue from sales of any pharmaceutical product candidate, and we may never be able to develop or commercialize a marketable pharmaceutical product candidate.

Each of our pharmaceutical product candidates is in the late stages of pre-clinical development or early stages of development and will require additional clinical development (and in some cases additional preclinical development), management of nonclinical, clinical and manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization and significant marketing efforts before we generate any revenue from pharmaceutical product candidate sales. It may be years before a pivotal study is initiated, if at all. Any clinical trials in the United States will require the approval of an Investigational New Drug, or IND, application by the FDA, and we cannot assure that we will obtain such approval in a timely manner, or at all. We are not permitted to market or promote any of our pharmaceutical product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our pharmaceutical product candidates.

We as a company have never submitted marketing applications to the FDA or comparable foreign regulatory authorities. We cannot be certain that any of our pharmaceutical product candidates will be successful in clinical studies or receive regulatory approval or what regulatory pathway the regulatory authorities shall designate for our pharmaceutical product candidates. Further, our pharmaceutical product candidates may not receive regulatory approval even if they are successful in clinical studies. If we do not receive regulatory approvals for our pharmaceutical product candidates, we may not be able to continue our operations.

We generally plan to seek regulatory approval to commercialize our pharmaceutical product candidates in the United States, the European Union and in additional foreign countries. To obtain regulatory approvals we must comply with the numerous and varying regulatory requirements of such countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical studies, commercial sales, pricing and distribution of our product candidates. Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions. If we are unable to obtain approval for our pharmaceutical product candidates in multiple jurisdictions, our revenue and results of operations would be negatively affected.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our pharmaceutical product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a pharmaceutical product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. We have not obtained regulatory approval for any pharmaceutical product candidate, and it is possible that none of our existing pharmaceutical product candidates or any pharmaceutical product candidates we may seek to develop in the future will ever obtain regulatory approval.

Applications for our pharmaceutical product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical studies;

●	we may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a pharmaceutical product candidate’s safety-benefit ratio for its proposed indication is acceptable;

●	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical studies;

●	the data collected from clinical studies of our pharmaceutical product candidates may not be sufficient to support the submission of a New Drug Application, or NDA, in the United States or elsewhere;

●	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical studies, may result in our failing to obtain regulatory approval to market any of our pharmaceutical product candidates, which would significantly harm our business, results of operations and prospects.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies. There is a high failure rate for drugs proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed satisfactorily through preclinical studies and initial clinical studies. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. We do not know whether any Phase I, Phase II, Phase III or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates.

We may find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our pharmaceutical product candidates.

Identifying and qualifying patients to participate in clinical studies of our pharmaceutical product candidates is critical to our success. The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our pharmaceutical product candidates, and we may experience delays in our clinical studies if we encounter difficulties in enrollment.

Some of the conditions for which we plan to evaluate our current pharmaceutical product candidates are for rare diseases. Accordingly, there is a limited patient pool from which to draw for clinical studies. Further, the eligibility criteria of our clinical studies will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure or to assure their disease is either severe enough or not too advanced to include them in a study.

Additionally, the process of finding patients may prove costly. We also may not be able to identify, recruit and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the pharmaceutical product candidate under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential pharmaceutical product candidates will be delayed.

If we experience delays in the completion or termination of any clinical study of our pharmaceutical product candidates, the commercial prospects of our pharmaceutical product candidates will be harmed, and our ability to generate pharmaceutical product candidate revenue from any of these pharmaceutical product candidates could be delayed or prevented. In addition, any delays in completing our clinical studies will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence pharmaceutical product candidate sales and generate revenue. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our pharmaceutical product candidates.

If the FDA does not conclude that our pharmaceutical product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for our pharmaceutical product candidates under Section 505(b)(2) are not as we expect, the approval pathway would likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated and in either case may not be successful.

We intend to seek FDA approval through the Section 505(b)(2) regulatory pathway for our pharmaceutical product candidate SCI-110 and potentially for our drug candidate SCI-210. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Amendments, added Section 505(b)(2) to the Federal Food, Drug, and Cosmetic Act of 1938, as amended, or the FDC Act, or Section 505(b)(2). Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.

If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval, and complications and risks associated with FDA approval, would substantially increase. We may need to obtain additional funding, which could result in significant dilution to the ownership interests of our then existing shareholders to the extent we issue equity securities or convertible debt. We cannot assure you that we would be able to obtain such additional financing on terms acceptable to us, if at all. Moreover, inability to pursue the Section 505(b)(2) regulatory pathway could result in new competitive pharmaceutical product candidates reaching the market faster than our pharmaceutical product candidates, which could materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the Section 505(b)(2) regulatory pathway, we cannot assure you that our pharmaceutical product candidates will receive the requisite approvals for commercialization.

In addition, notwithstanding the approval of a number of pharmaceutical product candidates by the FDA under Section 505(b)(2) over the last few years, some pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). For example, several companies have previously petitioned the FDA regarding the constitutionality of allowing others to rely upon FDA findings that are based on their proprietary data. If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its 505(b)(2) policies and practices, which could require that we generate full data regarding safety and effectiveness for previously approved active ingredients and delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2). In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of our potential future NDAs for up to 30 months depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved pharmaceutical product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing pharmaceutical products. If successful, such petitions can significantly delay, or even prevent, the approval of the new pharmaceutical product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway for our pharmaceutical product candidates, there is no guarantee this would ultimately lead to faster pharmaceutical product development or earlier approval. Moreover, even if these pharmaceutical product candidates are approved under the Section 505(b)(2) pathway, as the case may be, the approval may be subject to limitations on the indicated uses for which the pharmaceutical products may be marketed or to other conditions of approval or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the pharmaceutical products. Our pharmaceutical product candidates are at early stages of development and are subject to uncertainty over what we must do on our development program in order to secure approval under Section 505(b)(2).

We may encounter substantial delays in our clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of our pharmaceutical product candidates, we must conduct extensive clinical studies to demonstrate the safety and efficacy of the pharmaceutical product candidates in humans. Clinical testing is expensive, time consuming and uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical studies can occur at any stage of testing, and our future clinical studies may not be successful. Events that may prevent successful or timely completion of clinical development include but are not limited to:

●	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of human clinical studies;

●	the occurrence of a pandemic or the spread of a virus that diverts the attention of regulatory agencies from reviewing our study design or results or which, as a result of such pandemic or widespread, requires us to materially modify our planned clinical studies;

●	delays in reaching a consensus with regulatory agencies on study design;

●	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

●	delays in obtaining required Institutional Review Board, or IRB, approval at each clinical study site;

●	imposition of a clinical hold by regulatory agencies, after review of an IND, application, or equivalent application, or an inspection of our clinical study operations or study sites;

●	delays in recruiting suitable patients to participate in our clinical studies;

●	difficulty collaborating with patient groups and investigators;

●	failure by our CROs, other third parties or us to adhere to clinical study requirements;

●	failure to perform in accordance with the FDA’s Good Clinical Practices, or GCP, requirements, or applicable regulatory guidelines in other countries;

●	delays in having patients complete participation in a study or return for post-treatment follow-up;

●	patients dropping out of a study;

●	occurrence of serious adverse events associated with the pharmaceutical product candidate that are viewed to outweigh its potential benefits;

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

●	the cost of clinical studies of our pharmaceutical product candidates being greater than we anticipate;

●	clinical studies of our pharmaceutical product candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or abandon pharmaceutical product candidate development programs; and

●	delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our pharmaceutical product candidates for use in clinical studies or the inability to do any of the foregoing.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue. We may also be required to conduct additional safety, efficacy and comparability studies before we will be allowed to start clinical studies with our repurposed drugs. Clinical study delays could also shorten any periods during which our pharmaceutical product candidates have patent protection and may allow our competitors to bring pharmaceutical product candidates to market before we do, which could impair our ability to obtain orphan exclusivity and successfully commercialize our pharmaceutical product candidates and may harm our business and results of operations.

In respect of our pharmaceutical product candidates targeting rare indications, orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our pharmaceutical product candidates in those indications during that period of exclusivity.

We are seeking to obtain an orphan designation for some of our pharmaceutical product candidates in the United States. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the United States, the first NDA applicant with an orphan drug designation for a particular active moiety to treat a specific disease or condition that receives FDA approval is entitled to a seven-year exclusive marketing period in the United States for that product candidate, for that indication. In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following drug approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

In June 2016, we submitted a request for orphan drug designation to the FDA for SCI-110 for the treatment of TS. In a letter dated September 29, 2016, the FDA informed us that our request could not be granted at such time, and is being held in abeyance until and subject to us providing additional information pertaining to the overall prevalence of TS in both children and adults, and further clinical data to support our scientific rationale for our request for orphan drug designation within 12 months. In September 2017, we responded to such FDA letter within the designated time frame, and provided the FDA with our articulated and reasoned responses including documentation and clinical data that supports it. On December 26, 2017, we received the FDA’s response to our response. The FDA accepted that there is adequate scientific rationale for the treatment of TS with SCI-110 mainly through the preliminary results of ongoing clinical trials, suggesting that SCI-110 may provide benefit in treating TS. However, the FDA stated that it was unable to grant our request and indicated that we did not provide adequate prevalence estimates, and any evidence to support our statement that only moderate to severe TS patients would require pharmacological treatment. We further responded in January 2018 by providing additional information. On January 23, 2020, following additional correspondence with the FDA, the FDA still did not grant us our request due to the fact that we have not yet provided adequate prevalence estimates. However, the FDA did agree with our position that we could potentially qualify for orphan drug designation with respect to the moderate-to-severe TS sub-group population only rather than the entire population. After we had provided additional prevalence estimates, the FDA raised a concern in its letter, dated December 7, 2020, about our ability to limit the use of the pharmaceutical product to the subset of patients we are pursuing. Due to the fact that we disagree with this concern, we requested a clarification call. In the clarification call conducted on February 2, 2021, we agreed with the FDA concern about our ability to limit the use of the pharmaceutical product to the subset of patients in addition to a safety concern associated with THC treatment in pediatrics population so we suggested to amend our preliminary request and asked to include only adults in the treated population. An amendment letter was discussed and the FDA described what it would want to see in such an amendment. In March 2021, we sent our response to the FDA. In June 2021, we received a response from the FDA explaining that they are unable to grant our request until new information becomes available to support our request for orphan drug designation. We will re-visit the application after we obtain clinical results from our upcoming phase IIb clinical trial in TS.

There is no assurance that we will successfully obtain orphan drug designation for TS, any future rare indications or orphan exclusivity upon approval of any of our pharmaceutical product candidates that have already obtained designation.

Even if we do obtain orphan exclusivity for any pharmaceutical product candidate, the exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Moreover, a drug product candidate with an active moiety that is a different cannabinoid from that in our drug candidate or, under limited circumstances, the same drug product candidate, may be approved by the FDA for the same indication during the period of marketing exclusivity. The limited circumstances include a showing that the second drug is clinically superior to the drug with marketing exclusivity through a demonstration of superior safety or efficacy or that it makes a major contribution to patient care. In addition, if a competitor obtains approval and marketing exclusivity for a drug product candidate with an active moiety that is the same as that in a pharmaceutical product candidate we are pursuing for the same indication, approval of our pharmaceutical product candidate would be blocked during the period of marketing exclusivity unless we could demonstrate that our product candidate is clinically superior to the approved pharmaceutical product candidate. In addition, if a competitor obtains approval and marketing exclusivity for a drug product candidate with an active moiety that is the same as that in a pharmaceutical product candidate we are pursuing for a different orphan indication, this may negatively impact the market opportunity for our pharmaceutical product candidate.

There have been legal challenges to aspects of the FDA’s regulations and policies concerning the exclusivity provisions of the Orphan Drug Act, and future challenges could lead to changes that affect the protections afforded our pharmaceutical product candidates in ways that are difficult to predict. In a recent successful legal challenge, a court invalidated the FDA’s denial of orphan exclusivity to a drug on the grounds that the drug was not proven to be clinically superior to a previously approved pharmaceutical product candidate containing the same ingredient for the same orphan use. In response to the decision, the FDA released a policy statement stating that the court’s decision is limited just to the facts of that particular case and that the FDA will continue to require the sponsor of a designated drug that is the “same” as a previously approved drug to demonstrate that its drug is clinically superior to that drug upon approval in order to be eligible for orphan drug exclusivity, or in some cases, to even be eligible for marketing approval. In the future, there is the potential for additional legal challenges to the FDA’s orphan drug regulations and policies, and it is uncertain how such challenges might affect our business.

While orphan drug product candidates are typically sold at a high price relative to other medications, the market may not be receptive to high pricing of our product candidates.

We develop our product candidates to treat rare diseases, a space where medications are usually sold at high prices compared with other medications. However, our product candidates are repurposed drugs, which means, among other things, that they contain drug substances available in pharmacies for the purpose of treating indications that are different from the indications for which we plan to use. Accordingly, even if regulatory authorities approve our product candidates, the market may not be receptive to, and it may be difficult for us to achieve, a per-patient per-year price high enough to allow us to realize a return on our investment.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if any.

The use of dronabinol has been associated with seizures, paranoia, rapid heart rate and unusual thoughts and behaviors. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive marketing label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Potential side effects of our cannabinoid-based treatments may include: asthenia, palpitations, tachycardia, vasodilation/facial flush, abdominal pain, nausea, vomiting, amnesia, anxiety/nervousness, ataxia, confusion, depersonalization, dizziness, euphoria, hallucinations, paranoid reaction, somnolence and abnormal thinking. Results of our studies may identify unacceptable severity and prevalence of these or other side effects. In such an event, our studies could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny or withdraw approval of our product candidates for any or all targeted indications.

Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the study or result in potential product candidate liability claims.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such product candidates, a number of potentially significant negative consequences could result, including but not limited to:

●	regulatory authorities may withdraw approvals of such product candidate;

●	regulatory authorities may require additional warnings on the label;

●	we may be required to create a Risk Evaluation and Mitigation Strategy, or REMS, plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers and/or other Elements To Assure Safe Use, or ETASU;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Even if we obtain regulatory approval for a product candidate, our product candidates will remain subject to regulatory scrutiny.

If our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, regulations and Quality System Regulation, or QSR. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP, QSR and adherence to commitments made in any NDA. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our product candidates. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product candidate’s approved label. As such, we may not promote our product candidates for indications or uses for which they do not have FDA approval. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product candidate, product candidate labeling or manufacturing process. We could also be asked to conduct post-marketing clinical studies to verify the safety and efficacy of our product candidates in general or in specific patient subsets. If original marketing approval were obtained via the accelerated approval pathway, we could be required to conduct a successful post-marketing clinical study to confirm clinical benefit for our product candidates. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. Furthermore, any new legislation addressing drug safety issues could result in delays in product candidate development or commercialization or increased costs to assure compliance. Foreign regulatory authorities impose similar requirements.

If a regulatory agency discovers previously unknown problems with a product candidate, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product candidate is manufactured, or disagrees with the promotion, marketing or labeling of a product candidate, such regulatory agency may impose restrictions on that product candidate or us, including requiring withdrawal of the product candidate from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend or withdraw regulatory approval;

●	suspend any of our ongoing clinical studies;

●	refuse to approve pending applications or supplements to approved applications submitted by us;

●	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

●	seize or detain product candidates, or require a product candidate recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

We are subject to numerous complex regulations and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

The research, testing, development, manufacturing, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, marketing, distribution, possession and use of our product candidates, among other things, are subject to regulation by numerous governmental authorities in the United States and elsewhere. The FDA regulates drugs under the FDC Act, and implementing regulations. Noncompliance with any applicable regulatory requirements can result in refusal to approve product candidates for marketing, warning letters, product candidate recalls or seizure of product candidates, total or partial suspension of production, prohibitions or limitations on the commercial sale of product candidates or refusal to allow the entering into of federal and state supply contracts, fines, civil penalties and/or criminal prosecution. Additionally, the FDA and comparable governmental authorities have the authority to withdraw product candidate approvals that have been previously granted. Moreover, the regulatory requirements relating to our product candidates may change from time to time and it is impossible to predict what the impact of any such changes may be.

We are developing product candidates that are controlled substances as defined in the Controlled Substances Act of 1970, or CSA, which establishes, among other things, certain registration, production quotas, security, recordkeeping, reporting, import, export and other requirements administered by the Drug Enforcement Administration, or the DEA. As a result, any product candidate that is a controlled substance (or includes a controlled substance) cannot be marketed before such substance is rescheduled by the DEA as a Schedule II, III, IV or V substance. The active ingredient in our product candidates is dronabinol, which is a Schedule III controlled substance. See “Business-Government Regulation” for additional information.

The manufacture, shipment, storage, sale and use, among other things, of controlled substances that are pharmaceutical product candidates are subject to a high degree of regulation. The DEA also conducts periodic inspections of registered establishments that handle controlled substances. Facilities that conduct research, manufacture, distribute, import or export controlled substances must be registered to perform these activities and have the security, control and inventory mechanisms required by the DEA to prevent drug loss and diversion. Failure to maintain compliance, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on our business, results of operations, financial condition and prospects. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

Individual states also have controlled substances laws. Though state controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule our product candidates as well. While some states automatically schedule a drug when the DEA does so, other states schedule drugs through rulemaking or a legislative action. State scheduling may delay commercial sale of any product candidate for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product candidate. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions from the states in addition to those from the DEA or otherwise arising under federal law.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to monitor and manage data for our ongoing preclinical and clinical programs, including Target Health, Inc., FGK Clinical Research GmbH, or FGK, and others. We rely on these parties for execution of our preclinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with current cGMP, GCP, QSR and Good Laboratory Practices, or GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical studies before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical studies comply with GCP regulations. In addition, our clinical studies must be conducted with product candidates which are produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. These risks may be heightened in the event of new uncontrolled outbreaks of COVID-19. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical studies may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. CROs may also generate higher costs than anticipated. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which could materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We will rely on third parties to manufacture our API and formulations. Our business could be harmed if those third parties fail to provide us with sufficient quantities of our needed supplies, or fail to do so at acceptable quality levels or prices.

We do not have the infrastructure or capability internally to manufacture the API formulations, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. We plan to rely on third parties for such supplies. There are a limited number of manufacturers who have the ability to produce our API and there may be a need to identify alternate manufacturers to prevent a possible disruption of our clinical studies. Any significant delay or discontinuity in the supply of these components could considerably delay completion of our clinical studies, product candidate testing and potential regulatory approval of our product candidates, which could harm our business and results of operations.

We and our collaborators and contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates. The manufacturing facilities on which we rely may not continue to meet regulatory requirements and have limited capacity.

All entities involved in the preparation of therapeutics for clinical studies or commercial sale, including our existing contract manufacturers for our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or a product candidate used in late-stage clinical studies must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational product candidates and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our collaborators or our contract manufacturers must supply all necessary documentation in support of an NDA, or Marketing Authorization Application, or MAA, on a timely basis and must adhere to GLP and cGMP QSR regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Some of our contract manufacturers have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our collaborators and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the product candidates may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product candidate for sale, if ever, audit the manufacturing facilities of our collaborators and third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product candidate specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales, or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we, our collaborators, or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authority can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product, withdrawal of an approval or suspension of production. As a result, our business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA or MAA amendment, or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals or commercialization of our product candidates. Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical studies may be delayed or we could lose potential revenue.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

Risks Related to Commercialization of Our Pharmaceutical Product Candidates

If the market opportunities for our pharmaceutical product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

Our projections of both the number of people who have our target diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our pharmaceutical product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for each of our pharmaceutical product candidates may be limited or may not be amenable to treatment with our pharmaceutical product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business.

We face intense competition and rapid technological change and the possibility that our competitors may discover, develop or commercialize therapies that are similar, more advanced or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our product candidates.

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our product candidates.

The first THC-based pharmaceutical, a pill sold under the commercial name of Marinol (scientific name: dronabinol), was developed by a company called Unimed Pharmaceuticals, with funding provided by the National Cancer Institute. In 1985, Marinol received FDA approval as a treatment for chemotherapy-related nausea and vomiting. Today, Marinol is marketed by AbbVie, Inc. Since the introduction of Marinol into the market, other pharmaceuticals containing THC have also been developed. These include generic oral capsules of dronabinol, such as those marketed by SVC Pharma LP and Akorn Inc., Meda AB’s Cesamet (nabilone), a synthetic derivative of THC, and Sativex (nabiximols), a whole cannabis extract administered as an oral spray. Furthermore, to the best of our knowledge, multiple companies that are working in the cannabis therapeutic area and are pursuing regulatory approval for their product candidates. For example, GW Pharmaceuticals PLC, or GW, which markets Sativex, a botanical cannabinoid oral mucosal for the treatment of spasticity due to multiple sclerosis, received FDA approval in the United States in June 2018 for Epidiolex, a liquid formulation of highly purified cannabidiol extract, as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and various childhood epilepsy syndromes. In addition, GW is developing, among others, cannabidivarin, or CBDV, based therapy for ASD and therapy for neonatal hypoxic-ischemic encephalopathy and schizophrenia. Zynerba Pharmaceuticals, Inc., or Zynerba, is developing a transdermal formulation of cannabidiol for Fragile X and certain refractory epilepsies and ASD. Skye Bioscience, Inc., or Skye, is focused on developing proprietary, synthetic cannabinoid-derived molecules to treat glaucoma and other diseases with significant unmet need. Corbus Pharmaceuticals Holdings is seeking FDA approval for their synthetic cannabinoid for systemic sclerosis, cystic fibrosis, dermatomyositis and systemic lupus erythematosus and metabolism and solid tumors. RespireRx Pharmaceutical Inc., or RespireRx, developing dronabinol for OSA treatment. Synendos Therapeutics AG, or Synendos, is a developer of endocannabinoid modulators for the treatment of central nervous system, or CNS, disorders. It has developed pharmaceutical products to restore the natural function of the brain and treat neuropsychiatric disorders. Synendos is developing small molecules as selective endocannabinoid reuptake inhibitors that increase the levels of endogenous cannabinoids to treat CNS disorders caused by cannabinoid deficiency. Inversago Pharma (formerly GIcare Pharma) is focused on developing peripheral cannabinoid (CB1) receptor antagonist/inverse agonist for the treatment of metabolic diseases such as obesity, insulin resistance, and liver fibrosis. Its drug INV-101 (Inverse agonist of peripheral CB1) under phase-1.

More established companies may have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources. As a result of these factors, our competitors may have an advantage in marketing their approved products and may obtain regulatory approval of their product candidates before we are able to, which may limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and less expensive than ours, and may also be more successful than us in manufacturing and marketing their products. These advantages could materially impact our ability to develop and commercialize our product candidates successfully.

Our product candidates may also compete with medical and recreational marijuana, in markets where the recreational and/or medical use of marijuana is legal. There is support in the United States for further legalization of marijuana. In markets where recreational and/or medical marijuana is not legal, our product candidates may compete with marijuana purchased in the illegal drug market. We cannot assess the extent to which patients may utilize marijuana obtained illegally for the treatment of the indications for which we are developing our product candidates.

Even if we successfully develop our product candidates, and obtain marketing approval for them, other treatments or therapeutics may be preferred and we may not be successful in commercializing our product candidates or in bringing them to market.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we may develop, or achieve earlier patent protection, regulatory approval, product commercialization and market penetration than we do. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

We currently have no marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

Although our employees may have sold other similar products in the past while employed at other companies, we as a company have no experience selling and marketing our product candidates and we currently have no marketing or sales organization. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates in major markets, which will be expensive, difficult and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of our products.

Further, given our lack of prior experience in marketing and selling pharmaceutical products, our initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize our product candidates. As such, we may be required to hire substantially more sales representatives to adequately support the commercialization of our product candidates or we may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, we may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If our future collaborators do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

Even with the requisite approvals from the FDA and comparable foreign regulatory authorities, the commercial success of our product candidates will depend in part on the medical community, patients and third-party payors accepting our product candidates as medically useful, cost-effective and safe. Any product that we bring to the market may not gain market acceptance by physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the safety and efficacy of the product as demonstrated in clinical studies and potential advantages over competing treatments;

●	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

●	the clinical indications for which approval is granted;

●	relative convenience and ease of administration;

●	the cost of treatment, particularly in relation to competing treatments;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support and timing of market introduction of competitive products;

●	publicity concerning our products or competing products and treatments; and

●	sufficient third-party insurance coverage and reimbursement.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical studies, market acceptance of the product will not be fully known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources and may never be successful. If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors and others in the medical community, we will not be able to generate sufficient revenue to become or remain profitable.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

The pricing, coverage and reimbursement of our product candidates, if approved, must be adequate to support our commercial infrastructure. Our per-patient prices must be sufficient to recover our development and manufacturing costs and potentially achieve profitability. Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as ours, assuming approval. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government authorities, private health insurers and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, or DHHS, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for products such as ours.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. The following are among the provisions established by the Affordable Care Act, or ACA, of greatest importance to the pharmaceutical and biotechnology industry:

●	an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the Average Manufacturer Price, or AMP, for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the AMP;

●	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, or MCOs;

●	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

●	a Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (now 70%) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	expansion of the entities eligible for discounts under federal 340B;

●	a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

●	establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending. This center is currently focused on the following priorities:

●	testing new payment and service delivery models;

●	evaluating results and advancing best practices; and

●	engaging a broad range of stakeholders to develop additional models for testing.

●	implementation of the federal physician payment transparency requirements, or the Sunshine Act. The Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act, or the SUPPORT Act, signed into law on October 24, 2018, expanded Sunshine Act reporting to include data for physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse midwifes. The amendment applies to reports submitted to CMS on or after January 1, 2022.

The ACA may be modified, amended or repealed at any time and may or may not be replaced with a different law or health care payment system. The ACA is expected to continue to have a significant impact on the health care industry. With regard to pharmaceutical product candidates, among other things, the ACA may expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program. Since the enactment of the ACA, numerous regulations have been issued providing further guidance on its requirements. The ACA continues to be implemented through regulation and government activity but is subject to possible amendment, additional implementing regulations and interpretive guidelines. Several states have decided not to expand their Medicaid programs and are seeking alternative reimbursement models to provide care to the uninsured. The manner in which these issues are resolved could materially affect the extent to which and the amount at which pharmaceuticals are reimbursed by government programs such as Medicare, Medicaid and Tricare.

In 2016, CMS issued a final rule regarding the Medicaid Drug Rebate Program that, among other things, revised the manner in which the AMP is calculated by manufacturers participating in the program and implemented certain amendments to the Medicaid rebate statute created under the ACA. In addition, on December 21, 2020, CMS issued a final rule that made changes to the Medicaid Drug Rebate Program regulations in several areas, including some changes to the treatment of value-based purchasing arrangements and price reporting for patient benefit programs sponsored by pharmaceutical manufacturers.

Two bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017, or the TCJA, included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, that is commonly referred to as the “individual mandate.’’ Additionally, on January 22, 2018, then President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees. Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On April 27, 2020, the U.S. Supreme Court reversed a Federal Circuit decision that previously upheld Congress’ denial of $12 billion in “risk corridor” funding. Congress may consider additional legislation to repeal, or repeal and replace, other elements of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued that the ACA is unconstitutional in its entirety because the individual mandate was repealed by Congress. Thus, the ACA will remain in effect in its current form. Prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how such challenges and the healthcare reform measures of the Biden administration will impact the ACA and our business. We continue to evaluate the ACA and its possible repeal and replacement, as the extent to which any such changes may impact our business or financial condition remains uncertain.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions, known as Medicare sequestration adjustments, went into effect in 2013. However, under the Coronavirus Aid, Relief, Economic Securities Act of 2020, and related legislation, Medicare sequestration adjustments from May 1, 2020 through March 31, 2021 have been suspended, though sequestration has been extended through 2030. Additionally, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products. For example, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, including the former Administration’s budget for fiscal year 2020, there were further drug price control measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part D, to continue to allow some states to negotiate drug prices under Medicaid through supplemental rebate negotiations and other mechanisms, and legislation was introduced to eliminate cost sharing for generic drugs for Part D low-income patients.

In addition, in November 2020, the U.S. DHHS, finalized a regulation aimed at lowering prescription drug prices and out-of-pocket spending for prescription drugs by excluding rebates on prescription drugs paid by manufacturers to or purchased by Medicare Part D plan sponsors or pharmacy benefit managers, or PBMs, acting under contract with Medicare Part D plan sponsors from the existing discount safe harbor under the federal Anti-Kickback Statute, or the AKS. The regulation reflects the first change to the AKS Statute discount safe harbor since the Medicare Part D program was established. In addition to the rebate exclusions, two new safe harbors were added. One of these new safe harbors protects point-of-sale reductions in price from a manufacturer to a plan sponsor under Medicare Part D or a MCO, for a prescription drug payable, in whole or in part, by a plan sponsor under Medicare Part D or a MCO, provided certain conditions are met. The other protects certain fixed-fee services arrangements between manufacturers and PBMs.

Congress and the executive branch have each indicated that it will continue to seek new legislative or administrative measures to control drug costs. At the state level, legislatures have been increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, drug price increases, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

In the European Union, similar political, economic and regulatory developments may affect our ability to profitably commercialize any of our product candidates, if approved. In addition to continuing pressure on prices and cost containment measures, legislative developments at the European Union or member state level may result in significant additional requirements or obstacles that may increase our operating costs. The delivery of healthcare in the European Union, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than European Union, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU member states have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. Coupled with ever-increasing European Union and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to commercialize any products for which we obtain marketing approval. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU member states, and parallel trade, i.e., arbitrage between low-priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries. In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs, once marketing approval is obtained. We cannot predict what healthcare reform initiatives may be adopted in the future. However, it is possible that there will be further legislation or regulation that could harm the business, financial condition and results of operations.

The COVID-19 pandemic has resulted in delays to our product development and may adversely affect any potential future revenues, results of operations and financial condition.

COVID-19 and the various precautionary measures taken by many governmental authorities around the world to limit its spread had a severe effect on global markets and the global economy. The extent to which the coronavirus impacts our business and operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the nature and extent of governmental actions taken to contain or treat its impact and the availability, costs, effectiveness and public acceptance of any FDA-approved vaccines, among others. COVID-19 and official actions taken in response to it caused a major slowdown in overall economic activity in the U.S. and elsewhere, curtailed consumer spending and made it more challenging to adequately staff and manage our business and operations.

The COVID-19 pandemic impacted our various vendors, including CROs, and caused delays in the development of our product candidates. We also experienced delays in the preparation toward various clinical trials, including being unable to receive prioritization to conduct clinical trials, availability of physicians and other staff members involved in our clinical trials. At this time, we do not anticipate that the COVID-19 pandemic and official responses would cause a material adverse effect on our results of operations and financial condition but there can be no assurance that this will be the case.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Historically, we have relied on trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and product candidates. Since 2015, we have also sought patent protection for certain of our product candidates. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technology and new product candidates.

We seek to protect our proprietary position by filing patent applications in the United States and in other countries, with respect to our novel technologies and product candidates, which are important to our business. Patent prosecution is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

Not including patents and applications which we are in the process of being assigned, we have a portfolio of seven granted patents with the U.S. Patent and Trademark Office, or USPTO, nine patent families and two trademarks, of which four families include Patent Cooperation Treaty, or PCT, applications, that have entered the national phase in various national entities. We cannot offer any assurances about which, if any, patent applications will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to our patents after issuance could deprive us of rights necessary for the successful commercialization of any new product candidates that we may develop and would allow other third parties to compete with us.

We have exclusively licensed: (i) one U.S. patent from Dekel Pharmaceuticals Ltd., or Dekel, and (ii) one U.S. patent family from Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., or Yissum. We cannot assure you that we will ever enter into definitive license agreements with any third-party licensor. See “Business - Intellectual Property - In-Licensed Patents and Patent Applications.” To the extent the licensed or future licensed patents are found to be invalid or unenforceable, we may be limited in our ability to compete and market our product candidates. Moreover, the terms of our licenses affect our ability to control the value of any of our product candidates. If we or any of the parties that control the enforcement of licensed patents elect not to enforce any or all of the licensed patents it could significantly undercut the value of any of our product candidates, which would materially adversely affect our future revenue, financial condition and results of operations. Moreover, fluctuating currency rates may create inconsistencies in the royalty payments we are obligated to make under our licenses.

Also, there is no guarantee that the patent registration applications that were submitted by us with regard to our technologies will result in patent registration. In the event of failure to complete patent registration, our developments will not be proprietary, which might allow other entities to manufacture our product candidates and compete with them.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found. Such prior art, to the extent it exists, may invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our new product candidates, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

Engagement in any type of intellectual property collaboration agreement requires diligent management of intellectual property rights. Joint intellectual property engagements may create additional administrative and financial burdens and may place us at heightened risk of disputes or litigation regarding ownership, maintenance or enforcement of such joint intellectual property. For example, our collaboration with Clearmind Medicine Inc., or Clearmind, has resulted in filings of provisional patent applications related to certain combinations of our respective proprietary compounds. As a joint-owner of intellectual property, we are generally or would be unable to use or exploit the intellectual property without the consent of the other joint owner. If we cannot obtain sole commercial use rights for such jointly-owned intellectual property as a result of our collaboration, our future product development and commercialization plans may be adversely affected. Moreover, if we cannot obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively, and our business and results of operations may be harmed.

We may not be able to identify infringements of our patents and accordingly the enforcement of our intellectual property rights may be difficult.

The drug substance in some of our product candidates is repurposed, which means that it is available in other pharmaceutical products for the purpose of treating indications that are different from the indications for our product candidates. It is possible that if we receive regulatory approval to market and sell our drug candidates, some patients that receive a prescription could be sold the same drug substance but not our product candidate. It would be difficult, if not impossible, for us to identify such instances that may constitute an infringement of our patents. In addition, because the drug substance of some of our product candidates is repurposed, such substance may not be eligible for patent protection or data exclusivity. Even if we identify infringing parties, there is no guarantee that a court will agree with our arguments and find that a third party is infringing our patents or that the court will issue an order for an adequate remedy for that infringement.

If we are unable to maintain effective proprietary rights for our product candidates, we may not be able to compete effectively in our markets.

In addition to the protection afforded by any patents currently owned and that may be granted, historically, we have relied on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data, trade secrets and intellectual property by maintaining physical security of our premises and physical and electronic security of our information technology systems. Agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our product candidates, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third party intellectual property rights are held to cover our product candidates or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize product candidates or our product candidates unless we successfully pursue litigation to nullify or invalidate the third party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new product candidates. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new product candidates or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, certain U.S. patent applications that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new product candidates or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our new product candidates or the use of our new product candidates. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new product candidates that are held to be infringing. We might, if possible, also be forced to redesign our new product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new product candidates. As our industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our product candidates. There may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us in the U.S. or any other relevant jurisdiction, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing product candidates or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications, or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After 2013, the United States moved to a first to file system. Changes in patent litigation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our new product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on product candidates, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We have received a termination notice for a license agreement for certain intellectual property rights from an entity controlled by our former chairman and chief executive officer, Dr. Ascher Shmulewitz.

In May 2015, we entered into a license agreement, which, following an amendment thereto in August 2015, became effective, with Dekel, an Israeli private company controlled by Dr. Ascher Shmulewitz, our former chairman and chief executive officer, under which we were granted an irrevocable, worldwide, exclusive, royalty-bearing license to certain of Dekel’s technology.

We do not have any agreement with Dr. Shmulewitz to notify us with business opportunities he may wish to pursue, subject only to his duties under Israeli law, and we do not have proprietary rights to Dr. Shmulewitz’ inventions that are not included under the consulting and services agreement we previously had entered into with him (pertaining solely to the field of immunomodulators including cannabinoids to treat chronic pain and inflammation).

On September 17, 2017, we entered into an amendment to the license agreement, which, if certain conditions precedent were met by June 30, 2018, would provide for an amendment to the compensation terms of such license agreement. We did not meet the conditions precedent required under such amendment to the license agreement with Dekel by June 30, 2018, and as a result thereof, the amendment never went into effect. On July 14, 2019, we entered into an amendment to the license agreement, which encompasses our and Dekel’s original intention to exclude certain consumer packaged goods (including, inter alia, food, beverage, cosmetics, pet products and hemp based products, which are sources of nutrients or other substances which may have a nutritional effect) from the scope of the licensed products and the field of our activity, as described in the license agreement, which intention was not reflected in the license agreement, and therefore, desired and agreed to amend the license agreement to reflect the foregoing clarification, as well as certain additional less material matters as discussed in the amendment. The amendment also prescribes a specific development plan under the license agreement requiring us to invest in the licensed technology (as defined under the license agreement) formulation development and maintain a total annual investment cap of $350,000 and for a non-compete and non-solicitation obligation by Dekel and Dr. Shmulewitz, towards our field of activity.

In August 2020, Dr. Shmulewitz was replaced by Mr. Amitay Weiss, who was later replaced by Mr. Oz Adler in January 2022, each of whom was appointed as our Chief Executive Officer. In February 2021, we received a request from Dr. Shmulewitz to provide him with information relating to our compliance with the Dekel license agreement. On February 5, 2024, we received a written notice from Dekel for the termination of the license agreement, effective immediately, based on its allegation that we failed to provide Dekel with certain reports regarding the licensed products under the license agreement. We reject all of Dekel’s allegations as set forth in the termination notice and intend to defend ourselves vigorously, should it be necessary. We are assessing the effects, if any, on our business as a result of the termination notice received from Dekel. If we are no longer able to license certain of Dekel’s technology under the Dekel license agreement or if any potential dispute results in a determination adverse to us, our business may be impeded or materially harmed.

Risks Related to Our Pharmaceutical Business Operations

From time to time, we may sign letters of intent and/or enter into term sheets or other similar arrangements that are subject to negotiation of definitive agreements. There can be no assurance that we will enter into any such definitive agreements. Similarly, we may strategically invest in transactions from time to time, and there can be no assurance that the value of our investment will increase or that it will not fluctuate.

From time to time, we may sign letters of intent and/or enter into term sheets or other similar arrangements that are subject to negotiation of definitive agreements. We may never enter into definitive agreements after signing a letter of intent and/or entering into a term sheet or other similar arrangement for a multitude of reasons, including, but not limited to, regulatory, operational, financial and other considerations. There may also be forces outside of our control that have an effect on our ability or decision as to whether we enter into such definitive agreements. As a result, there can be no assurance that upon signing a letter of intent and/or entering into a term sheet or similar arrangement, that we will enter into definitive documents. This could have a material adverse effect on our reputation and could cause us to incur expenses if any legal claims arise as a result thereof. For example, in November 2019, we entered into a memorandum of understanding with Heavenly Rx, Ltd., or Heavenly Rx, pursuant to which we and Heavenly Rx agreed to pursue a business combination. In accordance with the memorandum of understanding between the parties, any transaction between the parties remained subject to entry into definitive agreements, and to shareholder and regulatory approvals. We never entered into definitive agreements and do not expect to do so.

Similarly, we may strategically invest into various pharmaceutical companies. However, we can offer no assurance that the value of our investment will increase or that it will not fluctuate because the value of our investments may be adversely affected by a number of factors, such as negative changes in a company’s results of operations, cash flows, financial position and accounting impairment. For example, on March 31, 2022, we entered into an agreement with and invested in MitoCareX Bio Ltd., or MitoCareX, a company focused on the discovery and development of potential drugs for cancers and other life-threatening conditions. In addition, on November 17, 2022, we invested in Clearmind, a psychedelic pharmaceutical biotech company focused on the discovery and development of novel psychedelic-derived therapeutics to solve widespread and underserved health problems. The potential benefits of the agreement with MitoCareX, the investment in Clearmind or other potential investments may not be realized to the full extent, in a timely fashion, or at all, which may have a material adverse effect on our results of operations, cash flows and financial position. The potential benefits of agreements with potential ventures may not materialize or may not be realized to the full extent, in a timely fashion, or at all, which may have a material adverse effect on our results of operations, cash flows and financial position.

We will need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

As our development and commercialization plans and strategies develop and because we are so leanly staffed, we will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional pharmaceutical product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize pharmaceutical product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

We may not be successful in our efforts to identify, license or discover additional pharmaceutical product candidates.

Although a substantial amount of our effort will focus on the continued clinical testing, potential approval and commercialization of our existing pharmaceutical product candidates, the success of our business also depends in part upon our ability to identify, license or discover additional pharmaceutical product candidates. Our research programs or licensing efforts may fail to yield additional pharmaceutical product candidates for clinical development for a number of reasons, including but not limited to the following:

●	our research or business development methodology or search criteria and process may be unsuccessful in identifying potential pharmaceutical product candidates;

●	we may not be able or willing to assemble sufficient resources to acquire or discover additional pharmaceutical product candidates;

●	our pharmaceutical product candidates may not succeed in preclinical or clinical testing;

●	our potential pharmaceutical product candidates may be shown to have harmful side effects or may have other characteristics that may make the pharmaceutical products unmarketable or unlikely to receive marketing approval;

●	competitors may develop alternatives that render our pharmaceutical product candidates obsolete or less attractive;

●	pharmaceutical product candidates we develop may be covered by third parties’ patents or other exclusive rights;

●	the market for a pharmaceutical product candidate may change during our program so that such a pharmaceutical product may become unreasonable to continue to develop;

●	a pharmaceutical product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

●	a pharmaceutical product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license or discover additional pharmaceutical product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new pharmaceutical product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or pharmaceutical product candidates that ultimately prove to be unsuccessful.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our pharmaceutical product candidates and begin commercializing those pharmaceutical products in the United States, our operations may be directly or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal AKS, the federal False Claims Act and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

●	the federal AKS, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

●	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

●	the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

●	the federal physician sunshine requirements under the ACA requires manufacturers of drugs, devices and medical supplies to report annually to the U.S. DHHS information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the ACA, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal AKS constitutes a false or fraudulent claim for purposes of the False Claims Act.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Widespread public health pandemics could have a material and adverse effect on our business, financial condition and results of operations.

Any public health pandemic or other disease outbreak in countries where we or our CROs operate could have a material and adverse effect on our business, financial condition and results of operations. For example, we reduced our operating expenses at the onset of the COVID-19 pandemic and our Chief Technologies Officer was on temporary unpaid leave between May 2020 and September 2020.

Our operating results and financial condition may also be materially adversely affected by laws, regulations, orders or other governmental or regulatory actions addressing widespread public health concerns that place restrictions on, or require us to make changes to, our operations. For example, a significant reduction in our workforce and our compliance with instructions imposed by relevant authorities may harm our ability to continue operating our business and materially and adversely affect our operations and financial condition. In addition, the impact of a widespread public health crisis may cause delays to our future research and development operations, including but not limited to our pharmaceutical products development, manufacturing, pre-clinical and clinical trials, and may make it difficult for us to recruit patients to all of our clinical trials, and keep all of our research and development projects on time.

With respect to our suppliers, disruptions resulting from the COVID-19 pandemic resulted and in the event of a future widespread public health crisis may result in cancellations or delays and increased transport times for delivery of materials to our facilities. If such difficulties arise, we may need to seek alternate suppliers, which may be more expensive, may not be available or may result in delays in shipments to us.

Disruptions to our business as a result of a widespread public health crisis, as well as any global recession resulting from the impact of such a crisis, could materially adversely affect our business, financial condition and results of operations.

The use of any of our pharmaceutical product candidates and marketed products could result in product liability or similar claims that could be expensive, damage our reputation and harm our business.

Our business exposes us to an inherent risk of potential pharmaceutical product liability or similar claims. The pharmaceutical and nutraceuticals industries have historically been litigious, and we face financial exposure to pharmaceutical product liability or similar claims if the use of any of our pharmaceutical products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of our pharmaceutical products might necessitate a pharmaceutical product recall. Although we plan to maintain pharmaceutical product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain pharmaceutical product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A pharmaceutical product liability claim, regardless of merit or ultimate outcome, or any pharmaceutical product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials, including the components of our pharmaceutical product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts, business operations and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste pharmaceutical products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

Risks Related to our Intended Corporate Restructuring Plan

The intended Restructuring Plan, which may involve transferring our pharmaceutical activities to a new wholly-owned subsidiary, may not be completed in accordance with the expected plans or anticipated timeline, or at all, and may not achieve the expected results.

On January 25, 2023, we announced that our board of directors resolved to pursue a Restructuring Plan which may involve transferring our pharmaceutical activities to NewCo. As part of or independent to the Restructuring Plan, we intend to examine the possibility of listing NewCo on a leading stock exchange, while maintaining our controlling interest in NewCo such that we will continue to control our current business activities. We also intend to explore other potential new opportunities, activities and investments in a variety of sectors.

Pursuant to the Restructuring Plan, on November 22, 2023, we announced the signing of a non-binding letter of intent, or LOI, to acquire a leading vehicle importer company in Israel, or the Target Company, with certain new negotiated terms as announced on December 7, 2023. According to the new negotiated terms, we will acquire 100% of the Target Company and establish a new wholly-owned Israeli subsidiary, which would in turn merge with and into the Target Company, or the Acquisition. Following the Acquisition, if completed, it is contemplated that our shareholders will hold approximately 50.01% of the share capital of the post-closing combined company.

Completion of the transactions contemplated by this LOI, or any other potential restructuring plans or transactions, in addition to the possible listing of NewCo on an exchange, may be subject to, among other things, market conditions, tax or other business analyses, regulatory approvals, receipt of any necessary consents, final approvals from our board of directors and shareholders and satisfaction of any closing conditions to effectuate such corporate restructuring. On January 19, 2024, we announced, that we had entered into a bridge loan agreement as lender, with the Target Company, pursuant to which the Target Company received a bridge loan from us in the amount of $1.4 million. See also — With our extension of a bridge loan to the Target Company, we are subject to creditor risk.

Unanticipated developments or changes, including but not limited to, changes in the general or financial market conditions, possible delays in obtaining various regulatory and tax approvals, changes in the law, and challenges in executing the Acquisition or any other restructuring plan could delay or prevent the completion of the Restructuring Plan and listing of NewCo or cause the Restructuring Plan and listing of NewCo to occur on terms or conditions that are different or less favorable than initially expected. These or other developments could cause us not to realize some or all of the expected benefits of the Restructuring Plan and listing of NewCo or to realize them on a different timeline than expected. If the Restructuring Plan and listing of NewCo do not occur, we could pursue other transactions involving our pharmaceutical activities.

The Restructuring Plan and listing of NewCo may not achieve the anticipated benefits and may expose us to additional risks.

We may not realize the anticipated strategic, financial, operational or other benefits of the Restructuring Plan and listing of NewCo. We cannot predict with certainty when the benefits expected from these transactions will occur or the extent to which they will be achieved. There is no assurance that following the Restructuring Plan and listing of NewCo that each separate company will be successful. Whether the Restructuring Plan and listing of NewCo is completed, we may face material challenges in connection with the intended transactions, including but not limited to, the diversion of management time on matters relating to the Restructuring Plan and listing of NewCo, the impact of having to operate under the terms of any transition service agreements, the impact on our ability to retain talent and potential impacts on our relationships with customers, suppliers, employees and other counterparties. In addition, we will incur one-time costs and ongoing costs in connection with, or as a result of, the Restructuring Plan and listing of NewCo, including costs of operating as independent, publicly-traded companies that the separate businesses will no longer be able to share. Those costs may exceed our estimates or could negate some of the benefits we expect to realize. Further, we have not yet analyzed whether the Restructuring Plan and listing of NewCo will be tax-free to our shareholders for U.S. federal income tax or Israeli tax purposes and there is no assurance that the Restructuring Plan and listing of NewCo will qualify for this treatment. If the Restructuring Plan and listing of NewCo is ultimately determined to be taxable, any of NewCo, our shareholders or us could incur income tax liabilities that could be significant. If we do not realize the anticipated benefits of the Restructuring Plan and listing of NewCo it could adversely affect our business, results of operations, cash flows and financial condition.

Following any Restructuring Plan and listing of NewCo, the trading price of our Ordinary Shares may fluctuate significantly.

We cannot predict whether the market value of our Ordinary Shares after any Restructuring Plan and listing of NewCo will be, in the aggregate, less than, equal to or greater than the market value of our ordinary shares prior to such transactions. The trading price of our Ordinary Shares may be more volatile around the time of the intended separation.

With our extension of a bridge loan to the Target Company, we are subject to creditor risk.

On January 19, 2024, we announced, that we had entered into a bridge loan agreement as lender, with the Target Company, pursuant to which the Target Company received a bridge loan from us in the amount of $1.4 million. The bridge loan is unsecured which means that we have limited recourse against the Target Company in the case of missed payments, delayed payments, or a failure to repay the loan which might lead to a partial or total default. Any potential partial or total default could lead to financial distress in our financial condition arising from reduced cash flow and a significantly weakened balance sheet. Moreover, there can be no assurance about the timing or eventuality the Restructuring Plan.

Risks Related to the eCommerce Operations of SciSparc Nutraceuticals

We may be unable to successfully pursue, integrate, or execute upon the eCommerce operations business of SciSparc Nutraceuticals.

In September 2022, we purchased Wellution™, a business and brand which sells hemp-based products on the Amazon.com marketplace.

Our management has limited prior experience in eCommerce business operations. There can be no assurance that we will be able to successfully implement our new business ventures or successfully operate within this industry. The successful integration of a new business also depends on our ability to manage the new business, realize forecasted synergies and full value from the combined business. Our business, results of operations, financial condition and cash flows could be materially adversely affected if we are unable to successfully integrate Wellution into our existing operations and any inability to do so may also hinder our ability to grow, divert the attention of management and our key personnel, disrupt our business and impair our financial results.

The eCommerce operations of SciSparc Nutraceuticals rely on the Amazon.com marketplace and fulfillment by Amazon.com and changes to the Amazon.com marketplace, Amazon’s services and their terms of use may harm our business.

Wellution’s products are sold predominantly on the Amazon.com marketplace and orders are fulfilled entirely by Amazon.com utilizing the fulfilled by Amazon, or FBA, model. In order to continue to utilize the Amazon.com marketplace and FBA, we must comply with the applicable policies and terms of use relating to these services. Such policies and terms of use may be altered or amended at Amazon’s sole discretion, including changes regarding the cost of securing these services, and changes that increase the burden of compliance with its requirements, may cause us to significantly alter our business model or incur additional costs in order to comply, which could negatively impact our results of operations. Non-compliance with applicable terms of use and policies can result in the removal of one or more products from the marketplace and suspension of fulfillment services either of which could have a material adverse effect on our business and results of our operations. Although we exert efforts in order to ensure ongoing compliance and no notices of non-compliance have been received to date, we cannot assure you that events of this kind will not occur in the future.

The eCommerce operations of SciSparc Nutraceuticals rely on other information technologies and systems to operate its business and to maintain its competitiveness, and any failure to invest in and adapt to technological developments and industry trends could harm our business.

We depend on sophisticated information technologies and systems, technology and systems used for Wellution’s websites and apps, customer service, logistics and fulfillment, supplier connectivity, communications and administration. As our operations grow in size, scope and complexity, we will need to continuously improve and upgrade our systems and infrastructure to offer an increasing number of consumer-enhanced services, features and functionalities, while maintaining and improving the reliability and integrity of our systems and infrastructure.

Our future success also depends on our ability to use A.I. tools and infrastructure, including logistics and fulfillment platform which leverages, to meet rapidly evolving eCommerce trends and demands. The emergence of alternative platforms may require us to continue to invest in new and costly technology. We may not be successful, or we may be less successful than our competitors, in adopting technologies that operate effectively across multiple eCommerce platforms, which would negatively impact our business and financial performance. New developments in other areas, such as cloud computing providers, could also make it easier for competitors to enter our markets due to lower up-front technology costs. In addition, we may not be able to maintain our existing systems or replace our current systems or introduce new technologies and systems as quickly or cost effectively as we would like. Failure to invest in and adapt to technological developments and industry trends may have a material adverse effect on our business, results of operations, financial condition and prospects.

The eCommerce operations of SciSparc Nutraceuticals rely on data provided by third parties, the loss of which could limit the functionality of our platforms, cause us to invest in the wrong product or disrupt our business.

We use third party software to determine market trends and what markets to enter into. Our ability to successfully use this software depends on our ability to analyze and utilize data, including search engine results, provided by unaffiliated third parties, primarily, Google and Amazon. Some of this data is provided to us pursuant to third-party data sharing policies and terms of use, under data sharing agreements by third-party providers or by customer consent. The majority of this data is sourced for free or for de minimis amounts. These sources of data allow us, along with A.I. tools, to determine trends, performance and consumer sentiment on products and searches within eCommerce platforms. This functionality allows us to help determine which products to market, in some cases manufacture through contract manufacturers, import and sell on eCommerce marketplaces. The connection to multiple eCommerce platforms through application programming interfaces allow us to develop the automation of the purchase of marketing and automate the change of pricing of product listings on those eCommerce platforms.

In the future, any of these third parties could change its data sharing policies, including making them more restrictive, charging fees or altering its algorithms that determine the placement, display and accessibility of search results and social media updates, any of which could result in the loss of, or significant impairment to, our ability to collect useful data. These third parties could also interpret our, or our service providers’, data collection policies or practices as being inconsistent with their policies, which could result in the loss of our ability to collect this data. Privacy concerns may cause end users to resist providing the personal data necessary to allow us to determine market trends as well as our ability to effectively retain existing customers. Privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. Any such changes could impair our ability to use data and could adversely impact select functionality of our proprietary software, impairing our ability to use this data to anticipate customer demand and market trends, as well as adversely affecting our business and our ability to generate revenue.

The eCommerce operations of SciSparc Nutraceuticals depend on our ability to build and maintain strong product listings on eCommerce platforms. We may not be able to maintain and enhance our product listings if we receive a substantial number of customer complaints, negative publicity or otherwise fail to live up to customers’ expectations, any of which could materially adversely affect our business, results of operations and growth prospects.

Maintaining and enhancing our product listings is critical in expanding and growing our business. However, a significant portion of our perceived performance to the customer depends on third parties outside of our control, including suppliers and logistics providers such as FedEx, UPS, postal services and other third-party delivery agents and online retailers, mainly Amazon. Because our agreements with our online retail partners are generally terminable at will, we may be unable to maintain these relationships, and our results of operations could fluctuate significantly from period to period. Because we rely on third party logistics companies to deliver our products, we are subject to shipping delays or disruptions caused by inclement weather, natural disasters, labor activism, health epidemics or bioterrorism. In addition, because we rely on national, regional and local transportation companies for the delivery of some of our other products, we are also subject to risks of breakage or other damage during delivery by any of these third parties. If these third parties do not meet our or our customers’ expectations, our brands may suffer irreparable damage. In addition, maintaining and enhancing our current and future brands may require us to make substantial investments, and these investments may not yield sufficient returns. If we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to anticipate market trends and customer demand and to provide high quality products to our customers and a reliable, trustworthy and profitable sales channel to our suppliers, which we may not be able to do successfully.

A substantial number of customer complaints or negative publicity about our sites, products, delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites or our sites, could rapidly and severely diminish consumer views of our products and result in harm to our brands. Customers may also make safety-related claims regarding products sold through our online retail partners, such as Amazon, which may result in an online retail partner removing the product from its marketplace. Such removal may materially impact our financial results depending on the product that is removed and length of time that it is removed. We also use and rely on other services from third parties, such as our telecommunications services, and those services may be subject to outages and interruptions that are not within our control.

The eCommerce operations efforts of SciSparc Nutraceuticals to acquire or retain customers, and our efforts to sell new products or increase sales of our existing products, may not be successful, which could prevent us from maintaining or increasing our sales and achieving profitability.

If we do not successfully promote and sustain our new and/or existing product listings and brands through marketing and other tools, we may fail to maintain or increase our sales and achieve profitability. Promoting and positioning our brands and product listings will depend largely on the success of our marketing efforts, our ability to attract customers cost effectively and our ability to consistently provide a high-quality product and maintain consumer satisfaction. We also use promotions to drive sales, which may not be effective and may adversely affect our gross margins. Our investments in marketing may not effectively reach potential customers, potential customers may decide not to buy our products or the spending of customers that purchase from us may not yield the intended return on investment, any of which could negatively affect our financial results. The failure of our marketing activities could also adversely affect our ability to promote our product listings and sell our products, and to develop and maintain relationships with our customers, retailers and brands, which may have a material adverse effect on our business, results of operations, financial condition and prospects.

If the eCommerce operations of SciSparc Nutraceuticals fail to offer high-quality customer support, our business and reputation may suffer.

High-quality education and training of customer support personnel to deliver high-quality customer support are important for the successful retention of existing customers. Providing this education, training and support requires that our support personnel have specific knowledge and expertise of our products and markets, making it more difficult for us to hire experienced personnel and to scale up our support operations. The importance of high-quality customer support will increase as we expand our business and pursue new customers. If we do not provide effective and timely ongoing support, our ability to retain existing customers may suffer, and our reputation with existing or potential customers may be harmed, which would have a material adverse effect on our business, results of operations, financial condition and prospects.

The eCommerce operations efforts of SciSparc Nutraceuticals to expand our business into new brands, products, services, technologies and geographic regions will subject us to additional business, legal, financial and competitive risks and may not be successful.

Wellution’s business success depends to some extent on our ability to expand our consumer offerings by launching new brands, products and services and by expanding our existing offerings into new geographic regions. Our strategy is to use our skills to determine which markets to enter and optimize the mix of products and services that we offer.

Launching new brands, products and services requires significant upfront investments, including investments in marketing (namely digital marketing and Pay Per Click (PPC), information technology and additional personnel. We operate in highly competitive industries with relatively low barriers to entry and must compete successfully in order to grow our business. We may not be able to generate satisfactory revenue from these efforts to offset these costs. Any lack of market acceptance of our efforts to launch new brands, products or services or to expand our existing offerings could have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as we continue to expand our fulfillment capability or add new businesses with different requirements, our logistics networks will become increasingly complex and operating them will become more challenging. There can be no assurance that we will be able to operate our networks effectively.

We have also entered and may continue to enter new markets and provide product offerings in which we have limited or no experience, which may not be successful or appealing to our customers.

The eCommerce consumer products goods industry is subject to evolving standards and practices, as well as changing consumer needs, requirements and preferences. Our ability to attract new customers and increase revenue from existing customers depends, in part, on our ability to enhance and improve our existing tools that enable us to pinpoint new markets and introduce new products. The success of any enhancements or new instruments depends on, in part, market-accepted pricing levels and overall market acceptance. We may not be successful in these efforts, which could result in significant expenditures that could impact our revenue or distract management’s attention from current offerings.

Increased emphasis on the sale of new products could distract us from sales of our existing products in existing markets, negatively affecting our overall sales. We have invested and expect to continue to invest in new businesses, products, features, services and technologies. Such endeavors may involve significant risks and uncertainties, including insufficient revenue from such investments to offset any new liabilities assumed and expenses associated with these new investments, inadequate return of capital on our investments, distraction of management from current operations and unidentified issues not discovered in our due diligence of such investments that could cause us to fail to realize the anticipated benefits of such investments and incur unanticipated liabilities. Because these new strategies and offerings are inherently risky, no assurance can be given that they will be successful. Our new features or enhancements could fail to attain sufficient market acceptance for many reasons, including:

●	delays in introducing products in new markets;

●	failure to accurately predict market demand or end consumer preferences;

●	introduction of competing products;

●	poor financial conditions for our customers or poor general macroeconomic conditions;

●	changes in legal or regulatory requirements, or increased legal or regulatory scrutiny, adversely affecting our products;

●	failure of our brands, and products, digital promotion activities or negative publicity about the performance or effectiveness of our existing brands and products; and

●	disruptions or delays in the online retailers and, or in addition to, logistics providers distributing our products.

There is no assurance that we will successfully identify new opportunities or develop and bring new products to market on a timely basis, which could materially and adversely affect our business and operating results and compromise our ability to generate revenue.

The eCommerce operations’ use of social media and email by SciSparc Nutraceuticals may adversely impact our reputation or subject us to fines or other penalties.

We use social media and email as part of our digital marketing efforts. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us, our employees or third parties acting at on our behalf to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting on our behalf may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, customers or others. Any such inappropriate use of social media or email could also cause reputational damage.

Customers value readily available information concerning retailers and their goods and services and often act on such information without further investigation and with no regard to its accuracy. Our customers may engage with us online through our social media platforms, including Facebook and Instagram, by providing feedback and public commentary about all aspects of our business. Information concerning us or our retailers and brands, whether accurate or not, may be posted on social media platforms at any time and may have a disproportionately adverse impact on our brand, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, results of operations, financial condition and prospects.

With respect to the eCommerce operations of SciSparc Nutraceuticals, if our emails are not delivered and accepted or are routed by email providers less favorably than other emails, or our sites or mobile applications are not accessible or are treated disadvantageously by Internet service providers, our business may be substantially harmed.

If email providers or Internet service providers, or ISPs, implement new restrictive email or content delivery or accessibility policies, including with respect to net neutrality, or begin enforcement of existing policies, it may become more difficult to deliver emails to our customers or for customers to access our sites, products and services. For example, certain email providers, including Google, categorize our emails as “promotional”, and these emails are directed to an alternate, and less readily accessible, section of a customer’s inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to customers in a manner compatible with email providers’ email handling or authentication technologies, our ability to contact customers through email could be significantly restricted. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, our operating results and financial condition could be substantially harmed. Further, if ISPs prioritize or provide superior access to our competitors’ content, our business and results of operations may be negatively impacted.

The eCommerce operations of SciSparc Nutraceuticals are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal, Payoneer, credit accounts (including promotional financing) and gift cards. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. In addition, our credit card and other payment processors could impose receivable holdback or reserve requirements in the future. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards, and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card or debit card payments from customers or to facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

With respect to the eCommerce operations of SciSparc Nutraceuticals, if we are unable to manage our inventory effectively, our operating results could be adversely affected.

To ensure timely delivery of products, we generally enter into purchase orders in advance with manufacturers. As a result, we are vulnerable to demand and pricing shifts and to suboptimal selection and timing of product purchases. We rely on our procurement team to order products and we rely on our data analytics to inform the levels of inventory we purchase, including when to reorder items that are selling well and when to write off items that are not selling well. In these instances, we may be unable to always predict the appropriate demand for our products by customers with accuracy, which may result in inventory shortages, inventory write offs and lower gross margins.

If our sales and procurement teams do not predict demand well or if our algorithms do not help us reorder the right products or write off the right products timely, we may not effectively manage our inventory, which could result in inventory excess or shortages, and our operating results and financial condition could be adversely affected.

The eCommerce operations of SciSparc Nutraceuticals, including the costs and supply chain, are subject to risks associated with sourcing, importing and warehousing.

We source the products we offer from third-party vendors and, as a result, we may be subject to price fluctuations or demand disruptions. Our operating results could be negatively impacted by increases in the prices of our products, and we have no guarantees that prices will not rise. In addition, as we expand into new categories and types of products, we expect that we may not have strong purchasing power in these new areas, which could lead to higher costs than we have historically seen in our current product categories and types. We may not be able to pass increased costs on to customers, which could adversely affect our operating results.

In addition, we cannot guarantee that products we receive from vendors will be of sufficient quality or free from damage or defects, or that such merchandise will not be damaged during shipping or storage. While we take measures to ensure product quality and avoid damage, including evaluating vendor facilities, operations and product samples, conducting inventory inspections and inspecting returned products, we cannot control merchandise while it is out of our possession or prevent all damage while in our distribution centers. We may incur additional expenses and our reputation could be harmed if or current or potential customers believe that our merchandise is not of high quality or may be damaged.

Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance, as well as our reputation and brand.

We depend on our ability to provide our customers with a wide range of products from high quality suppliers in a timely and efficient manner. Our agreements with most of our suppliers do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they usually restrict such suppliers from selling products to other buyers or directly themselves. There can be no assurance that our current suppliers will continue to seek to sell us products on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and offer high quality products to our customers is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to offer a sufficient amount and variety of quality products on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

We also are unable to predict whether any of the countries in which our suppliers’ products are currently manufactured or may be manufactured in the future will be subject to trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from suppliers with international manufacturing operations, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to our customers and materially adversely affect our financial performance as well as our reputation and brand. Our competitors may have greater existing inventory positions and other advantages that may allow them to price more competitively relative to our products. Furthermore, some or all of our suppliers’ foreign operations may be adversely affected by political and financial instability, resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds or other trade disruptions.

We may not accurately forecast revenues, profitability and appropriately plan our expenses.

We base our current and future expense levels on our operating forecasts and estimates of future income and operating results. Income and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive, which are uncertain. Additionally, our business is affected by general economic and business conditions around the world. A softening in income, whether caused by changes in consumer preferences, a weakening in global economies or inflation, may result in decreased net revenue levels, and we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our income (loss) from operations after tax in a given quarter to be lower or higher than expected. We also make certain assumptions when forecasting the expenses we expect related to our share-based payments, which includes the expected volatility of our share price, and the expected life of equity awards granted. These assumptions are partly based on historical results. If actual results differ from our estimates, our operating results in a given quarter may be lower than expected.

The eCommerce operation’s operating results of SciSparc Nutraceuticals are subject to seasonal fluctuations.

The eCommerce business is seasonal in nature and the fourth quarter is a significant period for our operating results due to the holiday season. As a result, revenue generally declines and loss from operations generally increases in the first quarter sequentially from the fourth quarter of the previous year. Any disruption in our ability to process and fulfill customer orders during the fourth quarter could have a negative effect on our quarterly and annual operating results. For example, if a large number of customers purchase our products in a short period of time due to increased holiday demand, inefficient management of our inventory may prevent us from efficiently fulfilling orders, which may reduce sales and harm our brands.

The inability to acquire, use or maintain our marks and domain names for our sites could substantially harm our business and operating results.

We currently have registered trademarks for our brands in numerous jurisdictions and have registered the Internet domain names for our websites, as well as various related domain names. However, we have not registered our trademarks or domain names in all major international jurisdictions. Domain names generally are regulated by Internet regulatory bodies. If we do not have, or cannot obtain on reasonable terms, the ability to use our marks in a particular country or to use or register any of our domain names, we could be forced either to incur significant additional expenses to market our products within that country, including the development of a new brand and the creation of new promotional materials and packaging, or to elect not to sell products in that country. Either result could materially adversely affect our business, financial condition and operating results.

Furthermore, the regulations governing domain names and laws protecting marks and similar proprietary rights could change in ways that block or interfere with our ability to use relevant domains or our current brand names. Furthermore, we might not be able to prevent third parties from registering, using or retaining domain names that interfere with our consumer communications or infringe or otherwise decrease the value of our marks, domain names and other proprietary rights. Regulatory bodies also may establish additional generic or country-code top-level domains or may allow modifications of the requirements for registering, holding or using domain names. As a result, we may not be able to register, use or maintain the domain names that utilize the Wellution name in all of the countries in which we currently or intend to conduct business.

Any significant disruption in service on our websites or apps or in our computer systems, a number of which are currently hosted or provided by third-party providers, could materially affect our ability to operate, damage our reputation and result in a loss of customers, which would harm our business and results of operations.

Our ability to sell and market our products relies on FBA platform whose functionality relies upon a number of third-party related services, including those relating to cloud infrastructure, technology services, servers, open-source libraries and vendor application programming interfaces. Any disruption or loss of any of these third-party services could have a negative effect on our business, results of operations, financial condition and prospects. We may experience interruptions in our systems, including server failures that temporarily slow down or interfere with the performance of our platforms and the ability to sell on eCommerce marketplaces.

Interruptions in these systems, whether due to system failures, human input errors, computer viruses or physical or electronic break-ins, and denial-of-service attacks on us, third-party vendors or communications infrastructure, could affect the availability of our services on our platform and prevent or inhibit the ability of selling our products. Volume of traffic and activity on eCommerce marketplaces spikes on certain days, such as during a Black Friday promotion, and any such interruption would be particularly problematic if it were to occur at such a high-volume time. Problems with the reliability of our systems or third-party marketplaces could prevent us from earning revenue and could harm our reputation. Damage to our reputation, any resulting loss of customers, eCommerce confidence and the cost of remedying these problems could negatively affect our business, results of operations, financial condition and prospects.

Our ability to maintain communications, network and computer hardware in the countries in which they are used may in the future be subject to regulatory review and licensing, and the failure to obtain any required licenses could negatively affect our business. Our systems and infrastructure are predominately reliant on third parties. Problems faced by our third-party service providers with the telecommunications network providers with whom they contract or with the systems by which they allocate capacity among their users, including us, could adversely affect the experience of our customers. Our third-party service providers could decide to close their facilities without adequate notice. Any financial difficulties, such as bankruptcy or reorganization, faced by our third-party service providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party service providers are unable to keep up with our needs for capacity, this could have an adverse effect on our business. Any errors, defects, disruptions or other performance problems with our services could harm our reputation and may have a material adverse effect on our business, results of operations, financial condition and prospects.

Risks Related to the Ownership of Our Securities

We will need additional capital in the future. Raising additional capital by issuing securities may cause dilution to existing shareholders.

We have incurred losses every year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, an existing shareholder’s ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result it may be difficult for you to sell your Ordinary Shares.

Although our Ordinary Shares are listed on Nasdaq, an active trading market for the Ordinary Shares may not be sustained. It may be difficult for you to sell your Ordinary Shares without depressing the market price for the Ordinary Shares or at all. Further, an inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

Sales of a substantial number of our Ordinary Shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of our Ordinary Shares in the public market, including as a result of the SEPA, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares.

The exercise of outstanding warrants will cause significant dilution to holders of our equity securities and could adversely affect the price of our Ordinary Shares.

As of February 26, 2024, holders of warrants may exercise their warrants into up to 3,821,272 Ordinary Shares. In the event that such warrants are exercised in full, the ownership interest of existing holders of our equity securities will be diluted and may have a negative effect on the trading price of our Ordinary Shares.

Upon a trigger event, we may be required to make payments that could cause us financial hardship.

In connection with the SEPA, we may request Pre-Paid Advances of the Commitment Amount in an amount up to $5.0 million. Each Pre-Paid Advance will be evidenced by a Promissory Note. Each Promissory Note will fully mature 24-months following its issuance and shall accrue interest on the outstanding principal balance thereon at a rate of 5% per annum, increasing to 18% per annum upon an Event of Default (as defined in the Promissory Note). Beginning 150 days after the issuance of a Promissory Note, we shall pay to YA a monthly installment payment of 10% of the original principal amount of the Promissory Note and accrued interest, payable in cash or by submitting an Advance Notice, where YA will offset the amount due to be paid to us under such notice against an equal amount of the monthly installment amount, at our option. If we elect to pay in cash, the installment amount shall also include a payment premium in the amount of 5% of the principal amount of the installment payment. The Promissory Note contains our customary representations and warranties and Events of Default.

These financial obligations, including to repay the Pre-Paid Advance, may be an undue and unsustainable burden to us and may cause a material adverse effect on our operations and financial condition. Any debt we incur from the Selling Shareholder or other parties could make us more vulnerable to a downturn in our operating results or a downturn in economic conditions.

The market price of our securities may be highly volatile, and you may not be able to resell your Ordinary Shares at or above the price you paid.

The market price of our Ordinary Shares is volatile. Our Ordinary Share price is and will continue to be subject to wide fluctuations in response to a variety of factors, including the following:

●	adverse results or delays in preclinical studies or clinical trials;

●	reports of adverse events in our product candidates or clinical trial failures of our product candidates;

●	inability to obtain additional funding;

●	any delay in filing a regulatory submission for any of our product or product candidates and any adverse development or perceived adverse development with respect to the review of that regulatory submission by the FDA or European or Asian authorities;

●	failure to successfully develop and commercialize our products or product candidates;

●	failure to enter into strategic collaborations or failure to successfully integrate acquisitions we have made;

●	failure by us or strategic collaboration partners to prosecute, maintain or enforce our intellectual property rights;

●	changes in laws or regulations applicable to future products;

●	inability to scale up our manufacturing capabilities through third-party manufacturers, inability to obtain adequate product supply for our products or the inability to do so at acceptable prices;

●	introduction of new products or technologies by our competitors;

●	failure to meet or exceed financial projections we may provide to the public;

●	failures or delays in our intended Restructuring Plan;

●	failure to meet or exceed the financial expectations of the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by our competitors;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our platform technologies, technologies, products or product candidates;

●	additions or departures of key scientific or management personnel;

●	significant lawsuits, including patent or shareholder litigation;

●	changes in the market valuations of similar companies;

●	changes in general conditions in the economy and the financial markets in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the recent attack by Hamas and other terrorist organizations from the Gaza Strip and elsewhere in the region and Israel’s war against them and military hostilities with Hezbollah on the northern border of Israel;

●	sales of our securities by us or our shareholders in the future; and

●	trading volumes of our securities.

In addition, companies trading in the stock market have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance.

Outstanding warrants and pre-funded warrants to acquire our Ordinary Shares are speculative in nature. Furthermore, holders of our warrants and pre-funded warrants will have no rights as shareholders until such holders exercise their warrants and acquire our Ordinary Shares.

Until holders of the warrants and pre-funded warrants acquire our Ordinary Shares upon exercise of the warrants and pre-funded warrants, holders of the warrants and pre-funded warrants will have no rights with respect to our Ordinary Shares underlying such warrants and pre-funded warrants. Upon exercise of the warrants and pre-funded warrants, the holders thereof will be entitled to exercise the rights of a holder of Ordinary Shares only as to matters for which the record date occurs after the exercise date.

Our warrants and pre-funded warrants only represent the right to acquire Ordinary Shares at a fixed price, and in the case of the warrants, for a limited period of time. Specifically, holders of the warrants and pre-funded warrants that we issued in private placements in March 2019, March 2020, March 2021, June 2022 and October 2023 and in our November 2020 and August 2023 public offerings may exercise their right to acquire Ordinary Shares and pay an exercise price per Ordinary Shares (in the case of the pre-funded warrants, $0.001 per Ordinary Share and in the case of other warrants, ranging from $2.57 to $245.00 per Ordinary Share), subject to adjustment upon certain events, and in the case of warrants only prior to five years from their respective issuance dates, after which date any unexercised warrants will expire and have no further value.

We cannot assure you that our Ordinary Shares will remain listed on Nasdaq or any other securities exchange.

Our ADSs, which previously represented our Ordinary Shares, were listed on Nasdaq from March 2017 through July 2020. On September 21, 2020, our ADSs were delisted from Nasdaq as a result of not meeting the shareholders equity requirements of Nasdaq. Between December 2020 and August 2021, our ADSs were quoted on the OTCQB. In August 2021, our ADR program was terminated and our ADSs were converted to Ordinary Shares on a one-for-one basis. In September 2021, our Ordinary Shares began to be quoted for trading on the OTCQB under the ticker “SPRCF”. In December 2021, our Ordinary Shares were re-listed on Nasdaq and began trading under the symbol “SPRC”.

In addition, on March 10, 2023, we received a written notice, or the Notice, from Nasdaq indicating that we were not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were granted a period of 180 calendar days to regain compliance with the minimum bid price requirement. Although we have since cured this deficiency and have regained compliance with Nasdaq Listing Rule 5550(a)(2), there is a risk that we could be subject to additional notices of delisting for failure to comply with Nasdaq Listing Rule 5550(a)(2) or other Nasdaq Listing Rules.

No assurance can be given that we will remain eligible to be listed on Nasdaq. Further, because of the previous delisting of our ADSs from Nasdaq, if we fall out of compliance with Nasdaq requirements in the future, our Ordinary Shares may be more likely to be subject to Nasdaq’s delisting process and no assurance can be given that we will be able to regain compliance. Any delisting could adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, customers and employees.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our Ordinary Shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal control, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our Ordinary Shares. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

We have not paid, and do not intend to pay, dividends on our Ordinary Shares and, therefore, unless our traded securities appreciate in value, our investors may not benefit from holding our securities.

We have not paid any cash dividends on our Ordinary Shares since inception. We do not anticipate paying any cash dividends our Ordinary Shares in the foreseeable future. Moreover, the Israeli Companies Law-1999, or the Companies Law, imposes certain restrictions on our ability to declare and pay dividends. As a result, investors in our Ordinary Shares will not be able to benefit from owning these securities unless their market price becomes greater than the price paid by such investors and they are able to sell such securities. We cannot assure you that you will ever be able to resell our securities at a price in excess of the price paid.

Unfavorable outcomes in legal proceedings may harm our business and results of operations.

Regardless of whether or not there is merit to the claims underlying any legal proceedings to which we are subject, and regardless of whether or not we are found as a result of such proceedings to have violated any applicable laws, such proceedings can be expensive to defend or respond to, and could result in substantial costs and diversion of management’s attention and resources, which could harm our business, and potentially could cause substantial and irreparable harm to our public reputation. For example, on May 2, 2023, Capital Point Ltd., or Capital Point, filed a lawsuit in the Tel Aviv-Jaffa District Court against us as the sole defendant in connection with the warrant we issued to Capital Point pursuant to a joint venture transaction entered into on May 15, 2020 by and between us, Capital Point and Evero Health Ltd. one of our subsidiaries. The lawsuit includes allegations of breaches of contract under the Israeli Contracts Law (General Part), 1973, unjust enrichment under the Israeli Unjust Enrichment Law, 1979 and breaches under the Israeli Torts Ordinance (New Version), 1968. The lawsuit claims damages in the amount of NIS 10,000,000 (approximately $2.75 million), which accounts for, as of the date of the filing of the lawsuit, liquidated damages according to the provisions set forth in the warrant, and seeks as well for the court to order a mandatory injunction order for us to issue a warrant to Capital Point to purchase $340,000 of our ordinary shares, the return of any unlawful profits received by us and punitive damages. As of February 26, 2024, in connection with the aforementioned litigation, the shares of Evero Health Ltd. held by Capital Point are dormant and were forfeited by Evero Health Ltd. As of the date of this prospectus, we cannot predict the likelihood of our success in the lawsuit. If we do not prevail in such lawsuit, our results of operations and reputation could be adversely affected.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of our Ordinary Shares if we are or were to become a PFIC.

In general, we will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. We do not believe that we would be deemed a PFIC for 2023. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the Ordinary Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the Ordinary Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the Ordinary Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held the Ordinary Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. U.S. taxpayers that hold the Ordinary Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the Ordinary Shares in the event that we are a PFIC. See “Taxation-U.S. Federal Income Tax Considerations-Passive Foreign Investment Companies” for additional information.

Risks Related to Israeli Law and Our Operations in Israel

We conduct our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations and Israel’s war against them, may affect our operations.

We are incorporated under the laws of the State of Israel and our headquarters and principal offices and most of our operations are located in the State of Israel. In addition, all of our key employees and officers are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations, product development and results of operations.

On October 7, 2023, an attack was launched against Israel by terrorists from the Hamas terrorist organization that infiltrated Israel’s border with the Gaza Strip, attacking civilians and military targets while simultaneously launching extensive rocket attacks on the Israeli population. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. In response, the Security Cabinet of the State of Israel declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. To date, the State of Israel continues to be at war with Hamas. In the months since the initial attack by Hamas, clashes with Hezbollah on Israel’s northern border with Lebanon and attacks on Israeli-controlled or owned ships in the Red Sea by members of the Houthi Movement in Yemen have taken place. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities and that such clashes may escalate in the future into a greater regional conflict.

Since the war broke out on October 7, 2023, our operations have not been adversely affected, except with regards to our SCI-210 ASD clinical trial at Soroka Medical Center which was delayed by three months. At this time, it is not possible to predict the intensity or duration of the war, nor can we predict how this war will ultimately affect Israel’s economy in general, which may involve additional credit rating agencies downgrading Israel’s credit rating score after Moody’s downgrading of Israel’s credit rating from A1 to A2 and outlook rating from “stable” to “negative”, and we continue to monitor the situation closely and examine the potential disruptions that could adversely affect our operations.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Although many such military reservists have been discharged, they may be called up again depending on how events unfold. As of February 26, 2024, none of our 3 current employees in Israel have been called to active military duty, though we rely on service providers located in Israel and have entered into certain agreements with Israeli counterparties. Employees of such service providers or contractual counterparties may be called for service in the current or future wars or other armed conflicts with Hamas, in addition to other prospective armed conflicts Israel may be engaged in, and such persons may be absent from their positions for a period of time. As of February 26, 2024, we have not been impacted by any absences of personnel at our service providers or counterparties located in Israel. However, military service call ups that result in absences of personnel from us, our service providers or contractual counterparties in Israel may disrupt our operations and absences for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

In the months since the initial attack by Hamas, other regional hostilities have become more pronounced. This includes clashes with Hezbollah on Israel’s northern border with Lebanon and attacks on Israeli-controlled or owned ships in the Red Sea by members of the Houthi Movement in Yemen, resulting in shipping companies rerouting their cargo ships or ceasing shipments to Israel in the case of the latter. Hostilities with Hamas, Hezbollah, the Houthi Movement, and other terrorist organizations include and may include terror and missile and drone attacks. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Our insurance policies do not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies, whether as a result of hostilities in the region or otherwise. In addition, there have been increased efforts by certain countries, activists and organizations to cause companies, research institutions and consumers to boycott Israeli goods and cooperation with Israeli-related entities based on Israeli government policies. In December 2023, the Republic of South Africa brought a case to the International Court of Justice, or the ICJ, about which Israel as a member of the Convention on the Prevention and Punishment of the Crime of Genocide, falls under its jurisdiction. The claim asserted that Israel had committed genocide against Palestinians in the Gaza Strip. Prosecutorial proceedings took place in January 2024. The ICJ issued an interim ruling that prescribed Israel to prevent genocidal acts, prevent and punish incitement to genocide, and take steps to provide basic services and humanitarian aid to the people of Gaza. In light of this ruling, certain companies and business have terminated commercial relationships  with Israeli companies and more may follow. If such international tribunal and ICJ rulings continue to issue rulings against Israel, this may adversely impact our ability to cooperate with research institutions and collaborate with other third parties.

Political instability in Israel, originating before October 2023, could disrupt our operations. Having held five general elections between 2019 and 2022, government policy is subject to regular disruptive changes. The current government of Israel has pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Not only have the proposed judicial reforms been put on hold due to the ongoing focus on the war, but also the Supreme Court of Israel ruled that the judicial reform passed into legislation relating to reasonability is unconstitutional. If such changes to the judicial system resume, however, this may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

Provisions of Israeli law may make it easy for our shareholders to demand that we convene a shareholders meeting, and/or allow shareholders to convene a shareholder meeting without the consent of our management, which may disrupt our management’s ability to run our company.

Section 63(b) of the Companies Law may allow any one or more of our shareholders holding at least 5% of our voting rights to demand that we convene a special shareholders meeting. Also, in the event that we choose not to convene a special shareholders meeting pursuant to such a request, Sections 64-65 of the Companies Law provide, among others, that such shareholders may independently convene a special shareholders meeting within three months (or under court’s ruling) and require us to cover the costs, within reason, and as a result thereof, our directors might be required to repay us such costs. If our shareholders decide to exercise these rights in a way inconsistent with our management’s strategic plans, our management’s ability to run our company may be disrupted, and this process may entail significant costs to us.

Our operations are subject to currency and interest rate fluctuations.

We incur expenses in U.S. dollars and NIS, but our financial statements are denominated in U.S. dollars. U.S. dollars is our functional currency and is the currency that represents the principal economic environment in which we operate. As a result, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. As a result, we are exposed to the risk that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Provisions of Israeli law and our amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our Ordinary Shares. Among other things:

●	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

●	Israeli corporate law does not provide for shareholder action by written consent, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

●	our amended and restated articles of association divide our directors into three classes, each of which is elected once every three years;

●	our amended and restated articles of association require a vote of the holders of a majority of our outstanding Ordinary Shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision stating that each year the term of office of only one class of directors will and dividing our directors into three classes, requires a vote of the holders of 65% of the voting power represented at a general meeting of our shareholders and voting thereon has been obtained, provided the majority constitutes more than 33.33% of the total issued and outstanding share capital as of the record date of such meeting. The affirmative vote of at least three-quarters (3/4) of the directors, in addition to the approval of our shareholders, is also required in order to amend our amended and restated articles of association;

●	our amended and restated articles of association provide that director vacancies may be filled by our board of directors;

●	subject to certain exceptions, our amended and restated articles of association restrict us from engaging in certain business combination transactions, with any shareholder who holds 15% or more of our voting power. The transactions subject to such restrictions include mergers, consolidations and dispositions of our assets with a market value of 10% or more of our assets or outstanding shares. Subject to certain exceptions, such restrictions will apply for a period of three years following each time a shareholder became the holder of 15% or more of our voting power; and

●	subject to certain exceptions, our amended and restated articles of association restrict certain transactions which may have a significant effect on the Company’s structure, assets or business, including significant mergers and acquisitions, a disposition of all or substantially all of the assets of the Company, a voluntary dissolution and material changes to the principal business of the Company.

Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

We were incorporated in Israel and our corporate headquarters are located in Israel. All of our executive officers and directors and the Israeli experts named in this prospectus are located in Israel. All of our assets and most of the assets of these persons are located in Israel. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel, or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought.

Our principal executive offices, most of our research and development activities and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive offices, corporate headquarters and principal research and development facilities are located in Israel. In addition, all of our officers and directors are residents of Israel. Accordingly, political, economic and security conditions in Israel and the surrounding region may directly affect our business. Any conflicts, political instability, terrorism, cyberattacks or any other hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. Ongoing and revived hostilities in the Middle East or other Israeli political or economic factors, could harm our operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

The Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

Finally, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

Competition for skilled technical and other personnel in Israel is intense, and as a result we may fail to attract, recruit, retain and develop qualified employees, which could materially and adversely impact our business, financial condition and results of operations.

We compete in a market marked by rapidly changing technologies and an evolving competitive landscape. In order for us to successfully compete and grow, we must attract, recruit, retain and develop personnel with requisite qualifications to provide expertise across the entire spectrum of our intellectual capital and business needs.

Our principal research and development as well as significant elements of our general and administrative activities are conducted at our headquarters in Israel, and we face significant competition for suitably skilled employees in Israel. While there has been intense competition for qualified human resources in the Israeli high-tech industry historically, the industry experienced record growth and activity in 2021, both at the earlier stages of venture capital and growth equity financings, and at the exit stage of initial public offerings and mergers and acquisitions. This flurry of growth and activity has caused a sharp increase in job openings in both Israeli high-tech companies and Israeli research and development centers of foreign companies, and intensification of competition between these employers to attract qualified employees in Israel. As a result, the high-tech and bio-tech industry in Israel has experienced significant levels of employee attrition and is currently facing a severe shortage of skilled human capital, including engineering, research and development, sales and customer support personnel. Many of the companies with which we compete for qualified personnel have greater resources than we do, and we may not succeed in recruiting additional experienced or professional personnel, retaining personnel or effectively replacing current personnel who may depart with qualified or effective successors. Failure to retain or attract qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

Your rights and responsibilities as a holder of our securities will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

We are incorporated under Israeli law. The rights and responsibilities of holders of our Ordinary Shares are governed by our amended and restated articles of association and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law, each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the Company and other shareholders and to refrain from abusing his or her power in the Company, including, among other things, in voting at the general meeting of shareholders, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company, or has other powers toward the Company has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

We received Israeli government grants for certain of our past research and development activities and programs, some of which we sold or are in the process of selling. The terms of such grants may require us, in the future, to pay royalties and to satisfy specific conditions if and to the extent we receive future royalties or in order to complete the sale of such grant based technologies and programs. We may be required to pay penalties in addition to payment of the royalties.

Our research and development efforts with respect to some of our past activities, which was focused on developing an immunotherapeutic monoclonal antibody for the treatment of Alzheimer’s disease, which we sold in March 2015, and our Anti-CD3 technology directed toward the treatment of inflammatory and autoimmune diseases, which in part was returned and re-assigned to Hadasit Medical Research Services & Development Ltd., or Hadasit, and in part is still in the process of being sold, were financed in part through royalty-bearing grants from the Israeli Innovation Authority, or the IIA. As of December 31, 2023, we had received the aggregate amount of approximately $1.1 million from the IIA for the development of our abovementioned technologies. As of December 31, 2021, our contingent liabilities regarding IIA grants received by us were in an aggregate amount of $1.2 million including interest. With respect to such grants, we are committed to pay certain royalties up to $1.2 million relating only to technologies in our possession and excluding any royalties for technologies that we sold to third parties. We are required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, as amended, or the Innovation Law, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer or license of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. Therefore, the discretionary approval of an IIA committee would be required for any transfer or license to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development.

Under the Innovation Law and the regulations thereunder, a recipient of IIA grants is required to return the grants by the payment of royalties of 3% to 6% on the revenues generated from the sale of products (and related services) developed (in whole or in part) under an IIA program up to the total amount of the grants received from IIA plus the relevant interest rate, if any. Under IIA regulations, grants received before June 30, 2017, bear the annual interest rate that applied at the time of the approval of the applicable IIA file which will apply to all of the funding received under such IIA approval. Grants received from the IIA after June 30, 2017, bear an annual interest rate based on the 12-month Secured Overnight Financing Rate, or SOFR, or at an alternative rate published by the Bank of Israel plus 0.71513%. Grants approved after January 1, 2024, shall bear the higher interest rate of (i) 12 months SOFR, plus 1%, or (ii) a fixed annual interest rate of 4%.

The transfer or license of IIA-supported technology or know-how outside of Israel and the transfer of manufacturing of IIA-supported products, technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred or licensed technology or know-how, our research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell, license or otherwise transfer our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

General Risk Factors

As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations, including the proxy rules and the short-swing profits recapture rules. In addition, we will not be required under the Exchange Act to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC. Also, although the Companies Law requires us to disclose the annual compensation of our five most highly compensated senior officers on an individual basis, this disclosure is not as extensive as that required of a U.S. domestic issuer. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel.

Other than our headquarters and other operations which are located in Israel (as further described below), we currently have limited international operations, but our business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of our product candidates. We plan to maintain sales representatives and conduct physician and patient association outreach activities, as well as clinical trials, outside of the United States and Israel. Doing business internationally involves a number of risks, including but not limited to:

●	multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	failure by us to obtain regulatory approvals for the use of our products in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining protection and enforcing our intellectual property;

●	difficulties in staffing and managing foreign operations;

●	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

●	limits in our ability to penetrate international markets;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

●	an outbreak of a contagious disease, such as coronavirus, which may cause us, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

●	certain expenses including, among others, expenses for travel, translation and insurance; and

●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, or FCPA, its books and records provisions or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

Failure to comply with the FCPA could subject us to penalties and other adverse consequences.

We are subject to the FCPA, which generally prohibits companies, such as us, whose securities are listed in the United States, from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign government official, political party or candidate for public office for the purpose of influencing any act or decision of such foreign person in order to assist companies like us in obtaining or retaining business. The FCPA also obligates companies like us, whose securities are listed in the United States, to comply with accounting provisions requiring the companies to maintain books and records that accurately and fairly reflect all transactions of the companies, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The U.S. Department of Justice and the SEC, which have responsibility for enforcement of the FCPA, both consider employees of government-operated health care systems to be “foreign officials” for FCPA purposes. In addition, the U.S. Department of Justice and the SEC are both engaged in a long-running FCPA compliance review of pharmaceutical companies. If our employees or agents are found to have engaged in conduct that violates the FCPA, we would be held responsible and could suffer severe penalties and other consequences, including adverse publicity and damage to our reputation.

Cybersecurity issues, security breaches and other disruptions could compromise our information, expose us to liability and harm our reputation and business.

Our business relies upon information technology systems operated by us and by our third-party service providers. These systems may fail or experience operational disruption, experience cybersecurity attacks, or be damaged by computer viruses and unauthorized access. In the ordinary course of our business we collect and store sensitive data, including intellectual property, personal information and our proprietary business information. The secure maintenance and transmission of this information is critical to our operations and business strategy. We rely on commercially available systems, software, tools and domestically available monitoring to provide security for processing, transmitting and storing this sensitive data.

Hackers may attempt to penetrate our computer systems, and, if successful, misappropriate personal or confidential business information. In addition, an associate, contractor or other third-party with whom we do business may attempt to circumvent our security measures in order to obtain such information, and may purposefully or inadvertently cause a breach involving such information. While we continue to implement additional protective measures to reduce the risk of and detect cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. If our third-party vendors fail to protect their information technology systems and our confidential and proprietary information, we may be vulnerable to disruptions in service and unauthorized access to our confidential or proprietary information and we could incur liability and reputational damage and the further development and commercialization of our product candidates could be delayed. While we have not, to our knowledge, experienced any material IT system failures or cybersecurity attacks to date, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or those of our third-party vendors and other contractors and consultants, or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs, business operations, a breach of sensitive personal information or a loss or corruption of critical data assets including trade secrets or other proprietary information. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Such IT system failures, cybersecurity attacks or vulnerabilities to our or our third-party vendors’ information security programs or defenses could result in legal liability, reputational damage, business interruption, and our competitive position could be harmed and the further development and commercialization of our products or any future products could be delayed or disrupted. Moreover, containing and remediating any IT system failure, cybersecurity attack or vulnerability may require significant investment of resources.

Our information technology networks and infrastructure may still be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Furthermore, significant security breaches or disruptions of our internal information technology systems or those of our third-party vendors and other contractors and consultants could result in the loss, misappropriation and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information), which could result in financial, legal, business and reputational harm to us., Any such compromise could disrupt our operations, damage our reputation and subject us to additional costs and liabilities, any of which could adversely affect our business.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, the share price and trading volume of our securities could decline.

The trading market for our Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our securities, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our securities to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our product candidates, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities and ability to continue as a going concern;

●	our ability to advance the development our pharmaceutical product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our pharmaceutical product candidates to treat certain indications;

●	our ability to successfully receive approvals from the FDA or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	our ability to integrate our new eCommerce operations business, which focuses on the sale of hemp-based products on the Amazon.com marketplace;

●	our ability to pursue a restructuring plan which involves transferring our pharmaceutical activities to a new wholly-owned subsidiary and listing it on a leading stock exchange;

●	the overall global economic environment;

●	general market, political and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them and hostilities with Hezbollah on the northern border of Israel;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors discussed in the section “Risk Factors” beginning on page 7 of this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” on page 7 of this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to our Ordinary Shares that may be offered and sold from time to time by YA, the Selling Shareholder. All of the Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $20.0 million aggregate gross proceeds under the SEPA from any sales we make to YA pursuant to the SEPA. To date, we have not sold any Ordinary Shares (other than the Commitment Shares), pursuant to the SEPA. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchases set forth in SEPA, market conditions and the price of our Ordinary Shares, among other factors.

We expect to use any proceeds that we receive under the SEPA for working capital, which includes research and development to advance our technology, general corporate purposes, and pursuing strategic opportunities which include expanding our pipeline and investments in other companies that may not necessarily be aligned with our current business strategy. We cannot provide any assurance that we will be able to carry out any potential investments we may identify. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Under the Israeli Companies Law 5759-2999, or the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. Our amended and restated articles of association, provide that the board of directors may from time to time declare, and cause us to pay, such dividends as may appear to it to be justified by our profits and that the board of directors has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends, provided the date is not before the date of the resolution to distribute the dividend. Declaration of dividends does not require shareholder approval.

Pursuant to our amended and restated articles of association, subject to the rights of holders of shares with limited or preferred rights, Ordinary Shares shall confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of our assets upon its winding-up, in proportion to the amount of the number of issued and outstanding Ordinary Shares held by each shareholder.

Payment of dividends may be subject to Israeli withholding taxes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the issuance of 5,525,000 Ordinary Shares and 975,000 pre-funded warrants to purchase up to 975,000 Ordinary Shares at a purchase price of $0.20 per share in a public offering which closed on August 14, 2023; (ii) the issuance of units, consisting of (x) 1,930,108 pre-funded warrants to purchase up to 1,930,108 Ordinary Shares and (y) 1,930,108 pre-funded warrants to purchase up to 1,930,108 Ordinary Shares at a purchase price of $3.72 per unit in a private placement which closed on October 13, 2023; (iii) our extension of a $1.4 million bridge loan to the Target Company; and (iv) the issuance of 55,293 Commitment Shares; and

●

on a pro forma as adjusted basis to give effect to the offerings and bridge loan described above and the additional issuance of 5,347,594 Ordinary Shares under the SEPA, at an assumed public offering price of $3.74 per Ordinary Share, which is the last reported sales price on Nasdaq of our Ordinary Shares on February 26, 2024, and after deducting estimated offering expenses, as if the sale of the Ordinary Shares had occurred on June 30, 2023.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

		As of June 30, 2023
USD in thousands	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$2,081	$5,964	$25,866
Total assets	$9,892	$15,422	$35,328
Total liabilities	$3,114	$3,114	$3,114
Shareholders’ equity:
Share capital and premium	$58,989	$64,432	$84,334

Ordinary shares, no par value: 75,000,000 ordinary shares authorized (actual, pro forma and as adjusted); 282,782 ordinary shares issued and outstanding (actual); 1,095,784 ordinary shares outstanding (pro forma); and 6,443,378 ordinary shares outstanding (as adjusted).

Reserve for share-based payment transactions	$5,248	$5,248	$5,248
Warrants	$5,190	$$5,190	$5,190
Foreign currency translation reserve	$497	$497	$497
Transactions with non-controlling interests	$712	$712	$712
Accumulated loss	$(66,449)	$(66,449)	$(66,449)
Non-controlling interests	$2,682	$2,682	$2,682
Total equity	$6,778	$12,312	$32,214

The table above is based on 282,782 Ordinary Shares outstanding as of June 30, 2023. This number excludes:

●	7,049 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $6.38 per share;

●	6,687 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan;

●	364,694 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $68.38 to $637.0 per Ordinary Share; and

●	3,359,468 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with exercise prices ranging from $0.001 to $0.026 per Ordinary Share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with both our audited consolidated financial statements as of and for the years ended December 31, 2022, and 2021 and our unaudited interim consolidated financial statements as of and for the six months ended June 30, 2023, and 2022, and the accompanying notes thereto included elsewhere in this prospectus. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties, including those identified in “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” elsewhere in this prospectus.

Overview

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, we are currently engaged in the development of the following pharmaceutical compositions comprised of N-acylethanolamines and cannabinoids, such as PEA and/or THC and/or CBD and/or other cannabinoid receptor agonists: SCI-110 for the treatment of Tourette syndrome, or TS and Alzheimer’s disease and agitation; SCI-160 for the treatment of pain; and SCI-210 for the treatment of Autism Spectrum Disorder, or ASD. We also have a majority-owned subsidiary whose business focuses on the sale of hemp-based products on the Amazon.com marketplace.

SCI-110 is a proprietary combination therapy candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary PEA formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a synergistic effect, which has strong potential to treat various indications, including TS and Alzheimer’s disease and agitation.

SCI-160 is a novel pharmaceutical preparation containing a CB2 receptor agonist for the treatment of pain. This innovative CB2 receptor agonist was synthesized by the late Raphael Mechoulam, Ph.D., who was professor of medicinal chemistry at the Hebrew University and a member of the SciSparc Scientific Advisory Board.

SCI-210 is a proprietary drug candidate based on two components: (1) CBD, and (2) CannAmide™. We believe that the combination of CBD and PEA may also induce a sparing effect reaction, which has strong potential to treat various diseases such as ASD and SE.

Pursuant to the positive results obtained in the phase IIa TS study conducted at Yale School of Medicine, we developed a regulatory dossier that was submitted to the BfArM and MoH for our SCI-110 program for TS. Both agencies approved the program. We plan to submit this regulatory dossier to the FDA. In February 2021, we announced an agreement with The Israeli Medical Center for Alzheimer’s, to conduct a phase IIa clinical trial to evaluate the potential safety, tolerability and efficacy of SCI-110 in patients with Alzheimer’s disease and agitation using our proprietary cannabinoid-based technology.

In June 2023, we announced positive topline results from our Phase IIa clinical trial of SCI-110 in patients with Alzheimer’s disease and agitation at the Israeli Medical Center for Alzheimer’s, suggesting that SCI-110 is safe and tolerable while significantly improving agitation symptoms over time in the elderly population with Alzheimer’s disease. This Phase IIa clinical trial was an open label study, which included 18 patients diagnosed with Alzheimer’s disease and agitation, to evaluate the safety, tolerability and efficacy trends of twice daily oral administration of SCI-110. Results showed that the clinical trial met its primary endpoints of the number of drop-out subjects due to poor tolerability and the number of clinical trial treatment-related adverse events, with no SCI-110 related safety issues observed and no dropouts from the clinical trial due to trial medication. Specifically, SCI-110 did not cause delirium, oversedation, hypotension or falls. In addition, analysis of the clinical trial results showed that the clinical trial also met its secondary end point of change from baseline to end of treatment in agitation measured by the Cohen Mansfield Agitation Inventory where out of the fifteen patients treated with SCI-110 at least two consecutive times during the clinical trial, thirteen of them at doses ranging between 7.5mg-12.5mg/day showed amelioration in agitation with no need to use rescue medication to control agitation. Although not significant, in the exploratory endpoints, eleven patients reduced food intake and showed feeding difficulties, as measured by the Edinburgh Feeding Evaluation in Dementia scale. There was not an effect observed resulting from the treatment on cognition and sleep quality, as measured by the Mini Mental State Examination and by the Sleep Order Inventory, respectively.

Comparison of the six months ended June 30, 2023 to the six months ended June 30, 2022

Operating Results

During the year ended December 31, 2022, we began generating revenues through our subsidiary SciSparc Nutraceuticals, which owns the Wellution™ brand. Total revenues recognized in the six months ended June 30, 2023, amounted to $1,972 thousand.

To date, we have not generated revenue from our drug development segment from the sale of any pharmaceutical product candidates, and we do not expect to generate significant revenue in this business within the next year at least. As of June 30, 2023, we had an accumulated deficit of approximately $66 million. Our operating activities are described below under “Operating Expenses.”

Revenues

During the six months ended June 30, 2023, we generated revenues in the amount of $1,972 thousand, compared to $0 revenue recorded during the six months ended June 30, 2022. Revenue in the six months ended June 30, 2023, was primarily attributable to our subsidiary SciSparc Nutraceuticals, which owns the Wellution™ brand.

Cost of goods sold

The cost of goods sold comprises mainly purchases of Wellution™ brand products, Amazon transaction fees, storage and transportation costs to our warehouse. The cost of goods sold in the six months ended June 30, 2023 amounted to $1,267 thousand, compared to $0 cost of goods recorded during the six months ended June 30, 2022.

Operating Expenses (in thousands of dollars)

Our current operating expenses consist of two components – research and development expenses, and general and administrative expenses, including sales and marketing expenses through our subsidiary SciSparc Nutraceuticals, which owns the Wellution™ brand.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and related personnel expenses, regulatory and other expenses and clinical studies expenses.

The following table discloses the breakdown of research and development expenses:

	Six month period ended June 30,
	2023	2022
	(unaudited)	(unaudited)
	(in thousands of USD)

Wages and related expenses	202	243
Share-based payments	23	224
Clinical studies	145	106
Research and preclinical studies	45	410
Chemistry and formulations	-	118
Regulatory and other expenses	366	373
Total	781	1,474

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, share-based compensation expense, professional service fees for accounting, legal, bookkeeping, facilities and other general and administrative expenses.

The following table discloses the breakdown of general and administrative expenses:

	Six month period ended June 30,
	2023	2022
	(unaudited)	(unaudited)
	(in thousands of USD)

Wages and related expenses	217	245
Share-based payment	45	431
Professional and directors’ fees	1,366	1,292
Investor relations and business expenses	310	1,193
Office maintenance, rent and other expenses	48	63
Regulatory expenses	104	113
Wellution operating expenses	366	-
Business development	38	2
Total	2,494	3,339

Research and Development Expenses, net

Our research and development expenses for the six months ended June 30, 2023, amounted to $781 thousand, representing a decrease of $693 thousand, or 47%, compared to $1,474 thousand for the six months ended June 30, 2022. The decrease was primarily attributable to a decrease of $201 thousand in share-based expenses, a decrease of $365 thousand in research and preclinical studies, and a decrease of $118 thousand in chemistry and formulations expenses.

General and Administrative Expenses

Our general and administrative expenses totaled $2,494 thousand for the six months ended June 30, 2023, a decrease of $845 thousand, or 25%, compared to $3,339 thousand for the six months ended June 30, 2022. The decrease was primarily attributable to a decrease of $883 thousand in investor relations and business expenses, and a decrease of $386 thousand in share-based expenses, offset in part by an increase of $366 thousand in operating expenses of the Wellution™ brand consisting primarily of advertising expenses, promotional rebates, and other fees charged by Amazon.

Sales and marketing

The sales and marketing expenses comprises mainly of advertising and promotional rebates on Amazon. The sales and marketing expenses in the six months ended June 30, 2023 amounted to $397 thousand, compared to $0 sales and marketing expenses recorded during the six months ended June 30, 2022. This increase was primarily attributable to our subsidiary SciSparc Nutraceuticals, which owns the Wellution™ brand, and its sales and marketing expenses.

Operating Loss

As a result of the foregoing, our operating loss for the six months ended June 30, 2023, was $2,967 thousand, compared to an operating loss of $3,339 thousand for the six months ended June 30, 2022, a decrease of $372 thousand, or 13%.

Finance Expense and Income

Finance expenses and income consist of revaluation of debt instruments presented at fair value, related issuance expenses of debt instruments and bank fees.

We recognized finance income, net for the six months ended June 30, 2023, of $147 thousand, representing a change of $1,052 thousand compared to finance expenses of $905 thousand for the six months ended June 30, 2022. The increase was primarily due to a change in the fair value of the warrants we issued in June 2022, offset by impairment of financial assets. Changes in the fair value of the June 2022 warrants are mainly due – and correlate – to the changes in the market price of our shares.

Total Comprehensive Loss

Our total comprehensive loss for the six months ended June 30, 2023, was $2.93 million, representing a decrease of $2.83 million, or 49%, compared to $5.76 million for the six months ended June 30, 2022.

Comparison of the year ended December 31, 2022 to the year ended December 31, 2021

Operating Results

During the year ended December 31, 2022, we have started generating revenues through our subsidiary SciSparc Nutraceuticals, which owns the Wellution™ brand. Total revenues recognized in the year ended December 31, 2022, amounted to $1,347 thousand.

Operating Results

To date, we have not generated revenue from our drug development segment from the sale of any pharmaceutical product candidates, and we do not expect to generate significant revenue in this business within the next year at least. As of December 31, 2022, we had an accumulated deficit of approximately $64 million. Our operating activities are described below under “Operating Expenses.”

Revenues

Since the acquisition of the Wellution™ brand, we have generated revenues in the amount of $1,347 thousand.

Cost of goods sold

The cost of goods sold comprises mainly purchase of products and transportation costs to our warehouse. Since the acquisition of the Wellution™ brand, the cost of goods sold amounted to $322 thousand.

Operating Expenses (in thousands of dollars)

Our current operating expenses consist of two components - research and development expenses and general and administrative expenses.

Research and Development Expenses, net

Our research and development expenses consist primarily of salaries and related personnel expenses, research and preclinical studies, chemistry and formulations, regulatory, professional and other related research and development expenses.

The following table discloses the breakdown of research and development expenses:

	December 31,
USD in thousands	2022	2021
Wages and related expenses	436	357
Share-based payments	264	27
Clinical studies	369	172
Research and preclinical studies	703	165
Chemistry and formulations	281	335
Regulatory, professional and other expenses	750	934
	2,803	1,990

We expect that our research and development expenses will materially increase as we plan to continue clinical trials and develop new products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, professional service fees for accounting, legal, bookkeeping, investor relations, Amazon transaction fees, advertising and promotion on Amazon, regulatory and other general and administrative expenses.

The following table discloses the breakdown of general and administrative expenses:

	December 31,
USD in thousands	2022	2021
Wages and related expenses	437	256
Share-based payment	633	16
Professional and directors’ fees	2,499	2,417
Investor relations and business expenses	1,486	784
Office maintenance, rent and other expenses	224	135
Wellution operating expenses	907	-
Regulatory expenses	162	165
Business development expenses	161	5
Total	6,509	3,778

Results of Operations

	December 31,
USD in thousands	2022	2021
Revenues	1,347	-
Cost of goods sold	322	-
Gross profit	1.025	-
Research and development expenses	2,803	1,990
General and administrative expenses	6,509	3,778
Operating loss	8,287	5,768
Company’s share of losses of company accounted for at equity, net	109	-
Financial expense (income), net	(5,818)	21

Net loss	2,592	5,789
Net loss attributable to holders of Ordinary Shares	2,592	5,789

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2022, amounted to $2,803, representing an increase of $813, or 41%, compared to $1,990 for the year ended December 31, 2021. The increase was primarily attributable to an increase of $972 in share-based compensation, clinical studies, research and pre-clinical studies, reflecting the acceleration of clinical studies that were initiated in the previous year.

General and Administrative Expenses

 Our general and administrative expenses totaled $6,509 for the year ended December 31, 2022, representing an increase of $2,731, or 72%, compared to $3,778 for the year ended December 31, 2021. The increase resulted primarily from the inclusion of results of our new subsidiary Scisparc Nutraceuticals, which amounted to $907, and comprised mainly by Amazon transaction fees, advertising, and promotion on Amazon. Another main reason for the increase is the increase of $703 in investor relations and business expenses, an increase of $617 in share-based compensation, and an increase of $181 in wages and related expenses.

Operating Loss

Our operating loss for the year ended December 31, 2022, was $8,287, representing an increase of $2,519, or 44%, as compared to an operating loss of $5,768 for the year ended December 31, 2021.

Financial Expense and Income

Financial expense and income consist of revaluations of instruments measured at fair value, exchange rate differences, bank fees, loans interest and other transactional costs.

We recognized financial income in the amount of $7,832 for the year ended December 31, 2022, as compared to no financial income for the year ended December 31, 2021. The financial income recognized in 2022 was primarily due to changes in the fair value of warrants.

We recognized financial expenses for the year ended December 31, 2022, of $2,014, representing an increase of $41,993, as compared to financial expense of $21 for the year ended December 31, 2021. The financial expenses recognized in 2022 are primarily due to issuance expenses of shares and warrants in the amount of $1,204, and losses from the change in the fair value of our investment in securities in the amount of $770.

Total Comprehensive Loss

Our total comprehensive loss for the year ended December 31, 2022, was $2,592, representing a decrease of $3,197, or 55%, as compared to $5,789 for the year ended December 31, 2021.

Liquidity and Capital Resources

Comparison of the six months ended June 30, 2023 to the six months ended June 30, 2022

As of June 30, 2023, we had $2,125,000 in cash, including short term restricted deposits.

The table below presents our cash flows:

	Six months ended June 30,
	2023	2022
	(unaudited)	(unaudited)
	(in thousands of USD)

Net cash used in operating activities	(3,201)	(2,188)
Net cash used in investing activities	(1,071)	(708)
Net cash provided by financing activities	2,779	8,966

Comparison of the year ended December 31, 2022 to the year ended December 31, 2021

As of December 31, 2022, we had $3,634,000 in cash, including short term restricted deposits.

The table below presents our cash flows for the periods indicated:

	December 31,
USD in thousands	2022	2021
Operating activities	(7,917)	(5,061)
Investing activities	(7,084)	(70)
Financing activities	11,700	10,060
Net increase in cash and cash equivalents(1)	(3,301)	4,929

(1)	During the year ended December 31, 2022 and 2021, we did not have any cash equivalents.

Operating Activities

Net cash used in operating activities was $3,233 thousand for the six months ended June 30, 2023, compared with net cash used in operating activities of $2,188 thousand for the six months ended June 30, 2022. The increase is primarily due to decreases in adjustments to the profit or loss item of finance expenses relating to the change in fair value of warrants of $1,023 thousand, offset in part by losses from remeasurement of investment in financial assets of $855 thousand, and in adjustments to the working capital item of change in other accounts receivable of $684 thousand.

Net cash used in operating activities was $7,917 during 2022 in comparison to $5,061 during 2021. The increase of $2,856 was primarily attributable to an increase in research and development and general and administrative expenses.

Investing Activities

Net cash used in investing activities was $1,071 thousand for the six months ended June 30, 2023, compared with $708 thousand cash used in investing activities for the six months ended June 30, 2022. Net cash used in investing activities was due to our investment in MitoCareX Bio Ltd. in the amount of $400 thousand, and our investment in financial assets of $687 thousand.

Net cash used in investing activities was $7,084 during 2022 in comparison to $70 during 2021. The increase of $7,014 was primarily attributable to a purchase of the Wellution brand in the amount of $4,861, and investment in MitoCareX in the amount of $700, and an investment in securities of Clearmind in the amount to $1,500.

Net cash used in investing activities of $70 during the year ended December 31, 2021, primarily reflected the investment in restricted bank deposits and purchase of fixed assets.

Financing Activities

Net cash provided by financing activities of $2,811 thousand in the six months ended June 30, 2023, primarily from the sale of a minority interest in a subsidiary pursuant to the Wellution Sales Agreement in the amount of $2,886 thousand, offset by issuance expenses in respect of a shelf prospectus in the amount of $50 thousand and by repayment of lease liability in the amount of $26 thousand. Net cash provided by financing activities of $8.97 million in the six months ended June 30, 2022, consisted mainly of $9.0 million of net proceeds from the issuance of share capital and warrants, offset by repayment of lease liability in the amount of $39 thousand.

Net cash used in investing activities was $7,084 during 2022 in comparison to $70 during 2021. The increase of $7,014 was primarily attributable to a purchase of the Wellution brand in the amount of $4,861, and investment in MitoCareX in the amount of $700, and an investment in securities of Clearmind in the amount to $1,500.

Net cash used in investing activities of $70 during the year ended December 31, 2021, primarily reflected the investment in restricted bank deposits and purchase of fixed assets.

March 2021 Securities Purchase Agreement

On March 1, 2021, we entered into a definitive agreement with several accredited and institutional investors providing for the issuance of an aggregate of 1,152,628 units, as follows: (a) 916,316 units, at a price of $7.07 per unit, consisting of (i) one American Depositary Share, or ADS, and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units, and (b) 236,312 pre-funded units, at a price of $7.069 per unit, consisting of (i) one pre-funded warrant to purchase one ADS and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units. The pre-funded warrants have an exercise price of $0.001 per full ADS and will be exercisable at any time after the date of issuance upon payment of the exercise price. The Series A Warrants have an exercise price of $7.07, subject to adjustments therein. The Series B Warrants have an exercise price equal to $10.60, subject to adjustments therein. The Series A Warrants and the Series B Warrants are exercisable six months from the date of issuance and have a term of exercise equal to five years from the initial exercise date. Following the mandatory cancellation of our ADSs and exchange of ADSs for Ordinary Shares in August 2021, the aforementioned Series A Warrants, Series B Warrants and pre-funded warrants became securities that could be exercised for Ordinary Shares. As of February 26, 2024, there were 43,947 Series A Warrants, 22,166 Series B Warrants and 698 pre-funded warrants outstanding. Aegis Capital Corp. acted as exclusive placement agent in connection with this offering and received a transaction fee equal to $0.4949 per unit and $0.4949 per pre-funded unit sold at the closing. The offering closed on March 4, 2021, and resulted in gross proceeds to us of approximately $8.15 million.

June 2022 Securities Purchase Agreement

On May 27, 2022, we announced the entrance into a securities purchase agreement, which closed on June 1, 2022, with a single healthcare-focused institutional investor for aggregate gross proceeds of approximately $10.0 million, before deducting fees to the placement agent and other offering expenses payable by us, or the 2022 Private Placement. In connection with the 2022 Private Placement, we issued 3,546,100 units and pre-funded units at a purchase price of $2.82 per unit (or $0.001 less per pre-funded unit). Each unit and pre-funded unit consisted of one Ordinary Share (or Ordinary Share equivalent) and two non-tradable warrants each exercisable for one Ordinary Share for $2.57 (for a total of 7,092,200 shares underlying the warrants). The warrants have a term of five years from the issuance date. No actual units were issued in the 2022 Private Placement. Aegis Capital Corp. was the exclusive placement agent in connection with the 2022 Private Placement.

June 2022 Letter Agreement

On June 30, 2022, we and the institutional investor entered into a letter agreement and agreed, among other things, to amend: (i) the warrants to: (a) extend the termination date for exercising the warrants from June 1, 2027 to June 1, 2029; and (b) amend the exercise price from $2.57 per share to $2.63 per share; and (ii) the securities purchase agreement to reflect a new purchase price of $2.88 per unit (or $0.001 less per pre-funded unit), resulting in additional gross proceeds to us of $212,766. On August 19, 2022, 3,211,100 of the pre-funded warrants were fully exercised at a nominal exercise price of $0.001 per share, which resulted in an issuance of 3,211,100 Ordinary Shares.

Wellution Acquisition Agreement

On September 14, 2022, we entered into the Wellution Acquisition Agreement, pursuant to which we acquired the Wellution™ brand, or the Brand. We established SciSparc Nutraceuticals, a wholly owned subsidiary, to hold the new assets, which is also a party to the Wellution Acquisition Agreement. On September 30, 2022, we closed the acquisition of the Brand and paid $4.59 million for it. In addition, at the closing we issued the M.R.M Warrant to M.R.M (each as defined below), to purchase up to 82,418 of our Ordinary Shares.

Wellution Sales Agreement

On February 23, 2023, we entered into the Wellution Sales Agreement with Jeffs’ Brands Holdings Inc., or Jeffs’ Holdings and Jeffs’ Brands Ltd., or Jeffs’ Brands. Pursuant to the Wellution Sales Agreement, closing, on March 28, 2023, Jeffs’ Brands acquired from us 57 shares of common stock of SciSparc Nutraceuticals, which is approximately a 49% interest in our wholly owned subsidiary, SciSparc Nutraceuticals, which owns the WellutionTM brand, for a consideration of $2.5 million in cash, and additional deferred cash payments of approximately $489 thousand.

In connection with the closing, we and Jeffs’ Brands undertook a mutual share exchange in the amount of approximately $288 thousand of ordinary shares from each of us and Jeffs’ Brands. The number of shares in the share exchange was calculated based on the average closing price of the relevant company’s shares for 30 consecutive trading days ending on the third trading day immediately prior to the closing. Accordingly, we acquired 247,415 ordinary shares of Jeffs’ Brands and Jeffs’ Brands acquired 13,858 Ordinary Shares from us having an aggregate value of $288 thousand.

Following the closing of the transaction, which included an equity conversion of the financing amounts of approximately $700 thousand previously provided by us to SciSparc Nutraceuticals for working capital, into shares of common stock at the price per share of the Wellution Sales Agreement and the release of the Holdback Shares, we hold approximately 51% of SciSparc Nutraceuticals.

At-The-Market Issuance Sales Agreement

On May 16, 2023, we entered into an At-the-Market Issuance Sales Agreement with Aegis Capital Corp., or the ATM Agreement, pursuant to which we may offer and sell up to $1,729,964 of our Ordinary Shares. Between May 16, 2023 and August, 9, 2023, we sold approximately $4,779 of Ordinary Shares. On August 9, 2023, the ATM Agreement was terminated.

AutoMax SPA

On June 25, 2023, we entered into a securities purchase agreement with AutoMax Motors Ltd., or AutoMax, pursuant to which, at the closing and upon the terms and conditions set forth in the securities purchase agreement with AutoMax, we invested NIS 2,500 thousand in cash, in exchange for ordinary shares of AutoMax based on a price per share of NIS 0.5. Following the closing, we hold approximately 5.6% of the issued and outstanding share capital of AutoMax.

Underwritten Public Offering

On August 14, 2023, we closed an underwritten public offering, or the Public Offering, of 212,500 Ordinary Shares, at a purchase price of $5.20 per Ordinary Share and pre-funded warrants to purchase up to 37,500 Ordinary Shares at a purchase price of $5.174 per pre-funded warrant, for aggregate gross proceeds of approximately $1.3 million, pursuant to an underwriting agreement between us and Aegis, or the Underwriter, on August 10, 2023. Pursuant to the terms of the Underwriting Agreement, we also granted the Underwriter a 45-day option to purchase up to an additional 37,500 Ordinary Shares solely to cover over-allotments, if any, at the Public Offering share price less underwriting discounts and commissions.

The pre-funded warrants were exercisable immediately upon issuance and have an exercise price of $0.026 per share. Following the Public Offering and as of February 26, 2024, we issued 25,000 Ordinary Shares in respect of the exercise of 25,000 pre-funded warrants.

October 2023 Private Placement

On October 12, 2023, we closed a private placement transaction, or the 2023 Private Placement, pursuant to a securities purchase agreement and a registration rights agreement with an institutional investor for aggregate gross proceeds of approximately $5 million (representing a 30% original issue discount to the aggregate purchase price of $7,180,000), before deducting fees to Aegis, the placement agent and other expenses payable by us in connection with the transaction. We sold units to the investors at a purchase price of $3.72 per unit, consisting of 1,930,108 pre-funded Ordinary Share purchase warrants to purchase up to 1,930,108 Ordinary Shares, and an additional accompanying pre-funded warrant to purchase up to 1,930,108 Ordinary Shares.

The pre-funded warrants were exercisable immediately upon issuance and have an exercise price of $0.001 per share. Following the transaction and as of February 26, 2024, we have issued 466,218 Ordinary Shares in respect of the exercise of 466,218 pre-funded warrants.

January 2024 Standby Equity Purchase Agreement

On January 21, 2024, we entered into the SEPA with YA. Pursuant to the SEPA, we will be able to sell up to $20.0 million of our Ordinary Shares, at our sole option, any time during the three-year period following the execution date of the SEPA. Of the Commitment Amount, to date we have not sold any Ordinary Shares (other than the Commitment Shares). Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations.

Share Buyback Program

On July 6, 2022, we announced that our board of directors authorized a $1 million buyback program for our Ordinary Shares. However, as of the date of this prospectus we have not proceeded with the buyback program and do not currently intend to do so. If we wish to trigger the buyback program in the future, we would be required to file a motion seeking a court approval in Israel for the buyback program and the effectiveness of the buyback plan, if formally approved, will be contingent upon such approval.

Current Outlook

We have financed our operations to date primarily through proceeds from sales of our Ordinary Shares and ADSs, as well as exercises of warrants and options to purchase Ordinary Shares or ADSs, as the case may be. We have incurred losses and generated negative cash flows from operations since August 2004. Since August 2004, we have not generated any revenue from the sale of our pharmaceutical product candidates and we do not expect to generate revenues from sale of our pharmaceutical product candidates in the next few years.

As of June 30, 2023, our cash, including short-term bank deposits, were $2,125 thousand.

We believe that our existing cash resources will not be sufficient to finance our operating activities in the foreseeable future, and we expect that we will require substantial additional capital to complete the development of, and to commercialize, our product candidates. If we do seek to raise additional capital, there can be no guarantee or assurance that we will be successful in raising such additional capital or that the term of such capital raise will be on terms favorable to us.

In September 2022, we purchased Wellution™, a business and brand which sells hemp-based products on the Amazon.com marketplace.

On January 25, 2023, we announced that our board of directors resolved to pursue a Restructuring Plan which may involve transferring our pharmaceutical activities to NewCo. As part of or independent to the Restructuring Plan, we intend to examine the possibility of listing NewCo on a leading stock exchange, while maintaining our controlling interest in NewCo such that we will continue to control our current business activities. We also intend to explore other potential new opportunities, activities and investments in a variety of sectors.

Pursuant to the Restructuring Plan, on November 22, 2023, we announced the signing of a non-binding letter of intent, or LOI, to acquire a leading vehicle importer company in Israel, or the Target Company, with certain new negotiated terms as announced on December 7, 2023. According to the new negotiated terms, we will acquire 100% of the Target Company and establish a new wholly-owned Israeli subsidiary, which would in turn merge with and into the Target Company, or the Acquisition. Following the Acquisition, if completed, it is contemplated that the our shareholders will hold approximately 50.01% of the share capital of the post-closing combined company. On January 19, 2024, we announced, that we had entered into a bridge loan agreement as lender, with the Target Company, pursuant to which the Target Company received a bridge loan from us in the amount of $1.4 million.

Any Restructuring Plan and possible listing of NewCo on a stock exchange may be subject to, among other things, market conditions, tax or other business analyses, regulatory approvals, receipt of any necessary consents, final approvals from our board of directors and shareholders and satisfaction of any closing conditions to effectuate such corporate Restructuring Plan and listing of NewCo. There can be no assurance regarding the ultimate timing of the Restructuring Plan and listing of NewCo or that they will be completed at all.

In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional financing sooner than planned. Our efforts to commercialize our proprietary PEA oral tablets CannAmide™ may not lead to any revenue or revenue at the level at which we are expecting. Our future capital requirements will depend on many factors, including:

●	the progress and costs of our research and development activities;

●	the costs of manufacturing our product candidates;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally; and

●	the magnitude of our general and administrative expenses.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt and/or equity financings. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. This raises substantial doubts about our ability to continue as a going concern. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our product candidates.

Research and development, patents and licenses, etc.

A comprehensive discussion of our research and development, patents and licenses, etc., is included in “Item 5. Operating and Financial Review and Prospects - Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report.

Trend information

The COVID-19 pandemic has impacted companies in Israel and around the world, and as its trajectory remains highly uncertain, and although the impact of COVID-19 has lessened in Israel recently, we cannot predict the duration and severity of the outbreak and its containment measures for our Company. Further, we cannot predict impacts, trends and uncertainties involving the pandemic’s effects on economic activity, the size of our labor force, and the extent to which our income, profitability, liquidity, or capital resources may be materially and adversely affected. See also “Risk Factors-Risks Related to Our Pharmaceutical Business Operations-Widespread public health pandemics, including COVID-19, could have a material and adverse effect on our business, financial condition and results of operations” in this prospectus.

Critical Accounting Policies

The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, obligations and expenses during the reporting periods. A comprehensive discussion of our critical accounting policies is included in “Item 5. Operating and Financial Review and Prospects - Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report.

BUSINESS

History and Development of the Company

Our legal and commercial name is SciSparc Ltd. We were incorporated in the State of Israel on August 23, 2004, and are subject to the Companies Law. Our registered office and principal place of business is located at 20 Raul Wallenberg St., Tower A, 2nd Floor, Tel Aviv 6971916, Israel. Our telephone number in Israel is: +972-73-3447180.

Our website address is http://www.scisparc.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings with the SEC will also be available to the public through the SEC’s website at www.sec.gov.

We are a foreign private issuer as defined by the rules under the Securities Act and the Exchange Act. Our status as a foreign private issuer also exempts us from compliance with certain laws and regulations of the SEC, including the proxy rules and the short-swing profits recapture rules. In addition, we will not be required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies registered under the Exchange Act.

Our capital expenditures for 2022, 2021, 2020 and the six months ended June 30, 2023 amounted to $9,200, $35,000, $0 and $0 respectively. These expenditures were primarily for purchases of fixed assets. Our purchases of fixed assets primarily include, computers, and equipment used for the development of our products, and we financed these expenditures primarily from cash on hand.

Business Overview

Overview

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, we are currently engaged in the following development programs based on THC and/or CBD and/or other CBR agonists: SCI-110 for the treatment of TS and for the treatment of Alzheimer’s disease and agitation; SCI-160 for the treatment of pain; and SCI-210 for the treatment of ASD. We also have a majority-owned subsidiary whose business focuses on the sale of hemp seeds oil-based products and others on the Amazon.com marketplace.

SCI-110 is a proprietary drug candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary PEA, formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a reaction known as the “sparing effect,” which has strong potential to treat various diseases of the central nervous system such as TS and Alzheimer’s disease and agitation.

SCI-210 is a proprietary drug candidate based on two components: (1) CBD, and (2) CannAmide™. We believe that the combination of CBD and PEA may also induce a sparing effect reaction, which has strong potential to treat various diseases such as ASD and SE.

SCI-160 is a novel pharmaceutical preparation containing a CB2 receptor, agonist for the treatment of pain. This innovative CB2 receptor agonist was synthesized by the late Raphael Mechoulam,, who was professor of medicinal chemistry at the Hebrew University.

We believe that modulating CB2 receptor activity by selective CB2 receptor agonists holds unique therapeutic potential for addressing pain conditions.

Pursuant to the positive results obtained in a phase IIa TS study conducted at Yale School of Medicine, we developed a regulatory dossier that was submitted to BfArM, and MoH for our SCI-110 program for TS. Both agencies approved the program. We plan to submit this regulatory dossier to the FDA.

In February 2021, we announced an agreement with The Israeli Medical Center for Alzheimer’s, to conduct a phase IIa clinical trial to evaluate the safety, tolerability and efficacy of SCI-110 in patients with Alzheimer’s disease and agitation using our proprietary cannabinoid-based technology. In December 2021, The Israeli Medical Center for Alzheimer’s recruited the first patient to participate in the phase IIa clinical trial. In June 2023, we announced positive topline results from our Phase IIa clinical trial of SCI-110 in patients with Alzheimer’s disease and agitation at the Israeli Medical Center for Alzheimer’s, suggesting that SCI-110 is safe and tolerable while significantly improving agitation symptoms over time in the elderly population with Alzheimer’s disease. This Phase IIa clinical trial was an open label study, which included 18 patients diagnosed with Alzheimer’s disease and agitation, to evaluate the safety, tolerability and efficacy trends of twice daily oral administration of SCI-110. Results showed that the clinical trial met its primary endpoints of the number of drop-out subjects due to poor tolerability and the number of clinical trial treatment-related adverse events, with no SCI-110 related safety issues observed and no dropouts from the clinical trial due to clinical trial medication. Specifically, SCI-110 did not cause delirium, oversedation, hypotension or falls. In addition, analysis of the clinical trial results showed that the clinical trial also met its secondary end point of change from baseline to end of treatment in agitation measured by the Cohen Mansfield Agitation Inventory where out of the fifteen patients treated with SCI-110 at least two consecutive times during the trial, thirteen of them at doses ranging between 7.5mg-12.5mg/day showed amelioration in agitation with no need to use rescue medication to control agitation. Although not significant, in the exploratory endpoints, eleven patients reduced food intake and showed feeding difficulties, as measured by the Edinburgh Feeding Evaluation in Dementia scale. There was not an effect observed resulting from the treatment on cognition and sleep quality, as measured by the Mini Mental State Examination and by the Sleep Order Inventory, respectively.

On August 8, 2022, we announced that we have received approval from the MoH and Ethics Committee of Soroka Medical Center to conduct our clinical trial for SCI-210 in patients suffering ASD. Our regulatory request to carry out this clinical trial was granted by the IMCA on July 10, 2023. On January 9, 2023, we signed an agreement with Soroka Medical Center to conduct the clinical trial pediatric patients suffering from ASD. This randomized, double blind placebo-controlled clinical trial to evaluate the potential efficacy, safety and tolerability of SCI-210 in treating patients with ASD was initiated in July 2023. We initiated patient enrollment for the clinical trial in January 2024. In February 2024, we announced that we had successfully completed the manufacturing of the SCI-210 treatment for the clinical trial.

For our proprietary SCI-160, in August 2021, we announced positive top-line results for a controlled pre-clinical trial on neuropathic and post-operative pain. The study “An evaluation of SCI-160 on neuropathic pain in the rat spared nerve injury (SNI) model and post-surgical pain in the rat hind paw incision model,” was designed to help assess the potential of SCI-160. Key findings from the pre-clinical trial are that SCI-160 significantly alleviates pain up to six hours after injection as compared with vehicle-treated animals. Daily SCI-160 injections significantly alleviate subject pain from mechanical stimuli as compared with vehicle-treated animals, for up to seven days after surgery. Daily injections of SCI-160 significantly alleviate pain in a hind paw incision model of post-surgical pain up to four days post surgery as compared with vehicle treated animals, and SCI-160 analgesic effects are prolonged in the presence of PEA. Collectively, the results indicated that treatment with SCI-160 significantly alleviates both chronic and acute pain. Based on the positive results, we have decided to continue the development of SCI-160 towards a first in-human clinical study.

Our Pharmaceutical Drug Development Programs

SCI-110 - TS, Alzheimer’s disease and agitation

We believe that our pharmaceutical product candidate, SCI-110, offers a safe and potentially effective solution for a variety of medical concerns. Despite being in its early phases of clinical testing, the application of SCI-110 has extended into several treatments, including TS and Alzheimer’s disease and agitation.

TS

TS is a neuropsychiatric disorder, characterized by physical (motor) tics and vocal (phonic) tics. Motor tics generally precede the development of phonic tics in TS, and the onset of simple tics usually predates that of complex tics. TS ranges from mild symptoms to loud noises and forceful movements that can result in self-injury (e.g. punching oneself in the face, repeating other people’s words or involuntary swearing). Many with TS experience additional neurobehavioral problems and comorbidities including inattention, hyperactivity and impulsivity, anger control problems, sleep difficulties, and obsessive-compulsive symptoms. Pharmacotherapy is used when symptoms are more severe and interfere with the ability to function. Furthermore, according to the CDC, in most cases, the prevalence of tics decreases during adolescence and early adulthood, and sometimes disappears entirely; therefore, there are a limited number of adults with TS and it is usually manifested mainly through moderate to severe symptoms.

Market Size

The exact number of people with TS is unknown. The prevalence of TS and TS symptoms is greater in children than in adults. The global TS drugs market size (revenues of total drugs sold) was approximately $80 million in 2019 and is expected to reach $98.7 million by 2023. North America dominated the TS market in 2018 and is estimated to hold the largest market size today and in the future owing to high incidences of TS, highly aware population, advanced healthcare infrastructure, and favorable government initiatives. One out of 162 children in the U.S. have TS, and it affects three out of every 1,000 children between the ages of 6 and 17.

Current Treatment

Pharmacological intervention is considered the first line of therapy for TS, but is reserved for more severe symptoms that interfere with the individual’s ability to function. Today, a full class of drugs that interact with dopamine and non-dopamine systems in the brain are used in the treatment of TS symptoms. Although as of the date of this prospectus the FDA has approved only two pharmacological treatments for adult TS- haloperidol and pimozide – these treatments have a “black box warning”. Many drugs approved or off-label to treat TS are limited to the treatment of a narrow range of TS symptoms (mainly tics), and are associated with severe side effects, both of which limit their utility. Furthermore, several of these drugs have a black box warning on their label due to their potentially lethal effect. A black box warning is the strictest warning put in the labeling of prescription drugs or drug products by the FDA when there is reasonable evidence of an association of a serious hazard with the drug.

The medications commonly used to treat symptoms of TS can be divided into the following groups:

●	Antipsychotic medications: belong to a class of drugs primarily used to manage psychosis (including haloperidol, pimozide and fluphenazine), all of which are associated with severe side effects (including weight gain, sedation, akathisia (a state of agitation, distress, and restlessness), nausea and tardive dyskinesia (involuntary movements of the face and jaw), among others).

●	Alpha2 Adrenergic Agonists: belong to a class of drugs primarily used to manage hypertension and migraine headaches prevention (including clonidine and guanfacine), which have limited utility despite common application to children with Attention Deficit Hyperactivity Disorder, or ADHD. Similar to antipsychotic medications, these also are associated with several side effects, and some of them, such as clonidine, might even be lethal.

●	Benzodiazepines, an anticonvulsant or antiepileptic drug: belong to a class of drugs primarily used to manage seizures, panic disorder and movement disorders. Of these, Clonazepam is used off-label for the reduction of tics in TS patients, which also has associated negative side effects.

As the currently used medications are managing only a small number of disease symptoms with limited efficacy and questionable safety, there is a clear unmet medical need for the management of TS.

Our SCI-110 Solution for TS

Our SCI-110 platform is a drug candidate for the treatment of TS.

On April 4, 2018, we announced topline results of our Phase IIa investigator-initiated study at Yale University of SCI-110 for the treatment of TS. The study was a single-arm, open-label trial, in which each subject both received one daily treatment of SCI-110 via oral administration and was followed-up for a period of 12 weeks. 16 subjects participated in the study and received SCI-110 at the Yale University Child Study Center at Yale University. The primary endpoint of the study was to assess the performance of SCI-110 in the treatment of adult patients suffering from symptoms of TS, as measured by the Yale Global Tic Severity Scale Total Tic Score, or YGTSS-TTS, the customary index for assessing symptom severity. Treatment was given in a dose titration regimen with a maximum dose of SCI-110 consisting of 10mg dronabinol and 800mg CannAmide™.

The topline results of the study showed that each of these 16 subjects with medication-refractory TS sustained a significant reduction of tic symptoms (paired t-test: YGTSS-TTS mean difference (mean +/- SD) =7.9+/-8.4, t= 3.7, df=15, p=0.002) from baseline (YGTSS-TTS: 38.4 +/- 8.3) to endpoint YGTSS-TTS: 30.5 +/- 10.9). This resulted in an average tic reduction of 21% across the entire sample of 16 TS subjects. Six of the 16 medication-refractory TS subjects experienced a response to treatment as defined by a reduction in YGTSS-TTS of greater than 25%. Improvement over time with treatment was also observed when generalized linear models were used to analyze repeated measures data on the YGTSS-TTS. In the study, SCI-110 demonstrated no significant effects on comorbid ADHD, anxiety, depression or obsessive-compulsive disorder, or OCD, symptoms. The medication was generally well-tolerated by the subjects with only two subjects stopping treatment early (one due to sedation and another due to lack of improvement in tic symptoms). 12 of the 16 subjects elected to proceed with a 24-week extension phase of the trial, which was also completed.

Following the Phase IIa study, we announced in June 2023 BfArM approval for a Phase IIb clinical trial for SCI-110 in subjects suffering from TS, with a view to such clinical trial being carried out in Germany at the Hannover Medical School. In August 2022, we received MoH approval to conduct the clinical trial in Israel at Sourasky Medical Center. We also received Ethics Committee approvals in 2022 from Hannover Medical School and Sourasky Medical Center and Internal Review Board approval in 2023 at the Child Study Center at Yale School of Medicine.

In September 2023, we initiated the Phase IIb clinical trial at Sourasky Medical Center. The 86 patients in the clinical trial are randomized to either oral SCI-110 or placebo at a 1:1 ratio. The overall estimated clinical trial duration is 18-24 months. We may also be required to conduct further preclinical studies in parallel to our clinical plans as part of registration process with the FDA and EMA. Following these clinical trials, if successful, we intend to conduct a Phase III, multinational, multicenter, randomized, double-blind, parallel-group, placebo controlled clinical trial to evaluate the safety, tolerability and efficacy of up to twice daily oral SCI-110 in treating TS.

In June 2016, we submitted a request for orphan drug designation to the FDA for SCI-110 for the treatment of TS. The request is still pending and we are in communication with FDA. Our last communication was in December 2020 when we received a letter from FDA raising a concern that it will be hard to limit the use of the pharmaceutical product to the subset of patients we are pursuing. There is no assurance that we will successfully obtain orphan drug designation for TS. However, in light of the fact that we disagree with this concern expressed by the FDA, we requested a clarification call. In the clarification call conducted on February 2, 2021, we agreed with the FDA concern about our ability to limit the use of the pharmaceutical product to the subset of patients in addition to a safety concern associated with THC treatment in pediatrics population so we suggested to amend our preliminary request and asked to include only adults in the treated population. An amendment letter was discussed and the FDA described what it would want to see in such an amendment. In March we sent our response to the FDA. In June 2021, we received a response from the FDA, explaining that they are unable to grant our request until new information becomes available to support our request for orphan drug designation. We will re-visit the application after we obtain clinical results from our phase IIb clinical trial in TS.

If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval, and complications and risks associated with FDA approval, would substantially increase. In a pre-IND meeting we had with FDA in February 2018, the FDA did not oppose our plans to submit an NDA via the 505(b)(2) pathway relying, in part, on clinical and nonclinical information from literature related to dronabinol and the FDA’s previous finding of safety and efficacy for the reference listed drug (Marinol).

Alzheimer’s disease and Agitation

Alzheimer’s disease is the most common type of dementia, accounting for over two-thirds of cases of dementia. Alzheimer’s disease is a neurodegenerative disease that causes progressive and disabling impairment of cognitive functions including memory, comprehension, language, attention, reasoning and judgment. Symptoms of Alzheimer’s disease depend on the stage of the disease. Neuropsychiatric symptoms like apathy, social withdrawal, disinhibition, agitation, psychosis, insomnia, poor appetite and wandering are also common in the mid to late stages.

Market Size

It is estimated that the global Alzheimer’s therapeutics market is projected to reach $13.57 billion by 2027 from $7.42 billion in 2019 with a compounded annual growth rate of 9.2% through 2027, which is primarily attributed to the increasing pipeline drug development and increasing investments for drug development biomarkers.

Current Treatment

The current pharmacological treatment of agitation in Alzheimer’s disease has an unsatisfactory benefit/risk ratio and often involves using off-label drugs. Antipsychotic drugs, which are the most frequently used drugs for this purpose, are only marginally better than placebo.

Our SCI-110 Solution for Alzheimer’s disease and Agitation

The drug product, SCI-110, is a unique proprietary combination of dronabinol (synthetic delta-9-tetrahydrocannabinol (Δ⁹-THC), and PEA.

In February 2021, we signed an agreement with The Israeli Medical Center for Alzheimer’s, to conduct a phase IIa clinical trial to evaluate the safety, tolerability and efficacy of SCI-110 in patients with Alzheimer’s disease and agitation using our proprietary cannabinoid-based technology. The study’s primary objective is the safety of SCI-110 and the secondary objective is the ability of the compound to ameliorate agitation and other behavioral disturbances in patients with Alzheimer’s disease.

This Phase IIa clinical trial was an open label clinical trial, which included 18 patients diagnosed with AD and agitation, to evaluate the safety, tolerability, and efficacy trends of twice daily oral administration of SCI-110. Results showed that the clinical trial met its primary endpoints of the number of drop-out subjects due to poor tolerability and the number of clinical trial treatment-related adverse events, with no SCI-110 related safety issues observed and no dropouts from the clinical trial due to clinical trial medication. Specifically, SCI-110 did not cause delirium, oversedation, hypotension or falls. In addition, analysis of the clinical trial results showed that the clinical trial also met its secondary end point of change from baseline to end of treatment in agitation measured by the Cohen Mansfield Agitation Inventory, or CMAI, where out of the fifteen patients treated with SCI-110 at least two consecutive times during the clinical trial, thirteen of them at doses ranging between 7.5mg-12.5mg/day showed amelioration in agitation with no need to use rescue medication to control agitation. CMAI is the gold standard measure for measuring agitation in people with dementia. The clinical trial showed that these subjects had amelioration in agitation (paired t-test: CMAI mean difference (mean +/- SD) =10.6+/-14.88, t= 2.76, df=14, p=0.015) from baseline (CMAI: 45.87 +/- 15.17) to endpoint (CMAI: 35.27 +/- 11.09). This resulted in an average reduction of 23% across the entire sample.

In the exploratory end points, a decrease in eating and feeding difficulties was shown in 11 patients out of the 15 patients treated at least two consecutive times during the trial as measured by the Edinburgh Feeding Evaluation in Dementia Scale, although the increase was not significant. No effect from the treatment was observed on cognitive measurements and sleep quality, as measured by the Mini Mental State Exam and by the and the Sleep Disorder Inventory, respectively.

SCI-210 - ASD and SE

We believe that our pharmaceutical product candidate, SCI-210, offers a safe and potentially effective solution for a variety of medical concerns. Despite being in its early phases of pre-clinical and clinical testing, the application of SCI-210 has extended into several treatments, including ASD and SE.

ASD

ASD is a neurodevelopmental disorder. The specific etiologies and neural bases of autism remain largely unknown; it has been proposed that alterations in multiple genes in combination with environmental factors constitute the cause for the development of the autism phenotype. ASD is characterized by early dysfunction in communication and social interactions, presenting with repetitive, restrictive, stereotyped patterns of behavior and loss of interest in diverse activities. Additionally, ASD is frequently accompanied by impairments in adaptive functioning, sensory processing disorder, aggression, or self-injury.

Market Size

It is estimated that the global ASD therapeutics market was approximately $3.3 billion in 2018 and is expected to reach approximately $4.6 billion by 2026 with a compounded annual growth rate of 4.3% during such time period.

Current Treatment

No cure exists for ASD. The goal of treatment is to maximize patients’ ability to function by reducing ASD symptoms and supporting development and learning. Treatment options may include: (i) behavior and communication therapies - successful programs typically include a team of specialists and a variety of activities to improve social skills, communication and behavior; and (ii) medications - to date, no medication can improve the core signs of ASD, specific medications can help control comorbidity symptoms. The main symptoms to be treated in patients with ASD are: epilepsy, aggression, hyperactivity, irritability, attention deficit, sleep problems, obsessions and anxiety. Antipsychotic drugs are sometimes used to treat severe behavioral problems and antidepressants may be prescribed for anxiety. Among the main drugs used in the treatment of ASD are typical antipsychotics such as Haloperidol, Thioridazine, Chlorpromazine and the atypical risperidone, Olanzapine and Clozapine, whose use is more common. These are used with the objective to treat the child’s behavioral problems by blocking the D2 dopaminergic channels, causing a diminished reaction to stimuli known as “neuroleptic syndrome,” observed as calm and quiet behavior in the child. In turn, some atypical antipsychotics also exhibit an antagonism of type 2A receptors for serotonin, aside from their effect on the D2 channels. It is important to individualize the patient when these drugs are administered, since there are no pre-established criteria for dosing and such drugs could present extrapyramidal adverse effects such as tremors, sialorrhea, sedation, impaired liver function, etc. Serotonin reuptake inhibitors such as Fluoxetine, Paroxetine and Sertraline are given to children with autism because they have been found to increase 25% of serotonin levels in platelets and serum. This treatment is based on suppressing symptoms such as anxiety, depression, OCDs, and self-injurious behavior.

Unfortunately, about 40% of children with ASD and disruptive behavior do not respond well to standard behavioral and medical treatment. Consequently, an exceptionally high percentage of parents are seeking help through unproven methods, including the use of compounds made of the cannabis plant.

Our SCI-210 Solution for ASD

The drug product SCI-210 is a proprietary drug candidate based on two components: (1) CBD, and (2) CannAmide™.

On August 8, 2022, we announced that we have received approval from the MoH and Ethics Committee of Soroka Medical Center to conduct our clinical trial for SCI-210 in patients suffering ASD. Our regulatory request to carry out this clinical trial was granted by the IMCA on July 10, 2023. On January 9, 2023, we signed an agreement with Soroka Medical Center to conduct the clinical trial on pediatric patients suffering from ASD. This randomized, double-blind placebo-controlled clinical trial to evaluate the potential efficacy, safety and tolerability of SCI-210 in treating patients with ASD was initiated in July 2023. We initiated patient enrollment for the clinical trial in January 2024. In February 2024, we announced that we had successfully completed the manufacturing of the SCI-210 treatment for the clinical trial.

SE

SE is a common life-threatening medical emergency characterized by an acute, prolonged epileptic seizure. SE can represent either the exacerbation of a pre-existing seizure or the initial manifestation of epilepsy. In order to avoid neurological sequelae, a timely treatment should be started. When the continuous seizure does not respond to conventional drug treatment, SE can pose serious life-threatening risks.

In 2018, GW’s Epidiolex, a plant-based, pharmaceutical grade CBD extract was approved by the FDA for the treatment of seizures associated with two rare and severe forms of epilepsy. Our study for SCI-210 previously met its endpoint (efficacy) when comparing its effect to the effect of CBD alone in an in-vitro hepatocytes model of fat accumulation; the effect of CBD was enhanced by the addition of PEA, lowering the required effective concentration of CBD. In this study, we hope to meet the study endpoint (efficacy) when comparing treatment using our pharmaceutical product candidate compared to the effect of CBD alone on SE and its neurological cognitive sequelae.

Market Size

According to the World Health Organization, or WHO, report on epilepsy in 2019, around 50 million people have epilepsy. In addition, it has been estimated that the global epilepsy market size would grow from $10.6 billion in 2021 to $14.9 billion towards the end of 2031. North America accounted for approximately 50% of the global epilepsy therapeutics market in 2021. The U.S. is the largest epilepsy drug market in North America.

In 2017, the Americas held a 41% market share ($1.49 billion) and are projected to hold such position, estimated to be $1.6 billion in 2023.

Current Treatment

The first-line treatment for early SE mainly comprises the administration of benzodiazepines, the most frequently used of which include Diazepam, Lorazepam, and Midazolam. Seizures continue and progress to established SE in about 40% of patients with Convulsive Status Epilepticus (CSE) despite benzodiazepine administration as the first-line treatment. The second-line treatment for established SE consists of a loading dose of antiepileptic drugs. Frequently used antiepileptic drugs include Phenytoin or Fosphenytoin, Valproate, Levetiracetam, Phenobarbital, and Lacosamide. There is no clear evidence for the relative superiority of any of these drugs.

Our SCI-210 Solution for SE

The drug product SCI-210 is a proprietary drug candidate based on two components: (1) CBD, and (2) CannAmide™.

On December 7, 2022, we announced positive results from our pre-clinical study of SCI-210 on SE, conducted at The Sheba Fund for Health Services and Research at Chaim Sheba Medical Center, which reaffirms the potential of its proprietary combination products to have a positive effect while minimizing adverse side effects. Our SCI-210 platform combines PEA with CBD. The non-clinical trial objective was to study the potential therapeutic effects of SCI-210 on SE and on neuro-biochemical markers for neurological cognitive sequelae. A pilocarpine SE-induced mice (C57BL/6 male) model to study SCI-210’s effects on seizure severity and mortality was used. After calibration, four groups of animals were studied: an effective-high dose CBD group, a sub-effective dose CBD group, a SCI-210 group (a combination of sub-effective CBD dose and PEA) and a non-treated control group. The results indicated differences in mortality rate as well as seizure rates over time. In the low-CBD group, a higher mortality rate (although not significant) was found and therefore it is reasonable to believe that no significant impact on neuronal protection was achieved. In the high-CBD group, higher, although not significant, levels of neuronal protection were found together with a decreased mortality rate when compared to control. The level of neuronal protection in the SCI-210 treatment was significantly higher compared to the control group and no mortality was found in this group. It was concluded that SCI-210 treatment may potentially be more effective than a CBD monotherapy. Moreover, since the concentrations used in the combo treatment are significantly lower than those recommended for CBD monotherapy, this treatment also has the potential to be safer.

Our SCI-160 Pain Solution

Pain is the most common reason for physician consultation in most developed countries. It is a major symptom in many medical conditions and can interfere with a person’s quality of life and general functioning. Opioid medications can provide short, intermediate or long acting analgesia depending upon the specific properties of the medication and whether it is formulated as an extended release drug. Opioids are efficacious analgesics in chronic malignant pain and modestly effective in nonmalignant pain management. However, there are associated adverse effects, especially during the commencement or change in dose. Prolonged opioid use may cause drug tolerance, chemical dependency, diversion and addiction. The potency and availability of these substances, despite their high risk of addiction and overdose, have made them popular both as formal medical treatments and as recreational drugs. Due to their sedative effects on the medulla oblongata, opioids in high doses present the potential for respiratory depression, and may cause respiratory failure and death. In a 2013 review study published in Fundamental & Clinical Pharmacology, various studies were cited demonstrating that cannabinoids exhibit comparable effectiveness to opioids in models of acute pain and even greater effectiveness in models of chronic pain. Cannabis produces several compounds with various known activities known together as cannabinoids, such as THC and CBD. In general, cannabinoids bind and act through the two characterized CRP: CB1 and CB2. However, activation of the CB1 receptor (as for example in the case of THC) leads to unwanted psychoactive “high” and other adverse events, whereas activation of CB2 does not lead to any psychoactivity. In addition and unrelated to the above sentence, the affinity of the cannabis derived cannabinoids to these receptors is limited and partial. Newly synthetic cannabinoid HU-433, a specific CB2 agonist with high CB2 receptor affinity, was specifically synthesized by Prof. Raphael Mechoulam from Hebrew University of Jerusalem and is our proprietary new chemical entity.

In July 2018, we executed a license agreement with Yissum, the technology transfer company of the Hebrew University of Jerusalem, for SCI-160, a synthetic cannabinoid synthesized by Prof. Mechoulam. We completed two preliminary preclinical studies evaluating analgesic and opioid-sparing effects of this compound in a rat model of acute and chronic pain. In the preclinical studies, SCI-160 was well tolerated and did not cause any significant adverse clinical effects. In addition, efficacy studies demonstrated the analgesic superiority of SCI-160 over control and were comparable to high-dose morphine analgesic effects and in some instances exerted greater potency. These preclinical studies in SCI-160 were able to meet their endpoints - efficacy and safety - for both acute and chronic pain.

Market Size

The global pain management drugs market size was estimated at $78.14 billion in 2022 and is projected to hit around $115 billion by 2032, growing at a CAGR of 3.94% during the forecast period 2023 to 2032. On the basis of geography, North America dominated the market and captured more than 45% revenue share in 2022.

According to the U.S. National Center for Health Statistics, over 310 million major procedures are performed annually, of which approximately 40 to 50 million are in the U.S. and 20 million in Europe. Moreover, there is a rise in the rate of surgeries worldwide which is the primary reason for the growing consumption of pain management drugs. Subsequently, the increased cancer therapies associated with pain incidence and a rising geriatric population having various therapies drive the market. Consumer preference for pain management therapies is influenced by their high availability, ease of access, heightened awareness, cost-effectiveness, and rapid relief.

Furthermore, rising road accidents due to the increasing number of vehicles and traffic violations lead to related trauma injuries, which create demand for pain management post surgeries. According to the WHO, 1.3 million people die yearly from road traffic crashes. Between 20 and 50 million people suffer from non-fatal injuries, with many incurring a disability due to their injury.

Current Treatment

Currently available treatments are antidepressant and anticonvulsant analgesics, opioids and nonsteroidal anti-inflammatory drugs. These are inadequate to control all pain or are associated with limiting side effects (e.g., most problematic being sedation with the antidepressant and anticonvulsant group, constipation with the opioids and gastrointestinal and cardiovascular effects with the Non-steroidal anti-inflammatory drugs, or NSAIDs).

Our SCI-160 Solution for pain

SCI-160 is a newly synthetic cannabinoid, a specific CB2 agonist with high CB2 receptor affinity.

For our proprietary SCI-160, in August 2021, we announced positive top-line results for a controlled pre-clinical trial on neuropathic and post-operative pain. The study “An evaluation of SCI-160 on neuropathic pain in the rat spared nerve injury (SNI) model and post-surgical pain in the rat hind paw incision model,” was designed to help assess the potential of SCI-160. Key findings from the pre-clinical trial are that SCI-160 significantly alleviates pain up to six hours after injection as compared with vehicle-treated animals. Daily SCI-160 injections significantly alleviate subject pain from mechanical stimuli as compared with vehicle-treated animals, for up to seven days after surgery. Daily injections of SCI-160 significantly alleviate pain in a hind paw incision model of post-surgical pain up to four days post surgery as compared with vehicle treated animals and SCI-160 analgesic effects are prolonged in the presence of PEA. Collectively, the results indicated that treatment with SCI-160 significantly alleviates both chronic and acute pain. Based on the positive results, we are continuing the development of SCI-160 towards a first in-human clinical study.

Other Programs

Our CannAmide™ Anti-Inflammatory and Chronic Pain Solution

CannAmide™ is a cannabimimetic compound that regulates endocannabinoid levels by enhancing receptor sensitivity and inhibiting their metabolism, and is particularly attractive therapeutically as it appears to have a very high safety profile with low or no abuse liability. Although numerous clinical trials have shown the favorable effect of PEA as an analgesic agent it has low solubility.

In July 2019, we announced the issuance of a product license for our proprietary PEA oral tablet CannAmide™ by Health Canada’s Natural and NNHPD, for the recommended use as an anti-inflammatory and to help relieve chronic pain. This license was issued by the NNHPD under the authority of the NHPR. Dosage form of the described natural health product is tablets composed of 400mg PEA with a recommended dose of one tablet three times a day. Chronic pain is estimated to affect 38% of people worldwide, and according to an analysis by the World Health Organization, half of the most prevalent conditions responsible for living with disability is characterized by the presence of different kinds of pain. With the NNHPD license, we are able to offer safe and beneficial non-opiate pain management products. CannAmide™’s active compound PEA is a cannabimimetic compound that regulates endocannabinoid levels by enhancing receptor sensitivity and inhibiting their metabolism, and is particularly attractive therapeutically as it appears to have a very high safety profile with low or to no possibility for abuse. On February 10, 2021, we announced that we had entered into an agreement with Procaps, a leader in contract development and manufacturing services in softgel advanced technologies for the global pharmaceutical and nutraceutical industries, to develop and commercially manufacture both of our drug candidates, SCI-110 and our proprietary PEA oral tablets CannAmide™, in softgel capsule form.

Cannabinoids have great therapeutic potential and have been used for years for medicinal purposes. For example, cannabis and cannabinoids are being used to improve the quality of life of patients with numerous and diverse indications (oncological patients, chronic pain conditions, etc.). We believe that the novel approaches and unique mechanism of action of our proprietary technology platforms, including our drug delivery systems and unique combination and specific dosages, may be expanded to treat additional diseases and unmet medical needs.

In the future, we may consider expanding our pipeline to include these additional indications.

Collaboration with Clearmind

On March 7, 2022, we entered into a cooperation agreement, or the Cooperation Agreement, with Clearmind. The Cooperation Agreement includes, among others, examination of the benefit of integrating the core technologies of each company to explore the development of psychedelic-centric drug candidates and targeting mental health- related diseases. Pursuant to the terms of the Cooperation Agreement, we conducted a joint pre-clinical study with Clearmind. Under the Cooperation Agreement, we aim to pursue, develop and commercialize psychedelic-centric drug candidates. Our collaboration with Clearmind has resulted as of the date of this prospectus, in the filing of nine patent applications. All patent applications refer to the combination of SciSparc’s CannAmide™ with Clearmind’s 5-Methoxy-2-aminoindane, or MEAI, an innovative proprietary psychedelic treatment for addictions and others.

In May 2022, we announced that our collaboration with Clearmind resulted in the filing of a provisional patent application related to a psychedelic combination therapy treating numerous binge behaviors. The patent application referred to the combination of our CannAmide™ with Clearmind’s MEAI. The patent application followed successful pre-clinical studies that showed a significant dose dependent effect for MEAI treatment in reducing alcohol consumption of treated animals, with additional significant effect for the CannAmide™ treatment at the lower sub-effective MEAI dose. Additionally, in May 2022, we announced positive safety profile results from our joint pre-trial with Clearmind. The clinical trial tested the proprietary combination of our CannAmide™ with Clearmind’s psychedelic molecule, MEAI, for alcohol consumption. A histopathology assessment was conducted on several organs (heart, lungs, liver, kidneys, brain, pancreas, spleen, and thyroid gland) from all experiment groups (n=3-5 per group) to determine the safety of the proprietary combination of MEAI and CannAmide™ versus control (mice) that were not exposed to alcohol). The severity of changes was scored by a 5-point scale by a qualified blinded toxicologist (Schafer et al., Toxicol Pathol 2018, 46:256-265). The results indicated a high safety profile of the combination treatment with no treatment-related changes observed.

In June 2022, we announced that our collaboration with Clearmind resulted in the filing of a provisional patent application related to treating cocaine addiction. The patent application refers to the proprietary combination of our CannAmide™ with Clearmind’s MEAI, for treating cocaine addiction.

In August 2022, we announced additional positive pre-clinical results of our psychedelic-based pharma collaboration for treatment for cocaine addiction using MEAI. These pre-clinical study results added to our announcements regarding our collaboration with Clearmind for their combination treatment based on our CannAmide™ compound and Clearmind’s MEAI for various addictions, including pre-clinical studies results, the filing of two provisional patent applications related to compositions comprised of MEAI and n-acylethanolamines and uses thereof and treating cocaine addiction. The pre-trial was led by Professor Gal Yadid and his team from the Gonda Multidisciplinary Brain Research Center located at Bar Ilan University (Ramat Gan, Israel) and was designed to evaluate the possible reward-like effects of MEAI with connection to cocaine and its ability to abolish cocaine-induced conditioned place preference. In the pre-trial, the self-administration paradigm was utilized, which is the gold-standard model for examining drug addiction and is based on operant conditioning. Rats were catheterized and trained to self-administer cocaine. The results identified a statistically significant sub-group within the study, in a non-biased manner and high integrity, which dramatically responded to the treatment, significantly decreasing the craving for cocaine as compared to non-treated control group. This sub-group, representing 60% of animals, showed a very high response within the group.

In September 2022, we announced that Clearmind filed a provisional patent application related to metabolic syndromes including obesity, regarding our collaboration with Clearmind. The patent application is the third of the collaboration, each referring to the proprietary combination of our PEA and Clearmind’s MEAI.

In February 2023, we announced that announced that Clearmind filed three provisional patent applications were filed by Clearmind with the USPTO as a part of our ongoing collaboration. The patent applications refer to novel proprietary combinations of lysergic acid diethylamide, psilocybin, and N,N-dimethyltryptamine and our PEA. Additionally, in February 2023, we announced that as part of our ongoing collaboration with Clearmind, Clearmind filed three provisional patent applications with the USPTO, for unique combinations of future psychedelic-based compounds. The patent applications refer to novel proprietary combinations of 3,4 Methylenedioxymethamphetamine, Ibogaine and Ketamine each with our PEA. In February 2024, Clearmind also filed patent applications under the PCT for these combinations.

In June 2023, we announced that we and Clearmind were to conduct a study evaluating our combination treatment for obesity and metabolic syndrome.

In August 2023, Clearmind filed a patent application for the treatment of dyskinesia, a combination of the pyschadelic molecule 3-Methylmethcathinone and PEA.

In November 2023, successful results were announced from a pre-trial on rodents, testing the efficacy of the combination treatment of PEA and MEAI on obesity, performed by Joseph Tam from the Hebrew University of Jerusalem. The results indicated that there was an increase in the metabolic process and fat burn, a reduction in appetite and meal sizes, and reductions in ambulation with affecting voluntary activity.

Collaboration with Polyrizon

On May 31, 2022, we entered into a collaboration agreement with Polyrizon Ltd., or Polyrizon, a biotech company focused on the development of innovative medical device hydrogels delivered in the form of nasal sprays, or the Polyrizon Collaboration Agreement. As part of this collaboration, we will work together to develop a unique technology for the treatment of pain, based on our SCI-160 platform and Polyrizon’s Trap and TargetTM intranasal drug delivery technology to target the central nervous system. We have agreed to pay development fees to Polyrizon up to a total of $2,550,000 upon the completion of certain milestones, as well as royalties in the low single digits upon sales of products under the agreement and additional royalties for sales under any sublicense by us.

Acquisition of Wellution™

On September 14, 2022, we entered into the Wellution Acquisition Agreement with Merhavit M.R.M Holding and Management Ltd., or M.R.M, and the other parties named therein, to acquire from M.R.M its rights to purchase, the Wellution™ brand. In connection therewith, we incorporated a new wholly owned subsidiary, SciSparc Nutraceuticals, to hold the new assets of the Brand. The Brand sells hemp-based products, including hemp gummies, hemp oil capsules, hemp gel, hemp cream, detox pills, height pills, antibacterial creams, and anti-aging creams, among other beauty and hair treatment products that are all manufactured in the United States.

In accordance with the closing of the Wellution Acquisition Agreement for the Brand which took place on September 30, 2022, we paid $4.59 million for the Brand and issued to M.R.M $15 million worth of warrants to purchase up to an aggregate amount of 82,418 of our Ordinary Shares, or the M.R.M Warrants. The M.R.M Warrants have an exercise price of $182 per share and an exercise period of five years from the closing, until September 30, 2027. The M.R.M Warrants will become exercisable during the exercise period upon the earlier of (i) an achievement of $100 million of gross sales by the Brand in the aggregate or (ii) if the price of our Ordinary Shares closes at $10.00 or above.

On February 23, 2023, we entered into the Wellution Sale Agreement with Jeffs’ Holdings and Jeffs’ Brands, pursuant to which, at the closing on March 28, 2023, Jeffs’ Holdings acquired from us 57 of common stock of SciSparc Nutraceuticals, equal to approximately a 49% interest in our wholly owned subsidiary, SciSparc Nutraceuticals, which owns the WellutionTM Brand, for a cash consideration of $2.5 million. In addition to the cash consideration upon closing, we received from Jeffs’ Brands an additional amount accounting for certain purchase price adjustments related to inventory and working capital, which adjustments increased the purchase price by approximately $489,330.

Following the closing of the Wellution Sale Agreement on March 28, 2023, including an equity conversion of the financing amounts we previously provided to SciSparc Nutraceuticals for working capital, we hold approximately 51% of the outstanding capital stock of SciSparc Nutraceuticals.

In connection with the Wellution Sale Agreement, at the closing, Jeffs’ Brands and SciSparc Nutraceuticals entered into a consulting agreement, or the Wellution Management Agreement for the provision of services by Jeffs’ Brands for the management of the Brand for a monthly fee of $20,000. Jeffs’ Brands also received a one-time signing bonus at the closing in the amount of $51,000. The Wellution Management Agreement is in effect for an undefined period of time and may be terminated by either party with 30 days’ advance notice.

In addition, pursuant to the Wellution Sale Agreement, at the closing, we undertook a share exchange with Jeffs’ Brands, in which we acquired 247,415 ordinary shares of Jeffs’ Brands and Jeffs’ Brands acquired 360,297 of our Ordinary Shares, in each case having an aggregate value of $288,238, or the Share Exchange. The number of shares exchanged was calculated based on the average closing price of the shares on the Nasdaq for the 30 consecutive trading days ending on the third trading day immediately prior to the closing date.

Restructuring Plan

On January 25, 2023, we announced that our board of directors resolved to pursue a Restructuring Plan which may involve transferring our pharmaceutical activities to NewCo. As part of or independent to the Restructuring Plan, we intend to examine the possibility of listing NewCo on a leading stock exchange, while maintaining our controlling interest in NewCo such that we will continue to control our current business activities. We also intend to explore other potential new opportunities, activities and investments in a variety of sectors.

Any restructuring and possible listing of NewCo on a stock exchange may be subject to, among other things, market conditions, tax or other business analyses, regulatory approvals, receipt of any necessary consents, final approvals from our board of directors and satisfaction of any closing conditions to effectuate such corporate restructuring and listing of NewCo. There can be no assurance regarding the ultimate timing of the intended restructuring and listing of NewCo or that they will be completed at all. Other than the signing of the LOI with the Target Company on November 22, 2023, as of the date of this prospectus, we have not initiated the Restructuring Plan.

Strategic Transaction Opportunity Engagement

In September 2023, we engaged Rosario Capital Ltd. to identify potential opportunities for a strategic transaction.

Non-Binding Letter of Intent with Leading Vehicle Importer Company in Israel

Pursuant to the Restructuring Plan, on November 22, 2023, we announced the signing of the LOI to acquire the Target Company, a leading vehicle importer company in Israel, with certain new negotiated terms as announced on December 7, 2023. This Acquisition is expected to be consummated by means of a reverse triangular merger, pursuant to which we will establish a new wholly-owned Israeli subsidiary, which would in turn merge with and into the Target Company, leaving the Target Company as the surviving company.

As a result of the Acquisition, all outstanding shares of the Target Company would be converted into the right to receive Ordinary Shares of SciSparc and any warrants issued by the Target Company would be converted into the right to receive warrants of SciSparc. Following the completion of the Acquisition, it is contemplated that SciSparc shareholders will hold approximately 50.01% of the share capital of the post-closing combined company.

Bridge Loan with Leading Vehicle Importer Company in Israel

On January 19, 2024, we announced, that we had entered into a bridge loan agreement, or the Loan Agreement, as lender, with the Target Company, pursuant to which the Target Company received a bridge loan, or the Bridge Loan, in the amount of $1.4 million, further to the previously-announced LOI for us to acquire the Target Company.

The Loan Agreement, signed on January 16, 2024, states that the principal amount of the Bridge Loan will bear interest at a rate of 7% per annum (or 9% per annum if the Acquisition is not consummated prior to the repayment date), compounded annually. The Bridge Loan amount, together with any accrued interest, or the Owed Amount, may be repaid in part or in whole at the discretion of the Target Company prior to the repayment date. The repayment of the Owed Amount will be due at the earlier date of: (a) the closing of the Acquisition, in which the Owed Amount shall be deemed a part of, and set-off against, the financing amount we will provide the Target Company with upon closing, or $4,250,000; (b) if the definitive agreement for the Acquisition is terminated, in accordance with its terms, within three months from such termination date; or (c) July 15, 2024.

Intellectual Property

Our intellectual property portfolio comprises seven granted U.S. patents, pending patent applications in nine families, all of which are currently international PCT applications or PCT applications that have entered the national phase. Of this portfolio, we have exclusively licensed one granted U.S. patent from Dekel and one patent family from Yissum. Our intellectual property portfolio also includes two trademarks.

Internally Developed Patent Applications

In March 2013, we filed a provisional application with the USPTO for the technology of proprietary sequences of anti-CD3 antibody and the utilization of the latter in various autoimmune diseases, as well as in hepato-pathologies. The provisional application has been converted to a PCT and then entered a National Status in December 2014 in the U.S., with the European Patent Office, or EPO, and in China, Canada and Japan. In the U.S. it received a grant status in June 2018.

In April 2015, we filed a provisional application with the USPTO for combinations of cannabinoids, n-acylethanolamines, and inhibitors of n-acylethanolamine degradation, which, in April 2016 was converted into an international PCT application that subsequently entered national phase in the following state entities: U.S., EPO, Israel, Australia, Canada, China and Japan. The technology is directed to utilizing the potentiating effect of n-acylethanolamines on cannabinoids for any cannabinoid amenable indication, including but not limited to analgesia and TS. The 20-year term of any patent issuing from this application would expire in April 2036. In August and September 2021, the patent was granted in Australia and Japan, respectively, and three patents have been issued in the U.S., two in December 2021 and one in February 2022. A patent was issued in Israel in August 2022 and a patent was issued in Australia in November 2023. The EPO granted a patent in December 2022.

In May 2015, we filed a provisional application with the USPTO for combinations of opioids, n-acylethanolamines, and inhibitors of n-acylethanolamines degradation, which, in May 2016 was converted into an international PCT application that subsequently entered national phase in the following state entities: U.S., EPO, Israel, Australia, Canada, China and Japan. The technology is directed to potentiating effect of N-acylethanolamines on opioids for opioid amenable indications. The 20-year term of any patent issuing from this application would expire in May 2036. In July 2021, the patent was granted in Australia, and a divisional patent was granted in November 2023. In November 2023, a patent was granted by the EPO. A patent granted in Japan in March 2023.

In July 2016, we filed a provisional application with the USPTO for the use of cannabinoids for potentiating the efficacy of antibiotics, which in July 2017 was converted into an international PCT application that subsequently entered national phase in the following state entities: U.S., EPO, Canada and China. The 20-year term of any patent issuing from this application would expire in July 2037. In November 2022, the USPTO issued this patent called “Compositions and Methods of Potentiating Antimicrobials”.

In January 2018, we filed a provisional application with the USPTO directed to methods of treating OSA, which in January 2019 was converted into an international PCT application that subsequently entered national phase in the following state entities: U.S., EPO, Canada and Australia. The 20-year term of any patent issuing from this application would expire in January 2039.

In April 2019, we filed a provisional application with the USPTO directed to compositions and methods for potentiating derivatives of 4-aminophenols, which in April 2020 was converted into an international PCT application. The PCT application subsequently entered the national phase in Australia, Canada, China, EPO, Israel, India, Japan, Mexico, Russia, and the U.S. The 20-year term of any patent issuing from this application would expire in April 2040.

In August 2020, we filed a provisional application with the USPTO directed to methods for maintaining microvascular integrity, which in August 2021 was converted into an international PCT application. The PCT application subsequently entered the national phase in Australia, Canada, China, EPO, Israel, India, Japan, and the U.S. The 20-year term of any patent issuing from this application would expire in August 2041.

In August 2022, we received an Israeli patent for our core technology that treats central nervous systems disorders. The invention relates to “Pharmaceutical compositions comprised of cannabinoids and N-acylethanolamines, and methods for their use in preventing and treating a variety of cannabinoid-treatable conditions.”

In November 2022, the USPTO granted us a new patent - U.S. Patent No. 11,491,172, title: COMPOSITIONS AND METHODS OF POTENTIATING ANTIMICROBIALS. This patent further strengthens our intellectual property portfolio and protection of our core technologies, and in one of the most important markets in the world. This is SciSparc’s seventh granted patent in the United States.

In-Licensed Patents and Patent Applications

In May 2015, we entered into an exclusive, irrevocable, worldwide license agreement with Dekel for certain technology and one granted U.S. patent related to compositions and methods for treating inflammatory disorders. The agreement became effective in August 2015 immediately after we and Dekel entered into an amendment to the license agreement. Pursuant to the license agreement, in May 2016 we issued Dekel 200,000 of our Ordinary Shares at a price per share of NIS 0.5 on account of future royalty payments. Also, pursuant to the license agreement, we are obligated to pay Dekel fees based on specific milestones and royalties upon commercialization. The milestone payments include: (i) $25,000 upon the successful completion of preclinical trials (which milestone was met in November 2016, resulting in this payment becoming due, and which was paid in March 2017); (ii) $75,000 upon the successful completion of a Phase I/IIa trial (which was paid in April 2018); and (iii) $75,000 upon the earlier of generating net revenues of at least $200,000 from the commercialization of the technology or the approval of the FDA / the EMA of a drug based on the licensed assets. In each case, and subject to our discretion, the respective milestone payments are payable in cash or equity based on a price per Ordinary Share of NIS 0.5. The royalty payments are 8% for commercialization and 35% pursuant to a sub-license of the licensed assets. The patent expiration dates of any patents maturing from this application would likely be 2029.

On July 14, 2019, we entered into an amendment to the license agreement, to encompass our and Dekel’s original intention to exclude certain consumer packaged goods (including, inter alia, food, beverage, cosmetics, pet products and hemp based products, which are sources of nutrients or other substances which may have a nutritional effect) from the scope of the licensed products and the field of our activity, as described in the license agreement, which intention was not reflected in the license agreement, and therefore, desired and agreed to amend the license agreement to reflect the foregoing clarification, as well as certain additional less material matters as discussed in the amendment. The amendment also prescribes a specific development plan under the license agreement requiring us to invest in the licensed technology (as defined under the license agreement) formulation development and maintenance of a total annual investment cap of $350,000 and for a non-compete and non-solicitation obligation by Dekel and Dr. Shmulewitz, our former chairman and chief executive officer, towards our field of activity.

On February 5, 2024, we received written notice from Dekel for the termination of the license agreement, effective immediately, based on our allegedly breaching our material contractual obligations by allegedly failing to provide Dekel with certain reports regarding the licensed products under the license agreement. We disagree and reject Dekel’s allegations as set forth in the notice and we are assessing the effects, if any, on our business. For further information, see “Risk Factors - Risks Related to Our Intellectual Property – We have received a termination notice for a license agreement for certain intellectual property rights from an entity controlled by our former chairman and chief executive officer, Dr. Ascher Shmulewitz.”

On July 29, 2018, we entered into an exclusive, worldwide, sublicensable, royalty-bearing license agreement with Yissum for a license to make commercial use of the licensed technology, in order to develop, obtain regulatory approvals, manufacture, market, distribute or sell products, or the Yissum License Agreement. According to the Yissum License Agreement, we were required to pay Yissum an initial payment of $133,000, and shall pay Yissum royalties at the rates of 3% of net sales, subject to the royalty reductions as described in the Yissum License Agreement. All right, title and interest in and to the Yissum License Agreement shall vest solely in Yissum, and we shall hold and make use of the rights granted. All rights in the development results shall be solely owned by us, except to the extent that an employee of the Yissum, including the researcher, is considered an inventor of a patentable invention arising from the development results, in which case such invention and all patent applications and/or patents claiming such invention shall be owned jointly by us and Yissum, as appropriate, and Yissum’s share in such joint patents shall be automatically included in the Yissum License Agreements.

Other Intellectual Property Protection

In addition to patent and trademark protection, we intend to use other means to protect our proprietary rights, including pursuing marketing or data exclusivity periods, orphan drug status, and similar rights that are available under regulatory provisions in certain countries, including but not limited to the United States, Europe, Canada, Japan, and China.

We also rely on trade secrets, know-how, and continuing innovation to develop and maintain our competitive position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology.

We also seek regulatory approval for our products for indications with high unmet medical need, great market potential, and where we have a proprietary position through patents covering various aspects of our products, including but not limited to: composition, dosage, formulation, use, and manufacturing process. Our success depends, in part, on an intellectual property portfolio that supports future revenue streams and erects barriers to our competitors. We are maintaining and building our patent portfolio through filing new patent applications, prosecuting existing applications, and licensing and acquiring new patents and patent applications.

Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated. Intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive one. For more information, see. “Risk Factors-Risks Related to our Intellectual Property.”

The following table summarizes our portfolio of patents:

Country	Status	Filing Date	Title	Estimated Expiration Date	Product Covered
Australia	Granted	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Australia	Granted	19-Jul-2021	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Australia	Pending	17-Oct-2023	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Canada	Allowed	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	May 2036	THX-110 THX-210
United States of America	Granted	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	May 2036	THX-110 THX-210
United States of America	Abandoned	01-Oct-2019	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
United States of America	Granted	10-Oct-2019	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
United States of America	Granted	30-Aug-2019	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
United States of America	Published	27-Aug-2021	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
United States of America	Published	12-Nov-2021	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
United States of America	Published	12-Nov-2021	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Israel	Granted	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Israel	Pending	31-Mar-2022	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
China (People’s Republic)	Abandoned	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
China	Published	08-Jun-2023	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
European Patent Convention(1)	Granted	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
European Patent Convention(1)	Published	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Japan	Granted	19-Apr-2016	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Japan	Abandoned	30-Mar-2021	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 2036	THX-110 THX-210
Hong Kong	Published	16-Jun-2023	COMBINATIONS OF CANNABINOIDS AND N-ACYLETHANOLAMINES	April 20236	THX-110 THX-210
Australia	Granted	17-May-2016	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
Australia	Granted	30-Jun-2021	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
Australia	Pending	19-Oct-2023	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
Israel	Abandoned	17-May-2016	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036

Country	Status	Filing Date	Title	Estimated Expiration Date	Product Covered
Israel	Pending	24-Aug-2023	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
China (People’s Republic)	Abandoned	17-May-2016	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
China	Published	03-Apr-2023	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
Japan	Granted	17-May-2016	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
Japan	Abandoned	30-Apr-2021	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
Hong Kong	Published	20-Nov-2023	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
European Patent Convention(1)	Granted	17-May-2016	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
United States of America	Abandoned	17-May-2016	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
United States of America	Published	27-Nov-2020	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
Canada	Allowed	17-May-2016	COMBINATIONS OF OPIOIDS AND N-ACYLETHANOLAMINES	May 2036
United States of America	Published	29-Jul-2020	COMPOSITIONS AND METHODS FOR TREATING OBSTRUCTIVE SLEEP APNEA	January 2039	THX-110
European Patent Convention(1)	Published	28-Aug-2020	COMPOSITIONS AND METHODS FOR TREATING OBSTRUCTIVE SLEEP APNEA	January 2039	THX-110
Australia	Pending	24-Aug-2020	COMPOSITIONS AND METHODS FOR TREATING OBSTRUCTIVE SLEEP APNEA	January 2039	THX-110
Hong Kong	Published	24-Aug-2020	COMPOSITIONS AND METHODS FOR TREATING OBSTRUCTIVE SLEEP APNEA	January 2039	THX-110
Canada	Pending	25-Jan-2019	COMPOSITIONS AND METHODS FOR TREATING OBSTRUCTIVE SLEEP APNEA	January 2039	THX-110
Australia	Pending	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Canada	Pending	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
China	Published	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
European Patent Convention(1)	Published	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Hong Kong	Published	18-Mar-2022	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Israel	Pending	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
India	Published	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Japan	Published	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Mexico	Pending	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Russia	Published	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Hong Kong	Published	20-Mar-2022	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040

Country	Status	Filing Date	Title	Estimated Expiration Date	Product Covered
United States of America	Published	22-Apr-2020	COMPOSITIONS AND METHODS FOR POTENTIATING DERIVATIVES OF 4-AMINOPHENOLS	April 2040
Canada	Expired	12-Mar-2013	HUMANIZED ANTIBODIES TO CLUSTER OF DIFFERENTIATION 3 (CD3)	March 2033
China	Pending	12-Mar-2013	HUMANIZED ANTIBODIES TO CLUSTER OF DIFFERENTIATION 3 (CD3)	March 2033
United Kingdom	Pending	12-Mar-2013	HUMANIZED ANTIBODIES TO CLUSTER OF DIFFERENTIATION 3 (CD3)	March 2033
Germany	Pending	12-Mar-2013	HUMANIZED ANTIBODIES TO CLUSTER OF DIFFERENTIATION 3 (CD3)	March 2033
France	Pending	12-Mar-2013	HUMANIZED ANTIBODIES TO CLUSTER OF DIFFERENTIATION 3 (CD3)	March 2033
United States of America	Granted	12-Mar-2013	HUMANIZED ANTIBODIES TO CLUSTER OF DIFFERENTIATION 3 (CD3)	March 2033
United States of America	Granted	09-Jun-2020	COMPOSITIONS AND METHODS OF POTENTIATING ANTIMICROBIALS	July 2037
United States of America	Abandoned	11-Jan-2019	COMPOSITIONS AND METHODS OF POTENTIATING ANTIMICROBIALS	July 2037
United States of America	Published	29-Sep-2022	COMPOSITIONS AND METHODS OF POTENTIATING ANTIMICROBIALS	July 2037
European Patent Convention(1)	Published	11-Jan-2019	COMPOSITIONS AND METHODS OF POTENTIATING ANTIMICROBIALS	July 2037
China	Published	11-Jan-2019	COMPOSITIONS AND METHODS OF POTENTIATING ANTIMICROBIALS	July 2037
Canada	Abandoned	13-Jul-2017	COMPOSITIONS AND METHODS OF POTENTIATING ANTIMICROBIALS	July 2037
United States of America	Granted		* Compositions comprising CB receptor agonists, uses thereof and methods for their preparation	October 2029	THX-160
United Kingdom	Granted		* Composition comprising cb receptor agonists and uses thereof	October 2029	THX-160
Germany	Granted		* Composition comprising cb receptor agonists and uses thereof	October 2029	THX-160
France	Granted		* Composition comprising cb receptor agonists and uses thereof	October 2029	THX-160
United States of America	Granted	29-Jul-2009	* COMPOSITIONS AND METHODS FOR TREATING INFLAMMATORY DISORDERS	July 2029
Australia	Pending	2-Aug-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
Canada	Pending	16-Sep-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
China	Published	2-Aug-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
European Patent Convention(1)	Published	2-Aug-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
Israel	Pending	2-Aug-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
India	Pending	2-Aug-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
Japan	Published	2-Aug-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
United States of America	Pending	2-Aug-2021	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041
Hong Kong	Published	7-Jun-2023	METHODS FOR MAINTAINING MICROVASCULAR INTEGRITY	August 2041

We have also been granted a trademark for CannAmide™ in the United States with registration pending.

(1)	Validation states are not listed separately.

Sales and Transfer of Intellectual Property Assets

Transaction with Former Subsidiary

In June 2016, we entered into a share transfer agreement with our former subsidiary, Orimmune Bio Ltd., or Orimmune, and Karma Link Ltd., or Karma Link. According to the agreement, we agreed to sell our interests in Orimmune to Karma Link, and also use our best efforts to transfer to and assign Orimmune our rights in the Anti-CD3 technology.

On December 13, 2018, an additional amendment to the transfer agreement was signed, or the Additional Amendment, between us, Karma Link and Orimmune, under which it was agreed that Orimmune (and Karma Link) will be assigned certain rights in IP related to the licensed technology owned by us, subject to certain conditions precedent. In 2021, we received the approval of the IIA to complete the assignment and we are now seeking to complete the transaction. As of the date of this prospectus, the conditions precedent have not yet been completed and the assignment of the intellectual property rights related to the licensed technology owned by us has not yet been transferred.

MitoCareX Bio

On March 10, 2022, we entered into a Founders and Investment Agreement with Dr. Alon Silberman, or the MitoCareX Agreement. Pursuant to the MitoCareX Agreement, we invested an initial amount of $700,000 in MitoCareX and agreed to invest over the next two years an additional $1,000,000, subject to the achievement of certain pre-determined milestones as agreed upon in the MitoCareX Agreement, for up to a 50.01% ownership in MitoCareX. MitoCareX is focused on the discovery and development of potential drugs for cancers and other life-threatening conditions. The MitoCareX Agreement also contains customary representations, warranties, covenants and indemnification provisions and on March 31, 2022, the closing conditions were met.

On February 17, 2023, we announced that MitoCareX has achieved its first milestone pursuant to the MitoCareX Agreement. The first milestone refers to the establishment of MitoCareX’s cloud-based computing infrastructure that is expected to allow its future expansion into machine learning system. The system is harnessed to investigating mitochondrial carriers that are crucial for cell viability. As a result of MitoCareX meeting this milestone, we invested an additional $400,000 in MitoCareX and increase our share ownership holdings in MitoCareX Bio from 31.48% to 41.92%.

On May 8, 2023, we announced that MitoCareX successfully developed its core algorithm for allowing the generation of reliable 3D comparative models of human SLC25A mitochondrial carrier proteins.

On November 27, 2023, we announced that MitoCareX achieved positive results with the development of its laboratory capabilities by establishing a variety of small-molecule screening platforms. With this development, MitoCareX achieved its second milestone pursuant to the MitoCareX Agreement. We are contractually obligated to complete the $600,000 payment sum pursuant to the achievement of the second milestone by March 24, 2024.

Commercialization

Although we started early commercialization of our proprietary PEA oral tablets CannAmide™, we intend to build a global commercial infrastructure to effectively support the commercialization of our main pharmaceutical product candidates, if and when we believe regulatory approval of a pharmaceutical product candidate in a particular geographic market appears imminent.

To develop the appropriate commercial infrastructure, we will likely have to invest significant amounts of financial and management resources, some of which we expect to commit prior to completing the regulatory process for our pharmaceutical product candidates. Where appropriate, we may elect in the future to utilize strategic partners, distributors, or contract sales forces to assist in the commercialization of our pharmaceutical products. In certain instances we may consider building our own commercial infrastructure.

In June 2023, we entered into a license and distribution agreement with SciSparc Nutraceuticals pursuant to which we granted SciSparc Nutraceuticals an exclusive license to sell and market its PEA oral tablets, CannAmide™ on Amazon Marketplace in Canada.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our scientific knowledge, technology and development experience provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

The first THC-based pharmaceutical, a pill sold under the commercial name of Marinol (scientific name: dronabinol), was developed by a company called Unimed Pharmaceuticals, with funding provided by the National Cancer Institute. In 1985, Marinol received FDA approval as a treatment for chemotherapy-related nausea and vomiting. Today, Marinol is marketed by AbbVie, Inc. Since the introduction of Marinol into the market, other pharmaceuticals containing THC have also been developed. These include generic oral capsules of dronabinol, such as those marketed by SVC Pharma LP and Akorn Inc., Meda AB’s Cesamet (nabilone), a synthetic derivative of THC, and Sativex (nabiximols), a whole cannabis extract administered as an oral spray. Furthermore, to the best of our knowledge, there are multiple companies that are working in the cannabis therapeutic area and are pursuing regulatory approval for their product candidates. For example, GW, which markets Sativex, a botanical cannabinoid oral mucosal for the treatment of spasticity due to multiple sclerosis, received FDA approval in the United States in June 2018 for Epidiolex, a liquid formulation of highly purified cannabidiol extract, as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and various childhood epilepsy syndromes. In addition, GW is developing, among others, CBDV based therapy for ASD and therapy for neonatal hypoxic-ischemic encephalopathy and schizophrenia. Zynerba is developing a transdermal formulation of cannabidiol for Fragile X and certain refractory epilepsies and ASD. Skye is focused on developing proprietary, synthetic cannabinoid-derived molecules to treat glaucoma and other diseases with significant unmet need. Corbus Pharmaceuticals Holdings is seeking FDA approval for their synthetic cannabinoid for systemic sclerosis, cystic fibrosis, dermatomyositis and systemic lupus erythematosus and metabolism and solid tumors. RespireRx is developing dronabinol for OSA treatment. Synendos is a developer of endocannabinoid modulators for the treatment of CNS disorders. It has developed pharmaceutical products to restore the natural function of the brain and treat neuropsychiatric disorders. Synendos is developing small molecules as selective endocannabinoid reuptake inhibitors that increase the levels of endogenous cannabinoids to treat CNS disorders caused by cannabinoid deficiency. Inversago Pharma (formerly GIcare Pharma) is focused on developing peripheral cannabinoid, or CB1, receptor antagonist/inverse agonist for the treatment of metabolic diseases such as obesity, insulin resistance, and liver fibrosis. Its drug INV-101 (Inverse agonist of peripheral CB1) under phase-1.

Our competitors, either alone or through their strategic partners, might have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in researching and developing pharmaceutical products, obtaining FDA and other regulatory approvals of those products and commercializing those products around the world. They may also have intellectual property portfolios that provide them with significant competitive advantages or create substantial barriers in our target markets.

Manufacturing

We currently contract with third parties for the manufacturing and testing of our product candidates for preclinical trials and clinical trials and also intend to do so in the future. We do not own or operate manufacturing facilities for the production of clinical quantities of our product candidates. The use of contracted manufacturing and reliance on collaboration partners is relatively cost-efficient and may eliminate the need to directly invest in manufacturing facilities and additional staff.

To date, our third-party manufacturers have met our manufacturing requirements. We expect third-party manufacturers to be capable of providing sufficient quantities of our product candidates to meet anticipated full scale commercial demands. To meet our projected needs for commercial manufacturing, third parties with whom we currently work might need to increase their scale of production, or we will need to secure alternate suppliers. We believe that there are alternate sources of supply that can satisfy our clinical and commercial requirements, although we cannot be certain that identifying and establishing relationships with such sources, if necessary, would not result in significant delay or material additional costs.

Government Regulation

FDA Approval Process

In the United States, pharmaceutical product candidates are subject to extensive regulation by the FDA. The FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion, marketing, distribution, post-approval monitoring, reporting, sampling, and import and export of pharmaceutical drug product candidates. Failure to comply with applicable U.S. rules and regulations may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product candidate recalls, product candidate seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical drug product candidate development in the United States typically involves pre-clinical laboratory and animal testing, the submission to the FDA of an IND Application, which must become effective before clinical testing may commence, and adequate, well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product candidate or disease.

Nonclinical tests include laboratory evaluation of an API or drug substance and drug product’s candidate chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product candidate. The conduct of the nonclinical toxicology studies must comply with federal regulations and requirements, including GLP. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product candidate chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term nonclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of an original IND is required prior to the commencement of clinical testing in humans. If the FDA has not imposed a clinical hold on the IND or otherwise commented or questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. In practice, a submitting party should contact the division after this 30-day period to ensure that the FDA has reviewed the IND to the extent that they can assure there will be no hold placed on the IND if the FDA has not responded to the Company within this period.

Clinical trials involve the administration of the investigational product to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations, (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients to ensure the quality of the trial and to define the roles of clinical trial sponsors, administrators and monitors. Clinical protocols and details of the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol and any amendment involving testing of U.S. study subjects within the United States and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary hold of a clinical trial at any time or impose other sanctions if the FDA believes that the clinical trial either is not being conducted in accordance with FDA requirements, regulations or presents a potentially unacceptable risk to the clinical trial subjects. The trial protocol and informed consent information for subjects in clinical trials must also be submitted to an IRB for approval. An IRB may impose other conditions for the protocol and may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements.

505(b)(2) Regulatory Approval Process

Section 505(b)(2) of the FDC Act, or 505(b)(2), provides a regulatory pathway to FDA approval for new or improved formulations or new uses of previously approved drug products. Specifically, 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference, or use from the person by or for whom the investigations were conducted. The applicant may rely upon the FDA’s prior findings of safety and efficacy for an approved product that acts as the reference listed drug for purposes of a 505(b)(2) NDA. The FDA may also require 505(b)(2) applicants to perform additional studies or measurements to support any changes from the reference listed drug. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, as well as for any new indication sought by the 505(b)(2) applicant.

Orange Book Listing

Section 505 of the FDC Act describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A Section 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy, but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application.

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA patents whose claims cover the applicant’s product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the Orange Book. These products may be cited by potential competitors in support of approval of a 505(b)(2) NDA.

Any applicant who submits a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a Paragraph IV certification. Generally, 505(b)(2) NDA cannot be approved until all listed patents have expired, except where 505(b)(2) NDA applicant challenges a listed patent through a Paragraph IV certification. If the applicant does not challenge the listed patents or does not indicate that it is not seeking approval of a patented method of use, the 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired.

Although some of our product candidates are based on repurposed drugs, there are at present no patents or other exclusivities listed in the Orange Book pertaining to a product containing the active ingredient dronabinol.

Exclusivity

Three-year exclusivity is available to the holder of an NDA, including a 505(b)(2) NDA, for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical trials, other than bioavailability or bioequivalence trials, was essential to the approval of the application and was conducted or sponsored by the applicant. This three-year exclusivity period protects against FDA approval of 505(b)(2) NDAs for the condition of the new drug’s approval. As a general matter, three-year exclusivity does not prohibit the FDA from approving 505(b)(2) NDAs for generic versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and efficacy.

NDA Submission and Review by the FDA

Assuming successful completion of the required clinical and nonclinical testing, among other items, the results of product development, including chemistry, manufacture and controls, nonclinical studies and clinical trials are submitted to the FDA, along with proposed labeling, as part of an NDA. The submission of an NDA requires payment of a substantial user fee to the FDA. These user fees must be paid at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Fee waivers or reductions are available in some circumstances. One basis for a waiver of the application user fee is if the applicant employs fewer than 500 employees, including employees of affiliates, the applicant does not have an approved marketing application for a product that has been introduced or delivered for introduction into interstate commerce, and the applicant, including its affiliates, is submitting its first marketing application.

The cost of preparing and submitting an NDA is substantial, mainly due to the non-clinical and clinical trial costs. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee; the fee in the fiscal year 2020 is $2,942,965.

The FDA has 60 or 74 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug product candidates are reviewed within 10 to 12 months, while most applications for priority review drugs are reviewed within six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug product candidates, or drug product candidates that present difficult questions of safety or efficacy, to an advisory committee, which is typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA may inspect the facility or the facilities at which the drug substance and drug product are manufactured. The FDA will not approve the drug product candidate unless compliance with or current GMP, or cGMP, is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of requested information.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS plan to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and ETASU. An ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product candidate approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product candidate approvals may be withdrawn if compliance with regulatory standards is not maintained- related to the manufacture, safety, or effectiveness - or problems are identified following initial marketing.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of certain FDA-regulated product candidates, including prescription drugs, are required to register and disclose certain clinical trial information on a public website (clinicaltrials.gov) which is maintained by the U.S. National Institutes of Health. Information related to the product candidate, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed until the product candidate drug product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the design and progress of our development programs.

Fast Track Designation and Accelerated Approval

The FDA has programs to facilitate the development, and thus expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. These therapies for serious conditions are approved and available to patients as soon as it can be concluded that the therapies’ benefits outweigh their risk. Under the Fast Track Program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a Fast Track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for Fast Track designation within 60 days of receipt of the sponsor’s request.

Under the FDA’s accelerated approval regulations, FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit. Accelerated approval may also be based on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, considering the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug product that is approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of confirmatory or post-approval clinical trial(s) or registries to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated approval regulations are subject to prior review by FDA.

In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with FDA, FDA may initiate review of sections of a Fast Track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the Fast Track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase, the time between IND submission and NDA submission, and all of the review phase-the time between NDA submission and approval up to a maximum of five years. The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Advertising and Promotion

Once an NDA is approved, a drug product will be subject to certain post-approval requirements. Products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including manufacturing, periodic reporting, product sampling and distribution, advertising, promotion, drug shortage reporting, compliance with any post-approval requirements imposed as a conditional of approval such as Phase 4 clinical trials, REMS and surveillance, recordkeeping and reporting requirements, including adverse experiences. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application. The FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product candidate, or the FDA may place conditions on an approval that could restrict the distribution or use of the drug product. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform with cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the FDA inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs. Regulatory authorities may withdraw product candidate approvals or request product candidate recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered.

Pediatric Exclusivity and Pediatric Use

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity-patent or non-patent-for a drug if certain conditions are met. Conditions for exclusivity include a determination by the FDA that information relating to the use of a new drug in the pediatric population may produce health benefits in that population; a written request by the FDA for pediatric studies; and agreement by the applicant to perform the requested studies and the submission to the FDA; and the acceptance by the FDA, of the reports of the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications.

In addition, under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective, unless the sponsor has received a deferral or waiver from the FDA. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted with the exception of certain oncological indications. The required pediatric assessment must assess the safety and effectiveness of the product candidate for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product candidate is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data need to be collected before the pediatric studies begin. Under PREA, the FDA must send a non-compliance letter requesting a response with 45 days to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition-generally a disease or condition with a prevalence of fewer than 200,000 individuals in the United States. Orphan drug designation must be requested and granted before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with an FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that drug product candidate for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product candidate with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee. In addition to the potential seven years of market exclusivity after approval, orphan drug designation status qualifies sponsors for tax credits for qualified clinical trials and exemption from user fees.

Special Protocol Assessment

A company may reach an agreement with the FDA under the Special Protocol Assessment, or SPA, process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. According to its performance goals, the FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. An SPA request must be made, and all open issues must be resolved before the clinical trial begins. If a written agreement is reached, it will be documented and made part of the administrative record. Under the FDC Act and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and FDA agree to the change in writing, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA.

Controlled Substances

The CSA and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules-Schedule I, II, III, IV or V-with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the United States and lack accepted safety for use under medical supervision. Schedule I substances may be used only in federally approved research programs and may not be marketed or sold for dispensing to patients in the United States. Pharmaceutical product candidates having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence. The regulatory requirements are more restrictive for Schedule II substances than Schedule III substances. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist in most situations and cannot be refilled.

Following NDA approval of a drug containing a Schedule I controlled substance, that substance must be rescheduled as a Schedule II, III, IV or V substance before it can be marketed. In 2015, the Improving Regulatory Transparency for New Medical Therapies Act, removed uncertainty associated with timing of the DEA rescheduling process after NDA approval. Specifically, it requires DEA to issue an “interim final rule,” pursuant to which a manufacturer may market its product candidate within 90 days of FDA approval. The new law also preserves the period of orphan marketing exclusivity for the full seven years such that this period only begins after DEA scheduling. This contrasts with the previous situation whereby the orphan “clock” began to tick upon FDA approval, even though the product candidate could not be marketed until DEA scheduling was complete.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s). For example, separate registrations are required for importation and manufacturing activities, and each registration authorizes which schedules of controlled substances the registrant may handle. However, certain coincident activities are permitted without obtaining a separate DEA registration, such as distribution of controlled substances by the manufacturer that produces them.

The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedule I and Schedule II substances. Required security measures commonly include background checks on all employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. An application for a manufacturing registration as a bulk manufacturer (not a dosage form manufacturer or a repacker/relabeler) for a Schedule I or II substance must be published in the Federal Register, and the application is open for 30 days to permit interested persons to submit comments, objections or requests for a hearing. A copy of the notice of the Federal Register publication is forwarded by DEA to all those registered, or applicants for registration, as bulk manufacturers of that substance. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances. As with applications for registration as a bulk manufacturer, an application for an importer registration for a Schedule I or II substance must also be published in the Federal Register, which remains open for 30 days for comments. Imports of Schedule I and II controlled substances for commercial purposes are generally restricted to substances not already available from domestic supplier or where there is not adequate competition among domestic suppliers. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedule I and II substance or Schedule III, IV and V narcotic, and submit import or export declarations for Schedule III, IV and V non-narcotics. In some cases, Schedule III non-narcotic substances may be subject to the import/export permit requirement, if it is necessary to ensure that the United States complies with its obligations under international drug control treaties.

For drugs manufactured in the United States, the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the United States based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. This limited aggregate amount of cannabis that the DEA allows to be produced in the United States each year is allocated among individual companies, which, in turn, must annually apply to the DEA for individual manufacturing and procurement quotas. The quotas apply equally to the manufacturing of the API/drug substance and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.

Individual states may also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State Authorities, including Boards of Pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products to the extent we choose to develop or sell any products outside of the United States. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Whether or not we obtain FDA approval for a product candidate, we must obtain the requisite approvals from regulatory authorities in non-U.S. countries prior to the commencement of clinical trials or marketing of the product candidate in those countries. Certain countries outside of the United States have a process that requires the submission of a Clinical Trial Application, or CTA, much like an IND prior to the commencement of human clinical trials. In Europe, for example, a CTA must be submitted to the competent national health authority and to independent ethics committees in each country in which a company intends to conduct clinical trials. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed in that country.

The requirements and process governing the conduct of clinical trials, product candidate licensing, pricing and reimbursement vary from country to country, even though there is already some degree of legal harmonization in the European Union member states resulting from the national implementation of underlying European Union legislation. In all cases, the clinical trials are conducted in accordance with GCP and other applicable regulatory requirements.

To obtain regulatory approval of an investigational drug under the European Union. regulatory systems, we must submit a MAA. This application is similar to the NDA in the United States, with the exception of, among other things, country-specific document requirements. Drugs can be authorized in the European Union by using (i) the centralized authorization procedure, (ii) the Mutual Recognition Procedure, or MRP, (iii) the decentralized procedure or (iv) national authorization procedures. The initial Sativex approvals were a consequence of an application under the De-Centralized Procedure, or DCP, to the European Union member state of Spain.

The European Commission implemented the centralized procedure for the approval of human drugs to facilitate marketing authorizations that are valid throughout the European Economic Area, or EEA. This procedure results in a single marketing authorization granted by the European Commission that is valid across the European Union, as well as in Iceland, Liechtenstein and Norway (forming together the EEA). The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated “orphan drugs” (drugs used for rare human diseases) and (iv) advanced-therapy medicines, such as gene- therapy, somatic cell-therapy or tissue-engineered medicines. The centralized procedure may at the request of the applicant also be used for human drugs which do not fall within the above mentioned categories if the human drug (a) contains a new active substance which, on the date of entry into force of this Regulation, was not authorized in the Community; or (b) the applicant shows that the medicinal product candidate constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization in the centralized procedure is in the interests of patients or animal health at the European Community level.

Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of a MAA by the EMA is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Products for Human Use, or CHMP, with adoption of the actual marketing authorization by the European Commission thereafter. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product candidate is expected to be of a major public health interest from the point of view of therapeutic innovation, defined by three cumulative criteria: (1) the seriousness of the disease to be treated; (2) the absence of an appropriate alternative therapeutic approach, and (3) anticipation of exceptional high therapeutic benefit. In this circumstance, EMA ensures that the evaluation for the opinion of the CHMP is completed within 150 days and the opinion issued thereafter.

Should any Member State refuse to recognize the marketing authorization by the reference member state in a decentralized procedure, on the grounds of potential serious risk to public health, the issue will be referred to the Committee for the Mutual Recognition and Decentralized Procedures human. Within a timeframe of 60 days, member states shall, within the coordination group, make all efforts to reach a consensus. If this fails, the procedure is submitted to the CHMP for arbitration. The opinion of the CHMP is then forwarded to the Commission, for the start of the decision making process. As in the centralized procedure, this process entails consulting various European Commission Directorates General and the Standing Committee on Human Medicinal Product candidates or Veterinary Medicinal Product candidates, as appropriate. Since the initial approvals of Sativex in the United Kingdom and Spain, there have been three “waves” of additional approvals under three separate MRPs. Each of these procedures have been completed without any referral, and therefore without any delay.

For other countries outside of the European Union, the requirements governing the conduct of clinical trials, product candidate licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the other applicable regulatory requirements.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product candidate recalls, seizure of product candidates, operating restrictions and criminal prosecution.

In addition, most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to our obtaining marketing approval for Sativex and our other product candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit Sativex or our other product candidates to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In that case, we would be unable to market our product candidates in those countries in the near future or perhaps at all.

Expanded Access to Investigational Drugs in the U.S.

An investigational drug may be eligible for clinical use outside the context of a manufacturer’s clinical trial of the drug. “Expanded access” refers to the use of an investigational drug where the primary purpose is to diagnose, monitor, or treat a patient’s disease or condition rather than to collect information about the safety or effectiveness of a drug. Expanded access INDs are typically sponsored by individual physicians to treat patients who fall into one of three FDA-recognized categories of expanded access: expanded access for individual patients, including for emergency use; expanded access for intermediate-size patient populations; and expanded access for large patient populations under a treatment IND or treatment protocol. For all types of expanded access, the FDA must determine prior to authorizing expanded access that: (1) the patient or patients to be treated have a serious or life threatening disease or condition and there is no comparable or satisfactory alternative therapy; (2) the potential patient benefit justifies the potential risks of use and that the potential risks are not unreasonable in the context of the disease or condition to be treated; and (3) granting the expanded access will not interfere with the initiation, conduct, or completion of clinical studies in support of the drug’s approval. In addition, the sponsor of an expanded access IND must submit IND safety reports and, in the cases of protocols continuing for one year or longer, annual reports to the FDA. Expanded access programs are not intended to yield information relevant to evaluating a drug’s effectiveness for regulatory purposes. If a patient enrolled in one of our clinical trials is not eligible or able to continue enrollment, we may be required to continue to provide our product candidate to such patient through expanded access.

Pricing and Reimbursement in the U.S.

Sales of pharmaceutical product candidates in the United States will depend, in part, on the extent to which the costs of the product candidates will be covered by third-party payors, such as government health programs, commercial insurance and managed health care organizations. These third-party payors are increasingly challenging the prices charged for medical product candidates and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic product candidates. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our product candidates to be cost-effective compared to other available therapies, they may not cover our product candidates after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our product candidates on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries and included a major expansion of the prescription drug benefit under Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for product candidates for which we receive marketing approval. However, any negotiated prices for our product candidates covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

In March 2010, the Patient Protection and ACA was enacted. This sweeping law was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements (inclusive of price increases) for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Effective October 1, 2010, the ACA revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of all Medicaid drug rebates. On January 21, 2016, the Centers for Medicare and Medicaid Services, or CMS, finalized a rule detailing reforms to the rebate and reimbursement systems for Medicaid prescription drugs. This final rule was intended to save taxpayers billions and ultimately improve beneficiary access to prescription drugs. The final rule allows manufacturers to recalculate the baseline “average manufacturer price” and includes U.S. territories in the calculation of “average manufacturer price” and “best price” effective April 1, 2017. Further, the new law imposes a significant annual fee on companies that manufacture or import certain branded prescription drug products and biologic agents. On December 31, 2020, CMS issued a final rule to support state flexibility to enter into value-based purchasing arrangements, or VBPs, with manufacturers for prescription drugs and to provide manufacturers with regulatory support to enter into VBPs with payors, including Medicaid. This final rule is intended in part to further value-based payment arrangements. Implementation of certain aspects of this final rule were delayed until July 1, 2022. Substantial new provisions affecting compliance also have been enacted, which may require us to modify our business practices with healthcare practitioners and also may increase our regulatory burdens and operating costs.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the law. The ACA may be modified, amended or repealed at any time and may or may not be replaced with a different law or health care payment system. The ACA is expected to continue to have a significant impact on the health care industry. With regard to pharmaceutical product candidates, among other things, the ACA may expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. Since the enactment of the ACA, numerous regulations have been issued providing further guidance on its requirements. The ACA continues to be implemented through regulation and government activity but is subject to possible amendment, additional implementing regulations and interpretive guidelines. Several states have decided not to expand their Medicaid programs and are seeking alternative reimbursement models to provide care to the uninsured. The manner in which these issues are resolved could materially affect the extent to which and the amount at which pharmaceuticals are reimbursed by government programs such as Medicare, Medicaid and Tricare. We are unable to predict the full impact of any potential modification, amendment, or repeal of the ACA.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for our products, once approved, and related treatments will be available from third-party payors, such as government health administration authorities, private health insurers and managed care organizations. Third-party payors determine which medications they will cover and separately establish reimbursement levels. Even if we obtain coverage for a given product by a third-party payor, the third-party payor’s reimbursement rates may not be adequate to make the product affordable to patients or profitable to us, or the third-party payors may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided, and reimbursement is adequate to cover all or a significant portion of the cost of our products. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

Government authorities and other third-party payors are developing increasingly sophisticated methods of controlling healthcare costs, such as by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices as a condition of coverage, are using restrictive formularies and preferred drug lists to leverage greater discounts in competitive classes and are challenging the prices charged for medical products. Further, no uniform policy for determining coverage and reimbursement for drug products exists among third-party payors in the United States. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available, or if reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

As a condition of receiving Medicaid coverage for prescription drugs, the Medicaid Drug Rebate Program requires manufacturers to calculate and report to CMS their AMP, which is used to determine rebate payments shared between the states and the federal government and, for some multiple source drugs, Medicaid payment rates for the drug, and for drugs paid under Medicare Part B, to also calculate and report their average sales price, which is used to determine the Medicare Part B payment rate for the drug. In January 2016, CMS issued a final rule regarding the Medicaid Drug Rebate Program, effective April 1, 2016, that, among other things, revised the manner in which the AMP is calculated by manufacturers participating in the program and implemented certain amendments to the Medicaid rebate statute created under the ACA. Drugs that are approved under an NDA, including a 505(b)(2) NDA, are subject to an additional requirement to calculate and report the manufacturer’s best price for the drug and inflation penalties which can substantially increase rebate payments. On December 21, 2020, CMS issued a final rule that made changes to the Medicaid Drug Rebate Program regulations in several areas, including some changes to the treatment of value-based purchasing arrangements and price reporting for patient benefit programs sponsored by pharmaceutical manufacturers.

For NDA drugs, the Veterans Health Care Act of 1992 requires manufacturers to calculate and report to the Department of Veterans Affairs a different price called the Non-Federal AMP, offer the drugs for sale on the Federal Supply Schedule, and charge the government no more than a statutory price referred to as the Federal Ceiling Price, which includes an inflation penalty. A separate law requires manufacturers to pay rebates on these drugs when paid by the Department of Defense under its TRICARE Retail Pharmacy Program. Knowingly submitting false pricing information to the government creates potential federal False Claims Act liability.

Further, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted legislation at the federal and state levels designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. We expect that the pharmaceutical industry will continue to experience pricing pressures due to the trend toward managed healthcare, particularly towards specialty pharmacy, the increasing influence of managed care organizations, and additional legislative proposals. For example, CMS issued an interim final rule on November 27, 2020 designed to test whether a Most-Favored-Nation model will help control growth in spending for Medicare Part B drugs without adversely affecting quality of care. This followed an Executive Order issued in September 2020 that directed the Secretary of DHHS to implement new payment models under the Medicare Part B and Part D programs to curb “unfair” and high drug prices in the United States. Implementation of this interim final rule was blocked by a temporary restraining order and preliminary injunctions through various court actions and CMS published a final rule on December 27, 2021 that rescinded the interim final rule. Nonetheless, we expect that there will continue to be a number of U.S. federal and state proposals to implement governmental pricing controls and limit the growth of healthcare costs, including the cost of prescription drugs. It is unknown what form any such changes or any law would take, and how or whether it may affect the biopharmaceutical industry as a whole or our business in the future. We expect that changes or additions to the ACA, the Medicare and Medicaid programs, such as changes allowing the federal government to directly negotiate drug prices, and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the health care industry in the United States.

At the state level, legislatures have been increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, drug price increases, and, in some cases, designed to encourage importation from other countries and bulk purchasing. On the federal level, the Trump Administration issued a final rule in 2020 for the safe importation of drugs from Canada and other countries. Per this rule, the FDA authorized its first section 804 importation program, or SIP, a program allowing the State of Florida to import certain prescription products from Canada. Section 804 (21 U.S.C. § 384) of the Federal Food, Drug, and Cosmetic Act provides a pathway for U.S. states and Indian tribes to allow importation of certain prescription drugs from Canada. Programs under this pathway must significantly reduce the cost of these drugs to the American consumer without imposing additional risk to public health and safety. As the first program of its kind, we have yet to see how this Program will be implemented and what specific products will be imported. There is much opposition from the biopharmaceutical industry regarding this Program, but if Florida can execute it as planned, it may signal a trend in the U.S. The practical implications of SIPs, and their implications for the biopharmaceutical industry as a whole or our business in particular remain to be determined.

In July 2021, the Biden administration issued an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at increasing competition for prescription drugs. The DHHS has released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and potential legislative policies that Congress could pursue to advance these principles. While no legislation or administrative actions have been finalized to implement these principles, Congress is considering legislation that, if passed, could have significant impact on prices of prescription drugs covered by Medicare, including limitations on drug price increases and allowing Medicare to negotiate pricing for certain covered drug products. The impact of these legislative, executive, and administrative actions and any future healthcare measures and agency rules implemented by the Biden administration on us and the pharmaceutical industry as a whole is unclear. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize any of the product candidates for which we receive approval.

The passage of the Inflation Reduction Act, or the IRA, of 2022 further affects Medicare reimbursement. The IRA has three key elements reforming Medicare drug-pricing policy. The implementation of certain elements of the IRA are still forthcoming, as outlined below, so the specific implications for biopharmaceutical pricing and reimbursement are yet to be determined. Likewise, we are unable to predict potential modification, amendment, or repeal of the IRA, though some predict that challenges may be made as different provisions are enacted.

As the first key element, the IRA created a program for Medicare drug-price negotiation, enabling the Secretary of DHHS to negotiate the prices of certain costly, single-source drugs or biologics within the Medicare program. Certain drugs and biologics are excluded from this negotiation process, such as drugs that are less than 9 years, and biologics less than 13 years, from their FDA-approval or licensure date, and drugs with an orphan designation as their only FDA-approved indication. The first set of these negotiated prices will not take effect until 2026.

Second, the IRA requires drug manufacturers to pay rebates to the federal government for price increases above the rate of inflation for single-source drugs or biologics covered under Medicare Part B and most drugs under Medicare Part D, which already occurs under the Medicaid program. This inflation-rebate provision for Medicare Part B took effect at the start of 2023, and such provision for Medicare Part D took effect in 2022 as the starting point for measuring drug-price increases, with rebate payments required as of the beginning of 2023. DHHS will start to send rebate invoices to drug manufacturers in 2025.

Third, the IRA restructures the Medicare Part D benefit to limit patients’ out-of-pocket costs and rebalance the bearing of risk for Part D plans and manufacturers. As of 2024, Medicare Part D plan buyers will no longer have to pay out-of-pocket costs for covered drugs once they reach the catastrophic coverage level (when the policyholder’s out-of-pocket spending reaches $7,400). Other aspects of this provision will take effect in 2025.

The bipartisan Drug-Price Transparency for Consumers Act was introduced to Senate on April 20, 2023, and the House of Representatives on October 13, 2023 (S.1250 and H.R.5958, respectively). The Act is currently in committee. This Act would require that direct-to-consumer advertisements for drugs and biologics include a disclosure of pricing information. The Act would apply to drugs and biologicals reimbursable under Medicare or Medicaid and for which direct-to-consumer advertisements are required to include information relating to side effects, contraindications, and effectiveness in accordance with section 202.1(e)(1) of title 21, Code of Federal Regulations. If passed, this Act would amend the Social Security Act to allow the Secretary of DHHS to require such advertisements to disclose the wholesale acquisition cost, or WAC, for a 30-day supply or typical course of treatment and clearly and conspicuously present such price information. If enacted, the Act contemplates that implementing regulations would include the visual and audio components required to communicate the WAC appropriately for the medium of the advertisement, the reasonable amount of time to update the advertisement to reflect any changes to WAC, and the way the manufacturer may include a statement explaining that certain consumers may pay a different amount depending on their insurance coverage. The Act would also subject advertisers to a penalty of up to $100,000 per violation.

The full implications of changes such as those discussed above, and their practical impact on biopharmaceutical pricing and reimbursement, as well as advertising requirements and related costs, on the biopharmaceutical industry as a whole and our business in particular cannot yet be determined.

As noted above, the marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and other third-party payors fail to provide adequate coverage and reimbursement. We expect that an increasing emphasis on cost containment measures in the U.S. will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Pricing and Reimbursement in Foreign Countries

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, a member state of the European Union may approve a specific price for the medicinal product candidate. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical product candidates will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, product candidates launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

As another example, in Canada, for patented drugs, the Patented Medicines Prices Review Board, or PMPRB, uses the median international publicly available ex-factory list price (using prices in 11 pre-determined countries) as the maximum price the Company is allowed to charge. The PMPRB is a quasi-judicial body with a regulatory mandate to prevent pharmaceutical patentees from charging consumers excessive prices during the market exclusivity period. This agency then monitors the prices charged by patentees for patented drugs on an ongoing basis. Under the Canadian Patent Act, patentees are required to file price and sales information about their patented drug products at introduction and twice a year thereafter for each strength of each dosage form of each patented drug product sold in Canada.

Other Health Care Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including CMS, other divisions of the DHHS (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments.

The federal AKS prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, the referral of an individual for, or purchasing, leasing, ordering, or arranging for the purchase, lease or order of, any good, facility, item or service reimbursable, in whole or in part, by Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value, including unlawful financial inducements paid to prescribers and beneficiaries, as well as impermissible promotional practices. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the ACA amended the intent requirement of the federal AKS so that a person or entity no longer needs to have actual knowledge of the federal AKS, or specific intent to violate it, to have violated the statute. The ACA also provided that a violation of the federal AKS is grounds for the government or whistleblower to assert that a claim for payment of items or services resulting from such violation constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

In addition, in November 2020, DHHS finalized a regulation aimed at lowering prescription drug prices and out-of-pocket spending for prescription drugs by excluding rebates on prescription drugs paid by manufacturers to or purchased by Medicare Part D plan sponsors or PBMs acting under contract with Medicare Part D plan sponsors from the existing discount safe harbor under the federal AKS. The regulation reflects the first change to the AKS discount safe harbor since the Medicare Part D program was established. In addition to the rebate exclusions, two new safe harbors were added. One of these new safe harbors protects point-of-sale reductions in price from a manufacturer to a plan sponsor under Medicare Part D or a MCO for a prescription drug payable, in whole or in part, by a plan sponsor under Medicare Part D or a MCO, provided certain conditions are met. The other protects certain fixed-fee services arrangements between manufacturers and PBMs.

The federal civil and criminal false claims laws, including the federal False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or for approval by, the federal government, including the Medicare and Medicaid programs, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government.

The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

HIPAA created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including public and private payors, or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of whether the payor is public or private, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. The ACA amended the federal health care fraud criminal statute implemented under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have violated the statute.

Additionally, the federal Open Payments program pursuant to the Physician Payments Sunshine Act, created under Section 6002 of the ACA and its implementing regulations, require some manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with specified exceptions) to report annually information related to specified payments or other transfers of value provided to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually specified ownership and investment interests held by physicians and their immediate family members. The SUPPORT Act, signed into law on October 24, 2018, expanded Sunshine Act reporting to include data for physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse midwifes. The amendment applies to reports submitted to CMS on or after January 1, 2022.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business or target consumers. The Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, collectively HIPAA, impose requirements relating to the privacy, security and transmission of individually identifiable health information on HIPAA covered entities and their business associates, including mandatory contractual terms and the implementation of certain safeguards of such information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways, may not have the same effect and may not be preempted by HIPAA, thus complicating compliance efforts. Most recently, fourteen states including California have adopted laws that regulate the privacy and security of consumer personal information, and apply in instances where HIPAA and clinical trial laws do not. In addition, other states such as Washington, have adopted laws that regulate the privacy and security of consumer health data which, again, apply in instances where HIPAA and clinical trial laws do not.

Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any payor, including commercial insurers. We may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and/or state laws that require drug manufacturers to report information related to marketing expenditures or payments and other transfers of value to physicians and other healthcare providers.

Enforcement actions can be brought by federal or state governments or, in some cases, as “qui tam” actions brought by individual whistleblowers in the name of the government. Depending on the circumstances, failure to comply with these laws can result in penalties, including criminal, civil and/or administrative criminal penalties, damages, fines, disgorgement, debarment from government contracts, individual imprisonment, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, exclusion from government programs, refusal to allow us to enter into supply contracts, including government contracts, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations, any of which could adversely affect our business.

In order to distribute product candidates commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical product candidates in a state, including, in certain states, manufacturers and distributors who ship product candidates into the state, even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product candidate in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product candidate as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities or register their sales representatives. Other legislation has been enacted in certain states prohibiting pharmacies and other health care entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and prohibiting certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act of 1977, or the FCPA, Pub. L. 95-213, 91 Stat. 1494 (1977), 15 U.S.C. §§78dd-1, et seq., or the FCPA, regulates part of our business activities. The FCPA has two main provisions applicable to us: (a) the antibribery provisions, which prohibit individuals and businesses from bribing foreign government officials in order to obtain or retain business; and (b) the accounting provisions, which impose certain record keeping and internal control requirements on issuers, and prohibit individuals and companies from knowingly falsifying an issuer’s books and records or circumventing or failing to implement an issuer’s system of internal controls. Violations of the FCPA can lead to civil and criminal penalties, sanctions, and remedies, including fines, disgorgement, and/or imprisonment.

The antibribery provisions of the FCPA prohibits the paying, offering, promising, or authorizing payment or offering money or of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of such foreign official, political party, or candidate in his or her official capacity or to secure any improper advantage in obtaining or retaining business. Under the statute, a company is liable when its directors, officers, employees, or agents, acting within the scope of their employment, commit FCPA violations intended, at least in part, to benefit the Company.

The accounting provisions of the FCPA consist of two primary components. First, under the “books and records” provision, issuers must make and keep books, records, and accounts that, in reasonable detail, accurately and fairly reflect an issuer’s transactions and dispositions of an issuer’s assets. Second, under the “internal controls” provision, issuers must devise and maintain a system of internal accounting controls sufficient to assure management’s control, authority, and responsibility over the Company’s assets. The accounting provisions do not apply only to bribery-related violations. Rather, the accounting provisions require that all public companies account for all of their assets and liabilities accurately and in reasonable detail.

The Company, its affiliates, and its and their operations around the world are subject to the FCPA because the Company is an ‘issuer’ as defined in the statute. The U.S. Department of Justice aggressively enforces the FCPA and has, at times, focused its enforcement attention to the pharmaceutical sector.

Grants from the IIA

Our research and development efforts mainly with respect to our past activities (with respect to immunotherapy programs such as the Anti-CD3) were financed in part through royalty-bearing grants from the IIA. As of June 30, 2023, we had received the aggregate amount of approximately $1.1 million from the IIA for the development of our abovementioned technologies. With respect to such grants, we are committed to pay royalties of up to an aggregate amount of approximately $1.2 million relating only to technologies in our possession and excluding any royalties for technologies that we sold to third parties. We are further required to comply with the requirements of the Research Law, with respect to those past grants. In addition, any change of control and any change of ownership of our Ordinary Shares that would make a non-Israel citizen or resident an “interested party” as defined in the Research Law requires prior written notice to the IIA. Non-Israeli citizens and residents are required to execute an undertaking in favor of the IIA, in the form prescribed by the IIA. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer or licensing of such know-how inside or outside of Israel, and the transfer or licensing outside of Israel of manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. None of our current projects in the field of cannabinoid therapeutics are supported by the IIA, yet if eligible, we might apply for such support in the future.

Current Regulatory Status of SciSparc’s Pharmaceutical Products

United States

The active ingredient in our pharmaceutical product candidate SCI-110 is a Schedule I controlled substance. Other drug candidates in our portfolio are either not controlled or as yet to be scheduled.

Our drug candidate SCI-110 is being developed, among others, for the treatment of TS. TS may be considered a serious condition with a potentially disabling nature. Thus, it may be eligible for a fast-tracked submission. However, a request for eligibility may be filed by us later in the development of this molecule. In June 2016, we submitted a request for orphan drug designation to the FDA for SCI-110 for the treatment of TS. In a letter dated September 29, 2016, the FDA informed us that our request could not be granted at such time and is being held in abeyance until and subject to us providing additional information pertaining to the overall prevalence of TS in both children and adults, and further clinical data to support our scientific rationale for our request for orphan drug designation within 12 months. In September 2017, we responded to such FDA letter within the designated time frame and provided the FDA with our articulated and reasoned responses including documentation and clinical data that supports it. On December 26, 2017, we received the FDA’s response to our response. The FDA accepted that there is adequate scientific rationale for the treatment of TS with SCI-110 mainly through the preliminary results of ongoing clinical trials, suggesting that SCI-110 may provide benefit in treating TS. However, the FDA stated that it was unable to grant our request and indicated that we did not provide adequate prevalence estimates, and any evidence to support our statement that only moderate to severe TS patients would require pharmacological treatment. We further responded in January 2018 by providing the requested information. On January 23, 2020, following additional correspondence with the FDA, the FDA still did not grant us our request due to fact that we have not yet provided adequate prevalence estimates. However, the FDA did agree with our position that we could potentially qualify for orphan drug designation with respect to the moderate-to-severe TS sub-group population only rather than the entire population. After we had provided additional prevalence estimates, the FDA raised a concern in its letter, dated December 7, 2020, about our ability to limit the use of the pharmaceutical product to the subset of patients we are pursuing. Due to the fact that we disagree with this concern, we requested a clarification call. In the clarification call conducted on February 2, 2021, we agreed with the FDA concern about our ability to limit the use of the pharmaceutical product to the subset of patients in addition to a safety concern associated with THC treatment in pediatrics population so we suggested to amend our preliminary request and asked to include only adults in the treated population. An amendment letter was discussed and the FDA described what it would want to see in such an amendment. In March 2021, we sent our response to the FDA. In June 2021, we received a response from the FDA explaining that they are unable to grant our request until new information becomes available to support our request for orphan drug designation. We will re-visit the application after we obtain clinical results from our phase IIb clinical study in TS.

Canada

NNHPD Approval

Pursuant to a non-traditional class III Product License Application, CannAmide™ (TheraPEA) received Health Canada approval (NPN 80093504) from the NNHPD on July 23, 2019. In the approval letter, the NNHPD confirmed that the application was in compliance with section 7 of the NHPR. The dosage of 1 x 400 mg tablet 3 times daily was approved for the following use: “Studies show that PEA may be used as an anti-inflammatory to help relieve chronic pain”.

Any labels used in the marketing of CannAmide, or TheraPEA, must reflect the information outlined on the product license and must comply with the labelling requirements as per Part 5 of the NHPR. In addition, natural health products, such as TheraPEA, must be manufactured, packaged, labelled, imported, distributed and stored in accordance with GMP as required by NHPR or in accordance with equivalent requirements if the natural health product is imported. Furthermore, in accordance with Section 44 of the NHPR, each product for sale in Canada must comply with the finished product specifications submitted to Health Canada.

Pursuant to the NHPR, companies are required to provide the NNHPD with the Canadian site information prior to commencing the importation and/or sale of the natural health products in Canada.

Changes made in respect of a licensed product require the submission of an amendment, notification or a new product license application as per sections 11, 12 and 13 of the NHPR.

Organizational Structure

SciSparc Nutraceuticals Inc. is our majority-owned subsidiary (approximately 51%), a company focused on e-commerce operations of Wellution™, a top- seller account of Amazon, which sells hemp-based products. Brain Bright Ltd. is an inactive wholly-owned subsidiary. We also own 100% of the issued and outstanding share capital of Evero Health Ltd., a company focused on the development and commercialization of SCI-110 sleep technology.

On November 17, 2022, we invested $1.5 million in Clearmind in connection with its initial public offering on the Nasdaq Capital Market, in exchange for 230,769 Ordinary Shares of Clearmind, representing 9.33% of the outstanding share capital of Clearmind.

We also hold approximately 31.48% of MitoCareX Bio Ltd., an Israeli private company.

We hold a minority interest in AutoMax of approximately 4.82% and a minority interest of approximately 1.14% of Jeffs’ Brands.

Property, Plants and Equipment

Our offices are located at 20 Raul Wallenberg Street, Tower A, 2nd Floor, Tel Aviv 6971916, Israel, where we currently occupy approximately 120 square meters, under a joint lease with a third-party for a total of 240 square meters. The lease ends on June 30, 2025. Our current monthly rent payment is NIS 10,200 (approximately $3,300).

We consider that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable for the conduct of our business. However, we are currently assessing our future needs and have not renewed our lease as of the date hereof.

Litigation

In connection with a joint venture transaction, entered on May 15, 2020, by and between us, Capital Point and Evero Health Ltd., one of our subsidiaries, we issued a warrant to Capital Point to purchase $340,000 of our Ordinary Shares, or the Warrant Shares, with an exercise price per ordinary share equal to the closing price of our Ordinary Shares on the trading day on which the notice of exercise is actually received by us. Such warrant was exercisable for 12 months starting from May 15, 2021. On November 4, 2021, we received from Capital Point a notice of exercise with respect to the Warrant Shares, which we rejected. On May 2, 2023, Capital Point filed a lawsuit in the Tel Aviv-Jaffa District Court against us as the sole defendant in connection with the Warrant Shares. The lawsuit includes allegations of breaches of contract under the Israeli Contracts Law (General Part), 1973, unjust enrichment under the Israeli Unjust Enrichment Law, 1979 and breaches under the Israeli Torts Ordinance (New Version), 1968. The lawsuit claims damages in the amount of NIS 10,000,000 (approximately $2.75 million), which accounts for, as of the date of the filing of the lawsuit, liquidated damages according to the provisions set forth in the warrant, and seeks as well for the court to order a mandatory injunction order for us to issue a warrant to Capital Point to purchase $340,000 of our Ordinary Shares to Capital Point, the return of any unlawful profits received by us and punitive damages. As of February 26, 2024, in connection with the aforementioned litigation, the shares of Every Health Ltd. held by Capital Point are dormant and were forfeited by Evero Health Ltd. As of the date of this prospectus, we cannot predict the likelihood of our success in the lawsuit.

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our executive officers, key employees and directors as of February 26, 2024:

Name	Age	Position
Itschak Shrem	76	President and Director
Amitay Weiss	61	Chairman of the Board of Directors
Oz Adler	37	Chief Executive Officer and Chief Financial Officer
Dr. Adi Zuloff-Shani	55	Chief Technologies Officer
Amnon Ben Shay(1)(2)(3)	61	Director
Alon Dayan(1)(2)(3)	48	Director
Moshe Revach(3)	48	Director
Liat Sidi(3)	49	Director
Lior Vider(1)(2)(3)	47	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Independent Director (as determined by our Board of Directors, pursuant to the definition prescribed to such term under Nasdaq Stock Market rules)

Mr. Itschak Shrem was appointed to serve as our President in January 2022, prior to which he served as our Chairman from August 2020 to January 2022. Mr. Shrem has more than 40 years of experience in financial markets and venture capital. In 1991, Mr. Shrem founded Dovrat Shrem Ltd., an investment banking, management and technology company. Prior to that, he spent 15 years at Clal Israel Ltd., where he served in various capacities, including chief operating officer, and was responsible for capital markets and insurance businesses. In 1993, Mr. Shrem founded Pitango Venture Capital Fund (formerly, Polaris) and served as a partner of Pitango Funds I, II and III. He has been the Managing Director of Yaad Consulting 1995 Ltd. since 1995. Previously, Mr. Shrem served on the board of Tel-Aviv Sourasky Medical Center, the Weizman Institute Eden Spring Ltd., Rail Vision Ltd., Nano Dimension Ltd., Ormat Industries Ltd., Retalix Ltd. and as chairman of Sphera Funds Management Ltd. Mr. Shrem holds a B.A. in Economics and Accounting from Bar-Ilan University and an M.B.A. from Tel-Aviv University.

Mr. Amitay Weiss has served on our Board of Directors since August 2020 and as our Chairman since January 2022. Mr. Weiss served as our Chief Executive Officer from August 2020 to January 2022. Mr. Weiss currently serves as chairman of the board of directors of Automax Motors Ltd. (TASE: AMX.TA), as a director of Jeffs’ Brands Ltd. (Nasdaq: JFBR) and as an external director of Cofix Group Ltd. (TASE: CFCS). Mr. Weiss also chairs and serves as director on the board of director of several public and private companies, including, Clearmind, Maris Tech Ltd. (Nasdaq: MTEK) and Save Foods Inc. (Nasdaq: SVFD). In 2016, Mr. Weiss founded Amitay Weiss Management Ltd. and now serves as its chief executive officer. From 2001 until 2015, Mr. Weiss served as vice president of business marketing & development and in various other positions at Bank Poalei Agudat Israel Ltd. from the First International Bank of Israel group. Mr. Weiss holds a B.A. in economics from New England College, an M.B.A. in business administration from Ono Academic College in Israel, an Israeli branch of University of Manchester and an LL.B. from the Ono Academic College.

Mr. Oz Adler, CPA, was appointed to serve as our Chief Executive Officer in January 2022 and has served as our Chief Financial Officer since April 2018 and previously held served as our VP Finance from March 2018 until April 2018 and as our Controller from September 2017 to March 2018. Mr. Adler has experience in a wide variety of managerial, financial, tax and accounting roles. Mr. Adler currently serves on the board of directors of numerous private, such as Polyrizon Ltd., and public companies, including Jeffs’ Brands Ltd. (Nasdaq: JFBR), Rail Vision Ltd. (Nasdaq: RVSN) and Clearmind (CSE: CMND), (OTC: CMNDF), (FSE: CWY), and previously served as the chief financial officer of Medigus Ltd. (Nasdaq: MDGS) from December 2020 to April 2021. From 2012 until 2017, Mr. Adler was employed as a certified public accountant at Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. Mr. Adler holds a B.A. in Accounting and Business management from The College of Management, Israel.

Dr. Adi Zuloff-Shani has served as our Chief Technologies Officer since February 2016. Dr. Zuloff-Shani has more than 20 years of experience as a research and development executive. Prior to joining us, and from 2012 to 2016, Dr. Zuloff-Shani served as a vice president development at Macrocure Ltd. (Nasdaq: MCUR) where besides leading all research and development activities, she interacted and was involved with the activities of all departments including clinical, operations, quality assurance, quality control, finance, and regulatory affairs. Dr. Zuloff-Shani currently serves as the Chief Executive Officer of Clearmind. She has also served as the Chairman of Orsus Therapeutics, Inc. since November 2022. Dr. Zuloff-Shani holds a Ph.D. in human biology and immunology from Bar-Ilan University, Israel.

Mr. Amnon Ben Shay has served as a member of our Board of Directors since January 2021 and served as our external director under the Companies Law between January 2021 and January 2022. Mr. Ben Shay has been serving as the chief financial officer of Hadar Hasharon Marketing and Distributions Ltd. since 2019. Mr. Ben Shay previously served on the board of directors of Azorim Investments and Building Development Company Ltd. (TASE: AZRM), Value Capital One Ltd. (TASE: VALU) and B.G.I. Investments (1961) Ltd. (TASE: BGI). From 2017 to 2019, Mr. Ben Shay served as the chief financial officer of Fridenson Air & Ocean Ltd. From 2014 to 2017, he served as the chief financial officer of Abetrans Logistics Ltd. Prior to that, Mr. Ben Shay served as the chief financial officer of Isline Export and Import Services Ltd. from 2010 to 2013. Prior to the year 2009, Mr. Ben Shay served as the chief financial officer of several Israeli real estate investment groups. Mr. Ben Shay holds a B.A. in economics and business and an M.B.A in business, both from The Hebrew University of Jerusalem, Israel, and an accounting certificate from The College of Management Academic Studies, Israel.

Mr. Alon Dayan has served as a member of our Board of Directors since January 2021 and served as our external director under the Companies Law between January 2021 and January 2022. Mr. Dayan is the founder of L1-Systems Ltd. and has been serving as its chief executive officer since 2015. Since 2018, Mr. Dayan has served as the chief executive officer of Virtual Crypto Technologies Inc. (OTC: VBIX) from 2018 to 2019, which he founded as well. Prior to that, he served as a business development manager at Elbit Systems Ltd. from 2006 to 2013. Mr. Dayan holds a B.A. in electronical engineering from Ariel University, Israel.

Mr. Moshe Revach has served as a member of our board of directors since September 2022. Mr. Revach also previously served as our director since August 2020 until his resignation on March 13, 2022. Mr. Revach serves as deputy mayor of the city of Ramat Gan, Israel, has headed both the sports and government relations departments in the Ramat Gan municipality since 2013, and has served in various other Ramat Gan municipality positions since 2008. Mr. Revach serves as a director of L.L.N IT solutions, a wholly-owned subsidiary of the Jewish Agency for Israel, of Jeffs’ Brands Ltd. (Nasdaq: JFBR) and of Biomedico Hadarim Ltd. Mr. Revach previously served as a director of the RPG Economic Society and Jewish Experience Company on behalf of the Jewish Agency. Mr. Revach holds an LL.B from the Ono Academic College, Israel, and a B.A. in management and economics from the University of Derby.

Ms. Liat Sidi has served as our Director since August 2020. Ms. Sidi serves as the manager of the accounting department for Foresight Autonomous Holdings Ltd. (Nasdaq and TASE: FRSX). Ms. Sidi previously served as an accountant for Panaxia Labs Israel Ltd. (TASE: PNAK) from 2015 to 2020 and as an accountant for Soho Real Estate Ltd. from 2015 to 2016. Ms. Sidi also served as an accountant for Feldman-Felco Ltd. from 2006 to 2010 and as an accountant for Eli Abraham accounting firm from 2000 to 2006. Ms. Sidi completed tax, finance and accounting studies in Ramat Gan College of Accounting.

Mr. Lior Vider has served as our Director since August 2020. Mr. Vider has served as a senior investment portfolio manager at Forte Investment House Ltd. since 2021. Mr. Vider previously served as chief investment manager for Impact Investment Management Ltd., from the Union Bank group, from 2007 to 2010 and as chairman of the board of directors and a member of the group’s investment committee of Rahkia Capital Markets Ltd. from 2006 to 2007. Mr. Vider also served as a director at Endymed Medical Ltd. and Apollo Power Ltd. Mr. Vider founded and managed sponser.co.il, a financial portal specializing in services for investors from 2005 to 2017. Mr. Vider holds a B.A. in industry and management engineering from Shenkar College in Israel.

Scientific Advisory Board

We have a Scientific Advisory Board of eleven award winning and active physicians and scientists in the field(s) of: psychiatry and child psychiatry, TS, neurology, Alzheimer’s disease, hospice and palliative medicine neurobiology, pharmacology and neuropsychopharmacology, organic and medicinal chemistry, cannabinoids and drug discovery. We consult with the members of our Scientific Advisory Board on a regular basis.

Prof. Yossi Tam received his B.Med.Sc., M.Sc., Ph.D. and D.M.D. from the Hebrew University of Jerusalem. He did his postdoctoral training at the National Institutes of Health (NIH), and in 2014 he moved to the Hebrew University to head the Obesity and Metabolism Laboratory at the Institute for Drug Research, where he focuses on targeting the endocannabinoid system for Obesity, Diabetes and the metabolic syndrome. Prof. Tam won major national and international grants. He authored over 80 peer-reviewed papers in leading journals (such as Science, Nature Medicine, Cell Metabolism, JCI, PNAS, Hepatology, Gastroenterology, Molecular Metabolism, to name a few), and three book chapters, with 5,412 citations yielding an H-index of 36. In addition, Prof. Tam co-invented 14 patents that were commercialized to different pharmaceutical companies for further clinical development and testing. Prof. Tam also serves as the Director of the Hebrew University’s Multidisciplinary Center for Cannabinoid Research and a Scientific Advisory Board Member of several biotech companies, which develop a portfolio of non-psychoactive cannabinoid-modulating medicines for unmet market needs. Prof. Tam’s research projects over the past twenty years have crossed subjects, disciplines and methodologies, yet the main research interests remain focused on the different pathophysiological aspects of the endocannabinoid system. Having a clinical background with basic science training, he has always been interested in how science can directly improve people’s everyday lives. Thus, he has strived unceasingly to integrate his clinical curiosity and experimental knowledge, in order to deepen the understanding of clinically relevant research questions.

Prof. Elon Eisenberg, is the Dean of the Faculty of Medicine at the Technion - Israel Institute of Technology. Prof. Eisenberg is a Professor of Neurology and Pain Medicine at the Faculty of Medicine and holds the Otto Barth Family Academic Chair in Biomedical Science. Prof. Eisenberg graduated from Sackler School of Medicine, Tel-Aviv University in Israel. Prof. Eisenberg completed a residency in Neurology, at Rambam Medical Center, Haifa, Israel, and Neurology - Pain Fellowship at Massachusetts General Hospital, Harvard Medical School in Boston, USA. Prof. Eisenberg has been the director of the Institute of Pain Medicine at Rambam Health Care Campus, Haifa, Israel, and the President of the Israeli Pain Association. Prof. Eisenberg is currently the director of the Pain Research Unit at the Institute of Pain Medicine, Rambam Health Care Campus. H Prof. Eisenberg’s main areas of research include mechanisms and treatment of pain with special emphasis on neuropathic pain, CRPS, cancer pain, opioids and cannabinoids. Prof. Eisenberg has published about two-hundred articles, book chapters and other manuscripts in various areas of pain.

Prof. James Leckman, M.D. is the Neison Harris Professor of Child Psychiatry, Psychiatry, Psychology and Pediatrics at Yale University. Prof. Leckman is a well-known child psychiatrist and patient-oriented clinical investigator. For more than 20, years he served as the Director of Research for the Yale Child Study Center. His peers have regularly selected him as one of the Best Doctors in America. Dr. Leckman is the author or co-author of over 430 original articles published in peer-reviewed journals, twelve books, and 140 book chapters. Dr. Leckman has a longstanding interest in Tourette syndrome and Obsessive-Compulsive Disorder (OCD). His research on these disorders is multifaceted from phenomenology and natural history, to neurobiology to genetics, to risk factor research and treatment studies. One area of active research interest concerns the role of the immune system in the pathobiology of Tourette syndrome and other neuropsychiatric disorders.

Prof. Michael Davidson currently serves, among other things, as Chairman of the Israeli Medical Centre for Alzheimer’s Disease Care and Research in Ramat Gan and Chairman of the department of psychiatry at the Nicosia University Medical School. Prof. Davidson served as Chief Psychiatrist at the Department of Psychiatry of the Sheba Medical Centre in Tel-Hashomer for six years. Prof. Davidson holds a secondary professorship at the Sackler School of Medicine of Tel Aviv University and at the Mount Sinai School of Medicine in New York. Prof. Davidson is considered an international expert on Alzheimer’s disease and schizophrenia is the author of approximately 350 publications in scientific literature.

Prof. Daniele Piomelli serves as the Louise Turner Arnold Chair in Neurosciences and Professor of Anatomy and Neurobiology, Pharmacology, and Biological Chemistry at University of California, Irvine. Prof. Piomelli is also the founding director of the drug discovery and development unit (D3) at the Italian Institute of Technology in Genoa, Italy, as well as the Editor in Chief of Cannabis and Cannabinoid Research of Cannabis and Cannabinoid Research. Prof. Piomelli’s research has resulted in several contributions to the pharmacology of lipid based signaling molecules including endocannabinoid substances and lipid amides. Prof. Piomelli is the author of more than 400 peer reviewed articles and books and has received several awards and honors. Prof. Piomelli studied Pharmacology and Neuroscience at Columbia University, and the Rockefeller University, and earned his degree of Doctor of Pharmacy from University of Naples.

Prof. Kirsten Müller-Vahl is a Professor of Psychiatry at the Department of Psychiatry, Socialpsychiatry and Psychotherapy at the Hannover Medical School, Germany. Prof. Müller-Vahl is a specialist in both neurology and adult psychiatry. She serves as the head of the TS outpatient department and over the past twenty-five years, Prof. Müller-Vahl has investigated more than 4000 patients with TS, both children and adults. She serves on the scientific advisory board of the German Tourette Syndrome Association and is the current president of the European Society of the study of Tourette syndrome (ESSTS), the national German Association for Cannabinoid Medicines (ACM) as well as the International Alliance for Cannabinoid Medicines (IACM). Her scientific work related to TS includes a large number of clinical trials funded by the EU (TS-EUROTRAIN: FP7-PEOPLE-2012-ITN, No. 316978; EMTICS: EU FP7-HEALTH-2011, 278367), by the NIMH (TIC-GENETICS (1R01MH115958-01), by the German ministry of education and research (BMBF) (ONLINE-TICS: 01KG1421) and the German Research Foundation (DFG) (CANNA-TICS: NCT03087201). At the 9th IACM Conference on Cannabinoids in Medicine in 2017 she received the “IACM Award 2017 for Clinical Research” for her special achievements regarding the re-introduction of cannabis and cannabinoids as medicine.

Prof. Müller-Vahl has published more than 180 scientific articles, is the author of several book chapters and the leading German textbook on TS, and co-editor of the leading German textbook on cannabis-based medicine. She is author of several guidelines on TS including ESSTS guidelines and treatment guidelines published by the American Academy of Neurology (AAN).

Prof. Avi Weizman is a Professor of Child and Adult Psychiatry at the Sackler Faculty of Medicine of Tel Aviv University, a former Director of the Felsentein Medical Research Center and the head of the Laboratory for Biological and Molecular Psychiatry and the head of the Research Unit at the Geha Mental Health Center. Prof. Weizman’s research involves the investigation of brain mechanisms of mental disorders. Currently, it focuses on neurodevelopmental disorders, the development of new strategies for treating psychotic disorders, and the psychopharmacology of mental disorders. Prof. Weizman is the author of more than 760 original papers, five full books, 28 book chapters, and 60 review articles. After completing his residency in Psychiatry, Prof. Weizman spent two years as a visiting scientist at the National Institute of Mental Health in Bethesda, MD.

Dr. Michael H. Bloch, M.D., M.S. graduated from Yale School of Medicine and completed his child and adult psychiatry training at Yale. His research interests focus on studying TS, obsessive-compulsive disorder (OCD) and trichotillomania (TTM) across the lifespan and developing better pharmacological treatments for children with depression, anxiety and ADHD. His research focuses on developing better treatments for children and adults with these conditions particularly through clinical trials and meta-analysis. He has over 200 peer-reviewed publications and is currently the Research Review Editor for the Journal of Child Psychology and Psychiatry. He also serves on the scientific advisory boards of the Tourette Association of America and the TLC Foundation for Body-Focused Repetitive Behaviors. Prof. Saoirse O’Sullivan, PhD received her doctorate from Trinity College Dublin in 2001 and moved to the University of Nottingham in 2002 as a Research fellow where she began researching cannabinoid pharmacology through basic and clinical research. She was made Lecturer in 2007 and Associate Professor in 2011 and Full Professor in 2019. Prof. O’Sullivan has over 40 peer reviewed articles, six reviews and three books chapters on the topic of cannabinoid pharmacology, with specific interests on the cardiovascular and gastrointestinal effects of cannabinoids and therapeutic potential of cannabis-based medicines. Prof. O’Sullivan’s research methodologies span from cellular and animal models to human healthy volunteer studies and early phase clinical trials. In 2016, Prof. O’Sullivan was named the International Cannabinoid Research Society Young Investigator of the year. Prof. O’Sullivan now runs an independent consulting company called CanPharmaConsulting Ltd, and through this, acts as scientific advisor to Artelo Biosciences, Inc., CBD Science Group PLC, Scisparc, FSD Pharma Inc., and Dragonfly Biosciences Ltd. She is the science lead for the Centre for Medicine Cannabis, working to shape the UK’s new medicinal cannabis regime for patients. She is also secretary to the International Cannabinoid Research Society.

Dr. Mellar P. Davis, MD, FCCP FAAHPM is a Professor of Palliative Medicine, the Geisinger Commonwealth School of Medicine and a member of the Palliative Care Department, and Section Head, Geisinger Medical System Danville, PA. He has been a member of the Geisinger Medical Staff since August 2016. In his role as Section Head, Dr. Davis is responsible for developing palliative care services throughout the Geisinger Medical System including outpatient and inpatient services. In addition, Dr. Davis works with the Geisinger Hospice Services to develop and coordinate care within the central region. Dr. Davis was a member of the Cleveland Clinic Palliative Care section, Taussig Cancer Institute and fellowship director until joining the Geisinger Medical System. Dr. Davis was the co-chair of the Palliative Care Study Group of the Multinational Association of Supportive Care (MASCC) and a past board member since 2010. Dr. Davis has been a Professor of Medicine in The Cleveland Clinic Lerner College of Medicine, Case Western Reserve University, since 2009 and was elected as a Fellow to the American Academy of Hospice and Palliative Medicine in 2010. Dr. Davis is Editor in Chief of Progress on Palliative Care. Dr. Davis’ present duties are as the Associate Editor in Chief of PC Fast Article Critical Summary for Clinicians in Palliative Care.

Prof. Avi Schroeder is the head of the Targeted Drug Delivery and Personalized Medicine Group, at the Technion, Israel Institute of Technology, and has translational research experience with the development of liposome-based clinical systems. He is the author of 60 scientific papers in the field of nanotechnology and medicine and is the inventor on 17 patents, and a recipient of 30 national and international innovation awards. Prof. Schroeder is a scientific entrepreneur, starting multiple successful Technion spin-outs. Prof. Schroeder received three degrees in Chemical Engineering from the Ben-Gurion University of the Negev and his postdoctoral training took place at MIT.

Family Relationships

There are no family relationships between any members of our executive management and our directors.

Arrangements for Election of Directors and Members of Management

We are not a party to, and there are no arrangements or voting agreements that we are aware of for the election of our directors and members of management.

Compensation

Compensation

The following table presents in the aggregate all compensation we paid to all of our directors and senior management, as a group for the year ended December 31, 2023. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the tables below reflect the cost to the Company, in thousands of U.S. Dollars, for the year ended December 31, 2023.

USD in thousands	Salary/Fee	Pension, Retirement and Other Similar Benefits(1)	Share- Based Compensation(2)
All directors and senior management as a group, consisting of 9 persons	$1,114	$90	$84

(1)	Represents the directors and senior management’s payment of mandatory social benefits made by the Company on behalf of such officer. Such benefits may include, to the extent applicable to the executive, payments, contributions and/or allocations for savings funds, education funds (referred to in Hebrew as “Keren Hishtalmut”), pension, severance, risk insurances (e.g., life or work disability insurance) and payments for social security.

(2)	Computed based on fair value for Ordinary Shares options granted and estimated using the Black-Scholes option pricing model.

In accordance with the Companies Law, the table below reflects the compensation granted to our five most highly compensated officers or directors during or with respect to the year ended December 31, 2023.

Annual Compensation

Executive Officer	Salary/Fee	Pension, Retirement and Other Similar Benefits		Share- Based Compensation (1)	Total
USD in thousands

Amitay Weiss Chairman and Former Chief Executive Officer	$219	$		$16	$235

Dr. Adi Zuloff-Shani Chief Technologies Officer	$232		$42	$22	$296

Oz Adler Chief Executive Officer and Chief Financial Officer	$315		$48	$16	$379

Itschak Shrem President and Former Chairman	$219		$-	$16	$235

Lior Vider Director	$26		$-	$3	$29

(1)	Share-based compensation includes the cost of our non-cash share-based compensation in 2023.

Employment and Services Agreements with Executive Officers

We have entered into written employment agreements and/or consulting agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. Most of these agreements are terminable by either party upon 30 days’ prior written notice. However, a longer 90 day notice period is required with respect to each of our executive officers. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors’ and officers’ insurance. Members of our senior management are eligible for bonuses each year, subject to a pre-determined target-based bonus plan, which is usually set during the first quarter of each calendar year following the recommendation of our compensation committee and the approval of our Board of Directors. The annual bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and compensation committee and approved annually by our Board of Directors.

For a description of the terms of our options and option plans, see “Beneficial Ownership of Principal Shareholders and Management” below.

As required by the Companies Law, our compensation committee and Board of Directors approved, and recommended to our shareholders to approve, amended terms of compensation of our Chief Executive Officer, Mr. Oz Adler, our President, Mr. Itschak Shrem, and our and Chairperson of the Board of Directors, Mr. Amitay Weiss, as set forth below. Such terms are in line with our Compensation Policy and were approved by our shareholders on February 10, 2022.

●	President and Chairperson of the Board of Directors - a monthly fee in the amount of NIS 52,500 (approximately $14,919) and an annual target bonus of up to six monthly salaries, or eight in the case of overachievement.

●	Chief Executive Officer - a monthly fee in the amount of NIS 66,000 (approximately $18,755) and an annual target bonus of up to six monthly salaries, or eight in the case of overachievement, plus applicable pension, retirement and other similar benefits.

Directors’ Service Contracts

We do not have written agreements with any director providing for benefits upon the termination of his/her employment with us.

Board Practices

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the Nasdaq, may, subject to certain conditions, “opt out” from the requirements to appoint external directors and related rules concerning the composition of the audit committee and compensation committee of the board of directors, other than the gender diversification rule, which requires the appointment of a director from the other gender if, at the time a director is appointed, all members of the board of directors are of the same gender. In accordance with these regulations, following our listing on the Nasdaq, in January 2022, we elected to “opt out” from these requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder”, as such term is defined under the Companies Law, (ii) our shares are traded on certain U.S. stock exchanges, including the Nasdaq, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws, including the rules of the applicable exchange, that are applicable to U.S. domestic issuers.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we are permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

For more information regarding our corporate governance practices and foreign private issuer status, see “Corporate Governance” below.

Board of Directors

Our Board of Directors presently consists of seven members. Nasdaq listing standards require that a majority of our Board of Directors be independent. These standards provide, among other things, that a person will be considered an independent director if he or she is not an officer of the Company and is, in the view of the Company’s board of directors, free of any relationship that would interfere with the exercise of independent judgment. We believe that Mr. Vider, Ms. Sidi, Mr. Ben Shay, Mr. Revach and Mr. Dayan are all currently considered “independent” for purposes of the Nasdaq rules. As such, our Board of Directors is comprised of a majority of independent directors as such term is defined in the Nasdaq rules. Our amended and restated articles of association provide that the number of directors shall be set by the general meeting of the shareholders provided that it will consist of not less than three and not more than 12 directors. Pursuant to the Companies Law, the overall planning and management of our business is vested in our Board of Directors. Our Board of Directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our Board of Directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our Board of Directors. All other executive officers are appointed by the Board of Directors or by our Chief Executive Officer, provided that he was authorized by the Board of Directors to do so. Their terms of employment are subject to the approval of our Board of Directors’ Compensation Committee (see “-Compensation Committee”) and of the Board of Directors (and in case the terms are not compatible with the provisions of the compensation policy, to our shareholders’ approval as well), and are subject to the terms of any applicable employment agreements that we may enter into with them.

Our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that at each annual general meeting the term of office only one class of directors will expire. Each director holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our amended and restated articles of association.

Our directors are divided among the three classes as follows:

●	the Class I directors consist of Ms. Liat Sidi and Mr. Amnon Ben Shay, and their terms will expire at our annual general meeting of shareholders to be held in 2024;

●	the Class II directors consist of Mr. Alon Dayan, Mr. Moshe Revach and Mr. Lior Vider and their terms will expire at our annual general meeting of shareholders to be held in 2025; and

●	the Class III directors consist of Mr. Amitay Weiss and Mr. Itschak Shrem and their terms will expire at our annual general meeting of shareholders to be held in 2026.

In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies on our Board of Directors or in addition to the acting directors (subject to the limitation on the number of directors and their qualifications), until the next general meeting in which directors may be appointed or such appointment terminated.

Under the Companies Law, nominations for directors may be made by any shareholder holding at least 1% of our outstanding voting power. However, any such shareholder may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our Board of Directors. Any such notice must include certain information, a description of all arrangements between the nominating shareholder and the proposed director nominee(s) and any other person pursuant to which the nomination(s) are to be made by the nominating shareholder, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that there is no limitation under the Companies Law preventing their election and that all of the information that is required to be provided to us in connection with such election under the Companies Law has been provided.

Under the Companies Law, our Board of Directors must determine the minimum number of directors who are required to have accounting and financial expertise. Our Board of Directors has determined that the minimum number of directors of our company who are required to have accounting and financial expertise is one.

Our Board of Directors is required to elect one director to serve as the Chairman of the Board of Directors to preside at the meetings of the Board of Directors and may also remove that director as Chairman. Pursuant to the Companies Law, neither the chief executive officer nor any of his or her relatives is permitted to serve as the Chairman of the Board of Directors, and a company may not (subject to a certain time-limited exemption, as described below) vest the Chairman or any of his or her relatives with the chief executive officer’s authorities. In addition, a person who reports, directly or indirectly, to the chief executive officer may not serve as the Chairman of the Board of Directors; the Chairman may not be vested with authorities of a person who reports, directly or indirectly, to the chief executive officer; and the Chairman may not serve in any other position in the Company or a controlled company, but he or she may serve as a director or chairman of a controlled company. However, and notwithstanding the foregoing, the Companies Law permits the shareholders of a company to determine, for periods not exceeding three years from each such determination, that the Chairman or his or her relative may serve as chief executive officer or be vested with the chief executive officer’s authorities, and that the chief executive officer or his or her relative may serve as Chairman or be vested with the Chairman’s authorities. Such determination of a company’s shareholders requires either: (1) the approval of at least the majority of the shares of those shareholders present and voting on the matter (other than controlling shareholders and those having a personal interest in the determination); or (2) that the total number of shares opposing such determination does not exceed 2% of the total voting power in the Company.

The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees of the Board of Directors, and it may, from time to time, revoke such delegation or alter the composition of any such committees, subject to certain limitations. Unless otherwise expressly provided by the Board of Directors, the committees shall not be empowered to further delegate such powers. The composition and duties of our audit committee and compensation committee, are described below. See “-Committees of the Board of Directors” below.

Role of Board of Directors in Risk Oversight Process

The Board of Directors oversees how management monitors compliance with our risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by us. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions that include a focused discussion and analysis of the risks we face. Senior management reviews these risks with the Board of Directors focusing on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. The Board of Directors is assisted in its oversight role by an internal auditor. The internal auditor undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to our audit committee. See “-Committees of the Board of Directors-Internal Auditor” below.

Leadership Structure of the Board of Directors

In accordance with the Companies Law and our amended and restated articles of association, our Board of Directors is required to appoint one of its members to serve as Chairman of the Board of Directors. Our Board of Directors has appointed Mr. Amitay Weiss to serve as Chairman of the Board of Directors, effective January 10, 2022, and subsequently further named as our President, Mr. Itschak Shrem, the authorities of the Chairman of the Board of Directors as well.

Alternate Directors

Our amended and restated articles of association provide, consistent with the Companies Law, that any director, and with respect to external directors (to the extent required under applicable law - see the description of the External Directors Relief Resolution under “-External Directors” below) - only subject to certain preconditions, may appoint another person to serve as his alternate director, provided such person has the qualifications prescribed under the Companies Law to be appointed and to serve as a director and is not already serving as a director or an alternate director of the Company. The term of an alternate director may be terminated at any time by the appointing director and automatically terminates upon the termination of the term of the appointing director. An alternate director has the same rights and responsibilities as a director. To date there are no alternate director appointments in effect.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies” are required to appoint at least two external directors who meet the qualification requirements under the Companies Law. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, in January 2022, following our listing on Nasdaq, our Board of Directors elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors.

Fiduciary Duties of Office Holders

The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company. “Office holders” includes the chief executive officer, general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of the above positions regardless of that person’s title, and a director, or a manager directly subordinate to the chief executive officer or general manager.

The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care of an office holder includes a duty to use reasonable means to obtain:

●	information on the advisability of a given action brought for his approval or performed by him by virtue of his position; and

●	all other important information pertaining to these actions.

The duty of loyalty of an office holder requires an office holder to act in good faith and for the benefit of the Company, and includes a duty to:

●	refrain from any conflict of interest between the performance of his duties in the Company and his performance of his other duties or personal affairs;

●	refrain from any action that constitutes competition with the Company’s business;

●	refrain from exploiting any business opportunity of the Company to receive a personal gain for himself or others; and

●	disclose to the Company any information or documents relating to the Company’s affairs which the office holder has received due to his position as an office holder.

Approval of Related Party Transactions under Israeli Law

General

Under the Companies Law, we may approve an action by an office holder from which the office holder would otherwise have to refrain, as described above, if:

●	the office holder acts in good faith and the act or its approval does not cause harm to the Company; and

●	the office holder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the Company at a reasonable time before the Company’s approval of such matter.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder disclose to the Company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the Company.

A “personal interest” includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to his or her vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

●	the office holder’s relatives; or

●	any corporation in which the office holder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

Under the Companies Law, an extraordinary transaction is a transaction:

●	not in the ordinary course of business;

●	not on market terms; or

●	that is likely to have a material effect on the Company’s profitability, assets or liabilities.

The Companies Law does not specify neither to who within us nor the manner in which required disclosures are to be made. We require our office holders to make such disclosures to our Board of Directors.

Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the Company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise and provided that the transaction is in the Company’s interest and is performed by the office holder in good faith. If the transaction is an extraordinary transaction, first the audit committee and then the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Any director (and any person, in general) who has a personal interest in an extraordinary transaction, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless the chairman of the relevant committee or board of directors determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the board of directors or the audit committee, as the case may be, has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee or the board of directors (as applicable) on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Under the Companies Law, all arrangements as to compensation and indemnification or insurance of office holders require approval of the compensation committee and board of directors, and compensation of office holders who are directors must be also approved, subject to certain exceptions, by the shareholders, in that order. If shareholders of a company do not approve the compensation terms of office holders, other than directors, the compensation committee and board of directors may override the shareholders’ decision, subject to certain conditions.

Disclosure of Personal Interests of a Controlling Shareholder

Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a “controlling shareholder” of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder or an employee, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a majority of the shares voted by the shareholders of the Company participating and voting on the matter in a shareholders’ meeting. In addition, the shareholder approval must fulfill one of the following requirements:

●	at least a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

●	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the Company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years; however, such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.

Pursuant to regulations promulgated under the Companies Law, certain transactions with a controlling shareholder or his or her relative, or with directors, that would otherwise require approval of a company’s shareholders may be exempt from shareholder approval upon certain determinations of the audit or compensation committee and board of directors.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

The term “controlling shareholder” is defined in the Companies Law as a shareholder with the ability to direct the activities of the Company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the Company or its general manager. The definition a “controlling shareholder” is deemed to include any shareholder that holds 25% or more of the voting rights in a company if no other shareholder holds more than 50% of the voting rights in the Company. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the Company’s approval are deemed as joint holders. According to the foregoing, the Companies Law recognizes a situation where there exists a “controlling shareholder” regarding a particular matter or in relation to a particular transaction, although such shareholder would not be considered to have a controlling interest on an ongoing basis or in any other case.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the Company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the Company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

●	amendment of the articles of association;

●	increase in the Company’s authorized share capital;

●	merger; and

●	the approval of “related party” transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing and discriminating against other shareholders.

The remedies generally available upon a breach of contract will also apply to a breach of the above mentioned duties, and in the event of oppression of other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the Company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the Company into account.

Committees of the Board of Directors

Our Board of Directors has established two standing committees, both of which (the audit committee and the compensation committee) are mandatory (and to date comprised of the same members and combined into one functional committee which resides as a unified committee). In addition, occasionally our Board of Directors may form sub-committees for certain matters on an ad hoc basis, such as a pricing committee or a nomination and corporate governance committee, with advisory powers only, operating under a framework and guidelines as outlined and defined in advance by our Board of Directors.

Audit Committee

Companies Law Requirements

Under the Companies Law, we are required to appoint an audit committee.

Listing Requirements

Under the corporate governance rules of Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Our audit committee, acting pursuant to a written charter, consists of Mr. Vider, Mr. Ben Shay and Mr. Dayan. Mr. Ben Shay serves as chairperson of our audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. Our Board of Directors has determined that Amnon Ben Shay is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.

Audit Committee Role

Under the Companies Law, our audit committee is responsible for:

●	determining whether there are deficiencies in the business management practices of our company, and making recommendations to the Board of Directors to improve such practices;

●	determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Companies Law) (see “-Approval of Related Party Transactions under Israeli Law”);

●	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

●	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our Board of Directors or shareholders, depending on which of them is considering the appointment of our auditor;

●	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees;

●	determining whether certain acts of an office holder not in accordance with his or her fiduciary duty owed to the Company are extraordinary or material and to approve such acts and certain related party transactions (including transactions in which an office holder has a personal interest) and whether such transaction is extraordinary or material under the Companies Law (see “-Approval of Related Party Transactions Under Israeli Law”);

●	deciding whether to approve and to establish the approval process (including by tender or other competitive proceedings) for certain transactions with a controlling shareholder or in which a controlling shareholder has a personal interest; and

●	determining the process of approving of transactions that are not negligible, including determining the types of transactions that will be subject to the approval of the audit committee.

We have adopted an audit committee charter setting forth among others, the responsibilities of the audit committee consistent with the rules of the SEC and Nasdaq listing rules, including, among others, the following:

●	considering and making recommendations to the Board of Directors on our financial statements, reviewing and discussing the financial statements and presenting its recommendations with respect to the financial statements to the Board of Directors prior to the approval of the financial statements by our Board of Directors;

●	oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the Board of Directors in accordance with Israeli law;

●	recommending the engagement or termination of the person filling the office of our internal auditor, reviewing the services provided by our internal auditor and reviewing effectiveness of our system of internal control over financial reporting;

●	recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our Board of Directors; and

●	reviewing and monitoring, if applicable, legal matters with significant impact, reviewing regulatory authorities’ findings, receiving reports regarding irregularities and legal compliance, acting according to “whistleblower policy” and recommending to our Board of Directors if so required, and overseeing our policies and procedures regarding compliance with applicable financial and accounting related standards, rules and regulations.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of any public company must establish a compensation committee. The compensation committee must be comprised of at least three directors.

Listing Requirements

Our compensation committee is acting pursuant to a written charter, and consists of Mr. Vider, Mr. Ben Shay and Mr. Dayan. Mr. Ben Shay is the Chairperson of the compensation committee. Our Board of Directors has determined that each member of our compensation committee is independent under the corporate governance rules of Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

Our compensation committee reviews and recommends to our Board of Directors: (1) the annual base compensation of our executive officers and directors; (2) annual incentive bonus, including the specific goals and amount; (3) equity compensation; (4) employment agreements, severance arrangements, and change in control agreements/provisions; (5) retirement grants and/or retirement bonuses; and (6) any other benefits, compensation, compensation policies or arrangements.

The duties of the compensation committee include the recommendation to the Company’s board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a Compensation Policy. The Compensation Policy must be adopted by the Company’s Board of Directors, after considering the recommendations of the Compensation Committee. The Compensation Policy is then brought for approval by our shareholders and is subject to special majority requirements. On February 10, 2022, our shareholders approved our new Compensation Policy, which unless amended shall remain in effect until February 9, 2025.

Compensation Policy

The Compensation Policy must serve as the basis for decisions concerning the financial terms of employment or engagement of executive officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The Compensation Policy must be approved (or reapproved) not longer than every three years, and relate to certain factors, including advancement of the Company’s objectives, the Company’s business and its long-term strategy, and creation of appropriate incentives for executives. It must also consider, among other things, the Company’s risk management, size and the nature of its operations. The Compensation Policy must furthermore consider the following additional factors:

●	the knowledge, skills, expertise and accomplishments of the relevant office holder (director or executive);

●	the director’s or executive’s roles and responsibilities and prior compensation agreements with him or her;

●	the relationship between the terms offered and the average and median compensation of the other employees of the Company, including those employed through manpower companies;

●	the impact of disparities in salary upon work relationships in the Company;

●	the possibility of reducing variable compensation at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable compensation; and

●	as to severance compensation, the period of service of the director or executive, the terms of his or her compensation during such service period, the Company’s performance during that period of service, the person’s contribution towards the Company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the Company.

The Compensation Policy must also include the following principles:

●	the link between variable compensation and long-term performance and measurable criteria;

●	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

●	the conditions under which a director or executive would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the Company’s financial statements;

●	the minimum holding or vesting period for variable, equity-based compensation; and

●	maximum limits for severance compensation.

The Compensation Policy must also consider appropriate incentives from a long-term perspective and maximum limits for severance compensation.

The Compensation Committee is responsible for (1) recommending the Compensation Policy to a company’s Board of Directors for its approval (and subsequent approval by our shareholders) and (2) duties related to the compensation policy and to the compensation of a company’s office holders as well as functions previously fulfilled by a Company’s Audit Committee with respect to matters related to approval of the terms of engagement of office holders, including:

●	recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

●	recommending to the board of directors periodic updates to the compensation policy;

●	assessing implementation of the compensation policy; and

●	determining whether the compensation terms of the chief executive officer of the Company need not be brought to approval of the shareholders.

Internal Auditor

Under the Companies Law, the Board of Directors of an Israeli public company must also appoint an internal auditor nominated and supervised by the audit committee. Our internal auditor is Mr. Daniel Shapira, who has been serving as our internal auditor since March 2006. Mr. Shapira is a Certified Public Accountant and holds a B.A. degree in Economics and Accounting from Bar-Ilan University, Israel.

The role of the internal auditor is to examine whether a company’s actions comply with the law and proper business procedure. Our Chairman acts as the internal auditor’s organizational supervisor. The internal auditor will submit his internal auditor’s work plan for the approval of our audit committee. The internal auditor may not be an “interested party” or office holder, or a relative of any interested party or office holder, and may not be a member of the Company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the shares or voting rights of a company, any person or entity that has the right to nominate or appoint at least one director or the general manager of the Company or any person who serves as a director or as the general manager of a company. Our internal auditor is not our employee, but the managing partner of a firm which specializes in internal auditing.

Remuneration of Directors

Under the Companies Law, remuneration of directors is subject to the approval of the compensation committee, thereafter by the board of directors and thereafter by the general meeting of the shareholders. In case the remuneration of the directors is in accordance with regulation applicable to remuneration of the external directors then such remuneration shall be exempt from the approval of the general meeting.

Insurance

Under the Companies Law and our amended and restated articles of association, a company may obtain insurance for any of its office holders for:

●	a breach of his or her duty of care to the Company or to another person, including a breach arising out of the negligent conduct of the office holder;

●	a breach of his or her duty of loyalty to the Company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the Company’s interests;

●	a financial liability imposed upon him or her in favor of another person concerning an act performed by such office holder in his or her capacity as an officer holder;

●	any other insurable action in accordance with the Companies Law;

●	expenses incurred by an office holder relating to an administrative enforcement proceeding conducted with respect to such office holder including reasonable litigation expenses and attorneys’ fees; and

●	payments to the party injured by the violation, in accordance with the Securities Law.

We currently have liability insurance providing total coverage of $5 million per claim and in the aggregate for the benefit of all of our directors and officers and company coverage for securities claims. We also have an excess Side A difference in conditions policy providing a total coverage of $2.5 million per claim and in the aggregate for the benefit of all of our directors and officers for claims against them, which may operate as a primary coverage in certain cases, subject to policy terms and conditions.

Indemnification

The Companies Law and our amended and restated articles of association provide that we may indemnify an office holder against:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court; However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on a company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (b) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (1) proceedings that the Company institutes, or that another person institutes on the Company’s behalf, against him or her; (2) a criminal charge of which he or she was acquitted; or (3) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought;

●	expenses incurred by an office holder relating to an administrative enforcement proceeding conducted with regard to such office holder, including reasonable litigation expenses and including attorneys’ fees;

●	payment to the party injured by the violation; and

●	liability or expense otherwise permitted as an indemnification by the Companies Law.

Our amended and restated articles of association allow us to indemnify our office holders up to a certain amount. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

●	to categories of events that the board of directors determines are likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements, with each of our directors and with certain members of our senior management. Each such indemnification agreement provides the office holder with indemnification to the fullest extent permitted under applicable law and up to a certain amount, and including with respect to liabilities resulting from our initial public offering in the United States and any other subsequent public offerings, and to the extent that the directors and officers insurance do not cover these liabilities.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the Company, in whole or in part, and for damages caused to the Company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders. Our amended and restated articles of association provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law.

We have entered into exculpation agreements with each of our current directors and executive officers undertaking to exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law and including with respect to liabilities resulting from our initial public offering in the United States and any other subsequent public offerings.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any action taken or omission committed with the intent to derive an illegal personal benefit; or (4) any fine or forfeit levied against the office holder.

Equity Incentive Plans

Israeli Share Option Plan (2015); Israeli Share Option Plan (2005)

In July 2005, we adopted the Israeli Share Option Plan (2005), or the 2005 Plan, which was in force for a period of 10 years. Upon the expiration of the 2005 Plan, we adopted the Israeli Share Option Plan (2015), or the 2015 Plan. There are no options outstanding under our 2005 Plan.

We no longer grant any awards under the 2015 Plan as it was superseded by the 2023 Share Incentive Plan, or the 2023 Plan, although previously granted awards remain outstanding. Ordinary Shares subject to outstanding options granted under the 2015 Plan that expire or have ceased to be eligible for exercise without having been exercised in full will become available again for future grant under the 2023 Plan. Our board of directors, or a duly authorized committee of our board of directors administers the 2023 Plan.

2023 Share Incentive Plan

The 2023 Plan was adopted by our board of directors on December 28, 2023. The 2023 Plan provides for the grant of equity-based incentive awards to our employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on our behalf and to promote the success of our business. As of February 1, 2024, 1,013,787, Ordinary Shares were reserved for issuance under the 2023 Plan.

Shares Available for Grants. The maximum number Ordinary Shares available for issuance under the 2023 Plan is equal to the sum of (i) 1,000,0000 shares and (ii) any shares subject to awards under the 2015 Plan which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became have ceased to be eligible for exercise without having been exercised, provided that no more than 1,013,787, Ordinary Shares may be issued upon the exercise of Incentive Stock Options. If permitted by our board of directors, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2023 Plan or the 2015 Plan may again be available for issuance under the 2023 Plan, unless determined otherwise by the board of directors. Our board of directors may also reduce the number of Ordinary Shares reserved and available for issuance under the 2023 Plan in its discretion.

Administration. Our board of directors, or a duly authorized committee of our board of directors, or the administrator, will administer the 2023 Plan. Under the 2023 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2023 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2023 Plan and take all other actions and make all other determinations necessary for the administration of the 2023 Plan in order to effectuate the purposes of the 2023 Plan but without amending the 2023 Plan.

Eligibility. The 2023 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Grants. All awards granted pursuant to the 2023 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2023 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2023 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted) and 6.25% of the shares covered by the award at the end of each subsequent three-month period thereafter over the course of the following three years; provided that the grantee remains continuously as an employee or provides services to the Company throughout such vesting dates. Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2023 Plan provides for the grant of share options (including Incentive Stock Options and nonqualified stock options), Ordinary Shares, restricted shares, RSUs, share appreciation rights and other share-based awards. Options granted under the 2023 Plan to the Company employees who are U.S. residents may qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the underlying share on the date of grant or such other amount as may be required pursuant to the Code, and in the case of Incentive Stock Options granted to ten percent stockholders, not less than 110%.

Exercise. An option award under the 2023 Plan may be exercised by providing the Company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An option award may not be exercised for a fraction of a share. The administrator may, in its discretion, accept cash or provide for net withholding of shares in a cashless exercise mechanism with respect to tax withholding.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2023 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with the Company or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2023 Plan.

In the event of a grantee’s death or permanent disability, or in the event of the grantee’s death within the three month period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. Any unvested awards as of the date of such termination or which are vested but not exercised within the one-year period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2023 Plan. If a grantee’s employment or services with the Company or any of its affiliates is terminated for “cause” (as defined in the 2023 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2023 Plan.

Voting Rights. Except with respect to restricted share awards, grantees will not have the rights as a shareholder of the Company with respect to any shares covered by an award until the award has vested and/or the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.

Dividends. Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any stock split, stock dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award. Grantees holding RSUs will not be eligible to receive dividend but may be eligible to receive dividend equivalents.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of the Company’s shares, the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, (v) the type or class of security, asset or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

In the event of a merger or consolidation of the Company or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that our board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the Company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances.

Employees.

On December 31, 2021, we had 4 full-time employees. On December 31, 2022, we had 3 full-time employees. On December 31, 2023 we had 3 full-time employees, 2 of whom were members of senior management: our Chief Executive Officer who is also our Chief Financial Officer and Chief Technologies Officer.

None of our current employees and officeholders is represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relations with all of our employees. However, in Israel, we are subject to certain Israeli labor laws, regulations and national labor court precedent rulings, as well as certain provisions of collective bargaining agreements applicable to us by virtue of extension orders issued in accordance with relevant labor laws by the Israeli and Industry of Economy and which apply such agreement provisions to our employees even though they are not part of a union that has signed a collective bargaining agreement.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Ordinary Shares as of February 26, 2024 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

●	each of our directors, and executive officers; and

●	all of our directors, and executive officers as a group.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise noted below, each beneficial owner’s address is c/o SciSparc Ltd., 20 Raul Wallenberg Street, Tower A, Tel Aviv, 6971916 Israel.

Holders of more than 5% of our Ordinary Shares:	Number of Ordinary Shares Beneficially Owned (1)		Percent of Class (2)
YA II PN, LTD.(3)	55,293		5.06%

Officers and Directors who are not 5% holders:

Itschak Shrem (President and Director)	1,136	(4)	*	%

Amitay Weiss (Chairman of the Board of Directors)	821	(5)	*

Oz Adler (Chief Executive Officer and Chief Financial Officer)	856	(6)	*

Dr. Adi Zuloff-Shani (Chief Technology Officer)	840	(7)	*

Amnon Ben Shay (Director)	141	(8)	*

Alon Dayan (Director)	141	(8)	*

Moshe Revach (Director)	141	(8)	*

Liat Sidi (Director)	141	(8)	*

Lior Vider (Director)	141	(8)	*

All directors and executive officers as a group (9 persons)	4,358		*	%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Ordinary Shares relating to options currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	The percentages shown are based on 1,096,677 Ordinary Shares issued and outstanding as of February 22, 2024, plus Ordinary Shares relating to options and warrants currently exercisable or exercisable within 60 days of the date of this table, which are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(3)	YA is a fund managed by Yorkville Advisors Global, LP, or Yorkville LP. Yorkville Advisors Global II, LLC, or Yorkville LLC, is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

(4)	Includes 340 Ordinary Shares and options to purchase 996 Ordinary Shares at an exercise price of $169 per share. In addition, Mr. Shrem holds options to purchase 200 Ordinary Shares that are not exercisable within 60 days. Mr. Shrem’s options have an expiration date of January 3, 2028, and a weighted average exercise price of $169.

(5)	Includes 25 Ordinary Shares and options to purchase 996 Ordinary Shares at an exercise price of $169 per share. In addition, Mr. Weiss holds options to purchase 200 Ordinary Shares that are not exercisable within 60 days. Mr. Weiss’s options have an expiration date of January 3, 2028, and a weighted average exercise price of $169.

(6)	Includes options to purchase 996 Ordinary Shares at an exercise price of $169 per share, and options to purchase 60 Ordinary Shares at an exercise price of $5,460 per share. In addition, Mr. Adler holds options to purchase 200 Ordinary Shares that are not exercisable within 60 days. Mr. Adler’s options have an expiration date of January 3, 2028 to October 10, 2029, and a weighted average exercise price of $422.

(7)	Includes options to purchase 6 Ordinary Shares at an exercise price of NIS 77,241 (approximately $20,876) per share, options to purchase 38 Ordinary Shares at an exercise price of $5,640 per share, and options to purchase 996 Ordinary Shares at an exercise price of $169 per share. In addition, Dr. Zuloff-Shani holds options to purchase 200 Ordinary Shares that are not exercisable within 60 days. Dr. Zuloff-Shani’s options have an expiration date of February 16, 2026 to October 10, 2029, and a weighted average exercise price of $207.

(8)	Includes options to purchase 176 Ordinary Shares at an exercise price of $169 per share. Each of Amnon Ben Shay, Alon Dayan, Moshe Revach, Liat Sidi and Lior Vider holds options to purchase 35 Ordinary Shares that are not exercisable within 60 days. The options have an expiration date of January 3, 2028, and a weighted average exercise price of $169.

Changes in Percentage Ownership by Major Shareholders

To our knowledge, other than as disclosed in the table above, our other filings with the SEC and the Annual Report, there has been no significant change in the percentage ownership held by any major shareholder during the past three years.

Voting Rights

No major shareholders listed above had or have voting rights with respect to their Ordinary Shares that are different from the voting rights of other holders of our Ordinary Shares.

Record Holders

As of February 7, 2024, there were 23 holders of record of our Ordinary Shares, 8 of which have a registered address in the United States.

These numbers are not representative of the number of beneficial holders of our shares nor is it representative of where such beneficial holders reside, since many of these shares were held of record by brokers or other nominees.

Change in Control Arrangements

We are not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and there are no arrangements known to us which would result in a change in control at a subsequent date.

RELATED PARTY TRANSACTIONS

Employment Agreements

We have entered into written employment agreements with Mr. Oz Adler, our Chief Executive Officer and Chief Financial Officer, and Dr. Adi Zuloff-Shani, our Chief Technologies Officer. Each of these agreements contains customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. These agreements are terminable by either party upon 30 days’ prior written notice. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors and officers insurance. Members of our senior management are eligible for bonuses each year. The bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and approved annually by our Board of Directors that also set the bonus targets for our Chief Executive Officer. See “Compensation- Employment and Services Agreements with Executive Officers” and see the descriptions of exculpation and indemnification agreements and directors and officers insurance arrangements in Item 6. “Indemnification of Directors, Officers, and Employees”.

Options

Since our inception, we have granted options to purchase our Ordinary Shares to our employees, officers, service providers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under the “2023 Share Ownership-Equity Incentive Plans.” If the relationship between us and an executive officer or a director is terminated, except for cause (as defined in the various option plan agreements), options that are vested will generally remain exercisable for 90 days after such termination.

Commercial Agreements

Clearmind

On March 7, 2022, we entered into the Cooperation Agreement with Clearmind, a company in which Dr. Adi Zuloff-Shani, our Chief Technologies Officer, Mr. Weiss, our President, and Mr. Adler, our Chief Executive Officer and Chief Financial Officer serve as officers and directors. See Item 4.B. “Business Overview- Collaboration with Clearmind” for additional information. On November 17, 2022, we invested $1.5 million in Clearmind in connection with its initial public offering on the Nasdaq Capital Market, in exchange for 230,769 common shares of Clearmind, representing 9.33% of the outstanding share capital of Clearmind. In February 2023, we announced that Clearmind filed three provisional patent applications were filed by Clearmind with the USPTO as a part of our ongoing collaboration. The patent applications refer to novel proprietary combinations of lysergic acid diethylamide, psilocybin, and N,N-dimethyltryptamine and our PEA. Additionally, in February 2023, we announced as part of our ongoing collaboration with Clearmind, Clearmind filed three provisional patent applications with the USPTO, for unique combinations of future psychedelic-based compounds. The patent applications refer to novel proprietary combinations of 3,4 Methylenedioxymethamphetamine, Ibogaine and Ketamine each with our PEA. In February 2024, Clearmind also filed patent applications under the PCT for these combinations. In June 2023, we announced that we and Clearmind were to conduct a study evaluating our combination treatment for obesity and metabolic syndrome. In August 2023, Clearmind filed a patent application for the treatment of dyskinesia, a combination of the psychedelic molecule 3-Methylmethcathinone and PEA. In November 2023, successful results were announced from a pre-trial on rodents, testing the efficacy of the combination treatment of PEA and MEAI on obesity, performed by Joseph Tam from the Hebrew University of Jerusalem. The results indicated that there was an increase in the metabolic process and fat burn, a reduction in appetite and meal sizes, and reductions in ambulation with affecting voluntary activity.

Polyrizon

On May 31, 2022, we entered into the Polyrizon Collaboration Agreement with Polyrizon. Mr. Adler, our Chief Executive Officer and Chief Financial Officer, serves as a director in Polyrizon. See Item 4.B. “Business Overview - Collaboration with Polyrizon” for additional information.

Jeffs’ Brands

On November 15, 2022, we entered into a letter of intent with Jeffs’ Brands, to establish the Jeffs’ Joint Venture. On February 23, 2023, we entered into the Wellution Sale Agreement with Jeffs’ Holdings and Jeffs’ Brands, pursuant to which, at the closing on March 28, 2023, Jeffs’ Holdings acquired from us 57 of common stock of SciSparc Nutraceuticals, equal to approximately a 49% interest in our wholly owned subsidiary, SciSparc Nutraceuticals, which owns the WellutionTM Brand, for a cash consideration of $2.5 million. In addition to the cash consideration upon closing, we received from Jeffs’ Brands an additional amount accounting for certain purchase price adjustments related to inventory and working capital, which adjustments increased the purchase price by approximately $489,330. Following the closing of the Wellution Sale Agreement on March 28, 2023, including an equity conversion of the financing amounts we previously provided to SciSparc Nutraceuticals for working capital, we hold approximately 51% of the outstanding capital stock of SciSparc Nutraceuticals. In connection with the Wellution Sale Agreement, at the closing, Jeffs’ Brands and SciSparc Nutraceuticals entered into a consulting agreement, or the Wellution Management Agreement for the provision of services by Jeffs’ Brands for the management of the Brand for a monthly fee of $20,000. Jeffs’ Brands also received a one-time signing bonus at the closing in the amount of $51,000. The Wellution Management Agreement is in effect for an undefined period of time and may be terminated by either party with 30 days’ advance notice. In addition, pursuant to the Wellution Sale Agreement, at the closing, we undertook a share exchange with Jeffs’ Brands, in which we acquired 247,415 ordinary shares of Jeffs’ Brands and Jeffs’ Brands acquired 360,297 of our Ordinary Shares, in each case having an aggregate value of $288,238, or the Share Exchange. The number of shares exchanged was calculated based on the average closing price of the shares on the Nasdaq for the 30 consecutive trading days ending on the third trading day immediately prior to the closing date. Mr. Oz Adler, our Chief Executive Officer and Chief Financial Officer, is the chairman of the board of directors of Jeffs’ Brands, Mr. Amitay Weiss, our chairman of the board of directors and Mr. Moshe Revach, a member of our board of directors, are both directors in Jeffs’ Brands. We hold a minority interest of 1.14% in Jeffs’ Brands.

DESCRIPTION OF SHARE CAPITAL

The following description of SciSparc Ltd.’s (the “Company”) share capital and provisions of the amended and restated articles of association (the “Articles”) are summaries and do not purport to be complete.

Registration number and purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-358165-2. Our purpose as set forth in our Articles is to engage in any lawful activity.

Type and class of securities

Our authorized share capital consists of 75,000,000 Ordinary shares. All of our outstanding Ordinary Shares have been validly issued, are fully paid and non-assessable.

Preemptive rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Transfer of shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to further capital calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of directors

Under our Articles, our board of directors must consist of at least three (3) and not more than eight (8) directors, including, if applicable, two external directors appointed as required under the Companies Law 5759-1999 (the “Companies Law”). Other than our external directors (if any), our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2020 and after, at each annual general meeting the term of office only one class of directors will expire. Each director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our amended and restated Articles.

Further, our shareholders approved an approval mechanism similar to a mechanism that exists in the Delaware Generate Corporate Law, which requires an affirmative vote of the board of directors (by 75% of the members) in addition to the approval of our shareholders in order to amend such provisions.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving Directors is lower than their minimal one, the Board shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional Directors. For further information on the election and removal of directors see “Item 6. Directors, Senior Management and Employees—C. Board Practices” of the Company’s annual report on Form 20-F.

Contested election

Under our Articles, in the event of a contested election, our board of directors in its discretion, will set the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting. In the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the Company’s articles of association provide otherwise. Our Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

Taxation

ISRAELI TAX CONSIDERATIONS AND GOVERNMENT PROGRAMS

The following is a description of the material Israeli income tax consequences of the ownership of our Ordinary Shares. The following also contains a description of material relevant provisions of the current Israeli income tax structure applicable to companies in Israel, with reference to its effect on us. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax, currently at the rate of 23% of a company’s taxable income. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

The Encouragement of Research, Development and Technological Innovations in the Industry Law, 5744-1984

Under the Innovation Law, research and development programs which meet specified criteria and are approved by a committee of the IIA are eligible for grants of up to 50% of the project’s expenditure, as determined by the research committee, and subject to the benefit track under which the grant was awarded. A company that receives a grant from the IIA, or a grant recipient, is typically required to pay royalties from the revenues generated from the sale of products and related services developed, in whole or in part pursuant to, or as a result of, a research and development program funded by the IIA. Under the regular benefits tracks, the royalties are generally at a range of 3.0% to 5.0% of revenues until the entire IIA grant is repaid, together with the relevant annual interest rate. Under IIA regulations, grants received before January 1, 1999, bear no interest.Grants received before June 30, 2017 bear an annual interest rate that applied at the time of the approval of the applicable IIA file, and that interest rate will apply to all of the funding received under that IIA approval.  Grants received from the IIA after June 30, 2017 bear an annual interest rate based on the 12-month Secured Overnight Financing Rate, or SOFR, or at an alternative rate published by the Bank of Israel plus 0.71513%. Grants approved after January 1, 2024, shall bear the higher interest rate of (i) 12 months SOFR, plus 1%, or (ii) a fixed annual interest rate of 4%.

The obligation to pay royalties is contingent on actual income generated from such products and services. In the absence of such income, no payment of such royalties is required.

The terms of the Innovation Law also require that the manufacture of products developed with government grants be performed in Israel. The transfer of manufacturing activity outside Israel is subject to the prior approval of the IIA (such approval is not required for the transfer of a portion of the manufacturing capacity which does not exceed, in the aggregate, 10% of the portion declared to be manufactured outside of Israel in the applications for funding, in which case only notification is required). It should be noted that the terms of the Innovation Law do not restrict the export of products that incorporate the funded technology. Under the regulations of the Innovation Law, assuming we receive approval from the IIA to manufacture our IIA-funded products outside Israel, our liability to the IIA may be increased depending upon the manufacturing volume that is performed outside of Israel as follows:

Manufacturing Volume Outside of Israel	Royalties to the IIA as a Percentage of Grant
Up to 50%	120%
between 50% and 90%	150%
90% and more	300%

If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. A company requesting funds from the IIA also has the option of declaring in its IIA grant application its intention to perform part of its manufacturing outside Israel, thus avoiding the need to obtain additional approval under the same manufacturing scope indicated at the application. On January 6, 2011, the Innovation Law was amended to clarify that the potential increased royalties specified in the table above will apply even in those cases where the IIA approval for transfer of manufacturing outside of Israel is not required, namely when the volume of the transferred manufacturing capacity is less than 10% of total capacity. For applications to manufacture abroad, submitted to the IIA after October 25, 2023, the maximum increased liability is up to 150% of the IIA grants, plus interest accrued thereon, instead of 300%.

The know-how developed within the framework of the IIA plan may not be transferred or licensed to third parties outside Israel without the prior approval of the IIA. The approval, however, is not required for the export of any products developed using grants received from the IIA. The IIA approval to transfer know-how created, in whole or in part, in connection with an IIA-funded project to a third party outside Israel is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Innovation Law that is based, in general, on the ratio between the aggregate IIA grants and our aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration taking into account a depreciation mechanism, and less royalties already paid to the IIA. According to regulations promulgated under the Innovation Law, the maximum amount payable to the IIA in case of transfer of know how outside Israel shall not exceed six times the amount of the grants received plus interest, with a possibility to reduce such payment to up to three times the amount of the grants received plus interest if the grant recipient undertakes to continue the research and development activity in Israel for a period of at least three years after the transfer of knowhow, and maintain at least 75% of the research and development employees the Company had for the six months before the know-how was transferred, subject to additional conditions specified in the regulations.

Transfer or license of know-how to an Israeli entity is subject to the IIA approval and to an undertaking of the recipient Israeli entity to undertake all the transferor’s obligations to the IIA and to comply with the provisions of the Innovation Law and related regulations, including the restrictions on the transfer and license of know-how and the obligation to pay royalties, as further described in the Innovation Law and related regulations.

The restrictions under the Innovation Law will continue to apply even after we repay the full amount of royalties payable pursuant to the grants. In addition, the government of the State of Israel may from time to time audit sales of product candidates which it claims incorporate technology funded via IIA programs and this may lead to additional royalties being payable on additional product candidates.

These restrictions may impair our ability to outsource manufacturing or otherwise transfer or license our know-how outside Israel and may require us to obtain the approval of the IIA for certain actions and transactions and pay additional royalties or other payments to the IIA. If we fail to comply with certain restrictions under the Innovation Law, we may be subject to mandatory repayment of grants received by us (together with interest and penalties), as well as be exposed to criminal charges.

Our research and development efforts have been financed, partially, through grants that we have received from the IIA. We therefore must comply with the requirements of the Innovation Law and related regulations. Our total outstanding obligation to the IIA, respectively, including the interest accrued through December 31, 2023, amounts to approximately $1.2 million.

Tax Benefits for Research and Development under the Innovation Law

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, in scientific research in the fields of industry, agriculture, transportation or energy, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion of the Company; and

●	The research and development is carried out by or on behalf of the Company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. Expenditures not so approved are deductible in equal amounts over three years.

From time to time we may apply the IIA for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

The Investment Law was significantly amended effective April 1, 2005 (which we refer to as the 2005 Amendment), further amended as of January 1, 2011 (which we refer to as the 2011 Amendment) and further amended as of January 1, 2017 (which we refer to as the 2017 Amendment). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the 2005 Amendment. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead irrevocably to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduced new benefits for Technological Enterprises, alongside the existing tax benefits.

Taxation of our Shareholders

Capital Gains

Capital gain tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Ordinance, distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus. Inflationary Surplus is computed generally on the basis of the increase in the Israeli Consumer Price Index or, in certain circumstances, according to the change in the foreign currency exchange rate, between the date of purchase and the date of disposal. Inflationary Surplus is not subject to tax in Israel.

Real Gain accrued by individuals on the sale of our Ordinary Shares will be taxed at the rate of 25%. However, if the shareholder claims deduction of interest and linkage differences expenses in connection with the purchase and holding of such shares or the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, based on a written contract, 10% or more of one of the Israeli resident company’s “means of control” including, among other things, the right to company profits, voting rights, the right to the Company’s liquidation proceeds and the right to appoint a company director) at the time of sale or at any time during the preceding 12 months period, such gain will be taxed at the rate of 30%.

Real Gain derived by corporations will be generally subject to the regular corporate tax rate (23% in 2023).

Individual and corporate shareholder dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the Ordinance are taxed at the tax rates applicable to business income- 23% for corporations in 2023 and a marginal tax rate of up to 47% in 2023 for individuals, unless the benefiting provisions of an applicable tax treaty applies. Certain Israeli institutions who are exempt from tax under Section 9(2) or Section 129(I)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of shares.

Capital Gains Taxes is Applicable also to Non-Israeli Resident Shareholders. A non-Israeli resident (whether an individual or a corporation) who derives capital gains from the sale of shares in an Israeli resident company may be exempt from Israeli capital gain tax so long as the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the securities on a recognized stock exchange, outside of Israel (such as Nasdaq) (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed, and (iii) with respect to securities listed on a recognized stock exchange outside of Israel, such shareholders are not subject to the Israeli Income Tax Law (Inflationary Adjustments) 5745-1985. However, non-Israeli corporation will not be entitled to the foregoing exemptions if Israeli residents (a) have a controlling interest of more than 25% in such non-Israeli corporation, or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly and indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

If not exempt, a non-Israeli resident would generally be subject to tax on capital gain at the ordinary corporate tax rate (23% in 2023) if generated by a company, or at the rate of 25%, if generated by an individual, or 30%, if generated by an individual who is a “Controlling Shareholder”, at the time of sale or at any time during the preceding 12-month period (or if the shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares).

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the United States-Israel Tax Treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the United States.-Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless either: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment of the shareholder which is maintained in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident, if an individual, was present in Israel for a period or periods of 183 days or more in the aggregate during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The United States-Israel Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Either the purchaser, the Israeli stockbrokers or financial institution through which the shares are held is obliged, subject to the above mentioned exemptions, to withhold tax on the amount of consideration paid upon the sale of securities from the Real Gain at the rate of 25% for individuals or 23% for corporations.

At the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advance payment must be made on January 31 and July 31 of every calendar year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed and no advance payment must be paid. Capital gains are also reportable on the annual income tax return.

Dividends

A distribution of dividends from an Israeli Company to an Israeli resident individual, will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Controlling Shareholder (as defined above in this section) at the time of distribution or at any time during the preceding 12 months period. If the recipient of the dividend is an Israeli resident corporation, generally, such dividend will be exempt from income tax provided the income from which such dividend is distributed was derived or accrued within Israel (although, if such dividends are subsequently distributed to individuals, the aforesaid will apply).

Non-Israeli residents (whether individuals or a corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25% or 30% with respect to a Controlling Shareholder (as defined above) at the time of receiving the dividend or on any time during the preceding twelve months. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a Nominee Company (whether the recipient is a Controlling Shareholder or not) unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by an Approval/Beneficial/Preferred Enterprise (as defined under the Investment Law), that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. The aforementioned rates will not apply if the dividend income was generated through a permanent establishment of U.S. residency in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) in the case of individuals, the taxpayer is not obligated to pay excess tax in Israel (as further explained below).

Excess Tax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income exceeding a certain threshold (NIS 698,280 for 2023, which amount is linked to the annual changes to the Israeli Consumer Price Index), including, but not limited to income derived from dividends, interest and capital gains.

Foreign Exchange Regulations

Non-residents of Israel who hold our Ordinary Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes. if the Israeli Tax Authority is satisfied that the gift was made by an Israeli resident individual in good faith and on condition that the recipient of the gift is not a non-Israeli resident. If the gift giver is a non-Israeli resident individual, then he should be exempted under the aforementioned capital gains tax exemptions provided for a regular sale of shares.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next paragraph, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of the Ordinary Shares. For this purpose, a “U.S. Holder” is a holder of Ordinary Shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our Ordinary Shares. This summary generally considers only U.S. Holders that will own our Ordinary Shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, (including with respect to the TCJA of 2017), and the U.S./Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our Ordinary Shares by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity;” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Ordinary Shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our Ordinary Shares as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, Ordinary Shares representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold Ordinary Shares through a partnership or other pass-through entity are not addressed.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our Ordinary Shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Taxation of Dividends Paid on our Ordinary Shares

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on our Ordinary Shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the Ordinary Shares to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the Israel/U.S. Tax Treaty satisfies this requirement, and we believe we are eligible for the benefits of that treaty.

Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our Ordinary Shares for at least 61 days of the 121 day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our Ordinary Shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our Ordinary Shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS into U.S. dollars or otherwise disposes of it, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Taxation of the Disposition of our Ordinary Shares

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our Ordinary Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the Ordinary Shares in U.S. dollars and the amount realized on the disposition in U.S. dollar (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of Ordinary Shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Gain realized by a U.S. Holder on a sale, exchange or other disposition of our Ordinary Shares will generally be treated as U.S. source income for U.S. foreign tax credit purposes. A loss realized by a U.S. Holder on the sale, exchange or other disposition of our Ordinary Shares is generally allocated to U.S. source income. The deductibility of a loss realized on the sale, exchange or other disposition of our Ordinary Shares is subject to limitations. An additional 3.8% net investment income tax (described below) may apply to gains recognized upon the sale, exchange or other taxable disposition of our Ordinary Shares by certain U.S. Holders who meet certain income thresholds.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to U.S. taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

●	75% or more of our gross income (including our pro rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

●	At least 50% of our assets, averaged over the year and generally determined based upon fair market value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

We do not believe that we would be deemed a PFIC for 2023. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC.

If we currently are or become a PFIC, each U.S. Holder who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our Ordinary Shares at a gain: (1) have such distribution or gain allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain were recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held our Ordinary Shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. Therefore, the QEF election will not be available with respect to our Ordinary Shares.

U.S. Holders who hold our Ordinary Shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.

Tax on Net Investment Income

Subject to certain adjustments under the PFIC rules, U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Ordinary Shares), or in the case of estates and trusts on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder referred to below as a non-U.S. Holder, generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our Ordinary Shares.

A non-U.S. Holder may be subject to U.S. federal income tax on a dividend paid on our Ordinary Shares or gain from the disposition of our Ordinary Shares if: (1) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty is attributable to a permanent establishment or fixed place of business in the United States; or (2) in the case of a disposition of our Ordinary Shares, the individual non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and other specified conditions are met. Any dividend income or gain described in clause (1) above will be subject to U.S. federal income tax on a net income tax basis in the same manner as a U.S. Holder and, with respect to corporate holders, a branch profits tax imposed at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may also apply to its effectively connected earnings and profits (subject to adjustments). Any dividend income or gain described in clause (2) above that is not effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the U.S. generally will be subject to 30% withholding tax (or such lower rate as may be specified by an applicable income tax treaty) net of certain U.S. source capital losses.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our Ordinary Shares if payment is made through a paying agent, or office of a foreign broker outside the United States. However, if payment is made in the United States or by a U.S. related person, non-U.S. Holders may be subject to backup withholding, unless the non-U.S. Holder provides an applicable IRS Form W-8 (or a substantially similar form) certifying its foreign status, or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of Ordinary Shares. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Election of directors

Under our Articles, our board of directors must consist of at least three (3) and not more than eight (8) directors, including, if applicable, two external directors appointed as required under the Companies Law. Other than our external directors (if any), our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that at each annual general meeting the term of office of only one class of directors will expire. Each director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our Articles.

Our Articles provide that directors are appointed by a simple majority vote of holders of our Ordinary Shares, participating and voting at an annual general meeting of our shareholders. In the event of a contested election, the board of directors may, in its discretion, set the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting. In the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided, that the number of the serving directors shall not be less than three (3). If the number of serving directors is lower than their minimal one, the board of directors shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional directors.

Shareholder meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our Articles as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided, that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record the date determined by the board of directors, which must be between 4 and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Articles;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

In addition, pursuant to our Articles, in order to approve any amendment to our Articles, in addition and prior to the approval of a general meeting of shareholders, the approval of the board of directors with the affirmative vote of at least three-quarters (3/4) of the directors then in office and entitled to vote thereon is required.

Under our Articles, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting.

Access to corporate records

Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our Articles, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of class rights

Under the Companies Law and our Articles, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our Articles.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the Company’s shareholders for the purchase of all of the issued and outstanding shares of the Company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the Company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the Company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares of the Company that will increase its holdings to more than 90% of the Company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the Company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the Company. Alternatively, such an acquisition may be approved pursuant to a private placement approved by the Company’s shareholders with the purpose of approving the acquisition of 25% or more, or 45% or more of the Company’s voting rights. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the Company, if there is no other shareholder of the Company who holds more than 45% of the voting rights in the Company, subject to certain exceptions.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the Company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Significant Transactions

Under our Articles, the affirmative vote of at least three-quarters (3/4) of the then serving directors is required in order to approve certain transactions which may have a significant effect on the Company’s structure, assets or business, including mergers acquisitions, consolidations and issuance of equity securities or debt securities convertible into equity in each case that would reasonably be expected to result in change of beneficial ownership of above than fifteen percent (15%) in the Company, material changes to the principal business of the Company and any resolution to transfer the headquarters of the Company outside of Israel.

Business Combinations

Our Articles restrict certain business transactions with any shareholder and/or its affiliates and/or investors for a period of three years following (i) with respect to any shareholder of the Company holding fifteen percent (15%) or more of the voting power of the Ordinary Shares as of September 15, 2022 (the effective date of the amended and restated Articles), and (ii) with respect to all shareholders of the Company, each time as such shareholder and/or any of its affiliates and/or investors become(s) (other than due to a buyback, redemption or cancellation of shares by the Company) the holder(s) (beneficially or of record) of fifteen percent (15%) or more of the issued and outstanding voting power of the Ordinary Shares. The restricted business transactions include mergers, consolidations and dispositions of assets with an aggregate market value equal to 10% or more of the Company’s assets or outstanding shares.

Borrowing powers

Pursuant to the Companies Law and our Articles, our board of directors may exercise all powers and take all actions that are not required under law or under our Articles to be exercised or taken by a certain organ of the Company, including the power to borrow money for company purposes.

Changes in capital

Our Articles enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer agent and registrar

Our transfer agent is and registrar is Vstock Transfer LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

Description of Rights to Purchase SciSparc Ltd. Ordinary Shares

Rights and Rights Agreement

Our board of directors authorized, pursuant to the Rights Plan, (i) the issuance, on December 8, 2023, of one special purchase right , or a “Right for each Ordinary Share outstanding at the Close of Business on December 8, 2023, or the “Record Date, as well as (ii) the issuance of one Right for each Ordinary Share issued after the Record Date and prior to the earliest of the Issuance Date, the Redemption Date (as defined below) and the Final Expiration Date (as defined below) (including Ordinary Shares issued pursuant to the exercise, conversion or settlement of securities exercisable for, convertible into or that may be settled for, Ordinary Shares or rights, in each case, issued or granted prior to, and outstanding as of, the Issuance Date). Each Right will represent the right to purchase one (1) Ordinary Share, at the price of $0.001 per share upon the terms and subject to the conditions described below.

The Rights were issued pursuant to a Rights Agreement, dated as of November 28, 2023, or the Rights Agreement, between the Company and VStock Transfer LLC, as rights agent, or the “Rights Agent. Each Right will allow its holder to purchase from the Company one (1) Ordinary Share, at a purchase price of $0.001 per Ordinary Share, once the Rights become exercisable. Prior to exercise, each Right does not give its holder any dividend, voting, liquidation or other rights as a shareholder of the Company

Exercise Period; Rights Certificates

The Rights will not be exercisable until the close of business on the tenth (10th) day after the public announcement or public disclosure that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of the Company’s outstanding Ordinary Shares (subject to the parameters and exceptions described below and in the Rights Agreement, referred here as an “Acquiring Person”), except if such person or group has become an Acquiring Person pursuant to an offer approved by the majority of the board of directors (such date, upon which the Rights become exercisable, is referred to as the “Issuance Date”).

If a Person’s beneficial ownership of the then-outstanding Ordinary Shares as of the time of the public announcement of the Rights Plan is at or above 10% (including through entry into certain derivative positions), that person or group’s then-existing ownership percentage would be grandfathered and would not trigger the exercisability of the Rights, as that Person will not be deemed to be an Acquiring Person. However, the Rights would become exercisable (and such Person will be deemed to be an Acquiring Person) if at any time after such announcement, that shareholder increases its beneficial ownership percentage of Ordinary Shares of the Company by 0.5% or if at any time after such announcement, such shareholder’s beneficial ownership of Ordinary Shares is reduced to an amount that is less than 10% of the then-outstanding Ordinary Shares and thereafter such shareholder becomes an Acquiring Person.

Until the Issuance Date, the balances in the book-entry accounting system of the transfer agent for our Ordinary Shares or, in the case of certificated shares, Ordinary Shares certificates, will also evidence the Rights, and any transfer of Ordinary Shares or, in the case of certificated shares, certificates for Ordinary Shares, will constitute a transfer of Rights. After that date, the Rights will separate from the Ordinary Shares and be evidenced solely by Rights Certificates that we will mail to all eligible holders of Ordinary Shares, or we may choose to use book-entry in lieu of physical certificates. Under certain circumstances, any Rights held by an Acquiring Person or any Associate or Affiliate thereof are void and may not be exercised. The Rights shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification for the issuance to such holder, or the exercise by such holder of the Rights in such jurisdiction, shall not have been obtained or be obtainable.

In addition, in connection with the issuance or sale of Ordinary Shares following the Issuance Date and prior to the redemption, exchange, or expiration of the Rights, the Company (a) shall, with respect to Ordinary Shares so issued or sold pursuant to the exercise of share options or pursuant to any other award or right under any employee benefit plan or arrangement, granted or awarded as of the Issuance Date (including, for example, upon the or purchase of Ordinary Shares under the Company’s share incentive plans), or upon the exercise, conversion or exchange of securities hereinafter issued by the Company (except as may otherwise be provided in the instrument(s) governing such securities), and (b) may, in any other case, if deemed necessary or appropriate by the board of directors, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Flip-In/Flip-Over

If a person or group becomes an Acquiring Person, then beginning on the Issuance Date, all holders of Rights except the Acquiring Person or any associate or affiliate thereof may, for a purchase price of $0.001 per one Ordinary Share, purchase one (1) Ordinary Share for each Ordinary Share of the Company then beneficially owned by such person.

If our Company is later acquired in a merger or similar transaction after the Issuance Date, all holders of Rights except the Acquiring Person or any associate or affiliate thereof may, for a purchase price of $0.001 per share (subject to adjustments as provided in the Rights Agreement, purchase one (1) times the number of shares of the acquiring corporation, that each shareholder of the Company is entitled for each Ordinary Share held.

Scope of “Acquiring Person” Definition

An “Acquiring Person” is any Person who or which, together with all affiliates and associates of such Person, shall be the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit or share ownership plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Ordinary Shares by the Company which, by reducing the number of Ordinary Shares of the Company outstanding, increases the proportionate number of Ordinary Shares of the Company beneficially owned by such Person to 10% or more of the Ordinary Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding by reason of share purchases by the Company and shall, after the public disclosure of such share purchases by the Company, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the board of directors determines in good faith that a Person who would otherwise be an “Acquiring Person” has become such inadvertently, and such Person divests or undertakes to divest, as promptly as practicable a sufficient number of Ordinary Shares, so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of the Rights Agreement.

If a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board determines were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of the Rights Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the board of directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement. Furthermore, no Person who purchases securities of the Company either directly from the Company or from any underwriters engaged by the Company, in each case in a securities offering transaction approved by the board of directors as an offering intended to allow a Person or a group of Persons to beneficially own, upon the consummation of such offering, more than 10% of the Ordinary Shares of the Company then outstanding, shall become an “Acquiring Person” unless such Person shall, after the consummation of such offering, beneficially own additional Ordinary Shares of the Company in the amount equal to or greater than the sum of (I) the lowest Ordinary Shares beneficially owned by such Person as a percentage of the outstanding Ordinary Shares as of immediately after the consummation of such offering and (II) 0.5%. The definition of Acquiring Person is furthermore subject to the “grandfathering” scenarios described under “Exercise Period; Rights Certificates” above.

Exchange

The Board may, at its option, at any time after the Issuance Date, exchange all or part of the then outstanding and exercisable Rights (except for Rights that have become void) for Ordinary Shares at an exchange ratio of one (1) Ordinary Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights, or the Exchange Ratio. However, the board of directors will not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit or share ownership plan of the Company or any such Subsidiary, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan), together with all affiliates and associates of such Person, becomes the Beneficial Owner of 50% or more of the Ordinary Shares then outstanding.

Immediately upon the action of the board of directors ordering the foregoing exchange, the right to exercise the Rights that are to be exchanged will terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Ordinary Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. In the event that there shall not be sufficient Ordinary Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights, the Company will take all such action as may be necessary to authorize additional Ordinary Shares for issuance upon exchange of the Rights.

Anti-Dilution Provisions

Our board of directors may adjust the purchase price of Ordinary Shares under each Right, the number of Ordinary Shares issuable under each Right, and the number of outstanding Rights to prevent dilution that may occur from a share dividend, a share split, or a reclassification of the Ordinary Shares.

Amendments

The terms of the Rights Agreement may be amended by our board of directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our board of directors may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

Redemption

The board of directors may at its option, at any time prior to the Issuance Date, redeem all but not less than all the then outstanding Rights. The redemption of the Rights by the board of directors may be made effective at such time, on such basis and with such conditions as the board of directors, in its sole discretion, may establish (the effective date of redemption, the is referred to as the “Redemption Date”). Immediately upon the effectiveness of the action of the board of directors ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate.

Expiration

The Rights will expire on November 27, 2024, or the Final Expiration Date.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the Ordinary Shares that have been or may be issued by us to YA under the SEPA. For additional information regarding the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary —Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the SEPA, YA does not, and has not had, any material relationship with us.

 The table below presents information regarding the Selling Shareholder and the Ordinary Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 1,095,784 of our Ordinary Shares outstanding on February 26, 2024. The number of shares that may actually be sold by us under the SEPA may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

Name of Selling Shareholder	Number of Shares of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
	Number(1)	Percent	Number	Number(2)	Percent
YA II PN, LTD.(3) (4)	55,293	5.06%	5,347,594	0	0%

(1)	We have excluded from the number of shares beneficially owned prior to the offering all of the shares that YA may be required to purchase under the SEPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Ordinary Shares to YA pursuant to the SEPA, we may need to sell to YA under the SEPA more shares of our Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20.0 million total commitment under the SEPA. If we choose to do so and otherwise satisfy the conditions in the SEPA, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we sell to YA under the SEPA.

(3)	YA is a fund managed by Yorkville Advisors Global, LP, or Yorkville LP. Yorkville Advisors Global II, LLC, or Yorkville LLC, is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

(4)	Pursuant to the SEPA, YA is not permitted to purchase nor acquire Ordinary Shares of the Company under the SEPA that would result in it beneficially owning in excess of 9.99% of the outstanding voting power or number of Ordinary Shares outstanding.

PLAN OF DISTRIBUTION

On January 21, 2024, we entered into the SEPA with YA. The SEPA provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $20.0 million of our Ordinary Shares over an approximately 36-month commitment period. Of the Commitment Amount, to date we have not sold any Ordinary Shares (other than the Commitment Shares). From time to time, and at our sole discretion, we may present YA with advance notices to purchase our Ordinary Shares. The shares would be purchased pursuant to the SEPA at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA.

The Ordinary Shares offered by this prospectus are being offered by the Selling Shareholder, YA. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the SEPA to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the SEPA, it shall not engage in any short sales or hedging transactions with respect to our Ordinary Shares, provided that upon receipt of an advance notice, YA may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

YA and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Ordinary Shares by YA or any unaffiliated broker-dealer. Under these rules and regulations, YA and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●

must furnish each broker which offers shares of our common stock covered by the prospectus and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the Ordinary Shares by YA and any unaffiliated broker-dealer.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $98,000.

EXPENSES

Set forth below is an itemization of the total expenses expected to be incurred by us in connection with the offer and sale of the securities. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$2,854.93
Printer fees and expenses	$5,000
Legal fees and expenses	$80,000
Accounting and professional fees and expenses	$7,500
Miscellaneous	$2,500
Total	$97,854.93

LEGAL MATTERS

Certain legal matters concerning the SEPA will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the validity of the Ordinary Shares offered by this prospectus supplement will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of SciSparc Ltd. appearing in this registration statement for the year ended December 31, 2022 have been audited by Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statements of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.scisparc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INDEX TO FINANCIAL STATEMENTS

SCISPARC LTD.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2023

UNAUDITED

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		June 30,		December 31,
		2023	2022	2022
		Unaudited		Audited
	Note	USD in thousands

ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$2,081	$12,945	$3,574
Restricted deposit		44	40	60
Trade receivables		43	-	77
Other accounts receivable		815	699	131
Inventory		660	-	668

		3,643	13,684	4,510

NON-CURRENT ASSETS:
Intangible asset, net	4	4,474	-	4,717
Investment in company account for at equity	3	893	659	591
Investments in financial assets	5	849	-	730
Property and equipment, net		33	79	57

		6,249	738	6,095

		$9,892	$14,422	$10,605

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		June 30,		December 31,
		2023	2022	2022
		Unaudited		Audited
	Note	USD in thousands

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables		$1,247	$874	$1,199
Other accounts payable		153	214	193
Warrants	8	1,714	10,252	2,737

Lease liability		-	45	27

		3,114	11,385	4,156

EQUITY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY:	9
Share capital and premium		58,898	58,547	58,592
Reserve from share-based payment transactions		5,248	4,980	5,180
Warrants		5,190	5,190	5,190
Foreign currency translation reserve		497	497	497
Transactions with non-controlling interests		712	559	559
Accumulated deficit		(66,449)	(66,736)	(63,569)

		4,096	3,037	6,449
Non-controlling interests		2,682	-	-

Total equity		$6,778	$3,037	$6,449

Total liabilities and equity		$9,892	$14,422	$10,605

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE LOSS

		Six months ended June 30,		Year Ended December 31,
		2023	2022	2022
		Unaudited		Audited
	Note	USD in thousands, except per share amounts

Revenues		$1,972	$-	$1,347

Cost of goods sold		(1,267)	-	(322)

Gross profit		705	-	1,025

Research and development expenses	10a	781	1,474	2,803
Sales and marketing		397	-	-
General and administrative expenses	11b	2,494	3,339	6,509
Operating loss		2,967	4,813	8,287
Company’s share of losses of companies accounted for at equity, net		99	41	109
Finance income		(1,024)	-	(7,832)
Finance expenses		877	905	2,014
Loss before income taxes		2,919	5,759	2,578

Taxes on income		13	-	14

Total comprehensive loss		2,932	5,759	2,592
Attributable to:
Equity holders of the Company		2,880	5,759	2,592
Non-controlling interests		52	-	-
		2,932	5,759	2,592
Basic loss per share attributable to equity holders of the Company:
Loss from operations		10.85	46.80	14.82
Diluted loss per share attributable to equity holders of the Company:
Loss from operations		10.85	46.80	14.82

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

For the six months ended June 30, 2023

	Attributable to equity holders of the Company
	Share capital and premium	Reserve from share-based payment transactions	Warrants	Transactions with non- controlling interests	Foreign currency translation reserve	Accumulated deficit	Total	Non- controlling interests	Total equity
	USD in thousands
Balance at January 1, 2023	$58,592	5,180	5,190	559	497	(63,569)	6,449	-	6,449

Income (loss)	-	-	-	-	-	(2,880)	(2,880)	(52)	(2,932)
Issue of share capital in respect of investment in affiliate	288	-	-	-	-	-	288	-	288
Sale of minority interest in subsidiary	-	-	-	153	-	-	153	2,734	2,887
Issue of shares, net of issue expenses	(45)	-	-	-	-	-	(45)	-	(45)
Cost of share-based payment	63	68	-	-	-	-	131	-	131

Balance at June 30, 2023	$58,898	5,248	5,190	712	497	(66,449)	4,096	2,682	6,778

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

For the six months ended June 30, 2022

	Attributable to equity holders of the Company
	Share capital and premium	Reserve from share-based payment transactions	Warrants	Transactions with non- controlling interests	Foreign currency translation reserve	Accumulated deficit	Total	Non- controlling interests	Total equity
	USD in thousands
Balance at January 1, 2022	$58,541	4,331	5,190	559	497	(60,977)	8,141	-	8,141

Income (loss)	-	-	-	-	-	(5,759)	(5,759)	-	(5,759)
Expiration of share options	6	(6)	-	-	-	-	-	-	-
Cost of share-based payment	-	655	-	-	-	-	655	-	655

Balance at June 30, 2022	$58,547	4,980	5,190	559	497	(66,736)	3,037	-	3,037

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the year ended December 31, 2022

	Attributable to equity holders of the Company
	Share capital and premium	Reserve from share-based payment transactions	Warrants	Transactions with non- controlling interests	Foreign currency translation reserve	Accumulated deficit	Total	Non- controlling interests	Total equity
	USD in thousands
Balance at January 1, 2022	$58,541	4,331	5,190	559	497	(60,977)	8,141	-	8,141

Income (loss)	-	-	-	-	-	(2,592)	(2,592)	-	(2,592)
Exercise of warrants	3	-	-	-	-	-	3	-	3
Cost of share-based payment	48	849	-	-	-	-	897	-	897

Balance at December 31, 2021	$58,592	5,180	5,190	559	497	(63,569)	6,449	-	6,449

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
	USD in thousands

Cash flows from operating activities:

Loss	$(2,932)	$(5,759)	$(2,592)

Adjustments to reconcile net loss to net cash used in operating activities:

Adjustments to the profit or loss items:

Depreciation and amortization	267	21	187
Cost of share-based payment	131	655	897
Finance expenses, net	(1,023)	913	(6,585)
Group’s share of losses of company accounted for at equity, net	98	41	109
Losses from remeasurement of investment in financial assets	855	-	770

	328	1,630	(4,622)

Working capital adjustments:

Decrease (increase) in other accounts receivable	(684)	2,205	3
Increase (decrease) in trade payables	48	(324)	-
Increase (decrease) in other accounts payable	(40)	60	39
Decrease (increase) in trade receivables	39	-	(77)
Decrease (increase) in inventory	8	-	(668)

	(629)	1,941	(703)

Net cash used in operating activities	$(3,233)	$(2,188)	$(7,917)

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
	USD in thousands

Cash flows from investing activities:

Investment (withdrawal) in restricted bank deposits	$16	$(8)	$(15)
Purchase of property and equipment	-	-	(8)
Investment in a company accounted for at equity	(400)	(700)	(700)
Purchase of financial assets at fair value through profit or loss	(687)	-	(1,500)
Purchase of intangible asset	-	-	(4,861)

Net cash provided by investing activities	(1,071)	(708)	(7,084)

Cash flows from financing activities:

Proceeds from issue of share capital and warrants (net of issuance expenses) (Note 8)	(50)	9,005	9,005
Repayment of lease liability	(26)	(39)	(70)
Interest paid on lease liability	-	-	(8)
Proceeds from issuance of shares to minority interests in a subsidiary	2,887	-	-
Exercise of warrants	-	-	2,770
Payment of issuance expenses related to previous period	-	-	3

Net cash provided by financing activities	2,811	8,966	11,700

Increase (decrease) in cash and cash equivalents	(1,493)	6,070	(3,301)
Cash and cash equivalents at the beginning of the period	3,574	6,875	6,875

Cash and cash equivalents at the end of the period	2,081	$12,945	$3,574

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
	USD in thousands

(a) Significant non-cash transactions:

Mutual share exchange of ordinary shares (see note 10)	$288	$-	$-

The accompanying notes are an integral part of the interim consolidated financial statements.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 1:- GENERAL

a.

SciSparc Ltd. (formerly known as Therapix Biosciences Ltd.) (“SciSparc” or the “Company” or the “Group”), a pharmaceutical company, was incorporated in Israel and commenced its operations on August 23, 2004. Until March 2014, SciSparc and its subsidiaries at the time were mainly engaged in developing several innovative immunotherapy products and SciSparc’s own patents in the immunotherapy field. In August 2015, the Company decided to adopt a different business strategy and began focusing on developing a portfolio of approved drugs based on cannabinoid molecules. With this focus, the Company is currently engaged in development programs based on Δ9-tetrahydrocannabinol (“THC”) and/or non-psychoactive cannabidiol for the treatment of Tourette syndrome, Alzheimer’s disease and agitation, pain, autism spectrum disorder and Status Epilepticus. The headquarters of the Company are located in Tel Aviv, Israel.

On September 30, 2022, the Company announced the closing of the acquisition of WellutionTM, a top seller Amazon.com Marketplace account (the “Brand”), American food supplements and cosmetics brand and trademark (the “Acquisition”). In connection with the Acquisition, the Company incorporated a new wholly owned Delaware subsidiary, SciSparc Nutraceuticals Inc. (“SciSparc US”), to hold the new assets.

The Company’s ordinary shares are listed on Nasdaq and are trading under the symbol “SPRC”.

As of June 30, 2023, the Company had three private subsidiaries, including a company incorporated under the laws of Israel: Evero Health Ltd (“Evero”); an inactive company incorporated under the laws of Israel: Brain Bright Ltd (“Brain Bright”); and a company incorporated under the laws of the State of Delaware: Scisparc US (together with Evero and Brain Bright, the “Subsidiaries”).

On August 18, 2023, the Company convened a general meeting of its shareholders, whereby the shareholders approved, inter alia, a reverse split of the Company’s share capital up to a ratio of 30:1 (the “Reverse Split”). Following the implementation of the reverse split, the Company’s authorized share capital will not be adjusted under the Company’s articles of association, as currently in effect (the “Articles”), which as of the date hereof consists of 75,000,000 Ordinary Shares, no par value.

On September 14, 2023, the Company’s Board resolved that the final ratio for the Reverse Split will be 26:1, which became effective on September 28, 2023.

Consequently, all share numbers, share prices, and exercise prices have been retroactively adjusted in these interim consolidated financial statements for all periods presented.

b.	These interim consolidated financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2022, and accompanying notes, that were approved on April 27, 2023, and signed on May 1, 2023 (the “2022 Annual Consolidated Financial Statements”).

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 1:- GENERAL (cont.)

c.

The Company incurred a net loss of $2,932 and had negative cash flows from operating activities of $3,233 for the six month period ended June 30, 2023. As of June 30, 2023, the Company had an accumulated deficit of $66,449 as a result of recurring operating losses. At June 30, 2023, the Company’s cash and cash equivalents position is not sufficient to fund the Company’s planned operations for at least a year beyond the date of the filing date of the consolidated financial statements.. The Company’s pharmaceuticals operations are dependent on its ability to raise additional funds from existing and/or new investors. This dependency will continue until the Group will be able to completely finance its operations by generating revenue from its pharmaceutical products. These abovementioned factors raise substantial doubt about the Group’s ability to continue as a going concern.

The Company intends to finance operating costs over the next twelve months through a combination of actions that may include existing cash on hand, reducing operating expenses and issuing equity and/or debt securities.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business.

The interim consolidated financial statements for the period ended June 30, 2023, do not include any adjustments to the carrying amounts and classifications of assets and liabilities that might result should the Group be unable to continue as a going concern.

d.	The interim consolidated financial statements of the Company for the six-month period ended on June 30, 2023, were approved for issuance on October 2, 2023 (the “Approval Date”). In connection with the preparation of the interim consolidated financial statements and in accordance with authoritative guidance for subsequent events, the Company evaluated subsequent events after the consolidated statements of financial position date of June 30, 2023, through September 27, 2023, the date on which the unaudited interim consolidated financial statements were available to be issued.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The significant accounting policies adopted in the preparation of the interim consolidated financial statements are consistent with those followed in the preparation of the 2022 Annual Consolidated Financial Statements. Accordingly, these condensed consolidated financial statements should be read in conjunction with the 2022 Annual Consolidated Financial Statements. The results for any interim period are not necessarily indicative of results for any future period.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments that are necessary to present fairly the Company’s financial position and results of operations for the interim periods presented. The results for the six month period ended June 30, 2023, are not necessarily indicative of the results for the year ending December 31, 2023, or for any future period.

As of June 30, 2023, there have been no material changes in the Company’s significant accounting policies from those that were disclosed in the 2022 Annual Consolidated Financial Statements.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 3:- INVESTMENT IN ASSOCIATE

On March 10, 2022, the Company entered into a Founders and Investment Agreement with Dr. Alon Silberman, or the MitoCareX Agreement. Pursuant to the MitoCareX Agreement, the Company invested an initial amount of $700, and agreed to invest over the next two years, an additional $1,000, subject to the achievement of certain pre-determined milestones as agreed upon in the MitoCareX Agreement, for up to a 50.01% ownership in MitoCareX Bio Ltd. (“MitoCareX”). MitoCareX is focused on the discovery and development of potential drugs for cancers and other life-threatening conditions. The MitoCareX Agreement also contains customary representations, warranties, covenants, and indemnification provisions. On March 31, 2022, the closing conditions were met, and the Company paid the initial investment amount of $700 to MitoCareX. As of December 31, 2022, the Company owns 31.48% of the outstanding shares of MitoCareX.

On February 17, 2023, MitoCareX achieved its first milestone pursuant to the MitoCareX Agreement. The first milestone refers to the establishment of MitoCareX’s cloud-based computing infrastructure that is expected to allow its future expansion into machine learning system. The system is harnessed to investigating mitochondrial carriers that are crucial for cell viability. As a result of MitoCareX meeting this milestone, the Company will invest an additional $400 in MitoCareX and increase its share ownership in MitoCareX Bio from 31.48% to 41.92%.

The table below summarizes the fair value of the investment in MitoCareX:

Balance at January 1, 2022	$-
Investment date March 31, 2022	700
Equity losses from investment in MitoCareX	(109)

Balance at December 31, 2022	591

Investment date March 31, 2023	400
Equity losses from investment in MitoCareX	(98)

Balance at June 30, 2023	$893

During the six months ended June 30, 2023, and 2022, the Company recorded equity losses from the investment in MitoCareX in the amount of $98 and $41, respectively.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 4:- INTANGIBLE ASSET

On September 30, 2022, the Company announced the closing of the Acquisition. In connection with the Acquisition, the Company incorporated a new wholly owned Delaware subsidiary, SciSparc US, to hold the new assets. The definitive agreement for the acquisition of the Brand was entered into with Merhavit M.R.M Holding and Management Ltd (“M.R.M”).

At the closing, the Company paid a base cash payment of $4,540 and in 12 months following the closing agreed to pay an additional deferred cash payment equal to a multiple of 3 times the amount by which the Brand’s EBITDA exceeds $1,120 during the 12-month period following the closing of the Acquisition. The Company paid an additional $321 as purchase costs.

In addition, the Company issued to M.R.M $15,000 worth of warrants to purchase ordinary shares of the Company at an exercise price of $7.00 per share (with a cashless exercise mechanism) and with an exercise period of five years from the closing of the Acquisition (the “September 2022 Warrants”). The September 2022 Warrants will become exercisable upon the earlier of (i) an achievement of $100,000 of gross sales by the Brand in the aggregate or (ii) if the price of our Ordinary Shares closes at $10.00 or above.

The Company reviewed the transaction and deemed it to be the purchase of assets for accounting purposes under generally accepted accounting principles and not as a business combination. The Company reviewed the guidance under IFRS 3 for the transaction and determined that the fair value of the gross assets acquired was concentrated in a single identifiable asset, a brand. Accordingly, the Company treated the transaction as an asset acquisition. On the closing date of the Acquisition, the Company fully recognized the acquisition amount total of $4,861 as an intangible asset, to be amortized over a period of 10 years.

The table below summarizes the fair value of the intangible asset:

Balance at January 1, 2022	$-
Purchase date September 30, 2022	4,861
Depreciation of intangible asset	(144)

Balance at December 31, 2022	4,717

Depreciation of intangible asset	(243)

Balance at June 30, 2023	$4,474

During the year ended December 31, 2022, the Company recognized depreciation expenses in respect to intangible asset in the amount of $144.

The estimated fair values of the tangible and intangible assets in respect of the Acquisition of the Wellution™ brand are provisional and are based on information that was available as of the Acquisition date to estimate the fair value of these amounts. The Group’s management believes the information provides a reasonable basis for estimating the fair values of these amounts but is waiting for additional information necessary to finalize those fair values. Therefore, provisional measurements of fair value that appear are subject to change. The Group expects to finalize the tangible and intangible assets valuation and complete the Acquisition accounting as soon as practicable but no later than the measurement period.

During the six months ended June 30, 2023, and 2022, the Company recorded depreciation expenses with respect to intangible asset in the amount of $243 and $ nil, respectively.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 5:- INVESTMENT IN FINANCIAL ASSETS

On June 25, 2023, the Company entered into a Share Purchase Agreement (the “Agreement”) with AutoMax Motors Ltd. (“AutoMax”), an Israeli company traded on the Tel Aviv Stock Exchange (“TASE”) and the leading parallel importer and distributor of vehicles in Israel, pursuant to which, at the closing and upon the terms and conditions set forth in the Agreement, the Company will invest NIS 2,500,000 in cash, in exchange for ordinary shares, NIS 0.05 par value, of AutoMax (the “AutoMax Shares”) based on a price per share of NIS 0.5. As of June 30, 2023, the listed share price of AutoMax on the TASE was NIS 0.41, and the Company has recorded a loss in its statements of comprehensive loss of $133 on its investment.

NOTE 6:- TRANSACTIONS AND BALANCES WITH RELATED PARTIES

a.	Mr. Oz Adler, the Company’s Chief Executive Officer and Chief Financial Officer, is the chairman of the board of directors of Jeffs’ Brands Ltd. (“Jeffs’ Brands”) (see Note 11).
b.

On March 7, 2022, the Company entered into the Cooperation Agreement with Clearmind Medicine Inc. (“Clearmind”), a company in which Dr. Adi Zuloff-Shani, the Company’s Chief Technologies Officer, Mr. Weiss, the Company’s President, and Mr. Adler, the Company’s Chief Executive Officer and Chief Financial Officer, serve as officers and directors.

During the year ended December 31, 2022, the Company recognized expenses in respect of the Cooperation Agreement with Clearmind in the amount of $208, and the balance owed to Clearmind as of December 31, 2022, was $55.

On November 17, 2022, the Company invested $1,500 thousand in Clearmind in connection with its initial public offering on the Nasdaq Capital Market, in exchange for 230,769 common shares of Clearmind, representing 9.33% of the outstanding share capital of Clearmind.

c.	Mr. Amitai Weiss, our chairman of the board of directors, is the chairman of the board of directors of AutoMax (see Note 5).

NOTE 7:- FINANCIAL INSTRUMENTS

Classification of financial assets and financial liabilities:

The financial assets and financial liabilities in the consolidated statements of financial position are classified by groups of financial instruments pursuant to IFRS 9, “Financial Instruments”:

		June 30,		December 31,
		2023	2022	2022
		Unaudited		Audited
	Note	USD in thousands

Financial assets:
Cash and cash equivalents		$2,081	$12,945	$3,574
Trade receivables		43	-	60
Government authorities		100	77	45
Other receivables		715	622	86
Investments in financial assets		849	-	730

		$3,778	$13,644	$4,495

Financial liabilities:
Credit from others		$-	$-	$102
Warrants liability		1,714	10,252	2,737
Lease liability		-	45	27

Total financial and lease liabilities		$1,714	$10,297	$2,866

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 8:- WARRANTS

On June 1, 2022, the Company completed a private offering with an investor for gross proceeds of $10,210 (the “June 2022 Private Placement”), providing for the issuance of an aggregate of 136,388 units and pre-funded units, as follows: (a) 12,884 units at a price of $74.88 per unit, each consisting of (i) one ordinary share of the Company, and (ii) two warrants each to purchase one ordinary share (the “June 2022 Warrants”), and (b) 123,504 pre-funded units at a price of $73.294 per unit, each consisting of (i) one pre-funded warrant to purchase one ordinary share and (ii) two June 2022 Warrants.

The June 2022 Warrants have an exercise price of $68.38 per ordinary share. The June 2022 Warrants were exercisable upon issuance and will expire seven years from the date of issuance.

General Overview of Valuation Approaches used in the Valuation:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Economic methodology:

The June 2022 Warrants’ fair value was calculated using the Black–Scholes option pricing model, which takes into account the parameters as disclosed below for each period valuated, in which a valuation was performed at (i) the issuance date, and (ii) each reporting date with the following assumptions:

	December 31, 2022	June 30, 2023
Dividend yield (%)	0	0
Expected volatility (%)	72	72
Risk-free interest rate (%)	3.97	3.97
Underlying share price ($)	19.656	14.274
Exercise price ($)	68.38	68.38
Warrants fair value ($)	2,396	1,373

The June 2022 Warrants are classified as current warrant liability in the Company’s balance sheet, as they are exercisable at any given time.

During the six months ended June 30, 2023, and 2022, the Company recorded finance income from the change in fair value of the June 2022 Warrants in the amount of $1,023 and $nil, respectively.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 9:- EQUITY

Reverse Share Splits

On August 18, 2023, the Company convened a general meeting of its shareholders, whereby the shareholders approved, inter alia, a reverse split of the Company’s share capital up to a ratio of 30:1. Following the implementation of the Reverse Split, the Company’s authorized share capital will not be adjusted under the Company’s Articles, which as of the date hereof consists of 75,000,000 Ordinary Shares, no par value.

On September 14, 2023, the Company’s Board resolved that the final ratio for the Reverse Split will be 26:1, which became effective on September 28, 2023.

a.	Composition of share capital as of June 30, 2023, June 30, 2022, and December 31, 2022:

	June 30, 2023		December 31, 2022		June 30, 2022
	Authorized	Issued and outstanding	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares
Ordinary Shares of no par value each	75,000,000	282,782	75,000,000	261,494	25,714,286	135,644

b.	Changes in share capital:

Issued and outstanding share capital:

Number of ordinary shares
Balance at January 1, 2023	261,494

Issuance of share capital – in respect of investment in affiliate (Note 6e)	13,858

Shares issued to consultants (Note 6e)	7,134

Issuance of share capital – in respect of shelf prospectus (Note 6e)	296

Balance at June 30, 2023	282,782

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 9:- EQUITY (cont.)

c.	Rights attached to shares:

Voting rights at shareholders meetings, right to dividends, rights upon liquidation of the Company and right to nominate the directors in the Company.

d.	Capital management in the Company:

The Company’s capital management objectives are to preserve the Company’s ability to ensure business continuity thereby creating a return for the shareholders, investors and other interested parties. The Company is not under any minimal equity requirements nor is it required to attain a certain level of capital return.

e.	Additional issuance of ordinary shares:

On August 2, 2022, the Company issued a consultant 923 ordinary shares in respect of services rendered.

On November 1, 2022, the Company issued a consultant 1,423 ordinary shares in respect of services rendered.

On March 22, 2023, the Company issued 13,858 ordinary shares in respect of the stock purchase agreement entered into by and among Jeffs’ Brands and Jeffs’ Brands Holdings Inc. (“NewCo”) (see also note 8a)

On May 31, 2023, the Company issued 7,134 ordinary shares to consultants in respect of services rendered.

f.	March 2021 Financing Round

On March 4, 2021, the Company completed a private offering with several accredited and institutional investors for gross proceeds of $8,150, providing for the issuance of an aggregate of 44,331 units, as follows: (a) 35,242 units at a price of $183,82 per unit, consisting of (i) one ordinary share of the Company, and (ii) a Series A Warrant to purchase an equal number of units purchased (the “2021 Series A Warrants”) and a Series B Warrant (the “2021 Series B Warrants” and, collectively with the 2021 Series A Warrants, the March 2021 Warrants) to purchase half the number of units, and (b) 9,089 pre-funded units at a price of $183.794 per unit, consisting of (i) one pre-funded warrant to purchase one ordinary share and (ii) one 2021 Series A Warrant and one 2021 Series B Warrant.

The Series A Warrants have an exercise price of $183.82 per ordinary share and the Series B Warrants have an exercise price of $275.60 per ordinary share). Both were exercisable upon issuance and will expire five years from the date of issuance.

The March 2021 Warrants are classified as issued warrants in the Company’s equity.

During the year ended December 31, 2021, the Company issued 4,929 ordinary shares in respect of the exercise of 385 2021 Series A Warrants and the exercise of 4,544 of pre-funded warrants.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 9:- EQUITY (cont.)

During the year ended December 31, 2022, the Company issued 3,846 ordinary shares in respect of the exercise of 3,846 pre-funded warrants. During the six months ended June 30, 2023, there were no exercises of 2021 Series A Warrants.

g.	June 2022 Financing Round (see also note 8)

On June 1, 2022, the Company completed the June 2022 Private Placement with an investor for gross proceeds of $10,210, providing for the issuance of an aggregate of 136,388 units and pre-funded units, as follows: (a) 12,884 units at a price of $74.88 per unit, each consisting of (i) one ordinary share of the Company, and (ii) two warrants each to purchase one ordinary share (the “June 2022 Warrants”), and (b) 123,504 pre-funded units at a price of $73.294 per unit, each consisting of (i) one pre-funded warrant to purchase one ordinary share and (ii) two June 2022 Warrants.

The June 2022 Warrants have an exercise price of $68.38 per ordinary share. The June 2022 Warrants were exercisable upon issuance and will expire seven years from the date of issuance.

The June 2022 Warrants are classified as current warrant liability in the Company’s balance sheet, as they are exercisable at any given time.

During the year ended December 31, 2022, the Company issued 123,504 ordinary shares in respect of the exercise of 123,504 pre-funded warrants. During the six months ended June 30, 2023, there were no exercises of June 2022 Warrants.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 10:- ADDITIONAL INFORMATION TO THE ITEMS OF PROFIT OR LOSS

	Six months ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
	USD in thousands
a. Research and development expenses:

Wages and related expenses	$202	$243	$436
Share-based payment	23	224	264
Clinical studies	145	106	369
Regulatory, professional and other expenses	366	373	750
Research and preclinical studies	45	410	703
Chemistry and formulations	-	118	281

	781	1,474	2,803

b. General and administrative expenses:

Wages and related expenses	217	245	437
Share-based payment	45	431	633
Professional and directors’ fees	1,366	1,292	2,499
Business development expenses	38	2	161
Office maintenance, rent and other expenses	48	63	224
Investor relations and business expenses	310	1,193	1,486
Wellution operating expenses	366	-	907
Regulatory expenses	104	113	162

	$2,494	$3,339	6,509

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 11:- SIGNIFICANT EVENTS DURING THE REPORTING PERIOD

a.

On February 23, 2023, the Company entered into an agreement with Jeffs’ Brands and NewCo, a newly-formed wholly owned subsidiary of Jeffs’ Brands, pursuant to which, at the closing and upon the terms and conditions set forth in the Agreement, NewCo Inc. acquired from the Company a number of shares of stock equal to approximately a 49% interest in the Company’s wholly owned subsidiary, SciSparc US which owns WellutionTM , for $2,500 in cash, and additional deferred cash payments of approximately $489,330 accounting for price adjustments related to inventory and working capital, which is to be paid in five equal monthly installments beginning in May 2023 (the “Price Adjustment”). As collateral for the payment in full of the Price Adjustment, SciSparc held back such number of shares of common stock of SciSparc US, equal to the outstanding due amount of the Price Adjustment (the “Holdback Shares”). Following the closing of the transaction on March 22, 2023, which included an equity conversion of financing amounts previously provided to SciSparc US. by the Company for working capital, and the release of the Holdback Shares upon the payment in full of the Price Adjustment the Company will hold approximately 51% of the share capital of SciSparc US.

Pursuant to the agreement, at the closing of the transaction, Jeffs’ Brands and SciSparc US. entered into a consulting agreement, pursuant to which Jeffs’ Brands will provide management services to SciSparc US for the WellutionTM brand for a monthly fee of $20 and Jeffs’ Brands will receive a one-time signing bonus in the amount of $51. The consulting agreement is for an undefined period of time and may be terminated by either party with 30 days advance notice.

In addition, in connection with the closing of the transaction, the Company and Jeffs’ Brands, engaged in a mutual share exchange in the amount of $288,238 of ordinary shares from each of the Company and Jeffs’ Brands. The number of shares in the share exchange was calculated based on the average closing price of the relevant company’s shares for 30 consecutive trading days ending on the third trading day immediately prior to the closing. Accordingly, the Company acquired 247,415 ordinary shares of Jeffs’ Brands and Jeffs’ Brands acquired 13,858 ordinary shares of the Company having an aggregate value of $288,238, which was adjusted from $300,000 according to the 4.99% ownership limit included in the definitive agreements.

b.

On May 2, 2023, Capital Point Ltd. (“Capital Point”) filed with the Tel Aviv-Jaffa District Court (the “Court”) a suit against the Company, case number 2050-05-23 (the “Suit”). The Suit names the Company as the sole defendant and includes allegations of breaches of contract by the Company under the Israeli Contracts Law, 1973, unjust enrichment under the Israeli Unjust Enrichment Law, 1979 and breaches of the Company under the Israeli Torts Ordinance, 1968.

The Suit challenges a certain warrant issued by the Company to Capital Point (the “Capital Point Warrant”) to purchase $340,000 of ordinary shares of the Company (the “Warrant Shares”). The Capital Point Warrant was exercisable for 12 months from May 15, 2021, to May 15, 2022 and was issued in connection with the joint venture transaction, entered on May 15, 2020, by and between the Company, Capital Point and Evero Health Ltd., a majority owned subsidiary of the Company, as further described in the Company’s Report on Form 6-K, filed on May 19, 2020. The Suit claims that the Company unlawfully refused to accept the Capital Point Warrant exercise notice as of November 4, 2021 and accordingly the Company did not issue to Capital Point the Warrant Shares.

The Suit claims damages in the amount of NIS 10,000,000 (approximately $2.75 million), which accounts for, as of the date of the filing of the Suit, the agreed compensation according to Section 2(d)(i) of the Capital Point Warrant, an injunction order for the Company to issue the Warrant Shares to Capital Point, return of any unlawful profits received by the Company and punitive damages.

As of the Approval Date, the Company cannot predict the likelihood of success of the Suit.

SCISPARC LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (USD in thousands, except per share and per unit amounts)

NOTE 12:- EVENTS AFTER THE REPORTING PERIOD

a.	On August 1, 2023, the Company issued a consultant 807 ordinary shares in respect of services rendered.
b.

On August 14, 2023, the Company closed an underwritten public offering (the “Public Offering”) of 212,500 ordinary shares, at a purchase price of $5.20 per ordinary share and pre-funded warrants to purchase up to 37,500 ordinary shares at a purchase price of $5.174 per pre-funded warrant, for aggregate gross proceeds of approximately $1.3 million, pursuant to an underwriting agreement between the Company and Aegis Capital Corp (“Aegis”), the underwriter in the Public Offering, dated August 10, 2023. Pursuant to the terms of the underwriting agreement, the Company also granted the underwriter a 45-day option to purchase up to an additional 37,500 ordinary shares solely to cover over-allotments, if any, at the share price of the Public Offering less underwriting discounts and commissions.

The pre-funded warrants were exercisable immediately upon issuance and have an exercise price of $0.026 per share. Following the offering and as of the Approval Date, the Company issued 25,000 ordinary shares in respect of the exercise of 25,000 pre-funded warrants.

c.

On August 18, 2023, the Company convened a general meeting of its shareholders, whereby the shareholders approved, inter alia, a reverse split of the Company’s share capital up to a ratio of 30:1. Following the implementation of the Reverse Split, the Company’s authorized share capital will not be adjusted under the Company’s Articles, which as of the date hereof consists of 75,000,000 Ordinary Shares, no par value.

On September 14, 2023, the Company’s Board resolved that the final ratio for the Reverse Split will be 26:1, which became effective on September 28, 2023.

d.

On October 11, 2023, the Company entered into a private placement transaction (the “Private Placement”), pursuant to a Securities Purchase Agreement (the “Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with an institutional investor (the “Purchaser”) for aggregate gross proceeds of approximately $5 million (representing a 30% original issue discount to the aggregate purchase price of approximately $7.18 million), before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement. The Company intends to use the net proceeds from the Private Placement for general corporate purposes, including working capital. Aegis, acted as the exclusive placement agent for the Private Placement.

As part of the Private Placement, the Company issued units (the “Units”), at a purchase price of $3.72 per Unit, consisting of 1,930,108 pre-funded ordinary share purchase warrants (the “Pre-Funded Warrant”) to purchase up to 1,930,108 ordinary shares of the Company, no par value per share (the “Ordinary Shares”), and an additional accompanying Pre-Funded Warrant to purchase up to 1,930,108 Ordinary Shares. The Pre-Funded Warrants are immediately exercisable upon issuance and have a term of five years from issuance at an exercise price of $0.001 per Ordinary Share.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

U.S. DOLLARS IN THOUSANDS

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

SCISPARC LTD. (formerly known as THERAPIX BIOSCIENCES LTD.)

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of SciSparc Ltd. (formerly known as Therapix Biosciences Ltd.) and its subsidiaries (the “Company”) as of December 31, 2022, and 2021, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2022, and 2021, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operating activities and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Liquidity and Capital Resources

Description of the Matter

As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses since inception, and expects to continue to incur losses for the foreseeable future. At December 31, 2022, the Company’s cash and cash equivalents position is not sufficient to fund the Company’s planned operations for at least a year beyond the date of the issuance of the consolidated financial statements. Those factors raise substantial doubt about the Company’s ability to continue as a going concern.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and execution uncertainty regarding the Company’s future cash flows and the risk of bias in management’s judgments and assumptions in estimating these cash flows to conclude the Company would have sufficient liquidity to sustain itself for at least a year beyond the date of the issuance of the consolidated financial statements. This in turn led to a high degree of auditor subjectivity and judgment to evaluate the audit evidence supporting the liquidity conclusions.

How We Addressed the Matter in Our Audit	Addressing the matter involved performing procedures and evaluating audit evidence in connection with our overall opinion on the consolidated financial statements. Our audit procedures included, among others, testing the reasonableness of the forecasted revenue, operating expenses, and uses and sources of cash used in management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the consolidated financial statement issuance date. This testing included inquiries with management, consideration of positive and negative evidence impacting management’s forecasts, the Company’s financing arrangements in place as of the report date, market and industry factors, we evaluated management’s analysis of their impact on the forecasted cash flows.

We assessed the adequacy of the Company’s going concern disclosures included in Note 1 to the consolidated financial statements.

/s/ KOST FORER GABBAY & KASIERER	Tel Aviv, Israel
KOST FORER GABBAY & KASIERER	May 1, 2023

A Member of Ernst & Young Global

We have served as the Company’s auditor since 2009.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,
		2022	2021
	Note	USD in thousands
ASSETS

CURRENT ASSETS:
Cash	4	$3,574	$6,875
Restricted deposit		60	45
Trade receivables		77	-
Other accounts receivable	6	131	2,904
Inventory	5	668	-

		4,510	9,824

NON-CURRENT ASSETS:

Intangible asset, net	11	4,717	-
Investments in company accounted for at equity	7	591	-
Investments in financial assets	8, 24e	730
Property and equipment, net	10	57	92

		6,095	92

		$10,605	$9,916

The accompanying notes are an integral part of the consolidated financial statements.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,
		2022	2021
	Note	USD in thousands
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	12	$1,199	$1,199
Other accounts payable	13	193	154
Warrants	18h	2,737	359
Lease liability	9	27	45

		4,156	1,757

NON-CURRENT LIABILITIES:
Lease liability		-	18

EQUITY ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY:	18
Share capital and premium		58,592	58,541
Reserve from share-based payment transactions	19	5,180	4,331
Warrants	18	5,190	5,190
Foreign currency translation reserve	2d	497	497
Transactions with non-controlling interests		559	559
Accumulated deficit		(63,569)	(60,977)

Total equity		6,449	8,141

Total liabilities and equity		$10,605	$9,916

The accompanying notes are an integral part of the consolidated financial statements.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

		Year ended December 31,
		2022	2021	2020
	Note	USD in thousands (except per share data)
Revenues	20	$1,347	$-	$-

Cost of goods sold	20	(322)

Gross profit		1,025	-	-

Research and development expenses	21a	2,803	1,990	649

General and administrative expenses	21b	6,509	3,778	1,902

Operating loss		8,287	5,768	3,293

Company’s share of losses of company accounted for at equity, net	21c	109	-	742

Finance income	21d	(7,832)	-	(630)

Finance expenses	21e	2,014	21	872

Loss before income taxes		2,578	5,789	3,535

Taxes on income		14	-	-

Total comprehensive loss		2,592	5,789	3,535

Attributable to:
Equity holders of the Company		2,592	5,789	3,482

Non-controlling interests		-	-	(53)

		2,592	5,789	3,535

Basic loss per ordinary share attributable to equity holders of the Company:	22	0.57	2.83	0.10

Diluted loss per ordinary share attributable to equity holders of the Company:	22	0.57	2.83	0.11

The accompanying notes are an integral part of the consolidated financial statements.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to equity holders of the Company
	Share capital and premium	Reserve from share-based payment transactions	Warrants	Transactions with non- controlling interests	Foreign currency translation reserve	Accumulated deficit	Total	Non- controlling interests	Total equity
	USD in thousands
Balance at January 1, 2020	$45,636	$4,862	$464	$261	$497	$(51,706)	$14	$-	$14

Loss	-	-	-	-	-	(3,482)	(3,482)	(53)	(3,535)
Warrants reclassification			(464)				(464)		(464)
Issue of share capital, net of issue expenses (1)	2,763	-	2,207	-	-	-	4,970	-	4,970
Conversion of convertible debentures (Note 14b)	3	-	-	-	-	-	3	-	3
Non-controlling interests	-	-	-	298	-	-	298	53	351
Expiration of share options	638	(638)	-	-	-	-	-	-	-
Cost of share-based payment	-	91	-	-	-	-	91	-	91

Balance at December 31, 2020	$49,040	4,315	2,207	559	497	(55,188)	1,430	-	1,430

Loss	-	-	-	-	-	(5,789)	(5,789)	-	(5,789)
Exercise of warrants (3)	6,110	-	(1,352)	-	-	-	4,758	-	4,758
Issue of share capital, net of issue expenses (2)	3,364	-	4,335	-	-	-	7,699	-	7,699
Expiration of share options	27	(27)	-	-	-	-	-	-	-
Cost of share-based payment	-	43	-	-	-	-	43	-	43

Balance at December 31, 2021	$58,541	4,331	5,190	559	497	(60,977)	8,141	-	8,141

Loss	-	-	-	-	-	(2,592)	(2,592)	-	(2,592)
Exercise of warrants	3	-	-	-	-	-	3	-	3
Cost of share-based payment	48	849	-	-	-	-	897	-	897
Balance at December 31, 2022	$58,592	$5,180	$5,190	$559	$497	$(63,569)	$6,449	$-	$6,449

(1)	Net of issue expenses of $784
(2)	Net of issue expenses of $449
(3)	Net of issue expenses of $358

The accompanying notes are an integral part of the consolidated financial statements.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2022	2021	2020
	USD in thousands
Cash flows from operating activities:

Loss	$(2,592)	$(5,789)	$(3,535)

Adjustments to reconcile loss to net cash used in operating activities:

Adjustments to the profit or loss items:

Depreciation and amortization	187	33	164
Cost of share-based payment	897	43	91
Finance expenses (income), net	(6,585)	9	(476)
Group’s share of losses of company accounted for at equity, net	109	-	795
Losses from remeasurement of investment in financial assets	770	-	-

	(4,622)	85	574

Working capital adjustments:

Decrease (increase) in other accounts receivable	3	170	(519)
Increase (decrease) in trade payables	-	353	(752)
Increase (decrease) in other accounts payable	39	120	(75)
Increase in trade receivables	(77)	-	-
Increase in inventory	(668)	-	-

	(703)	643	(1,346)

Net cash used in operating activities	$(7,917)	$(5,061)	$(4,307)

The accompanying notes are an integral part of the consolidated financial statements.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2022	2021	2020
	USD in thousands
Cash flows from investing activities:

Investment (withdrawal) in restricted bank deposits	$(15)	$(35)	$24
Purchase of property and equipment	(8)	(35)	-
Investment in a company accounted for at equity	(700)	-	-
Purchase of financial assets at fair value through profit or loss	(1,500)	-	-
Purchase of intangible asset	(4,861)	-	-

Net cash provided by (used in) investing activities	(7,084)	(70)	24

Cash flows from financing activities:

Proceeds from issue of share capital (net of issuance expenses)	9,005	7,699	2,650
Exercise of warrants (a)	2,770	2,568	2,376
Payment of issuance expenses related to previous period	3	-	116
Interest paid on lease liability	(8)	-	(7)
Repayment of lease liability	(70)	(19)	(26)
Repayment of short-term credit	-	(188)	(1,410)
Receipt of short-term credit from others, net	-	-	1,660

Net cash provided by financing activities	11,700	10,060	5,359

Increase (decrease) in cash	(3,301)	4,929	1,076
Cash at the beginning of the period	6,875	1,946	870

Cash at the end of the period	$3,574	$6,875	$1,946

The accompanying notes are an integral part of the consolidated financial statements.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2022	2021	2020
	USD in thousands
(a) Significant non-cash transactions:

Right-of-use asset recognized with corresponding lease liability	-	78	-

Registration of warrants	-	2,480	-

Unpaid issue expenses	$-	$290	$-

The accompanying notes are an integral part of the consolidated financial statements.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 1:-	GENERAL

a.	SciSparc Ltd. (formerly known as Therapix Biosciences Ltd.) (“SciSparc” or the “Company” or the “Group”), a pharmaceutical company, was incorporated in Israel and commenced its operations on August 23, 2004. Until March 2014, SciSparc and its subsidiaries at the time (the “Group”) were mainly engaged in developing several innovative immunotherapy products and SciSparc’s own patents in the immunotherapy field. In August 2015, the Company decided to adopt a different business strategy and began focusing on developing a portfolio of approved drugs based on cannabinoid molecules. With this focus, the Company is currently engaged in the following development programs based on Δ9-tetrahydrocannabinol (“THC”) and/or non-psychoactive cannabidiol for the treatment of Tourette syndrome, Alzheimer’s disease and agitation, pain, autism spectrum disorder and Status Epilepticus. The headquarters of the Company are located in Tel Aviv, Israel.

The Company was previously a dual-listed company, whereby it listed (a) its ordinary shares, no par value each (“ordinary shares”), on the Tel-Aviv Stock Exchange (“TASE”) from December 26, 2005 until its delisting on August 7, 2018, and (b) its American Depository Shares (“ADSs”) on the Nasdaq Capital Market (“Nasdaq”) following its initial public offering (“IPO”) on March 27, 2017, at which time it raised $13,700, until its suspension from listing, and subsequent delisting, from Nasdaq on July 2, 2020 and September 21, 2020, respectively. Following the delisting of the ADSs from Nasdaq, the Company’s ADSs were listed on the Pink Sheets and then subsequently upgraded to the OTCQB on December 8, 2020. On August 26, 2021, the Company’s ADSs were mandatorily cancelled and were exchanged for ordinary shares at a one-for-one ratio. On December 22, 2021, the Company’s ordinary shares were re-listed on Nasdaq and began trading under the symbol “SPRC”.

As of December 31, 2022, the Company had three private subsidiaries, including a company incorporated under the laws of Israel: Evero Health Ltd (“Evero”); an inactive company incorporated under the laws of Israel: Brain Bright Ltd (“Brain Bright”); and a company incorporated under the laws of the State of Delaware: Scisparc Nutraceuticals Inc. (“Scisparc US” and together with Evero and Brain Bright, the “Subsidiaries”).

The consolidated financial statements of the Company for the year ended December 31, 2022, were approved on April 27, 2023, and signed on May 1, 2023 (the “Approval Date”).

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 1:-	GENERAL (CONT.)

b.	The Group incurred operating losses since its incorporation and expects to continue to incur operating losses for the foreseeable future. As of December 31, 2022, the Group had an accumulated deficit of approximately $64,009 as a result of recurring operating losses.

As of the Approval Date, the Group has started recognizing revenues from sales. However, its pharmaceuticals operations are dependent on its ability to raise additional funds from existing and/or new investors. This dependency will continue until the Group will be able to completely finance its operations by generating revenue from its products. These abovementioned factors raise substantial doubt about the Group’s ability to continue as a going concern. The financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities that might result should the Group be unable to continue as a going concern.

c.	Definitions and Meanings:

The Company	-	SciSparc Ltd. (formerly known as Therapix Biosciences Ltd.)

The Group	-	SciSparc Ltd. (formerly Therapix Biosciences Ltd.) and its Subsidiaries, as detailed in Note 1a.

Subsidiaries	-	Companies that are controlled by the Company, as defined in IFRS 10, “Consolidated Financial Statements”, and whose accounts are consolidated with those of the Company (if active).

Associates	-	An entity over which the Company has significant influence, as defined in IAS 28, “Investment in Associates and Joint Ventures” and is not a Subsidiary.

Related Parties	-	As defined in IAS 24, “Related Party Disclosures”.

IAS	-	International Accounting Standards issued by the International Accounting Standards Board (“IASB”).

IFRS	-	International Financial Reporting Standards issued by the IASB.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.	Basis of presentation of the financial statements:

These financial statements have been prepared in accordance with IFRS, as issued by the IASB.

The Company’s financial statements have been prepared on a cost basis, unless otherwise indicated.

The Company has elected to present the profit or loss items using the function of expense method.

The financial statements are presented in USD and all values are rounded to the nearest thousand (’000), except when otherwise indicated.

b.	The operating cycle:

The operating cycle of the Company is one year.

c.	Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (Subsidiaries). Control of a company is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control over the other entity. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

The financial statements of the Company and of the Subsidiaries are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Significant intra-Group balances and transactions and gains or losses resulting from intra-Group transactions are eliminated in full in the consolidated financial statements.

Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Non-controlling interests are presented in equity separately from the equity attributable to the equity holders of the Company. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests. Losses are attributed to non-controlling interests even if they result in a negative balance of non-controlling interests in the consolidated statement of financial position.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

d.	Functional currency and foreign currency:

The functional currency of the Company, which is the currency that best reflects the economic environment in which the Company operates and conducts its transactions is the U.S. Dollar (“USD” or “$”), since it’s the primary currency of the economic environment in which the Company operates. The consolidated financial statements are also presented in USD since the Company believes that preparing the consolidated financial statements in USD provides more relevant information to the users of the consolidated financial statements.

e.	Acquisition of a single asset company:

Upon the acquisition of a single asset company, the Group evaluates whether it is the acquisition of a business or of an asset. To be considered a business, the acquisition must include, at a minimum, an input and a substantive process that together can significantly contribute to the creation of outputs. The acquisition is accounted for as a business combination if the single asset company is a business. If it is not a business, the acquisition is accounted for as the acquisition of assets and liabilities. In such an acquisition, the cost of the acquisition includes transaction costs which are allocated to the identifiable acquired assets and liabilities proportionally based on their fair value on the acquisition date. In such case, goodwill and deferred taxes in respect of the temporary differences existing as of the acquisition date are not recognized.

f.	Restricted deposits:

A restricted deposit is cash invested in a short-term deposit (between three months and one year) or in a long-term deposit (with a maturity of more than one year from the date of investment). Restricted deposits are designated to secure the Company’s office facilities lease agreements and its credit cards.

g.	Investment in joint arrangements:

Joint arrangements are arrangements in which the Company has joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

1.	Joint ventures:

In joint ventures the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint venture is accounted for at equity

2.	Joint operations:

In joint operations the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement. The Company recognizes in relation to its interest its share of the assets, liabilities, revenues and expenses of the joint operation.

The acquisition of interests in a joint operation which represents a business, as defined in IFRS 3, is accounted for using the acquisition method, including the measurement of the identifiable assets and liabilities at fair value, the recognition of deferred taxes arising from this measurement, the accounting treatment of the related transaction costs and the recognition of goodwill or bargain purchase gains. This applies to the acquisition of the initial interest and additional interests in a joint operation that represents a business.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

h.	Investments in associates:

Associates are companies in which the Group has significant influence over the financial and operating policies without having control. The investment in an associate is accounted for using the equity method.

i.	Investments accounted for using the equity method:

The Group’s investments in associates and joint ventures are accounted for using the equity method.

Under the equity method, the investment in the associate or in the joint venture is presented at cost with the addition of post-acquisition changes in the Group’s share of net assets, including other comprehensive income of the associate or the joint venture. Gains and losses resulting from transactions between the Group and the associate or the joint venture are eliminated to the extent of the interest in the associate or in the joint venture. The cost of the investment includes transaction costs.

Goodwill relating to the acquisition of an associate or a joint venture is presented as part of the investment in the associate or the joint venture, measured at cost and not systematically amortized. Goodwill is evaluated for impairment as part of the investment in the associate or in the joint venture as a whole.

The financial statements of the Company and of the associate or joint venture are prepared as of the same dates and periods. The accounting policies applied in the financial statements of the associate or the joint venture are uniform and consistent with the policies applied in the financial statements of the Group.

Upon the acquisition of an associate or a joint venture achieved in stages when the former investment in the acquiree was accounted for pursuant to the provisions of IFRS 9, the Group applies the principles of IFRS 3 regarding business combinations achieved in stages. Consequently, equity interests in the acquiree that had been held by the Group prior to achieving significant influence or joint control are measured at fair value on the acquisition date and are included in the acquisition consideration while recognizing a gain or loss resulting from the fair value measurement.

The equity method is applied until the loss of significant influence in the associate or loss of joint control in the joint venture or classification as investment held for sale.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

j.	Property and equipment, net:

Property and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

	%	Mainly %
Lab equipment	6-50	33
Computers	33-50	33
Office furniture and equipment	20-33	25
Leasehold improvements	see below	-

Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by a company and intended to be exercised) and the expected life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate. Depreciation of an asset ceases at the earlier of: the date that the asset is classified as held for sale and the date that the asset is derecognized.

k.	Intangible assets:

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Expenditures relating to internally generated intangible assets, excluding capitalized development costs, are recognized in profit or loss when incurred.

Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end.

l.	Impairment of non-financial assets:

The Company evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

m.	Financial instruments:

1.	Financial assets:

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributable to the acquisition of the financial assets, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

The Company classifies and measures debt instruments in the financial statements based on the following criteria:

-	The Company’s business model for managing financial assets; and

-	The contractual cash flow terms of the financial asset.

a)	Debt instruments are measured at amortized cost when:

The Company’s business model is to hold the financial assets in order to collect their contractual cash flows, and the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. After initial recognition, the instruments in this category are measured according to their terms at amortized cost using the effective interest rate method, less any provision for impairment.

On the date of initial recognition, the Company may irrevocably designate a debt instrument as measured at fair value through profit or loss if doing so eliminates or significantly reduces a measurement or recognition inconsistency, such as when a related financial liability is also measured at fair value through profit or loss.

b)	Debt instruments are measured at fair value through profit or loss when:

A financial asset which is a debt instrument does not meet the criteria for measurement at amortized cost or at fair value through other comprehensive income. After initial recognition, the financial asset is measured at fair value and gains or losses from fair value adjustments are recognized in profit or loss.

c)	Equity instruments and other financial assets held for trading:

Investments in equity instruments do not meet the above criteria and accordingly are measured at fair value through profit or loss.

Other financial assets held for trading such as derivatives, including embedded derivatives separated from the host contract, are measured at fair value through profit or loss unless they are designated as effective hedging instruments.

Dividends from investments in equity instruments are recognized in profit or loss when the right to receive the dividends is established.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

m.	Financial instruments: (Cont.)

2.	Derecognition of financial assets:

A financial asset is derecognized only when:

-	The contractual rights to the cash flows from the financial asset have expired;

-	The Company has transferred substantially all the risks and rewards deriving from the contractual rights to receive cash flows from the financial asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

-	The Company has retained its contractual rights to receive cash flows from the financial asset but has assumed a contractual obligation to pay the cash flows in full without material delay to a third party.

3.	Financial liabilities:

a)	Financial liabilities measured at amortized cost:

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability.

After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest rate method, except for financial liabilities at fair value through profit or loss such as derivatives.

b)	Financial liabilities measured at fair value through profit or loss:

At initial recognition, the Company measures financial liabilities that are not measured at amortized cost at fair value. Transaction costs are recognized in profit or loss.

After initial recognition, changes in fair value are recognized in profit or loss.

4.	Derecognition of financial liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or cancelled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services, or is legally released from the liability.

5.	Offsetting financial instruments:

Financial assets and financial liabilities are offset and the net amount is presented in the statement of financial position if there is a legally enforceable right to set off the recognized amounts and there is an intention either to settle on a net basis or to realize the asset and settle the liability simultaneously. The right of set-off must be legally enforceable not only during the ordinary course of business of the parties to the contract but also in the event of bankruptcy or insolvency of one of the parties. In order for the right of set-off to be currently available, it must not be contingent on a future event, there may not be periods during which the right is not available, or there may not be any events that will cause the right to expire.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

m.	Financial instruments: (Cont.)

6.	Compound financial instruments:

Convertible debentures which contain both an equity/derivative component and a liability component are separated into two components. This separation is performed by first determining the liability component based on the fair value of an equivalent non-convertible liability. The value of the conversion component is determined to be the residual amount. Directly attributable transaction costs are apportioned between the equity component and the liability component based on the allocation of proceeds to the equity and liability components.

7.	Issue of a unit of securities:

The issue of a unit of securities involves the allocation of the proceeds received (before issue expenses) to the securities issued in the unit based on the following order: financial derivatives and other financial instruments measured at fair value in each period. Then fair value is determined for financial liabilities that are measured at amortized cost. The proceeds allocated to equity instruments are determined to be the residual amount. Issue costs are allocated to each component pro rata to the amounts determined for each component in the unit.

n.	Research and development expenditures:

Research expenditures are recognized in profit or loss when incurred.

The conditions enabling capitalization of development costs as an asset have not yet been met and, therefore, all development expenditures are recognized in profit or loss when incurred.

o.	Finance income and expenses:

Finance income and expenses comprise interest income on amounts invested and exchange rate gains and losses. Interest income is recognized as it accrues using the effective interest method. Finance income and expenses derive also from changes in the fair value of financial liabilities measured at fair value through profit or loss. Borrowing costs are recognized in profit or loss using the effective interest method.

p.	Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurement is based on the assumption that the transaction will take place in the asset’s or the liability’s principal market, or in the absence of a principal market, in the most advantageous market.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

p.	Fair value measurement: (Cont.)

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	Inputs other than quoted prices included within Level 1 that are observable directly or indirectly.

Level 3	-	Inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

q.	Taxes on income:

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

1.	Current taxes:

A current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

2.	Deferred taxes:

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes.

Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized, or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Deductible carryforward losses and temporary differences for which deferred tax assets had not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

Taxes that would apply in the event of the disposal of investments in investees have not been taken into account in computing deferred taxes, as long as the disposal of the investments in investees is not probable in the foreseeable future. Also, deferred taxes that would apply in the event of distribution of earnings by investees as dividends have not been taken into account in computing deferred taxes, since the distribution of dividends does not involve an additional tax liability or since it is the Company’s policy not to initiate distribution of dividends from a subsidiary that would trigger an additional tax liability.

Taxes on income that relate to distributions of an equity instrument and to transaction costs of an equity transaction are accounted for pursuant to IAS 12, “Income Taxes”.

Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

r.	Share-based payment transactions:

The Company’s employees and other service providers may receive remuneration in the form of share-based payments (“Equity-settled transactions”).

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model (“OPM”). As for service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss together with a corresponding increase in equity during the period in which the performance and/or service conditions are to be satisfied ending on the date on which the relevant employees become entitled to the award (the “Vesting Period”). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the Vesting Period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether the market condition is satisfied, provided that all other vesting conditions (service and/or performance) are satisfied.

If the Company modifies the conditions on which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee/other service provider at the modification date.

If a grant of an equity instrument is cancelled, it is accounted for as if it had vested on the cancellation date and any expense not yet recognized for the grant is recognized immediately. However, if a new grant replaces the cancelled grant and is identified as a replacement grant on the grant date, the cancelled and new grants are accounted for as a modification of the original grant, as described above.

s.	Earnings (loss) per share:

Earnings (loss) per share are calculated by dividing the income (loss) attributable to equity holders of the Company by the weighted number of ordinary shares outstanding during the period.

Basic loss per ordinary share includes only ordinary shares that were outstanding during the period.

Potential ordinary shares are included in the computation of diluted loss per ordinary share when their conversion increases loss per ordinary share from continuing operations.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

t.	Employee benefit liabilities:

The Company has several employee-benefit plans:

1.	Short-term employee benefits:

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.	Post-employment benefits:

The plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans.

The Company has defined contribution plans to its employees according to the specific laws per country.

u.	Provisions:

A provision in accordance with IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”, is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Company expects part or all of the expense to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense is recognized in the statement of profit or loss net of any reimbursement.

Following are the types of provisions included in the financial statements:

Legal claims:

A provision for claims is recognized when the Company has a present legal or constructive obligation as a result of a past event, it is more likely than not that an outflow of resources embodying economic benefits will be required by the Company to settle the obligation and a reliable estimate can be made of the amount of the obligation.

v.	Leases:

The Company elected to apply the provisions of IFRS 16, “Leases” (“IFRS 16”) using the modified retrospective method (without restatement of comparative data).

The accounting policy for leases applied effective from January 1, 2019, is as follows:

The Company accounts for a contract as a lease when the contract terms convey the right to control the use of an identified asset for a period of time in exchange for consideration.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

v.	Leases: (Cont.)

1.	The Company as a lessee:

For leases in which the Company is the lessee, the Company recognizes on the commencement date of the lease a right-of-use asset and a lease liability, excluding leases whose term is up to 12 months and leases for which the underlying asset is of low value. For these excluded leases, the Company has elected to recognize lease payments as an expense in profit or loss on a straight-line basis over the lease term (see Note 9). In measuring the lease liability, the Company has elected to apply the practical expedient in IFRS 16 and separates the lease components from the non-lease components (such as management and maintenance services, etc.) included in a single contract.

On the commencement date, the lease liability includes all unpaid lease payments discounted at the interest rate implicit in the lease, if that rate can be readily determined, or otherwise using the Company’s incremental borrowing rate. After the commencement date, the Company measures the lease liability using the effective interest rate method.

On the commencement date, the right-of-use asset is recognized in an amount equal to the lease liability plus lease payments already made on or before the commencement date and initial direct costs incurred. The right-of-use asset is measured applying the cost model and depreciated over the shorter of its useful life and the lease term.

The Company tests for impairment of the right-of-use asset whenever there are indications of impairment pursuant to the provisions of IAS 36, “Impairment of Assets”.

2.	Lease extension and termination options:

A non-cancelable lease term includes both the periods covered by an option to extend the lease when it is reasonably certain that the extension option will be exercised, and the periods covered by a lease termination option when it is reasonably certain that the termination option will not be exercised.

In the event of any change in the expected exercise of the lease extension option or in the expected non-exercise of the lease termination option, the Company remeasures the lease liability based on the revised lease term using a revised discount rate as of the date of the change in expectations. The total change is recognized in the carrying amount of the right-of-use asset until it is reduced to zero, and any further reductions are recognized in profit or loss.

3.	Lease modifications:

If a lease modification does not reduce the scope of the lease and does not result in a separate lease, the Company remeasures the lease liability based on the modified lease terms using a revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

If a lease modification reduces the scope of the lease, the Company recognizes a gain or loss arising from the partial or full reduction of the carrying amount of the right-of-use asset and the lease liability. The Company subsequently remeasures the carrying amount of the lease liability according to the revised lease terms, at the revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

w.	Amendment to IAS 1, “Presentation of Financial Statements”:

In January 2020, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements” regarding the criteria for determining the classification of liabilities as current or non-current (“the Original Amendment”). In October 2022, the IASB issued a subsequent amendment (“the Subsequent Amendment”).

According to the Subsequent Amendment:

Only covenants with which an entity must comply on or before the reporting date will affect a liability’s classification as current or non-current.

An entity should provide disclosure when a liability arising from a loan agreement is classified as non-current and the entity’s right to defer settlement is contingent on compliance with future covenants within twelve months from the reporting date. This disclosure is required to include information about the covenants and the related liabilities. The disclosures must include information about the nature of the future covenants and when compliance is applicable, as well as the carrying amount of the related liabilities. The purpose of this information is to allow users to understand the nature of the future covenants and to assess the risk that a liability classified as non-current could become repayable within twelve months. Furthermore, if facts and circumstances indicate that an entity may have difficulty in complying with such covenants, those facts and circumstances should be disclosed.

According to the Original Amendment, the conversion option of a liability affects the classification of the entire liability as current or non-current unless the conversion component is an equity instrument.

The Original Amendment and Subsequent Amendment are both effective for annual periods beginning on or after January 1, 2024, and must be applied retrospectively. Early application is permitted.

The Company is evaluating the effects of the Amendments on its financial statements.

x.	Amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors”:

In February 2021, the IASB issued an amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors” (“the Amendment”), in which it introduces a new definition of “accounting estimates”.

Accounting estimates are defined as “monetary amounts in financial statements that are subject to measurement uncertainty”. The Amendment clarifies the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors.

The Amendment is to be applied prospectively for annual reporting periods beginning on or after January 1, 2023 and is applicable to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Early application is permitted.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

In the process of applying the significant accounting policies, the Company has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

a.	Judgments:

-	Discount rate for a lease liability:

When a company in the Group is unable to readily determine the discount rate implicit in a lease in order to measure the lease liability, such company uses an incremental borrowing rate. That rate represents the rate of interest that the Company would have to pay to borrow over a similar term and with similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment. When there are no financing transactions that can serve as a basis, said company determines the incremental borrowing rate based on its credit risk, the lease term and other economic variables deriving from the lease contract’s conditions and restrictions.

-	Effective control:

The Company assesses whether it controls a company in which it holds less than the majority of the voting rights by, among others, reference to the size of its holding of voting rights relative to the size and dispersion of holdings of the other vote holders including voting patterns at previous shareholders’ meetings.

-	Determining the fair value of share-based payment transactions:

The fair value of share-based payment transactions is determined upon initial recognition by an acceptable OPM. The inputs to the model include share price, exercise price and assumptions regarding expected volatility, expected life of share option, risk-free interest and expected dividend yield.

b.	Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

-	Legal claims:

In estimating the likelihood of outcome of legal claims filed or threatened to commence against the Company and/or its Subsidiaries and/or affiliates, the Company relies on its management’s best knowledge and estimations and where applicable, on the opinion of their legal counsels. These estimates are based, among others, on management’s familiarity of and proximity to the circumstances, and also on the legal counsels’ best professional judgment, taking into account the stage of proceedings and legal precedents in respect of the different issues. Since the outcome of the claims might be determined in courts and/or other quasi-judicial tribunals, the results could differ from these estimates.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (CONT.)

b.	Estimates and assumptions: (Cont.)

-	Lease extension and/or termination options:

In evaluating whether it is reasonably certain that a company of the Group will exercise an option to extend a lease or not exercise an option to terminate a lease, the Company considers all relevant facts and circumstances that create an economic incentive for the Company to exercise the option to extend or not exercise the option to terminate such as: significant amounts invested in leasehold improvements, the significance of the underlying asset to the Company’s operation and whether it is a specialized asset, the company’s past experience with similar leases, etc.

After the commencement date, the Company reassesses the term of the lease upon the occurrence of a significant event or a significant change in circumstances that affects whether the company is reasonably certain to exercise an option or not exercise an option previously included in the determination of the lease term, such as significant leasehold improvements that had not been anticipated on the lease commencement date, sublease of the underlying asset for a period that exceeds the end of the previously determined lease period, etc.

-	Fair value of financial instruments:

When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be derived from active markets, their fair value is determined using a variety of valuation techniques that include the use of valuation models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, estimation is required in establishing fair values. The models are tested for validity by calibrating to prices from any observable current market transactions in the same instrument when available.

NOTE 4:-	CASH

	December 31,
	2022	2021
Cash for immediate withdrawal - in USD	$3,443	$6,590
Cash for immediate withdrawal - in NIS	131	285

	$3,574	$6,875

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 5:-	INVENTORY

	December 31,
	2022	2021
Goods in transit	$198	$-
Finished goods	470	-

	$668	$-

NOTE 6:-	OTHER ACCOUNTS RECEIVABLE

	December 31,
	2022	2021
Government authorities	$45	$52
Other receivables	46	2,504
Prepaid expenses	40	348

	$131	$2,904

NOTE 7:-	INVESTMENT IN ASSOCIATES AND INVESTMENTS IN INVESTEES

a.	Sale of Orimmune Bio Ltd.:

On June 22, 2016, the Company entered into a share transfer agreement (the “Transfer Agreement”) with its then wholly owned subsidiary, Orimmune Bio Ltd. (“Orimmune”) and Karma Link Ltd. (the “Buyer”), whereby the Company would sell its interests in Orimmune to the Buyer, and also use its best efforts to transfer to and assign Orimmune its rights in the Anti-CD3 technology.

On December 13, 2018, an additional amendment to the Transfer Agreement was signed (the “Second Amendment”) between the parties, under which it was agreed that Orimmune will be assigned certain rights in intellectual property (“IP”) related to the licensed technology owned by the Company subject to certain conditions precedent which were still not met as of December 31, 2022. As of the Approval Date, the conditions precedent have not yet been completed and the assignment of the IP related to the licensed technology owned by us has not yet been transferred.

b.	Coeruleus - Joint Venture Transaction

On May 15, 2020, the Company entered into a series of transactions (together, the “Joint Venture Transaction”), including a definitive share transfer agreement with Capital Point Ltd. (“Capital Point”), an Israeli holding company traded on the TASE, and Evero, pursuant to which Capital Point sold to Evero 5,952,469 ordinary shares, NIS 0.01 par value each, of Coeruleus Ltd. (the “Purchased Coeruleus Shares” and “Coeruleus,” respectively), an Israeli company and a subsidiary of Capital Point (owns approximately 46%), engaged in, among others, developing innovative medications based on the active generic substance flumazenil, including a sublingual spray to reduce the side effects of hypnotic sleep medication, and a sublingual spray to improve function and quality of life in patients with hepatic encephalopathy. The Purchased Coeruleus Shares represented approximately 35% of the issued and outstanding share capital of Coeruleus. In consideration thereof, Evero issued and sold to Capital Point 176,470 ordinary shares, NIS 1.00 par value each, constituting 15% of the issued and outstanding share capital of Evero, which was valued at $351, based on apportionment of the fair market value of the Company as reflected on Nasdaq as of May 15, 2020. Following the transaction, Capital Point held approximately 11% of Coeruleus’ issued and outstanding share capital. The transaction costs of $51 were also capitalized as part of the investment in associate.

As part of the Joint Venture Transaction, the Company transferred to Evero its SCI-110 sleep technology, to be fully owned by Evero, under the terms and conditions of an asset purchase agreement. In addition, the Company issued to Capital Point a warrant (the “Capital Point Warrant”) to purchase $340 of ordinary shares of the Company. Pursuant to the terms of the Capital Point Warrant, the exercise price per ordinary share is equal to the closing price of the Company’s ordinary shares on the trading day on which the notice of exercise was actually received by the Company and shall be paid by transferring to the Company a duly executed share transfer deed for 9,577 ordinary shares of Evero. The Capital Point Warrant is exercisable for twelve months starting from May 15, 2021, until May 15, 2022.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 7:-	INVESTMENT IN ASSOCIATES AND INVESTMENTS IN INVESTEES (CONT.)

b.	Coeruleus - Joint Venture Transaction (Cont.)

On November 29, 2020, the shareholders of Coeruleus approved an investment from its shareholders of approximately $30. The Company did not participate in this investment in Coeruleus and therefore, as of the completion of such financing, the Company held less than 1% of the issued and outstanding shares of Coeruleus. As of December 31, 2022, the fair value of the Company’s investment in Coeruleus is $nil.

c.	MitocareX - Joint Venture Transaction

On March 10, 2022, the Company entered into a Founders and Investment Agreement with Dr. Alon Silberman, or the MitoCareX Agreement. Pursuant to the MitoCareX Agreement, the Company invested an initial amount of $700, and agreed to invest over the next two years, an additional $1,000, subject to the achievement of certain pre-determined milestones as agreed upon in the MitoCareX Agreement, for up to a 50.01% ownership in MitoCareX Bio Ltd. (“MitoCareX”). MitoCareX is focused on the discovery and development of potential drugs for cancers and other life-threatening conditions. The MitoCareX Agreement also contains customary representations, warranties, covenants, and indemnification provisions. On March 31, 2022, the closing conditions were met, and the Company paid the initial investment amount of $700 to MitoCareX. As of December 31, 2022, the Company owns 31.48% of the outstanding shares of MitocareX.

On February 17, 2023, MitoCareX achieved its first milestone pursuant to the MitoCare X Agreement. The first milestone refers to the establishment of MitoCareX’s cloud-based computing infrastructure that is expected to allow its future expansion into machine learning system. The system is harnessed to investigating mitochondrial carriers that are crucial for cell viability. As a result of MitoCareX meeting this milestone, the Company will invest an additional $400 in MitoCareX and increase its share ownership in MitoCareX Bio from 31.48% to 41.92%.

During the year ended December 31, 2022, the Company recorded equity losses from the investment in MitoCareX in the amount of $109.

The table below summarizes the fair value of the investment in MitoCareX:

Balance at January 1, 2022	$-
Investment date March 31, 2022	700
Equity losses from investment in MitoCareX	(109)

Balance at December 31, 2022	$591

NOTE 8:-	INVESTMENT IN FINANCIAL ASSETS

On November 17, 2022, the Company invested $1,500 in the initial public offering of Clearmind Medicine Inc. (“Clearmind”) and received 230,769 common shares of Clearmind, resulting in the Company holding 9.33% of share capital of Clearmind. Clearmind is a psychedelic pharmaceutical biotech company focused on the discovery and development of novel psychedelic-derived therapeutics to solve widespread and underserved health problems, including alcohol use disorder. Its primary objective is to research and develop psychedelic-based compounds and attempt to commercialize them as regulated medicines, foods or supplements. Shares of Clearmind are listed for trading on Nasdaq and the Canadian Securities Exchange under the symbol “CMND” and the Frankfurt Stock Exchange under the symbol “CWY.”   As of December 31, 2022, the listed share price of Clearmind on Nasdaq was $3.16, and the Company has recorded a loss in its statements of comprehensive loss of $771 on its investment.

NOTE 9:-	LEASES

On September 1, 2020, the Company entered into a one-year lease agreement (“the 2020 Lease”) with a third party for an area of approximately 100 square meters for the Company’s offices in the district of Tel Aviv, Israel. The yearly lease fee was set at approximately $44, linked to the NIS. The lease expired on August 31, 2021. The Company did not exercise its option to extend the lease until August 31, 2026.

On July 1, 2021, the Company entered into a two-year joint lease agreement (“the 2021 Lease”) with a third party and for a total area of approximately 240 square meters, whereby the Company occupies approximately 120 square meters for the Company’s offices, in the district of Tel Aviv, Israel. The Company and the third party have an option to extend for an additional three-year term. The yearly lease fee was set at approximately $40, linked to the NIS.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 10:-	PROPERTY AND EQUIPMENT, NET

	Assets owned and used by the Company			Right-of- use assets
	Computers	Lab equipment	Office furniture and equipment	Leasehold office	Total
Cost:
Balance at January 1, 2022	$7	$-	$29	$78	$114
Purchases	4	-	4	-	8

Balance at December 31, 2022	11	-	33	78	122

Accumulated depreciation:
Balance at January 1, 2022	1	-	1	20	22
Depreciation	2	-	2	39	43

Balance at December 31, 2022	3	-	3	59	65

Depreciated cost at December 31, 2022	8	-	30	19	57

Balance at January 1, 2021	$20	$12	$23	$-	$55
New leases	-	-	-	78	78
Purchases	6	-	29	-	35
Disposals	(19)	(12)	(23)	-	(54)

Balance at December 31, 2021	7	-	29	78	114

Accumulated depreciation:
Balance at January 1, 2021	19	12	13	-	44
Depreciation of leases	-	-	-	20	20
Depreciation	1	-	11	-	12
Disposals	(19)	(12)	(23)	-	(54)

Balance at December 31, 2021	1	-	-	20	22

Depreciated cost at December 31, 2021	6	-	28	58	92

Depreciation expenses for the years ended December 31, 2022, 2021 and 2020 amounted to $43, $32 and $7, respectively.

NOTE 11:-	INTANGIBLE ASSET

On September 30, 2022, the Company announced the closing of the acquisition of WellutionTM, a top seller Amazon.com Marketplace account (the “Brand”), American food supplements and cosmetics brand and trademark (the “Acquisition”). In connection with the Acquisition, the Company incorporated a new wholly owned Delaware subsidiary, SciSparc Nutraceuticals Inc., to hold the new assets. The definitive agreement for the acquisition of the Brand was entered into with Merhavit M.R.M Holding and Management Ltd (“M.R.M”).

At the closing, the Company paid a base cash payment of $4,540 and in 12 months following the closing agreed to pay an additional deferred cash payment equal to a multiple of 3 times the amount by which the Brand’s EBITDA exceeds $1,120 during the 12-month period following the closing of the Acquisition. The Company paid an additional $321 as purchase costs.

In addition, the Company issued to M.R.M $15,000 worth of warrants to purchase ordinary shares of the Company at an exercise price of $7.00 per share (with a cashless exercise mechanism) and with an exercise period of five years from the closing of the Acquisition (the “September 2022 Warrants”). The September 2022 Warrants will become exercisable upon the earlier of (i) an achievement of $100 million of gross sales by the Brand in the aggregate or (ii) if the price of our Ordinary Shares closes at $10.00 or above.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 11:-	INTANGIBLE ASSET (CONT.)

The Company reviewed the transaction and deemed it to be the purchase of assets for accounting purposes under generally accepted accounting principles and not as a business combination. The Company reviewed the guidance under IFRS 3 for the transaction and determined that the fair value of the gross assets acquired was concentrated in a single identifiable asset, a brand. Accordingly, the Company treated the transaction as an asset acquisition. On the closing date of the acquisition, the Company fully recognized the acquisition amount total of $4,861 as an intangible asset, to be amortized over a period of 10 years.

The table below summarizes the fair value of the intangible asset:

Balance at January 1, 2022	$-
Purchase date September 30, 2022	4,861
Depreciation of intangible asset	(144)

Balance at December 31, 2022	$4,717

During the year ended December 31, 2022, the Company recognized depreciation expenses in respect to intangible asset in the amount of $144.

The estimated fair values of the tangible and intangible assets in respect of the acquisition of the Wellution™ brand are provisional and are based on information that was available as of the acquisition date to estimate the fair value of these amounts. The Group’s management believes the information provides a reasonable basis for estimating the fair values of these amounts but is waiting for additional information necessary to finalize those fair values. Therefore, provisional measurements of fair value that appear are subject to change. The Group expects to finalize the tangible and intangible assets valuation and complete the acquisition accounting as soon as practicable but no later than the measurement period.

NOTE 12:-	TRADE PAYABLES

	December 31,
	2022	2021
Accrued expenses	$901	$758
Open debts	298	441

	$1,199	$1,199

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 13:-	OTHER ACCOUNTS PAYABLE

	December 31,
	2022	2021
Employees and payroll accruals	$102	$45
Accrued vacation	77	38
Other payables	14	71

	$193	$154

NOTE 14:-	FINANCIAL INSTRUMENTS

a.	Classification of financial assets and financial liabilities:

The financial assets and financial liabilities in the consolidated statements of financial position are classified by groups of financial instruments pursuant to IFRS 9, “Financial Instruments” (“IFRS 9”):

	December 31,
	2022	2021
Financial assets:
Cash and restricted deposits	$3,634	$6,920
Government authorities	45	52
Other receivables	46	2,504
Investments in financial assets	591	-

Total financial assets at amortized cost	4,316	9,476

Financial liabilities:

Credit from others	102	45
Warrants liability	2,737	359
Lease liability	27	18

Total financial and lease liabilities	$2,866	$422

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 14:-	FINANCIAL INSTRUMENTS (CONT.)

b.	Bridge Loan

On January 15, 2020, the Company entered into a bridge loan agreement (the “Bridge Loan”) with a third party, in which the third party lent to the Company $50 (the “Bridge Loan Amount”). On April 17, 2020, the Bridge Loan Amount was fully repaid by the Company, including interest in the amount of $2. Accordingly, the Bridge Loan was terminated with no further effect.

c.	Line of Credit

On September 8, 2020, the Company entered into a certain credit agreement (the “Credit Facility”), with M.R.M. Merchavit Holdings and Management Ltd. (the “Lender”), whereby the Lender agreed to extend a line of credit to the Company in the aggregate amount of $200, or the Credit Amount. According to the terms of the Credit Facility, $100 of the Credit Amount (the “Loan Amount”), was immediately drawn on the date of the Credit Facility, and the remaining $100 was available be drawn on an as-needed basis. The Loan Amount was due upon the earlier of one year from September 8, 2020 or at such time that the Company raised $1,500. The Lender was entitled to a transaction and interest fee of $5 (plus VAT) that was offset from the Credit Facility for the immediately drawn $100 and 5% from any additional withdrawal amount from the Credit Facility. On November 24, 2020, the Loan Amount was fully repaid by the Company.

d.	Dekel

On March 19, 2020, the Company entered into a securities purchase agreement with Dekel Pharmaceutical Ltd. (“Dekel”) pursuant to which Dekel agreed to invest in the Company through a private placement transaction (the “Private Placement”). At the time of the Private Placement, Dekel was considered as a related party to the Company; however, it is no longer a related party to the Company. In connection with the Private Placement, Dekel received convertible promissory notes (the “Notes”), with an aggregate original principal amount of approximately $350, at an aggregate purchase price of $315 to be paid in several tranches spread across a twelve-month period. In addition, the Company issued a warrant to purchase up to 314,285 ordinary shares of the Company (the “Private Placement Warrant”) and 40,000 ordinary shares. The initial tranche of the Private Placement was for a principal amount of $220 at a purchase price of $198. The Notes are unsecured, have a maturity date of March 23, 2021, bear interest at a rate of 12% per annum, and may be converted, at the election of the holder, into ordinary shares at an initial conversion price of $0.35 per ordinary share (the “Fixed Conversion Price”), subject to adjustments. After the six-month anniversary of the issuance of the Notes, the conversion price shall be equal to the lower of the Fixed Conversion Price or 70% of the lowest trading price of the ordinary shares as reported on Nasdaq or any exchange upon which the ordinary shares of the Company are traded at such time, for the 20 prior trading days including the day upon which a notice of conversion is received by the Company or its transfer agent. The Private Placement Warrant is exercisable at any time on or after the actual closing date and on or prior to the close of business on the five-year anniversary of the date of issuance, at an initial exercise price of $0.35 per ordinary share, subject to adjustment. On November 8, 2020, the Notes were terminated and the initial tranche was fully repaid by the Company.

General Overview of Valuation Approaches used in the Valuation:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 14:-	FINANCIAL INSTRUMENTS (CONT.)

d.	Dekel (Cont.)

Economic methodology:

The warrants’ fair value was calculated using the Black–Scholes OPM, which takes into account the parameters as disclosed below for each period valuated, in which a valuation was performed at (i) the issuance date, and (ii) each reporting date with the following assumptions:

	December 31, 2022	December 31, 2021	March 23, 2020
Dividend yield (%)	0	0	0
Expected volatility (%)	72	148	122.01
Risk-free interest rate (%)	4.00	0.87	0.38
Underlying Share Price ($)	0.756	6.23	0.43
Exercise price ($)	24.50	24.50	24.50
Warrants fair value ($)	0	4.15	0.36

e.	Financial risk factors:

The Company’s activities expose it to various financial risks such as market risks (foreign currency risk and interest risk), credit risk and liquidity risk. The Company’s comprehensive risk management plan focuses on activities that reduce to a minimum any possible adverse effects on the Company’s financial performance.

Risk management is performed by management in accordance with the policies approved by the Company’s board of directors (the “Board”). The Board establishes written principles for the overall risk management activities as well as specific policies with respect to certain exposures to risks such as exchange rate risk, credit risk and the investments of surplus funds.

1.	Market risks:

Foreign currency risk:

The Company is exposed to exchange rate risk resulting from the exposure to different currencies, mainly from transactions in NIS. Exchange rate risk arises from recognized liabilities that are denominated in a foreign currency other than the functional currency.

2.	Credit risks:

All cash and restricted deposits related to the Company are held in two banks in Israel which are considered financially solid.

3.	Liquidity risk:

The Company monitors the risk of a shortage of funds on a regular basis and acts to raise funds to satisfy its liabilities. As of December 31, 2022, the Company expects to settle all of its financial liabilities in less than one year.

The carrying amounts of cash and restricted deposits, and all other financial assets and liabilities approximate their fair value.

Refer to Note 1c for more information.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 15:-	EMPLOYEE BENEFIT LIABILITIES

Employee benefits consist of short-term benefits and post-employment benefits.

Post-employment benefits:

According to the labor laws and the Israeli Severance Pay Law, 1963 (the “Severance Pay Law”), the Company is required to pay compensation to an employee upon dismissal or retirement or to make current contributions in defined contribution plans pursuant to Section 14 of the Severance Pay Law, as specified below. The Company’s liability is accounted for as a post-employment benefit. The computation of the Company’s employee benefit liability is made in accordance with a valid employment contract based on the employee’s salary and employment term which establish the entitlement to receive the compensation.

The post-employment benefits are normally financed by contributions classified as defined benefit plans or as defined contribution plans as detailed below.

Defined contribution plans:

Section 14 of the Severance Pay Law applies to a substantial part of the compensation payments, pursuant to which the fixed contributions paid by the Company into pension funds and/or policies of insurance companies release the Company from any additional liability to employees for whom said contributions were made. These contributions and contributions for compensation represent defined contribution plans.

	Year ended December 31,
	2022	2021	2020
Expenses in respect of defined contribution plans	$115	$98	$52

NOTE 16:-	TAXES ON INCOME

a.	Tax rates applicable to the Company:

The Israeli statutory corporate tax rate and real capital gains tax rate were 23% in 2022, 2021, and 2020.

b.	Tax assessments:

The assessments of the Company are deemed final through the 2016 tax year.

c.	Carryforward tax losses and other temporary differences:

The Company has accumulated tax losses since its inception.

As of December 31, 2022, the Company’s net carryforward tax losses are estimated to grow to approximately $58,000.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 17:-	CONTINGENT LIABILITIES, COMMITMENTS, CLAIMS AND LIENS

a.	License Agreement with Dekel Pharmaceuticals Ltd.:

In May 2015, the Company entered into an exclusive, irrevocable, worldwide license agreement with Dekel for certain technology and one granted U.S. patent related to compositions and methods for treating inflammatory disorders (the “Dekel License Agreement”). The Dekel License Agreement became effective in August 2015.

Pursuant to the Dekel License Agreement, the Company is obligated to pay Dekel fees based on specific milestones and royalties upon commercialization. The milestone payments include: (i) $25 upon the successful completion of preclinical trials (which milestone was met in November 2016; this milestone was paid in cash in March 2017); (ii) $75 upon the successful completion of a Phase I/IIa trial; and (iii) $75 upon the earlier of generating net revenues of at least $200 from the commercialization of the technology or the approval of the U.S. Food and Drug Administration or the European Medicines Agency, of a drug based on the licensed assets. In each case, and subject to the Company’s discretion, the respective milestone payments are payable in cash or equity based on a price per ordinary share of NIS 0.5. The royalty payments are 8% for commercialization and 35% pursuant to a sub-license of the licensed assets. The patent expiration dates of any patents maturing from this application would likely be 2029.

On July 14, 2019, an amendment to the Dekel License Agreement was signed (the “Amendment”), which encompasses the Company and Dekel’s original intention to exclude certain consumer packaged goods (meaning, inter alia, food, beverage, cosmetics, pet products and hemp based products, which are sources of nutrients or other substances which may have a nutritional effect) from the scope of the licensed products and the field of activity of the Company described in the Dekel License Agreement. The parties agreed to amend the Dekel License Agreement to reflect the foregoing clarification, as well as certain additional less material matters as discussed in the Amendment.

The Amendment also prescribes for a specific development plan under the Dekel License Agreement requiring the Company to invest in the licensed technology (as defined under the License Agreement) formulation development and maintenance a total annual investment to be capped at $350. The Amendment also included a non-compete and non-solicitation obligation by Dekel and Dr. Ascher Shmulewitz, the Company’s former Executive Chairman of the Board and former interim Chief Executive Officer, towards the Company’s field of activity.

On November 13, 2019, an additional milestone under the Dekel License Agreement, in the amount of $75, was reached upon the successful completion of a Phase IIa clinical trial. The Company paid the milestone amount on April 13, 2020.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 17:-	CONTINGENT LIABILITIES, COMMITMENTS, CLAIMS AND LIENS (CONT.)

b.	License Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. (“Yissum”):

On July 29, 2018, the Company entered into an exclusive, worldwide, sublicensable, royalty-bearing license with Yissum for a license to make commercial use of the licensed technology, in order to develop, obtain regulatory approvals, manufacture, market, distribute or sell products, all within the field and the territory only, as determined in the agreement (the “Yissum License Agreement”). According to the Yissum License Agreement, the Company shall pay Yissum royalties at the rates of future net sales, subject to the royalty reductions as described in the Yissum License Agreement. The Company is also obligated to pay sublicense fees out of the sublicense consideration. All right, title and interest in and to the Yissum License Agreement shall vest solely in Yissum, and the Company shall hold and make use of the rights granted. All rights in the development results shall be solely owned by the Company, except to the extent that an employee of Yissum, including the researcher, is considered an inventor of a patentable invention arising from the development results, in which case such invention and all patent applications and/or patents claiming such invention shall be owned jointly by the Company and Yissum, as appropriate, and Yissum’s share in such joint patents shall be automatically included in the Yissum License Agreement.

c.	Agreement with Hannover Medical School:

On April 11, 2017, the Company entered into an investigator-initiated study contract with Hannover Medical School (“MHH”) to conduct during 2018 a phase IIb clinical trial titled “A Randomized, Double-Blind, Placebo controlled study to Evaluate the Safety, Tolerability and Efficacy of Up to Twice Daily Oral SCI-110 in Treating Adults with Tourette Syndrome” in treating approximately 20 Tourette syndrome subjects aged 18 to 65. Upon the execution of the agreement the Company paid the first installment in the amount of $122 out of a total estimated amount of approximately $776. Due to regulatory and strategic reasons, the Company decided to change the study design from investigator-initiated to an industry sponsored trial. During October 2017, a discussion was carried out between the Company and MHH and the latter was informed about this change and a termination letter stating the above was sent to MHH on November 19, 2017. MHH has acknowledged that part of the first instalment that was paid by the Company, in accordance with the initial agreement, will be used to set-off amounts owed under a new agreement or will be paid back to the Company.

On August 13, 2018, the Company entered into an agreement with MHH to conduct a clinical investigation and laboratory services for a randomized, double-blind, placebo-controlled proof of concept study to evaluate the safety, tolerability and efficacy of daily oral SCI-110 in treating adults with Tourette syndrome, which agreement was subsequently updated on December 2, 2021, in an estimated amount of $1,385.

d.

Agreement with Yale University:

On July 27, 2022, the Company entered into an agreement with Yale University to conduct a clinical investigation and laboratory services for a randomized, double-blind, placebo-controlled, cross over study to evaluate the safety, tolerability and efficacy of daily oral SCI-110 in treating adults with Tourette syndrome in treating approximately 10 Tourette syndrome subjects aged 18 to 65. The total estimated amount of the agreement is approximately $370.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 17:-	CONTINGENT LIABILITIES, COMMITMENTS, CLAIMS AND LIENS (CONT.)

e.

On July 23, 2020, the Company submitted to the Tel Aviv-Jaffa District Court (the “Court”) a petition pursuant to the Israeli Insolvency and Economic Rehabilitation Law, 2018, to commence proceedings for the economic rehabilitation of the Company (the “Petition”). In the Petition submitted to the Court, the Company stated that it is insolvent (as determined by the cash flow test) and unable to pay its debts to the Company’s creditors.

On August 6, 2020, L.I.A. Pure Capital Ltd. (“Pure Capital”) filed with the Court a demand, requesting an order to have the results of the Company’s annual general meeting held on August 4, 2020, declared invalid, mainly due to the Company’s reliance on discretionary voting of the depositary bank for the Company’s then outstanding ADSs. The Court asked for the Company and directors’ response by no later than August 13, 2020, which was subsequently extended.

On August 11, 2020, Pure Capital proposed to deposit $1,500 with the Company’s temporary trustee nominated by the Court to cover and pay all of the Company’s debts, without derogating from any other creditor’s rights towards the Company (the “Pure Capital Proposal”). The Pure Capital Proposal was made subject to the replacement of the Company’s Board as of the date of the Pure Capital Proposal (the “Prior Board”) with Pure Capital’s designated nominees that were voted upon at the adjourned annual general meeting of the Company’s shareholders on August 4, 2020 (as discussed below). The Court issued an order on August 14, 2020 (the “Order”), approving the Pure Capital Proposal and settlement agreement submitted to the Court by the parties thereto.

In accordance with the terms of the Order and following the deposit by Pure Capital, the Prior Board was replaced with: Itschak Shrem (chairman), Amity Weiss (also appointed to act as the Company’s Chief Executive Officer), Moshe Revach, Lior Amit, Lior Vider and Liat Sidi. Following the issuance of the Order, a related case that was filed by Pure Capital with the Court was withdrawn as well.

On December 15, 2020, Mr. Lior Amit tendered his resignation from the Board and on March 13, 2022, Mr. Moshe Revach tendered his resignation from the Board and then later re-joined the Board in September 2022.

NOTE 18:-	EQUITY

a.	Composition of share capital:

	December 31, 2022		December 31, 2021
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares
Ordinary shares	75,000,000	6,798,840	25,714,285	3,091,740

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 18:-	EQUITY (CONT.)

a.	Composition of share capital: (Cont.)

Reverse Share Splits

On September 17, 2020, the Company convened a special general meeting of its shareholders, whereby the shareholders approved, inter alia, (i) an increase to the Company’s share capital from 500,000,000 ordinary shares to 750,000,000 ordinary shares; and (ii) a reverse split of the Company’s share capital up to a ratio of 20:1 (the “Reverse Split”).

On October 16, 2020, the Company convened a special general meeting of its shareholders, whereby the shareholders approved an increase to the Company’s share capital from 750,000,000 ordinary shares to 1,800,000,000 ordinary shares.

On October 1, 2020, the Company’s Board resolved that the final ratio for the Reverse Split will be 20:1, which went effective on October 16, 2020. Concurrently with the Reverse Split, a change to the ratio of its ADSs to its ordinary shares was effective pursuant to which each ADS representing 40 ordinary shares changed to each ADS representing 140 ordinary shares. This resulted in a reverse split on the Company’s American Depositary Receipt program.

On March 2, 2021, the Company convened a special general meeting of its shareholders, whereby the shareholders approved to eliminate the par value of the ordinary shares and an increase to the Company’s share capital from 1,800,000,000 ordinary shares to 3,600,000,000 ordinary shares.

 On July 19, 2021, the Company’s Board resolved that the final ratio for the Second Reverse Split will be 140:1, which went effective on August 9, 2021. Concurrently with the Second Reverse Split, a change to the ratio of its ADSs to its Ordinary Shares was effective pursuant to which each ADS representing 140 ordinary shares changed to each ADS representing 1 ordinary share.

Consequently, all share numbers, share prices, and exercise prices have been retroactively adjusted in these consolidated financial statements for all periods presented.

On September 15, 2022, the Company convened an annual general meeting of its shareholders, whereby the shareholders approved to increase to the Company’s share capital to 75,000,000 ordinary shares with no par value.

b.	Changes in share capital:

Issued and outstanding share capital:

Number of ordinary shares
Balance at January 1, 2022	3,091,740

Issuance of share capital – June 2022 Financing Round (Note 18h)	335,000

Exercise of pre-funded warrants (Note 18g)	100,000

Exercise of pre-funded warrants (Note 18h)	3,211,100

Share issued to a consultant (Note 18f)	61,000

Balance at December 31, 2022	6,798,840

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 18:-	EQUITY (CONT.)

c.	Rights attached to shares:

Voting rights at the shareholders meeting, right to dividends, rights upon liquidation of the Company and right to nominate the directors in the Company.

d.	Capital management in the Company:

The Company’s capital management objectives are to preserve the Company’s ability to ensure business continuity thereby creating a return for the shareholders, investors and other interested parties. The Company is not under any minimal equity requirements nor is it required to attain a certain level of capital return.

e.	Financing Rounds: (Cont.)

1.	April 2020 Financing Round

On April 1, 2020, the Company entered into a definitive securities purchase agreement (the “April 2020 Purchase Agreement”) with institutional investors to purchase of 4,166,168 units, each consisting of (i) one pre-funded warrant to purchase one ordinary share and (ii) one Series B warrant to purchase one ordinary share, at a purchase price of $0.2999 per unit. The Series B warrants have an exercise price of $0.43 per ordinary share, are exercisable upon issuance and expire five years from the date of issuance. The offering resulted in gross proceeds to the Company of approximately $1,250. The closing of the sale of the securities took place on April 3, 2020. After the closing of the April 2020 Purchase Agreement and until the Approval Date, all pre-funded warrants were exercised. In addition, 4,166,168 of the Series B warrants were exercised pursuant to a cashless exercise mechanism as described in the April 2020 Purchase Agreement for no further consideration to the Company. As of the Approval Date, all Series B warrants were exercised.

The Series B warrants are classified as a financial liability that will be measured at fair value, through profit or loss, as of the issuance date and on any following financial reporting date (accordingly, issue expenses related to the Series B warrants will be recorded through profit or loss). No consideration will be left to attribute to the pre-funded warrants, which is an equity instrument.

The valuation of the conversion component of the Series B warrants was set at fair value, as required in IFRS 9, and in accordance with IFRS 13, and was categorized as Level 3 by the Company.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 18:-	EQUITY (CONT.)

e.	Financing Rounds: (Cont.)

2.	November 2020 Financing Round

On November 20, 2020, the Company completed an offering for gross proceeds of $4,200 by way of the issuance of an aggregate of 835,447 units, each consisting of (i) one ordinary share and (ii) two warrants to purchase one ordinary share each, at a purchase price of $5.02 per unit (“November 2020 Warrants”). The November 2020 Warrants have an exercise price of $5.02 per ordinary share, will be exercisable upon issuance and will expire five years from the date of issuance.

The November 2020 Warrants are classified as issued warrants in the Company’s equity.

During the year ended December 31, 2021, the Company issued 1,004,494 ordinary shares in respect of the exercise of 1,004,494 November 2020 Warrants. During the year ended December 31, 2022, there were no exercises of November 2020 Warrants.

f.	Additional issuance of ordinary shares:

On July 21, 2021, the Company issued a consultant 6,000 ordinary shares.

On August 2, 2022, the Company issued a consultant 24,000 ordinary shares in respect of services rendered.

On November 1, 2022, the Company issued a consultant 37,000 ordinary shares in respect of services rendered.

g.	March 2021 Financing Round

On March 4, 2021, the Company completed a private offering with several accredited and institutional investors for gross proceeds of $8,150, providing for the issuance of an aggregate of 1,152,628 units, as follows: (a) 916,316 units at a price of $7.07 per unit, consisting of (i) one ordinary share of the Company, and (ii) a Series A Warrant to purchase an equal number of units purchased (the “2021 Series A Warrants”) and a Series B Warrant (the “2021 Series B Warrants” and, collectively with the 2021 Series A Warrants, the March 2021 Warrants) to purchase half the number of units, and (b) 236,312 pre-funded units at a price of $7.069 per unit, consisting of (i) one pre-funded warrant to purchase one ordinary share and (ii) one 2021 Series A Warrant and one 2021 Series B Warrant.

The Series A Warrants have an exercise price of $7.07 per ordinary share and the Series B Warrants have an exercise price of $10.60 per ordinary share). Both were exercisable upon issuance and will expire five years from the date of issuance.

The March 2021 Warrants are classified as issued warrants in the Company’s equity.

During the year ended December 31, 2021, the Company issued 128,156 ordinary shares in respect of the exercise of 10,000 2021 Series A Warrants and the exercise of 118,156 of pre-funded warrants.

During the year ended December 31, 2022, the Company issued 100,000 ordinary shares in respect of the exercise of 100,000 pre-funded warrants.

h.	June 2022 Financing Round

On June 1, 2022, the Company completed a private offering with an investor for gross proceeds of $10,210 (the “June 2022 Private Placement”), providing for the issuance of an aggregate of 3,546,100 units and pre-funded units, as follows: (a) 335,000 units at a price of $2.88 per unit, each consisting of (i) one ordinary share of the Company, and (ii) two warrants each to purchase one ordinary share (the “June 2022 Warrants”), and (b) 3,211,100 pre-funded units at a price of $2.819 per unit, each consisting of (i) one pre-funded warrant to purchase one ordinary share and (ii) two June 2022 Warrants.

The June 2022 Warrants have an exercise price of $2.63 per ordinary share. The June 2022 Warrants were exercisable upon issuance and will expire seven years from the date of issuance.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 18:-	EQUITY (CONT.)

h.	June 2022 Financing Round (Cont.)

General Overview of Valuation Approaches used in the Valuation:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Economic methodology:

The June 2022 Warrants’ fair value was calculated using the Black–Scholes option pricing model, which takes into account the parameters as disclosed below for each period valuated, in which a valuation was performed at (i) the issuance date, and (ii) each reporting date with the following assumptions:

	December 31, 2022	June 1, 2022
Dividend yield (%)	0	0
Expected volatility (%)	72	72
Risk-free interest rate (%)	3.97	2.74
Underlying share price ($)	0.756	2,87
Exercise price ($)	2.63	2.63
Warrants fair value ($)	2,396	10,209

The June 2022 Warrants are classified as current warrant liability in the Company’s balance sheet, as they are exercisable at any given time.

During the year ended December 31, 2022, the Company issued 3,211,100 ordinary shares in respect of the exercise of 3,211,100 pre-funded warrants.

NOTE 19:-	SHARE-BASED PAYMENT TRANSACTIONS

a.	The cost of share-based payment recognized in the financial statements:

The expenses due to share-based compensation for the years ended December 31, 2022, 2021 and 2020, recognized in the financial statements in respect of the share option plan of the Company is shown in the following table, detailed by departments:

	Year ended December 31,
	2022	2021	2020
Research and development expenses	$264	$27	$69
General and administrative expenses	633	16	22

	$897	$43	$91

1.	The 2005 and 2015 ESOP of the Company:

During 2005, the Board adopted the 2005 Employees Share Option Plan (the “2005 ESOP”). Ten years later the Board adopted a new plan - the 2015 Employees Share Option Plan (the “2015 ESOP”). Under both the 2005 ESOP and 2015 ESOP, the Company may grant its employees and other service providers options to purchase the Company’s ordinary shares (“Share Options”).

On November 13, 2019, the Board reserved an additional number of 6,788 Share Options for the purposes of the 2015 ESOP, bringing the amount of Share Options reserved under the 2015 ESOP to 15,714.

On April 21, 2021, the Board reserved an additional number of 338,929 Share Options for the purposes of the 2015 ESOP, bringing the amount of Share Options reserved under the 2015 ESOP to 357,143, out of which a total of 161,114 were still available for grant as of December 31, 2022.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 19:-	SHARE-BASED PAYMENT TRANSACTIONS (CONT.)

a.	The cost of share-based payment recognized in the financial statements: (Cont.)

2.	On March 12, 2019, the Board approved and granted 1,171 ordinary shares under the 2015 ESOP to a new consultant of the Company. The exercise price was set at $420.00 per share Option.

The fair value for Share Options granted to the consultant was estimated using the Black-Scholes OPM with the following parameters:

Dividend yield (%)	0
Expected volatility (%)	76
Risk-free interest rate (%)	2.61
Expected life of share options (years)	10

The fair value of the Share Options was set at $224 per Share Option.

3.	On October 10, 2019 (the “2019 Grant Date”), the Board approved the grant of 72 Share Options under the 2015 ESOP to directors, officers and employees, some of which required the approval of the general meeting of the Company’s shareholders (the “2019 General Meeting”), which occurred on January 15, 2020. Following the resignation of some directors and employees on December 31, 2019, 15 Share Options (were not granted. Out of the 57 Share Options that were granted, 10 Share Options didn’t require the General Meeting’s approval. The date of commencement for all Share Options granted, the date on which the vesting started, was the 2019 Grant Date. The exercise price was set at $210.00 per Share Option.

According to IFRS 2, “Share-based Payment”, the fair value of the Share Options was estimated using the Black-Scholes OPM, in which the fair value estimation for the Share Options which required the 2019 General Meeting’s approval was calculated based on parameters as of December 31, 2019.

Based on the above-mentioned, hereinafter are the parameters used in order to estimate the fair value of the Share Options using the Black-Scholes OPM:

	December 31, 2019	October 10, 2019
Underlying ordinary share price	78.12	154
Dividend yield (%)	0	0
Expected volatility (%)	73	70
Risk-free interest rate (%)	1.91	1.67
Expected life of Share Options (years)	9.78	10

The fair value of the Share Options approved on October 10, 2019 by the Board, and on January 15, 2020 at the General Meeting (valuated as of December 31, 2019) was set at $114.1 and $51.1, per Share Option, respectively.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 19:-	SHARE-BASED PAYMENT TRANSACTIONS (CONT.)

4.	On January 3, 2022 (the “2022 Grant Date”), the Board approved the grant of 178,140 Share Options under the 2015 ESOP to directors, officers, employees and consultants, some of which required the approval of the general meeting of the Company’s shareholders (the “2022 General Meeting”), which occurred on February 10, 2022. The date of commencement for all Share Options granted, the date on which the vesting started, was the 2022 Grant Date. The exercise price was set at $6.50 per Share Option.

The fair value for Share Options granted to the consultant was estimated using the Black-Scholes OPM with the following parameters:

	February 2, 2022	January 3, 2022
Underlying ordinary share price	4.99	6.73
Dividend yield (%)	0	0
Expected volatility (%)	133	134
Risk-free interest rate (%)	2.00	1.46
Expected life of Share Options (years)	6	6

The fair value of the Share Options granted on January 3, 2022, was set at $6.09 per Share Option, and the fair value of the Share Options granted on February 10, 2022, was set at $4.41 per Share Option.

5.	During the year ended December 31, 2022, the Company granted consultants Restricted Share Units (“RSUs”) in respect of services rendered. The RSU’s were granted at a discount rate of 25% to share price quoted on the date of each grant. The total fair value of the RSU’s granted to consultants was $70.

6.	During the year ended December 31, 2022, the Company issued consultants 61,000 ordinary shares in respect of services rendered. The ordinary were granted at a discount rate of 25% to share price quoted on the date of each grant. The total fair value of the RSU’s granted to consultants was $48.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 19:-	SHARE-BASED PAYMENT TRANSACTIONS (CONT.)

b.	Movement during the year:

1.	The following table lists the number of Share Options, the weighted average exercise prices of share options and changes in directors (and former directors), officers, employees and consultants share options during the years ended on December 31, 2022, and 2021:

	Number of Share Options	Weighted average exercise price
		USD
2022
Share Options outstanding at the beginning of the year	5,431	2.95
Share Options granted during the year	178,140	6.50
Share Options outstanding at the end of the year	183,571	6.39
Share Options exercisable at the end of the year	107,679	6.30

2021:
Share Options outstanding at the beginning of the year	5,643	$2.41
Share Options granted during the year	-	-
Share Options forfeited during the year	(212)	2.50
Share Options expired during the year	-	-

Share Options outstanding at the end of the year	5,431	2.95

Share Options exercisable at the end of the year	4,416	3.28

2.	No Share Options were granted during 2021.

3.	The weighted average remaining contractual life of the Share Options outstanding was 5.03 years and 6.35 years as of December 31, 2022, and 2021, respectively.

4.	The range of exercise prices of Share Options outstanding at the end of the year was $6.5 - $844 (inclusive) as of December 31, 2022, and $210 - $955 (inclusive) as of December 31, 2021.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 20:-	REVENUES AND COST OF REVENUES

Our revenues consist of revenue derived from sales on Amazon. The following table discloses the breakdown of our revenues, cost of sales and gross profit for the periods set forth below:

	December 31,
	2022	2021
Revenues	$1,347	$-
Cost of goods sold	322	-

Gross profit	$1,025	$-

NOTE 21:-	ADDITIONAL INFORMATION TO THE ITEMS OF PROFIT OR LOSS

		Year ended December 31,
		2022	2021	2020
a.	Research and development expenses:
	Wages and related expenses	$436	$357	$322
	Share-based payment	264	27	69
	Regulatory, professional and other expenses	750	934	119
	Research and preclinical studies	703	165	139
	Clinical studies	369	172	-
	Chemistry and formulations	281	335	-

		2,803	1,990	649

b.	General and administrative expenses:
	Wages and related expenses	437	256	237
	Share-based payment	633	16	22
	Professional and directors’ fees	2,499	2,417	1,283
	Business development expenses	161	5	58
	Regulatory expenses	162	165	98
	Office maintenance, rent and other expenses	224	135	182
	Wellution operating expenses	907	-	-
	Investor relations and business expenses	1,486	784	22

	General and administrative expenses:	6,509	3,778	1,902

c.	Other expenses:
	Impairment of company accounted for at equity	-	-	742
	Group’s share of losses of company accounted for at equity, net	109	-	-
		109	-	742

d.	Finance income:
	Net change in fair value of financial liabilities designated at fair value through profit or loss	(7,832)	-	(630)

		(7,832)	-	(630)
e.	Finance expenses:
	Issuance expenses related to warrants	1,204	6	835
	Exchange rate differences, net	4	3	12
	Losses from remeasurement of investment in financial assets	770	-	-
	Finance expense in respect of leases	15	4	7
	Finance expenses from interest and commissions	21	8	18

		$2,014	$21	$872

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 22:-	LOSS PER SHARE/ADS

a.	Details of the number of shares and loss used in the computation of loss per share:

	Year ended December 31,
	2022		2021		2020
Amounts used in the computation of basic and diluted loss	Weighted number of shares (*)	Loss	Weighted number of shares (*)	Loss	Weighted number of shares (*)	Loss
	In thousands	USD	In thousands	USD	In thousands	USD
Continuing operations:

Basic loss per share	4,575	(2,592)	2,049	$(5,789)	258	$(3,482)

Effect of potential dilutive ordinary shares	-	-	-	-	7	(468)

Diluted loss per share	4,575	(2,592)	2,049	(5,789)	265	(3,950)

b.	The computation of diluted loss per share did not include the following convertible securities since their inclusion would decrease the loss per share (anti-dilutive effect):

1.	Share Options to employees, officers, directors and consultants; and

2.	Non-marketable warrants to investors.

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 23:-	OPERATING SEGMENTS

The Company applies the principles of IFRS 8, “Operating Segments” (“IFRS 8”), regarding operating segments. The segment reporting is based on internal management reports of the Company’s management, which are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated and assess performance. According to the principles of IFRS 8, the Company’s management determined that as of December 31, 2022, the Company has two reportable segments – (1) development of drugs based on cannabinoid molecules to be approved by an official regulatory authority (the Company’s operation); and (2) online sales of a various range of hemp-based products including hemp gummies, hemp oil capsules, hemp gel, hemp cream, detox pills, height pills, antibacterial creams, and anti-aging creams, among other beauty and hair treatment products that are all manufactured in the United States.

	Year ended December 31, 2022
	Drug Development	Online Sales	Total
Revenues
External	$-	$1,347	$1,347
Inter-segment	-	-	-
Total	-	1,347	1,347

Segment loss (gain)	8,405	(118)	8,287
Company’s share of losses of company accounted for at equity, net			109
Finance expense (income), net			(5,818)
Tax expense			14

Loss			2,592

	Year ended December 31, 2021
	Drug Development	Online Sales	Total
Revenues
External	$-	$-	$-
Inter-segment	-	-	-
Total	-	-	-

Segment loss	5,768	-	5,768
Finance expense (income), net			21

Loss			5,789

	Year ended December 31, 2020
	Drug Development	Online Sales	Total
Revenues
External	$-	$-	$-
Inter-segment	-	-	-
Total	-	-	-

Segment loss	3,293	-	3,293
Finance expense (income), net			242

Loss			3,535

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 23:-	OPERATING SEGMENTS (CONT.)

	As of December 31, 2022
	Drug Development	Online Sales	Total

Segment Assets	$9,664	$941	$10,605
Segment Liabilities	$4,021	$135	$4,156

	As of December 31, 2021
	Drug Development	Online Sales	Total

Segment Assets	$9,916	$-	$9,916
Segment Liabilities	$1,775	$-	$1,775

NOTE 24:-	TRANSACTIONS AND BALANCES WITH RELATED PARTIES

a.	Balances with related parties:

	December 31, 2022		December 31, 2021
	Key management personnel	Other related parties	Key management personnel	Other related parties
Current liabilities	$70	$55	$447	$-

b.	Transactions with related parties (not including amounts described in Note 24c):

	Year ended December 31,
	2022	2021	2020
Research and development expenses	$208	$-	$-

c.	Benefits to key management personnel (including directors):

	Year ended December 31,
	2022	2021	2020
Short-term benefits	$1,940	$962	$746

Cost of share-based payment	$779	$43	$91

d.	Mr. Oz Adler, our Chief Executive Officer and Chief Financial Officer, is the chairman of the board of directors of Jeffs’ Brands.
e.

On March 7, 2022, we entered into the Cooperation Agreement with Clearmind, a company in which Dr. Adi Zuloff-Shani, our Chief Technologies Officer, Mr. Weiss, our President, and Mr. Adler, our Chief Executive Officer and Chief Financial Officer serve as officers and directors.

During the year ended December 31, 2022, the Company recognized expenses in respect of the Cooperation Agreement with Clearmind in the amount of $208, and the balance owed to Clearmind as of December 31, 2022, was $55.

On November 17, 2022, we invested $1.5 million in Clearmind in connection with its initial public offering on the Nasdaq Capital Market, in exchange for 230,769 common shares of Clearmind, representing 9.33% of the outstanding share capital of Clearmind (see also note 8).

SCISPARC LTD. (FORMERLY THERAPIX BIOSCIENCES LTD.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USD in thousands (except share data)

NOTE 25:-	EVENTS AFTER THE REPORTING DATE

On February 23, 2023, the Company signed an agreement with Jeffs’ Brands Holdings (“NewCo”) Inc. a recently newly-formed wholly owned subsidiary of Jeffs’ Brands and Jeffs’ Brands, pursuant to which, at the closing and upon the terms and conditions set forth in the Agreement, NewCo Inc. will acquire from the Company a number of shares of stock equal to approximately a 49% interest in the Company’s wholly owned subsidiary, SciSparc Nutraceuticals Inc., which owns WellutionTM , for $2,500 in cash, and additional deferred cash payments of approximately $489,330 accounting for price adjustments related to inventory and working capital, which will be paid in five equal monthly installments beginning in May 2023 (the “Price Adjusment”). As collateral for the payment in full of the Price Adjustment, SciSparc will hold back such number of shares of common stock of SciSparc Nutraceuticals, equal to the outstanding due amount of the Price Adjustment (the “Holdback Shares”). Following the closing of the transaction on March 22, 2023, which included an equity conversion of financing amounts previously provided to SciSparc Nutraceuticals Inc. by the Company for working capital, and the release of the Holdback Shares upon the payment in full of the Price Adjustment the Company will hold approximately 51% of SciSparc Nutraceuticals Inc.

Pursuant to the agreement, at the closing of the transaction, Jeffs’ Brands and SciSparc Nutraceuticals Inc. entered into a consulting agreement, pursuant to which Jeffs’ Brands will provide management services to SciSparc Nutraceuticals Inc. for the WellutionTM brand for a monthly fee of $20 and Jeffs’ Brands will receive a one-time signing bonus in the amount of $51. The consulting agreement is for an undefined period of time and may be terminated by either party with 30 days advance notice.

In addition, in connection with the closing of the transaction, the Company and Jeffs’ Brands, engaged in a mutual share exchange in the amount of $288,238 of ordinary shares from each of us and Jeffs’ Brands. The number of shares in the share exchange was calculated based on the average closing price of the relevant company’s shares for 30 consecutive trading days ending on the third trading day immediately prior to the closing. Accordingly, the Company acquired 247,415 ordinary shares of Jeffs’ Brands and Jeffs’ Brands acquired 360,297 ordinary shares of us having an aggregate value of $288,238, which was adjusted from $300,000 according to the 4.99% ownership limit included in the definitive agreements.

- - - - - - - - - - - - - - - - - - - - - - - - -

Up to 5,402,887 Ordinary Shares

SciSparc Ltd.

PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the Company, in whole or in part, for damages caused to the Company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the Company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the Company’s articles of association:

●	a breach of the duty of loyalty to the Company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

●	a breach of the duty of care to the Company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the Company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the Company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since February 1, 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

On March 4, 2021, we issued an aggregate of 1,152,628 units, as follows: (a) 916,316 units at an offering price of $7.07 per unit, consisting of 1 ADS, a Series A Warrant to purchase an equal number of Units purchased and a Series B Warrant to purchase half the number of Units and (b) 236,312 pre-funded units at a price of $7.069 per unit, consisting of 1 pre-funded warrant to purchase one ADS, a Series A Warrant to purchase an equal number of Units purchased and a Series B Warrant to purchase half the number of units.

On June 1, 2022, in connection with the 2022 Private Placement. In connection with the 2022 Private Placement, we issued 3,546,100 units and pre-funded units at a purchase price of $2.82 per unit (or $0.001 less per pre-funded unit) to an institutional investor. Each unit and pre-funded unit consisted of one Ordinary Share (or Ordinary Share equivalent) and two non-tradable warrants each exercisable for one Ordinary Share for $2.57 (for a total of 7,092,200 shares underlying the warrants).

On June 30, 2022, we and the institutional investor entered into a letter agreement and agreed, among other things, to amend certain terms of the 2022 Private Placement. On August 19, 2022, 3,211,100 of the pre-funded warrants were fully exercised at a nominal exercise price of $0.001 per share, which resulted in an issuance of 3,211,100 Ordinary Shares.

On September 30, 2022, in connection with the closing of the Wellution Acquisition Agreement, we issued the M.R.M Warrant to M.R.M to purchase up to 82,418 of our Ordinary Shares.

On October 12, 2023, in connection with the 2023 Private Placement, we sold units to an institutional investor at a purchase price of $3.72 per unit, consisting of 1,930,108 pre-funded Ordinary Share purchase warrants to purchase up to 1,930,108 Ordinary Shares, and an additional accompanying pre-funded warrant to purchase up to 1,930,108 Ordinary Shares.

The pre-funded warrants were exercisable immediately upon issuance and have an exercise price of $0.001 per share. Following the transaction and as of February 26, 2024, we have issued 25,000 Ordinary Shares in respect of the exercise of 25,000 pre-funded warrants.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date	Filed/ Furnished
3.1	Amended and Restated Articles of Association of SciSparc Ltd.	F-3	333-269839	3.1	February 16, 2023
4.1	Form of Warrant, pursuant to Securities Purchase Agreement, dated March 19, 2020	6-K	001-38041	99.4	March 23, 2020
4.2	Form of Warrant	6-K	001-38041	4.2	November 24, 2020
4.3	Form of Pre-Funded Warrant	6-K	001-38041	99.4	March 2, 2021
4.4	Form of Series A Warrant	6-K	001-38041	99.5	March 2, 2021
4.5	Form of Series B Warrant	6-K	001-38041	99.6	March 2, 2021
4.6	Form of Ordinary Share Purchase Warrant, pursuant to Securities Purchase Agreement, dated May 27, 2022	6-K	001-38041	99.5	May 27, 2022
4.7	Share Purchase Warrant, pursuant to Assignment and Assumption Agreement dated September 12, 2022	6-K	001-38041	99.4	September 30, 2022
4.8	Share Purchase Warrant	6-K	001-38041	99.4	September 30, 2022
4.9	Form of Pre-Funded Warrant	6-K	001-38041	4.1	August 14, 2023
4.10	Form of Pre-Funded Warrant	6-K	001-38041	4.1	October 12, 2023
4.11	Rights Agreement, dated as of November 28, 2023, between SciSparc Ltd. and VStock Transfer LLC., as rights agent, which includes the Form of Right Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B)	6-K	001-38041	4.1	November 28, 2023
4.12	Form of Promissory Note between SciSparc Ltd. and YA II PN Ltd, which includes the Repayment Schedule (Exhibit 1)	6-K	001-38041	4.1	January 25, 2024
5.1	Opinion of Meitar Law Offices.					*
10.1	Form of Indemnification Agreement	20-F	001-38041	4.12	May 1, 2017
10.2	Form of Exculpation Agreement	20-F	001-38041	4.5	March 30, 2021
10.3	Compensation Policy for Executive Officers and Directors	20-F	001-38041	4.3	April 28, 2022
10.4†	License Agreement dated May 20, 2015, by and between the Company and Dekel Pharmaceuticals Ltd.	F-1	333-214458	10.1	December 6, 2016
10.5††	License Agreement dated June 29, 2018, by and between the Company and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.	20-F	001-38041	4.2	May 15, 2019
10.6	Israeli Share Option Plan (2015)	F-1	333-214458	10.5	November 4, 2016
10.7	2023 Share Incentive Plan					*
10.8	First Amendment to License Agreement dated as of August 19, 2015, by and between the Company and Dekel Pharmaceuticals Ltd.	20-F	001-38041	4.8	June 15, 2020
10.9	Third Amendment to License Agreement dated as of July 14, 2019, by and between the Company and Dekel Pharmaceuticals Ltd.	20-F	001-38041	4.9	June 15, 2020

10.10	Share Transfer Agreement, by and among Capital Point Ltd., Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020	6-K	001-38041	99.1	May 19, 2020
10.11	Asset Purchase Agreement, by and between Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020	6-K	001-38041	99.2	May 19, 2020
10.12	Warrant Agent Agreement, dated November 23, 2020	6-K	001-38041	4.1	November 24, 2020
10.13	Stock Purchase Agreement, dated February 23, 2023, by and between SciSparc Ltd., NewCo Inc. and Jeffs’ Brands Ltd.	6-K	001-38041	99.2	February 27, 2023
10.14	Addendum No. 1 to Stock Purchase Agreement, dated March 22, 2023, by and between Jeffs’ Brands Ltd, Jeffs’ Brands Holdings Inc. and SciSparc Ltd.	6-K	001-38041	10.2	April 4, 2023
10.15	Consulting Agreement, dated March 22, 2023, by and between Jeffs’ Brands Ltd and SciSparc Nutraceuticals Inc.	6-K	001-38041	10.3	April 4, 2023
10.16	Underwriting Agreement, dated August 10, 2023, by and between the Company and the Underwriter	6-K	001-38041	1.1	August 14, 2023
10.17	Securities Purchase Agreement dated October 11, 2023	6-K	001-38041	10.1	October 12, 2023
10.18	Registration Rights Agreement dated October 11, 2023	6-K	001-38041	10.2	October 12, 2023
10.19	Form of Confession of Judgment	6-K	001-38041	10.3	October 12, 2023
10.20	Letter Agreement with Aegis Capital Corp. dated October 10, 2023	6-K	001-38041	10.4	October 12, 2023
10.21	Standby Equity Purchase Agreement dated January 21, 2024 between YA II PN Ltd. and the Company	6-K	001-38041	10.1	January 25, 2024
10.22	First Amendment to the Standby Equity Purchase Agreement, dated as of February 26, 2024, between SciSparc Ltd. and YA II PN, Ltd					*
21.1	List of Subsidiaries					*
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for the Registrant.					*
24.1	Power of Attorney					*
107	Calculation of Registration Fee Table					*

*	Filed herewith.

†	Confidential treatment was granted with respect to certain portions of this exhibit pursuant to 17.C.F.R. §240.24b-2. Omitted portions were filed separately with the SEC.

††	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) is the type that SciSparc Ltd. treats as private or confidential.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, State of Israel, on February 27, 2024.

SCISPARC LTD.

By:	/s/ Oz Adler
Oz Adler
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of SciSparc Ltd. hereby constitute and appoint Oz Adler as our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oz Adler	Chief Executive Officer and Chief Financial Officer	February 27, 2024
Oz Adler	(Principal Executive Officer and Principal Accounting Officer)

/s/ Amitay Weiss	Chairman of the Board of Directors	February 27, 2024
Amitay Weiss

/s/ Amnon Ben Shay	Director	February 27, 2024
Amnon Ben Shay

/s/ Alon Dayan	Director	February 27, 2024
Alon Dayan

/s/ Moshe Revach	Director	February 27, 2024
Moshe Revach

/s/ Itschak Shrem	Director	February 27, 2024
Itschak Shrem

/s/ Liat Sidi	Director	February 27, 2024
Liat Sidi

/s/ Lior Vider	Director	February 27, 2024
Lior Vider

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of SciSparc Ltd., has signed this registration statement on February 27, 2024.

PUGLISIGI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director